Execution Version
Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF
OCTOBER 2, 2019

AMONG

BIDFAIR MERGERIGHT INC.,
AS BORROWER

THE LENDERS PARTY HERETO

AND

BNP PARIBAS,
AS ADMINISTRATIVE AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS,
AS COLLATERAL AGENT

BNP PARIBAS SECURITIES CORP.,

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK N.A.,

CITIGROUP GLOBAL MARKETS LIMITED

AND

CITIZENS BANK, N.A.

AS JOINT BOOKRUNNERS AND LEAD
ARRANGERS

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Article I Definitions 6
SECTION 1.01 Defined Terms 6
SECTION 1.02 Terms Generally 52
SECTION 1.03 Classification of Loans and Borrowings 53
SECTION 1.04 Cashless Roll 54
SECTION 1.05 Limited Condition Transaction 54
SECTION 1.06 Letters of Credit 55
SECTION 1.07 LIBO Rate Discontinuation 55
SECTION 1.08 [Reserved.] 56
SECTION 1.09 Agreed Security Principles 56
SECTION 1.10 Subsidiary Revolver Borrower. 56
Article II The Credits 58
SECTION 2.01 Commitments 58
SECTION 2.02 Loans 59
SECTION 2.03 Borrowing Procedure 60
SECTION 2.04 Evidence of Debt; Repayment of Loans 60
SECTION 2.05 Fees 61
SECTION 2.06 Interest on Loans 63
SECTION 2.07 Default Interest 63
SECTION 2.08 Alternate Rate of Interest 63
SECTION 2.09 Termination or Reduction of Commitments 64
SECTION 2.10 Conversion and Continuation of Borrowings 65
SECTION 2.11 Repayment of Borrowings 67
SECTION 2.12 Voluntary Prepayments 68
SECTION 2.13 Mandatory Prepayments 76
SECTION 2.14 Reserve Requirements; Change in Circumstances 80
SECTION 2.15 Change in Legality 81
SECTION 2.16 Breakage 82
SECTION 2.17 Pro Rata Treatment 83
SECTION 2.18 Sharing of Setoffs 83
SECTION 2.19 Payments 84
SECTION 2.20 Taxes 84
SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate 88

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SECTION 2.22 Incremental Loans ... 90
SECTION 2.23 Extension Amendments ... 94
SECTION 2.24 Refinancing Amendments ... 97
SECTION 2.25 Defaulting Lenders ... 102
SECTION 2.26 Letters of Credit ... 103
SECTION 2.27 Swing Line Loans ... 114
Article III Representations and Warranties ... 118
SECTION 3.01 Existence, Qualification and Power ... 118
SECTION 3.02 Authorization; No Contravention ... 118
SECTION 3.03 Governmental Authorization; Other Consents ... 119
SECTION 3.04 Binding Effect ... 119
SECTION 3.05 Financial Statements; No Material Adverse Effect ... 119
SECTION 3.06 Litigation ... 120
SECTION 3.07 No Default ... 120
SECTION 3.08 Ownership of Properties; Liens; Debt ... 120
SECTION 3.09 Environmental Compliance ... 121
SECTION 3.10 Insurance ... 121
SECTION 3.11 Taxes ... 122
SECTION 3.12 Benefit Plans ... 122
SECTION 3.13 Subsidiaries; Capital Stock ... 123
SECTION 3.14 Margin Regulations; Investment Company Act ... 123
SECTION 3.15 Disclosure ... 123
SECTION 3.16 Compliance with Laws ... 124
SECTION 3.17 Intellectual Property; Licenses, Etc ... 124
SECTION 3.18 Labor Matters ... 124
SECTION 3.19 Security Documents ... 124
SECTION 3.20 Solvency ... 124
SECTION 3.21 Trade Relations ... 125
SECTION 3.22 Material Contracts ... 125
SECTION 3.23 Financial Sanctions List ... 125
SECTION 3.24 Sanctions ... 125
SECTION 3.25 Anti-Terrorism; Anti-Corruption ... 125
SECTION 3.26 Center of Main Interest ... 126

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Article IV Conditions of Lending ... 126
SECTION 4.01 Conditions to Effectiveness ... 126
SECTION 4.02 Conditions to Initial Funding ... 126
SECTION 4.03 Conditions to All Credit Extensions ... 129
SECTION 4.04 Conditions to the Delayed Draw Term Loans ... 130
Article V Covenants ... 130
SECTION 5.01 Projections ... 131
SECTION 5.02 Certificates; Other Information ... 131
SECTION 5.03 Notices ... 132
SECTION 5.04 Payment of Obligations ... 132
SECTION 5.05 Preservation of Existence ... 133
SECTION 5.06 Maintenance of Properties ... 133
SECTION 5.07 Maintenance of Insurance ... 133
SECTION 5.08 Compliance with Laws ... 133
SECTION 5.09 Books and Records; Accountants; Maintenance of Ratings ... 133
SECTION 5.10 Inspection Rights ... 134
SECTION 5.11 Use of Proceeds ... 134
SECTION 5.12 Information Regarding the Collateral ... 134
SECTION 5.13 Further Assurances ... 134
SECTION 5.14 Post-Closing Guarantee and Security Requirements ... 135
SECTION 5.15 Sanctions ... 137
SECTION 5.16 People with Significant Control Regime ... 137
Article VI Financial Covenant ... 137
SECTION 6.01 Financial Covenant ... 138
Article VII Events of Default ... 138
SECTION 7.01 Events of Default ... 138
SECTION 7.02 Application of Funds ... 141
SECTION 7.03 Borrower's Right to Cure ... 142
SECTION 7.04 Withdrawal Event ... 144
Article VIII The Administrative Agent; etc. ... 144
Article IX Miscellaneous ... 150
SECTION 9.01 Notices; Electronic Communications ... 150
SECTION 9.02 Survival of Agreement ... 154

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SECTION 9.03 Binding Effect ... 154
SECTION 9.04 Successors and Assigns ... 155
SECTION 9.05 Expenses; Indemnity ... 161
SECTION 9.06 Right of Setoff ... 163
SECTION 9.07 Applicable Law ... 164
SECTION 9.08 Waivers; Amendments ... 164
SECTION 9.09 Interest Rate Limitation ... 166
SECTION 9.10 Entire Agreement ... 167
SECTION 9.11 Waiver of Jury Trial ... 167
SECTION 9.12 Severability ... 167
SECTION 9.13 Counterparts ... 167
SECTION 9.14 Headings ... 168
SECTION 9.15 Jurisdiction; Consent to Service of Process ... 168
SECTION 9.16 Confidentiality ... 168
SECTION 9.17 Lender Action; Intercreditor Agreement ... 169
SECTION 9.18 USA PATRIOT Act Notice ... 170
SECTION 9.19 No Fiduciary Duty ... 170
SECTION 9.20 Release of Liens ... 170
SECTION 9.21 Judgment Currency ... 172
SECTION 9.22 Acknowledgement and Consent to Bail-In of Applicable Financial Institutions ... 172
SECTION 9.23 Acknowledgement Regarding Any Supported QFCs ... 173
SECTION 9.24 Certain ERISA Matters ... 174

ANNEXES

Annex I Covenants ... 168
Annex II Additional Definitions ... 169

<u>SCHEDULES</u>

Schedule 1.01 Non-U.S. Security Documents ... 170
Schedule 1.09 Agreed Security Principles ... 171

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Schedule 2.01 Lenders and Commitments ... 172
Schedule 3.01 Organizational Information of Loan Parties ... 173
Schedule 3.08(c) Existing Indebtedness ... 174
Schedule 3.12(c) U.K. Pension Plans ... 175
Schedule 3.13 Subsidiaries and Capital Stock ... 176
Schedule 5.14(a) Initial U.S. Loan Party ... 177
Schedule 5.14(b) Initial Non-U.S. Loan Party ... 178
Schedule 5.14(c) Luxemburg Documents; U.K. Documents ... 178
Schedule 9.01(a) Borrower's Website Address ... 179
Schedule 9.01(b) Administrative Agent's Notice and Account Information ... 180

<u>EXHIBITS</u>

Exhibit A Form of Administrative Questionnaire ... 181
Exhibit B Form of Assignment and Acceptance ... 182
Exhibit C-1 Form of Revolving Credit Borrowing Request ... 182
Exhibit C-2 Form of Swing Line Borrowing Request ... 182
Exhibit C-3 Form of Term Borrowing Request ... 182
Exhibit D Form of Intercreditor Agreement ... 182
Exhibit E Form of Affiliated Lender/Borrower Assignment and Acceptance ... 183
Exhibit F-1 Form of Facility Guaranty ... 183
Exhibit F-2 Form of U.S. Pledge and Security Agreement ... 183
Exhibit G Form of Promissory Note ... 184
Exhibit H-1 Form of Non-Bank Tax Certificate (For Non-U.S. Lenders that are not Partnerships) ... 184
Exhibit H-2 Form of Non-Bank Tax Certificate (For Non-U.S. Participants that are not Partnerships) ... 184
Exhibit H-3 Form of Non-Bank Tax Certificate (For Non-U.S. Participants that are Partnerships) ... 184
Exhibit H-4 Form of Non-Bank Tax Certificate (For Non-U.S. Lenders that are Partnerships) ... 184
Exhibit I Form of Solvency Certificate ... 185
Exhibit J Form of Compliance Certificate ... 186

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CREDIT AGREEMENT, dated as of October 2, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, this "***Agreement***"), among BidFair MergeRight Inc., a Delaware corporation ("***Merger Sub***", and at any time prior to the consummation of the Borrower Merger (as defined below) and as further defined in Section 1.01, the "***Borrower***"), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) party hereto and BNP Paribas ("***BNP***"), as administrative agent for the Loans (in such capacity, including any successor thereto, the "***Administrative Agent***") for the Lenders and Deutsche Bank Trust Company Americas, as collateral agent (in such capacity, including any successor thereto, the "***Collateral Agent***") for the Lenders.

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of (i) Initial Term Loans in an aggregate principal amount not in excess of $500,000,000 which shall be available in up to two drawings as set forth herein, and (ii) Revolving Credit Commitments in an initial aggregate principal amount not in excess of $400,000,000. The Revolving Credit Commitments permit the issuance of one or more Letters of Credit from time to time and the making of one or more Revolving Credit Loans and/or Swing Line Loans from time to time; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 ***Defined Terms***. Save where specified to the contrary or where defined in Annex II of this Agreement, defined terms used in this Agreement shall have the meanings specified below:

"***ABR***", when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"***Acceptable Discount***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(B).

"***Acceptable Prepayment Amount***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(C).

"***Acceptance Date***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(B).

"***Acquisition***" shall mean the acquisition by one or more of the Permitted Holders (collectively, the "***Purchaser***") of all of the outstanding equity interests of the Target.

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"***Acquisition Agreement***" shall mean the agreement and plan of merger dated as of June 16, 2019, among BidFair USA Inc., a Delaware corporation (formerly known as BidFair USA LLC, a Delaware limited liability company), Merger Sub and the Target.

"***Additional Lender***" shall mean any Person that is not an existing Lender and has agreed to provide Incremental Loan Commitments pursuant to Section 2.22 or Refinancing Commitments pursuant to Section 2.24.

"***Adjusted LIBO Rate***" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) in the case of the Initial Term Loans, an interest rate per annum equal to the greater of (i) 1.00% per annum and (ii) the LIBO Rate in effect for such Interest Period and (b) in the case of the Initial Revolving Credit Loans, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period.

"***Administrative Agent***" shall have the meaning assigned to such term in the introductory statement to this Agreement.

"***Administrative Borrower***" shall mean (a) prior to the Borrower Merger, Merger Sub and (b) upon the effectiveness of the Borrower Merger, Target.

"***Administrative Questionnaire***" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

"***Affiliated Lender***" shall mean, at any time, any Lender that is the Investor or any of its Affiliates and funds or partnerships managed or advised by them, but in any event excluding (a) any portfolio company of any of the forgoing and (b) any Group Member.

"***Affiliated Lender Cap***" shall have the meaning assigned to such term in Section 9.04(l)(iii).

"***Affiliated Lender/Borrower Assignment and Acceptance***" shall mean an assignment and acceptance entered into by a Lender and the Borrower or an Affiliated Lender, as applicable, and accepted by the Administrative Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent.

"***Agent Fee Letter***" shall mean the Agent Fee Letter, dated as of the date hereof, among the Borrower and the Administrative Agent.

"***Agents***" shall have the meaning assigned to such term in Article VIII.

"***Agreed Security Principles***" shall mean the principles set forth on Schedule 1.09.

"***Aggregate Revolving Credit Exposure***" shall mean, at any time, the sum of the Revolving Credit Exposures of the Revolving Credit Lenders at such time.

"***Agreement Currency***" shall have the meaning assigned to such term in Section 9.21.

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"***All-In Yield***" shall mean, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate floor or an Alternate Base Rate floor (solely to the extent greater than any then applicable LIBO Rate or the Alternate Base Rate, as applicable), or other fees paid ratably to all lenders of such indebtedness, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness; *provided*, that (a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), (b) "All-In Yield" shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, ticking fees, consent or amendment fees and any similar fees (regardless of whether shared with, or paid to, in whole or in part, any or all lenders) and any other fees not paid ratably to all lenders of such indebtedness and (c) if any such indebtedness includes an Adjusted LIBO Rate or Alternate Base Rate floor that is greater than the Adjusted LIBO Rate or Alternate Base Rate floor then applicable to any Term Loans, such differential between interest rate floors shall be included in the calculation of the All-In Yield, but only to the extent an increase in the Adjusted LIBO Rate or Alternate Base Rate floor applicable to the Term Loans would cause an increase in the interest rate then in effect thereunder.

"***Alternate Base Rate***" shall mean, for any day, a rate per annum equal to the greatest of (a) the rate recently announced by the Administrative Agent at its principal office as its Prime Rate, which is not necessarily the lowest rate made available by the Administrative Agent, (b) the Federal Funds Effective Rate in effect on such day *plus* 1/2 of 1.00% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration LIBO Rate (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in dollars (as set forth by any commercially available source providing quotations of LIBO Rate selected by the Administrative Agent). The Prime Rate announced by the Administrative Agent is evidenced by the recording thereof after its announcement in such internal publication as the Administrative Agent may designate. Any change in the interest rate resulting from a change in the Prime Rate announced by the Administrative Agent shall become effective without prior notice to the Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Administrative Agent may make commercial or other loans to others at rates of interest at, above or below the Prime Rate. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.

"***Applicable Discount***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(B).

"***Applicable Financial Institution***" shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of any Resolution

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Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"***Applicable Margin***" shall mean, for any day, (a) in respect of the Initial Term Loans, (i) with respect to any ABR Loan, 4.50% per annum and (ii) with respect to any Eurodollar Loan, 5.50% per annum; and (b) in respect of Revolving Credit Loans, (i) with respect to any ABR Loan, 2.75% per annum and (ii) with respect to any Eurodollar Loan, 3.75% per annum. For the avoidance of doubt, (A) the Applicable Margin in respect of any Loans under any Extended Class shall be the applicable percentages per annum set forth in the relevant Extension Amendment, or other documentation establishing such Extended Class, (B) the Applicable Margin in respect of any Class of Incremental Loans shall be the applicable percentages per annum set forth in the Incremental Loan Assumption Agreement or other documentation establishing such Class of Incremental Loans, and (C) the Applicable Margin in respect of any Class of Refinancing Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment or other documentation establishing such Class of Refinancing Loans.

"***Applicable Revolving Commitment Fee Percentage***" shall mean, for the period from the Initial Funding Date until the date a compliance certificate is delivered pursuant to Section 4.10 in Annex I calculating the Consolidated Net Senior Secured Leverage Ratio for the Test Period ending as of the last day of the first full fiscal quarter following the Closing Date, a percentage, per annum equal to 0.50%, and thereafter a rate determined by reference to the Consolidated Net Senior Secured Leverage Ratio in effect from time to time as set forth below:

Level	Consolidated Net Senior Secured Leverage Ratio	Applicable Revolving Commitment Fee Percentage
I	≥ 3.50:1.00	0.500%
II	< 3.50:1.00	0.375%

When calculating the Consolidated Net Senior Secured Ratio for the purposes of this definition, the events described in clauses (a) through (c) of the definition of "Pro Forma EBITDA" that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. No change in the Applicable Revolving Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and the Compliance Certificate pursuant to Section 4.10 in Annex I calculating the Consolidated Net Senior Secured Leverage Ratio. Furthermore no change in the Applicable Revolving Commitment Fee Percentage to Level II shall be effective if at the time of the proposed change an Event of Default has occurred and is continuing. At any time the Borrower has not submitted to Administrative Agent the applicable financial statements and the Compliance Certificate as and when required under Section 4.10 in Annex I, the Applicable Revolving Commitment Fee Percentage shall be set at the percentage in the appropriate column for Level I in the table above as of the third Business Day after the date such information was required to be delivered until the date on which such information is delivered (on which date the Applicable Revolving Commitment Fee Percentage shall be set at the percentage based upon the Consolidated

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Net Senior Secured Leverage Ratio disclosed by such information). Within five Business Days of receipt of the applicable financial statements and the Compliance Certificate under Section 4.10 in Annex I, Administrative Agent shall give the Borrower and each Revolving Credit Lender, fax, electronic mail or telephonic notice (confirmed in writing) of the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that the Compliance Certificate delivered pursuant to Section 4.10 in Annex I is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Revolving Commitment Fee Percentage for any period (an "***Applicable Commitment Period***") than the Applicable Revolving Commitment Fee Percentage applied for such Applicable Commitment Period, then (a) Borrower shall immediately deliver to Administrative Agent a correct Compliance Certificate required by Section 4.10 in Annex I for such Applicable Commitment Period, (b) the Applicable Revolving Commitment Fee Percentage for such Applicable Commitment Period shall be determined based on the corrected Compliance Certificate for that Applicable Commitment Period and (c) the Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable Revolving Commitment Fee Percentage for such Applicable Commitment Period. Notwithstanding the foregoing, so long as an Event of Default described in Section 7.01(g) has not occurred with respect to the Borrower, such shortfall shall be due and payable within five (5) Business Days following the written demand therefor by the Administrative Agent and, so long as the Compliance Certificate reflecting such inaccuracy was prepared by the Borrower in good faith, no Default or Event of Default shall be deemed to have occurred as a result of such non-payment (and no such shortfall amount shall be deemed overdue or accrue interest at the rate calculated pursuant to Section 2.07) unless such shortfall amount is not paid on or prior to the fifth Business Day of such five (5) Business Day period.

"***Appropriate Lender***" shall mean, at any time, (a) with respect to Loans of any Class, the Lenders of such Class of Loans, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to Swing Line Loans, (i) the Swing Line Lenders and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.27(a), the Revolving Credit Lenders.

"***Arranger Fee Letter***" shall mean the Arranger Fee Letter, dated as of September 11, 2019, among Merger Sub, Bidfair USA LLC, BNP, BNP Securities and GS Bank, as may be amended prior to the date hereof.

"***Article 55 BRRD***" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"***Assignment and Acceptance***" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

"***Auction Manager***" shall mean (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor agreed by Borrower and Administrative Agent (whether or not an affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 2.12(c) or Section 9.04(k).

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"***Audited Financial Statements***" shall mean the audited consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statement of cash flows of Target for fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 as filed on Form 10-K with the Securities and Exchange Commission.

"***Auto-Extension Letter of Credit***" shall have the meaning assigned to such term in Section 2.26(b)(iii).

"***Available Currency***" shall mean Dollars.

"***Bail-In Action***" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Applicable Financial Institution.

"***Bail-In Legislation***" means, (a) with respect to any EEA Member Country which has implemented or implements Article 55 BRRD, the implementing law or regulation for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, (b) in relation to the United Kingdom (if a Withdrawal Event is effected by the United Kingdom) Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings), and (c) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

"***Bank Meeting Date***" shall mean September 12, 2019.

"***Bank Rate***" shall mean a rate per annum equal to the greater of (a) Federal Funds Effective Rate and (b) a rate reasonably determined by the relevant L/C Issuer in accordance with banking industry rules on interbank compensation.

"***Bankruptcy Code***" shall mean Title 11, United States Bankruptcy Code of 1978.

"***Bankruptcy Law***" shall mean (a) the Bankruptcy Code of the United States and (b) any other law of the United States, United Kingdom, (or, in each case, any political subdivision thereof) or any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law (including but not limited to, the UK Insolvency Act 1986 and the UK Enterprise Act 2002).

"***Beneficial Ownership Regulation***" shall mean 31 C.F.R. § 1010.230.

"***Benefit Plan***" means any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".

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"***BHC Act Affiliate***" shall have the meaning assigned to such term in Section 9.23(b).

"***BNP***" shall have the meaning assigned to such term in the introductory statement to this Agreement.

"***BNP Securities***" shall mean BNP Paribas Securities Corp.

"***Board***" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

"***Borrower***" shall mean, in all cases, the Administrative Borrower; provided that, after the appointment of the Subsidiary Revolver Borrower as the Subsidiary Revolver Borrower in accordance with Section 1.10 hereof, and so long as such Subsidiary Revolver Borrower has not resigned in accordance with Section 1.10(e) hereof, Borrower shall refer to the Administrative Borrower and/or the Subsidiary Revolver Borrower, as the context may require, provided that, unless otherwise specified, solely with respect to the Term Facility and for all purposes under Annex I and Annex II, Borrower shall refer to the Administrative Borrower only.

"***Borrower Group***" shall mean the Borrower and each Restricted Subsidiary.

"***Borrower Materials***" shall have the meaning assigned to such term in Section 9.01.

"***Borrower Merger***" shall mean the merger of Merger Sub with and into Target, with Target being the surviving corporation of the Borrower Merger.

"***Borrower Offer of Specified Discount Prepayment***" shall mean the offer by the Borrower to make a voluntary prepayment of Loans at a Specified Discount to par pursuant to Section 2.12(c)(ii).

"***Borrower Solicitation of Discount Range Prepayment Offers***" shall mean the solicitation by the Borrower of offers (such offers, "***Discount Range Prepayment Offers***") for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.12(c)(iii).

"***Borrower Solicitation of Discounted Prepayment Offers***" shall mean the solicitation by the Borrower of offers (such offers, "***Solicited Discounted Prepayment Offers***") for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.12(c)(iv).

"***Borrowing***" shall mean a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

"***Borrowing Request***" shall mean a request by the Borrower in accordance with the terms of Article II in relation to (a) a Revolving Credit Borrowing, substantially in the form set out in Exhibit C-1, (b) a Swing Line Borrowing, substantially in the form set out in Exhibit C-2 or (c) a Term Borrowing, substantially in the form set out in Exhibit C-3, or in each case, such other form as shall be approved by the Administrative Agent.

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"***Breakage Event***" shall have the meaning assigned to such term in Section 2.16.

"***Business Day***" shall mean (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, (b) if the applicable Business Day relates to notices, determinations, fundings or payments in connection with the LIBO Rate or any Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day on which dealings in Dollar deposits are also carried on the London interbank market.

"***Captive Insurance Affiliate***" shall mean an Affiliate of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by Borrower or any of its Subsidiaries or Affiliates or joint ventures or to insure related or unrelated businesses.

"***Cash Collateral***" shall have the meaning assigned to such term in Section 2.26(g).

"***Cash Collateralize***" shall have the meaning assigned to such term in Section 2.26(g).

"***CERCLA***" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

"***CERCLIS***" shall mean the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

"***Change in Law***" shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as "Basel III" and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto, are deemed to have been adopted and gone into effect after the date of this Agreement.

"***Change of Control Tender***" shall mean the refinancing of certain indebtedness of the Target Group by consummating, in connection with the Acquisition, an offer to purchase all of the Existing Target Notes from the holders thereof in accordance with the applicable provisions of the indenture governing the Existing Target Notes.

"***Change of Control Tender Settlement Date***" shall mean the date on which the Change of Control Tender is settled.

"***Charges***" shall have the meaning assigned to such term in Section 9.09.

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"***Class***" shall mean (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., "fungibility")); provided that such Commitments or Loans may be designated in writing by the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class. Once funded, the Delayed Draw Term Loans and the Initial Draw Term Loans shall constitute a single Class of Term Loans having identical terms as set forth herein.

"***Closing Date***" shall mean the date on which the Acquisition is consummated in accordance with the terms of the Acquisition Agreement.

"***Closing Date Intercreditor Agreement***" shall mean the intercreditor agreement substantially in the form of Exhibit D hereto, dated as of the Closing Date, among, *inter alios*, Deutsche Bank Trust Company Americas, as Collateral Agent and Authorized Representative for the Initial Additional Secured Parties referred to therein, and the Collateral Agent, as Collateral Agent and the Administrative Agent as Authorized Representative, in each case for the Credit Agreement Secured Parties referred to therein (in each case as such terms are defined therein).

"***Closing Date Intercreditor Agreement Supplement***" shall mean an agreement, substantially in the form of Annex I to the Closing Date Intercreditor Agreement, or in another form reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which a Grantor becomes a party to, and bound by, the terms of the Closing Date Intercreditor Agreement.

"***Closing Date Revolving Available Amount***" shall mean $160,000,000.

"***Code***" shall mean the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder (unless otherwise provided herein).

"***Collateral***" shall mean any and all "Collateral", "Pledged Assets", "Charged Property", "Charged Assets" and "Assigned Property" as defined in any applicable Security Document (or any similar or equivalent term used or referred to in any applicable Security Document) and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent or the Collateral Agent.

"***Collateral Agent***" shall have the meaning assigned to such term in the introductory statement to this Agreement.

"***Commitment***" shall mean a Revolving Credit Commitment or a Term Commitment, as the context may require.

"***Commitment Letter***" means that certain Commitment Letter dated as of September 11, 2019, among Merger Sub, Bidfair USA LLC, BNP, BNP Securities and GS Bank.

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"***Commitment Termination Date***" shall mean the earliest to occur of (a) the date of the consummation of the Acquisition (with or without the use of any Loans or Senior Secured Notes); *provided* that if the Acquisition is consummated with the utilization of Loans or Senior Secured Notes, this clause (a) will not terminate the undrawn Commitments under the Initial Term Loan Commitments available to be drawn on the Delayed Draw Funding Date or the Revolving Credit Facilities, (b) the valid termination of the Acquisition Agreement in accordance with its terms, (c) with respect to the entire aggregate amount of any undrawn Commitments under the Initial Term Loan Commitments after the Closing Date, the date that is the earlier of (i) 45 days after the Closing Date and (ii) the Change of Control Tender Settlement Date (such earlier date, the "***Delayed Draw Termination Date***"), and (d) the Longstop Date (if the Acquisition shall not have been consummated by such date); provided that if earlier (and solely with respect to the Initial Term Loan Commitments in excess of the amount available to be drawn on the Delayed Draw Funding Date), the Initial Funding Date shall be deemed to be the Commitment Termination Date.

"***Committed Lender***" means any "Initial Lender" under and as defined under the Commitment Letter.

"***Communications***" shall have the meaning assigned to such term in Section 9.01.

"***Compliance Date***" shall mean the last day of any Test Period (commencing with the first full fiscal quarter of the Borrower ending after the Closing Date) if on such day the Compliance Date Condition is met.

"***Compliance Date Condition***" means the condition that the Aggregate Revolving Credit Exposure is an aggregate principal amount equal to or exceeding 35% of the amount of the aggregate outstanding Revolving Credit Commitments excluding, for purposes of calculating such Aggregate Revolving Credit Exposure, any L/C Obligations (a) in respect of Cash Collateralized Letters of Credit and (b) in respect of undrawn Letters of Credit, in an aggregate amount not exceeding the Letter of Credit Sublimit.

"***Consolidated***" shall mean, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

"***Contract Consideration***" shall have the meaning assigned to such term in clause (b)(xii) in the definition of "Excess Cash Flow".

"***Control***" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"***Covered Entity***" shall have the meaning assigned to such term in Section 9.23(b).

"***Covered Jurisdiction***" shall have the meaning set forth in Schedule 1.09 of the Credit Agreement.

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"***Credit Extension***" shall mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

"***CRD IV***" means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"***Cure Amount***" shall have the meaning assigned to such term in Section 7.03(a).

"***Cure Expiration Date***" shall have the meaning assigned to such term in Section 7.03(a).

"***Current Assets***" shall mean, with respect to the Borrower and the Restricted Subsidiaries on a Consolidated basis, at any date of determination, all assets (other than cash, Cash Equivalents and Permitted Investments) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as "current assets" (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income, profits or capital gains, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition or Investment.

"***Current Liabilities***" shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as "current liabilities" at such date of determination (including the amount of short-term deferred revenue of the Borrower and its Restricted Subsidiaries in accordance with GAAP), other than (a) the current portion of any long term Indebtedness and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, severance, (e) any liabilities in respect of revolving loans, swing line loans or letter of credit obligations under any revolving credit facility (including Revolving Credit Loans), (f) the current portion of any Capitalized Lease Obligation, (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, and (j) any deferred management, monitoring, consulting, advisory and other fees payable to any Investor, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition or Investment.

"***Declined Proceeds***" shall have the meaning assigned to such term in Section 2.13(g).

"***Default***" shall mean any event which is, or after giving notice or with the passage of time or both would be, an Event of Default.

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"***Default Right***" shall have the meaning assigned to such term in Section 9.23(b).

"***Defaulting Lender***" shall mean, subject to Section 2.25(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

"***Delayed Draw Funding Date***" shall mean the date on which the conditions precedent set forth in Section 4.04 have been satisfied and the Delayed Draw Term Loans are funded.

"***Delayed Draw Term Loans***" shall have the meaning assigned to such term in Section 2.01(a).

"***Delayed Draw Termination Date***" shall have the meaning assigned to such term in the definition of Commitment Termination Date.

"***Discount Prepayment Accepting Term Lender***" shall have the meaning assigned to such term in Section 2.12(c)(ii)(B).

"***Discount Range***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(A).

"***Discount Range Prepayment Amount***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(A).

"***Discount Range Prepayment Offers***" shall have the meaning assigned to such term in the definition of Borrower Solicitation of Discount Range Prepayment Offers.

"***Discount Range Prepayment Response Date***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(A).

"***Discount Range Proration***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(C).

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"***Discounted Prepayment Determination Date***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(C).

"***Discounted Prepayment Effective Date***" shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.12(c)(ii)(A), Section 2.12(c)(iii)(A) or Section 2.12(c)(iv)(A), respectively, unless a shorter period is agreed to between the Borrower and the Auction Manager.

"***Discounted Term Loan Prepayment***" shall have the meaning assigned to such term in Section 2.12(c)(i).

"***Disqualified Person***" shall mean (a) any Person, other than a Loan Party, who has been identified to the Administrative Agent in writing on or prior to the Bank Meeting Date and posted to both the "Public Lender" and "Non-Public Lender" portions of the Platform subject to the confidentiality provisions thereof in accordance with Section 9.01 or otherwise made available to all Lenders (the "***DQ List***"), and any Affiliate of any such Person clearly identifiable as such solely on the basis of the similarity of its name to any Person set forth on the DQ List (other than its financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies) and/or (b) any Person, other than a Loan Party, who directly provides products or services that are the same or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Loan Parties taken as a whole, and any Affiliate of any such Person (other than its financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies), who has been identified to the Administrative Agent in writing from time to time and posted to both the "Public Lender" and "Non-Public Lender" portions of the Platform subject to the confidentiality provisions thereof in accordance with Section 9.01 or otherwise made available to all Lenders (and potential Lenders, subject to such confidentiality provisions) and, in the case of Persons and Affiliates of any Person (other than its financial investors and affiliated *bona fide* diversified debt funds that are not operating companies or affiliates of operating companies) identified to the Administrative Agent on or after the Bank Meeting Date, to the extent reasonably acceptable to the Administrative Agent. Notwithstanding anything to the contrary herein, in no event shall the designation of a Person as a Disqualified Person apply (i) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to DL_MO_Agency_Services@us.bnpparibas.com (or such other address as the Administrative Agent may designate to the Borrower from time to time) (the "***Designation Effective Date***"), or (ii) retroactively to disqualify any Person that, before the Designation Effective Date, has (A) acquired an assignment or participation interest under this Agreement or (B) entered into a trade to acquire an assignment or participation interest under this Agreement.

If a Disqualified Person becomes a Lender hereunder in violation of the provisions of this Agreement and without the Borrower's written consent, such Disqualified Person shall not (1) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting,

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information and lender meetings, (2) be entitled to any expense reimbursement or indemnification under the Loan Documents, and nothing in the Loan Documents shall restrict the rights and remedies of the Loan Parties against such Disqualified Person, (3) receive any other information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (4) attend or participate in meetings attended by the Lenders and the Administrative Agent or (5) be entitled to access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

"***Dollars***", "***dollars***" or "***$***" shall mean lawful money of the United States of America.

"***EEA Member Country***" means any of the member states of the European Union, Iceland, United Kingdom, Liechtenstein and Norway.

"***Effective Date***" shall mean the date on which the conditions precedent set forth in Section 4.01 have been satisfied, which date is October 2, 2019.

"***Eligible Assignee***" shall mean any Person other than a natural Person or a Defaulting Lender that is (a) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, "Eligible Assignee" shall not include any Person that is a Loan Party (other than the Borrower to the extent provided in Section 9.04(k)), any of the Loan Parties' Affiliates (other than Affiliated Lenders to the extent provided in Section 9.04(l)), any Subsidiaries or any Disqualified Person.

"***Environmental Laws***" shall mean, with respect to any Person, any and all international, national, regional, local and other laws, rules, regulations, decisions and orders, in each case applicable to and legally binding on such Person, relating to the protection of human health and safety as related to hazardous materials exposure, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

"***Environmental Liability***" shall mean any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or any other Loan Party resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, labeling, storage, treatment, disposal or recycling of, or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"***Environmental Permits***" shall mean any permit and other authorization required under any Environmental Law for the operation of the business of any Loan Party or its Restricted Subsidiaries conducted on or from the properties owned or used by any Loan Party or its Restricted Subsidiaries.

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"***ERISA***" shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

"***ERISA Affiliate***" shall mean any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"***ERISA Event***" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the "minimum funding standard" (as defined in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA), whether or not waived or the failure to make by its due date a required installment under Section 430(j) of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, of the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, (i) in "critical" or "endangered" status under Section 432 of the Code or Section 305 of ERISA, (ii) insolvent within the meaning of Title IV of ERISA; (h) the imposition of a lien pursuant to Section 430(k) of the Code or Section 303(k) or Section 4068 of the ERISA on any ERISA Affiliate with respect to any Multiemployer Plan; (i) a violation of Section 436 of the Code, or (j) a determination that a Plan is, or is expected to be in "at risk" status (as defined in Section 430 of the Code or Section 303 of ERISA).

"***EU Bail-In Legislation Schedule***" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"***Eurodollar***", when used in reference to any Loan or Borrowing, denominated in dollars, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"***Events of Default***" shall have the meaning assigned to such term in Section 7.01 of this Agreement.

"***Excess Cash Flow***" shall mean, for any fiscal year of the Borrower (commencing with the first full fiscal year elapsed after the Closing Date):

(a) the sum, without duplication, of (i) Consolidated EBITDA for such period, (ii) reductions to noncash working capital of the Borrower and its Restricted Subsidiaries for such period (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to

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the end of such period) and (iii) expenses reducing (or excluded from) the calculation of Consolidated Net Income for such period with respect to amounts deducted in any prior calculation of Excess Cash Flow pursuant to clause (b)(iii), (vi), (vii) and (ix) below, and minus:

(b) the sum, without duplication including with respect to amounts already reducing Consolidated Net Income and not added back to Consolidated EBITDA, of:

(i) the amount of any Taxes payable or tax reserves set aside or payable (without duplication) in cash by the Borrower (or any direct or indirect parent thereof) with respect to the Borrower and the Restricted Subsidiaries with respect to such period;

(ii) Consolidated Interest Expense for such period paid in cash;

(iii) to the extent not deducted in a prior period pursuant to clause (b)(vii) below, capital expenditures made in cash during such period to the extent financed with Internally Generated Cash;

(iv) (A) all scheduled principal payments and repayments of Indebtedness and the principal component of payments in respect of Capitalized Lease Obligations (other than Revolving Credit Loans if such scheduled payment and repayment does not occur at the final maturity thereof concurrently with the permanent termination of all commitments in respect thereof), (B) all voluntary prepayments of Indebtedness and the principal component of payments in respect of Capitalized Lease Obligations (other than Pari Passu Indebtedness) made in cash by the Borrower and the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so repaid by its terms cannot be reborrowed or redrawn and such repayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 2.13(a) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Section 2.13(a), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of the term "Asset Disposition") that resulted in an increase to Consolidated EBITDA and not in excess of the amount of such increase, and (D) the aggregate amount of any premium, make-whole, penalty payments or the principal component of payments in respect of Capitalized Lease Obligations actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any such prepayment of Indebtedness;

(v) additions to noncash working capital for such period (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such period),

(vi) to the extent not deducted in a prior period pursuant to clause (b)(vii) below, the amount of any cash expense, charge or other cost during such period related to any Equity Offering, Investment, acquisition, disposition, recapitalization, Incurrence of any Indebtedness, amendment or modification of any debt instrument (including any amendment or other modification of this Agreement and/or the other Loan Documents) or

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similar transaction permitted by this Agreement (whether or not successful) (including any in clause (xi) above), acquisitions of intellectual property, any scheduled payment, such fees, expenses or charges related to the Transactions) and any cash charges or non- repurchase or redemption of Indebtedness (described in clause (iv) above) that was recurring merger costs incurred during such period as a result of any such transaction, in permitted by the terms of this Agreement to be incurred and paid, repurchased or redeemed each case as determined in good faith by the Borrower to the extent financed with Internally Permitted Expenditures Generated Cash; consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period, and expected in good faith to be financed (vii) to the extent not deducted in a prior period pursuant to this clause (b)(vii), with Internally Generated Cash; provided that to the extent that the aggregate amount of the aggregate amount of expenditures actually made by the Borrower and its Restricted Permitted Expenditures financed with Internally Generated Cash and paid in cash during Subsidiaries during such period, or at the option of the Borrower, after the end of such such following period of four consecutive fiscal quarters is less than the aggregate amount period and prior to the date upon which a mandatory prepayment for such period would be of Planned Expenditures expected to be financed with Internally Generated Cash, the required under Section 2.13(b), in each case, from Internally Generated Cash (including amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end expenditures for the payment of financing fees) to the extent that such expenditures are not of such following period of four consecutive fiscal quarters; and expensed during such period, are not deducted (or were excluded) in calculating Consolidated Net Income or were added back in calculating Consolidated EBITDA; (xiii) cash expenditures in respect of Hedging Obligations during such period to the extent not deducted (or were excluded) in arriving at Consolidated Net Income or added (viii) an amount equal to (A) the amount of all non-cash credits included in back to Consolidated EBITDA, to the extent financed with Internally Generated Cash. arriving at Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve for potential cash items in any future Notwithstanding anything else provided in this Agreement, (x) the amounts deducted under period) and (B) cash charges, losses or expenses excluded in arriving at Consolidated Net clause (b) above shall in no event be duplicative of amounts deducted under clause (y) of the first Income or added back in calculating Consolidated EBITDA; proviso of Section 2.13(b) and (y) to the extent an amount is eligible to be deducted under either clause (b) above or clause (y) of the first proviso of Section 2.13(b), such amounts shall be deemed (ix) without duplication of any amount included in clause (iv) above, cash to have been deducted under clause (y) of the first proviso of Section 2.13(b) (and not, for the payments by the Borrower and its Restricted Subsidiaries during such period in respect of avoidance of doubt, clause (b) above). long-term liabilities (including pension and other post-retirement obligations) of the Borrower and its Restricted Subsidiaries (other than Indebtedness) to the extent such Excluded Accounts (a) payroll accounts, (b) zero balance accounts, payments are not expensed during such period or are not deducted (or were excluded) in (c) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account and (d) any calculating Consolidated Net Income and financed with Internally Generated Cash; account having a balance that does not exceed $2,500,000 for more than three (3) consecutive Business Days at any time. (x) to the extent added back to Consolidated EBITDA, the amount of management, monitoring, consultancy and advisory fees and related expenses paid in such Excluded Assets each of the following: (a) -to- period (or accruals relating to such fees and related expenses) to any Permitted Holder registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, (whether directly or indirectly, through any Parent), financed with Internally Generated Act or an Cash; solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security (xi) the amount of any Permitted Investment (other than a Permitted Investment interest therein would impair the validity or enforceability of any registration that issues from such made pursuant to clause (c) of the definition thereof) and any Restricted Payment pursuant intent-to-use application under applicable federal law, (b) margin stock, (c) assets subject to to Section 4.05 of Article IV in Annex I hereof, in each case, that are made during such certificates of title (including motor vehicles (other than motor vehicles subject to certificates of period by the Borrower or any Restricted Subsidiary thereof with Internally Generated title, provided that perfection of security interests in such motor vehicles shall be limited to the Cash; filing of UCC financing statements), aircraft and aircraft engines), (d) letter-of-credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing (xii) without duplication of amounts deducted from Excess Cash Flow in prior of UCC financing statements), (e) commercial tort claims with a value, individually, of less than periods and, at the option of the Borrower, (A) the aggregate consideration required to be $2,500,000, (f) any governmental or regulatory licenses, authorizations, certificates, charters, paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts franchises, approvals and consents (whether federal, state or otherwise) to the extent a security Contract Consideration (B) any interest therein is prohibited or restricted thereby or requires any consent, acknowledgment or planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the authorization from a Governmental Authority not obtained (without any requirement to obtain Planned Expenditures (A) and (B), relating such consent, acknowledgment or authorization) after giving effect to the applicable anti- to acquisitions or other Investments, capital expenditures, Restricted Payments (described 22 23 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

assignment provisions of the UCC or other applicable Law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, (g) any lease, license or agreement (not otherwise subject to clause (h) below) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by the Loan Documents, to the extent that a grant of a security interest therein (x) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Parent Guarantor, the Borrower or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition) to the extent such approval, consent or authorization is not obtained or (y) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, (h) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, approval or authorization) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (y) would render such asset invalid or unenforceable under applicable Law (solely with respect to any intellectual property), or (z) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (provided that such requirement existed on the Closing Date or at the time of the acquisition of such asset, as applicable, and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings)) or governmental or regulatory authority not obtained (without any requirement to obtain such consent, approval, license or other authorization), other than to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law, (i) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (j) any leasehold or freehold interest in any real property (and improvements and fixtures relating thereto), (k) any Excluded Account, (l) Capital Stock in Immaterial Subsidiaries and Excluded Subsidiaries (other than first tier CFCs and first tier CFC Holdcos that are Restricted Subsidiaries; provided that in the case of any first tier CFC that is not organized in a Covered Jurisdiction or first tier CFC Holdco, the pledge of the Capital Stock of such Subsidiary shall be limited to no more than 65% of the total issued and outstanding Capital Stock of such first tier CFC or first tier CFC Holdco; provided, that, for the avoidance of doubt, the pledged Capital Stock of the Guarantors will not be subject to such limitation), (m) in the case of any U.S. Loan Party, any assets located in, or governed by, any non-U.S. jurisdiction law or regulation (other than (i) Capital Stock of CFCs that does not constitute an Excluded Asset pursuant to clause (l) above, (ii) assets that can be perfected by the filing of a UCC financing statement and (iii) any material intellectual property located in a Covered Jurisdiction), (n) any other assets excluded by application of the Agreed Security Principles; and (o) those assets as to which the Administrative Agent and the Borrower reasonably

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agree that the cost, burden or difficulty of obtaining such a security interest or perfection thereof (including any material adverse tax consequences to Parent Guarantor, the Borrower, or any Subsidiary of the Borrower) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided that solely with respect to any English law floating charge, Excluded Assets may, if agreed by the Borrower and the Administrative Agent, exclude fewer assets. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

"***Excluded Taxes***" shall mean, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, branch profits Taxes or any similar Tax, (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any withholding taxes attributable to the Lender's failure to comply with Section 2.20(e) or (f); (c) in the case of a Lender, U.S. federal withholding Taxes that are (or would be) required to be withheld pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (d) U.S. backup withholding Taxes; and (e) any Taxes imposed under FATCA.

"***Existing Facilities Refinancing***" shall mean the payment in full of all indebtedness and other obligations (other than unasserted contingent obligations) (and termination of commitments thereunder and release of all guarantees, liens and security interests related thereto) of the Target and certain of its subsidiaries with respect to the Existing Target Credit Agreement and Existing Target Mortgage Loan Agreement.

"***Existing Target Credit Agreement***" shall mean the Credit Agreement dated as of June 26, 2018 among Target, certain subsidiaries of Target, the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and the other agents and parties party thereto.

"***Existing Target Mortgage Loan Agreement***" shall mean the Mortgage Loan Agreement, dated as of July 1, 2015 between 1334 York, LLC and HSBC Bank USA, National Association and the other lenders and agents named therein.

"***Existing Target Notes***" shall mean Target's 4.875% senior notes due 2025, governed by an indenture dated as of December 12, 2017, entered into among, *inter alios,* the Target as Issuer, the Initial Subsidiary Guarantors party thereto, and the U.S. Bank National Association as trustee.

"***Existing Target Notes Indenture***" means the indenture, dated as of December 12, 2017, entered into among, *inter alios,* the Target as Issuer, the Initial Subsidiary Guarantors party thereto, and the U.S. Bank National Association as trustee, governing the Existing Target Notes, as may be amended or supplemented from time to time.

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"***Expiring Credit Commitment***" shall have the meaning assigned to such term in Section 2.27(g).

"***Extended Class***" shall have the meaning assigned to such term in Section 2.23(a).

"***Extended Revolving Credit Commitments***" shall have the meaning assigned to such term in Section 2.23(a).

"***Extended Term Loans***" assigned to such term in Section 2.23(a).

"***Extending Lender***" shall have the meaning assigned to such term in Section 2.23(b).

"***Extension Amendment***" shall have the meaning assigned to such term in Section 2.23(c).

"***Extension Arranger***" shall have the meaning assigned to such term in Section 2.23(a).

"***Extension Election***" shall have the meaning assigned to such term in Section 2.23(b).

"***Extension Fee***" shall have the meaning assigned to such term in Section 2.25(d).

"***Extension Request***" shall have the meaning assigned to such term in Section 2.23(a).

"***Facility Guaranty***" shall mean the Facility Guaranty made by the Guarantors in favor of the Administrative Agent and the other Secured Parties, substantially in the form of Exhibit F-1 hereto, or in another form reasonably satisfactory to the Administrative Agent and the Borrower.

"***Facility Guaranty Joinder***" shall mean an agreement, substantially in the form of Annex I to the Facility Guaranty, or in another form reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which a Subsidiary becomes a party to, and bound by, the terms of the Facility Guaranty.

"***FATCA***" shall mean:

(a) current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future associated regulations or official interpretations thereof;

(b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c) any agreement (including any intergovernmental agreement) pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"***FCPA***" shall have the meaning assigned to such term in Section 3.25.

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"***Federal Funds Effective Rate***" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero for the purposes of this Agreement.

"***Financial Covenant***" shall have the meaning ascribed to it in Section 6.01.

"***Foreign Lender***" shall mean a Lender that is not a U.S. Person.

"***Foreign Pension Plan***" shall mean any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

"***Fronting Exposure***" shall mean, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Pro Rata Share of the Outstanding Amount of L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"***Governmental Authority***" shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"***Granting Lender***" shall have the meaning assigned to such term in Section 9.04(i).

"***Grantor***" shall mean each Person from time to time party to any Security Document, in its capacity as a grantor, pledgor, obligor, chargor or similar capacity thereunder.

"***Group Member***" shall mean the Borrower or any Restricted Subsidiary thereof, and "***Group***" shall mean, collectively, the Borrower and its Restricted Subsidiaries.

"***GS Bank***" shall mean Goldman Sachs Bank USA.

"***Guarantor***" shall mean each Person from time to time, party to the Facility Guaranty, in its capacity as a guarantor of the Obligations and its respective successors and assigns, until the

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Loan Guarantee of such Person has been released in accordance with the provisions of this Agreement.

"***Hazardous Materials***" shall mean all chemicals, materials, substances or wastes of any nature that are listed, classified, regulated, characterized or otherwise defined as "hazardous," "toxic," "radioactive," a "pollutant," a "contaminant," or terms of similar intent or meaning, by any Governmental Authority or that are otherwise prohibited, limited or regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

"***Hedge Counterparty***" shall mean each Person that is (a) a counterparty to a Swap Contract as of the Closing Date or (b) an Agent, Lead Arranger or Lender or any Affiliate of an Agent, Lead Arranger or Lender counterparty to a Swap Contract (including any Person who was an Agent, Lead Arranger or Lender (or any Affiliate thereof) as of the Closing Date or the date it enters into such Swap Contract but subsequently ceases to be an Agent, Lead Arranger or Lender (or Affiliate thereof)) or (c) any other Person from time to time designated in writing by the Borrower and approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed); *provided* that, if such Person is not an Agent, Lead Arranger or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions applicable to Hedge Counterparties and/or Treasury Services Providers in the applicable Loan Documents.

"***Hong Kong***" shall mean the Hong Kong Special Administrative Region of the People's Republic of China.

"***Honor Date***" shall have the meaning assigned to such term in Section 2.26(c)(i).

"***Identified Participating Term Lenders***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(C).

"***Identified Qualifying Term Lenders***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(C).

"***Incremental Arranger***" shall have the meaning assigned to such term in Section 2.22(a).

"***Incremental Facility Closing Date***" shall have the meaning assigned to such term in Section 2.22(a).

"***Incremental Lenders***" shall mean collectively the Incremental Term Lenders and the Incremental Revolving Credit Lender.

"***Incremental Loan Amount***" shall mean, at any time, without duplication, an amount not to exceed the amount of Indebtedness permitted to be incurred by the Borrower as Pari Passu Indebtedness at such time pursuant to Section 4.04(a), 4.04(b)(1) (for the avoidance of doubt, calculated to include the full amount of Term Loans, Term Commitments and Revolving Credit

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Commitments outstanding under 4.04(b)(1) as of the date of determination), 4.04(b)(5) and 4.04(b)(16) of Annex I to this Agreement (together with any Refinancing Indebtedness of the foregoing that is permitted to be incurred by the Borrower as Pari Passu Indebtedness at such time pursuant to Section 4.04(b)(4)(c)).

"***Incremental Loan Assumption Agreement***" shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Incremental Arranger and one or more Incremental Lenders and, to the extent required pursuant to the third proviso of Section 9.08(b), the Administrative Agent.

"***Incremental Loan Commitment***" shall have the meaning ascribed to such term in Section 2.22(a).

"***Incremental Loan Maturity Date***" shall mean the final maturity date of any Incremental Term Loan or Incremental Revolving Credit Commitment, as set forth in the applicable Incremental Loan Assumption Agreement.

"***Incremental Loans***" shall have the meaning ascribed to such term in Section 2.22(a).

"***Incremental Revolving Credit Commitments***" shall have the meaning assigned to such term in Section 2.22(a).

"***Incremental Revolving Credit Lender***" shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Revolving Credit Loan.

"***Incremental Revolving Loan***" shall have the meaning assigned to such term in Section 2.22(a).

"***Incremental Term Lender***" shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

"***Incremental Term Loan***" shall have the meaning assigned to such term in Section 2.22(a).

"***Incremental Term Loan Commitments***" shall have the meaning assigned to such term in Section 2.22(a).

"***Indemnified Taxes***" shall mean (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

"***Indemnitee***" shall have the meaning assigned to such term in Section 9.05(b).

"***Information***" shall have the meaning assigned to such term in Section 9.16.

"***Initial Draw Term Loans***" shall have the meaning assigned to such term in Section 2.01(a).

"***Initial Funding Date***" shall mean the date on which the conditions precedent set forth in Section 4.02 have been satisfied.

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"***Initial Loans***" shall mean an Initial Term Loan or an Initial Revolving Credit Loan.

"***Initial Revolving Credit Commitment***" shall mean, as to each Revolving Credit Lender, its Revolving Credit Commitment as of the Effective Date, as set forth opposite such Lender's name in Schedule 2.01 under the caption "Initial Revolving Credit Commitment" or in the applicable Assignment and Acceptance, and as may be amended from time to time pursuant to the terms hereof. The aggregate amount of Initial Revolving Credit Commitments as of the Effective Date is $400,000,000.

"***Initial Revolving Credit Commitment Maturity Date***" shall mean October 3, 2024.

"***Initial Revolving Credit Lender***" shall mean any Lender having any Initial Revolving Credit Commitments and/or Initial Revolving Credit Loans made pursuant thereto.

"***Initial Revolving Credit Loan***" shall have the meaning assigned to such term in Section 2.01(b).

"***Initial Term Loans***" shall have the meaning assigned to such term in Section 2.01(a).

"***Initial Term Loan Commitment***" shall mean, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender's name in Schedule 2.01 under the caption "Initial Term Loan Commitment" or in the applicable Assignment and Acceptance. The aggregate amount of the Initial Term Loan Commitments as of the Effective Date is $500,000,000.

"***Initial Term Loan Facility***" shall mean the Initial Term Loan Commitments and the Initial Term Loans made pursuant thereto.

"***Initial Term Loan Lender***" shall mean any Lender having any Initial Term Loan Commitments and/or Initial Term Loans made pursuant thereto.

"***Initial Term Loan Maturity Date***" shall mean January 15, 2027.

"***Intercreditor Agreement***" means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, any of (a) the Closing Date Intercreditor Agreement or (b) (i) any other intercreditor agreement substantially in the form of Exhibit D, together with any changes thereto which are reasonably acceptable to the Administrative Agent and the Borrower or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and the Borrower may agree.

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"***Interest Payment Date***" shall mean (a) with respect to any ABR Loan, April 15th, July 15th , October 15th and January 15th and the Maturity Date provided that if such day is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration (other than the Initial Interest Period), each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

"***Interest Period***" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or 12 months if agreed to by all Lenders of such Loans) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"***Internal Control Event***" shall mean a material weakness in, or fraud that involves senior management or other employees who have a significant role in, the Loan Parties or any of their Subsidiaries' internal controls over financial reporting, in each case as described in the Securities Laws.

"***Internally Generated Cash***" shall mean, with respect to any Person, funds of such Person and its Restricted Subsidiaries not constituting proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Loans, extensions of credit under any other revolving credit or similar facility or other short-term Indebtedness) by such Person or any of its Restricted Subsidiaries.

"***Interpolated Screen Rate***" shall mean, in relation to any Loan, the rate which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00 a.m. London time on the Quotation Day for the currency of that Loan.

"***IRS***" shall mean the United States Internal Revenue Service.

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"***ISP***" shall mean, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

"***Issuer Documents***" shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

"***Judgment Currency***" shall have the meaning assigned to such term in Section 9.21.

"***L/C Advance***" shall mean, with respect to each Revolving Credit Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

"***L/C Borrowing***" shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

"***L/C Credit Extension***" shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

"***L/C Exposure***" shall mean, as at any date of determination, the total L/C Obligations. The L/C Exposure of any Revolving Credit Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time; provided that in the case of Section 2.01(b), Section 2.26(a)(i) and clause (iii) of the proviso to Section 2.27(a) when a Defaulting Lender shall exist, the L/C Exposure of any Revolving Credit Lender shall be adjusted to give effect to any reallocation effected in accordance with Section 2.25(c).

"***L/C Issuer***" shall mean BNP and GS Bank (collectively, the "**Initial L/C Issuers**"), and any other Lender that becomes an L/C Issuer in accordance with Section 2.26(k), in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

"***L/C Obligations***" shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.26. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"***Latest Maturity Date***" shall mean, at any date of determination, the latest maturity date applicable to any Class of Loans or Commitments with respect to such Loans or Commitments at such date of determination, including, for the avoidance of doubt, the latest maturity date of any Incremental Loans, Incremental Loan Commitments, Other Loans or Extended Term Loans, in each case, as extended from time to time in accordance with this Agreement.

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"***Laws***" shall mean each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

"***Lead Arrangers***" shall mean BNP Securities, GS Bank, JPMorgan Chase Bank N.A., Citigroup Global Markets Limited and Citizens Bank, N.A., each in its capacity as a lead bookrunner and lead arranger.

"***Legal Reservations***" means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Bankruptcy Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which collateral has purportedly been created, (h) similar principles, rights and defenses under the laws of any relevant jurisdiction and (i) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered pursuant to the Loan Documents.

"***Lenders***" shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, including, without limitation, the Initial Term Loan Lenders and the Initial Revolving Credit Lenders (including, as the context so requires, any L/C Issuer and the Swing Line Lender).

"***Letter of Credit***" shall mean any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit.

"***Letter of Credit Application***" shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer and reasonably satisfactory to the Borrower.

"***Letter of Credit Expiration Date***" shall mean the day that is five (5) Business Days prior to the scheduled Latest Maturity Date then in effect for the Participating Revolving Credit Commitments (taking into account the Maturity Date of any conditional Participating Revolving

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Credit Commitment that will automatically go into effect on or prior to such Maturity Date (or, if such day is not a Business Day, the next preceding Business Day)).

"***Letter of Credit Issuer Sublimit***" shall mean, at any time, with respect to (a) BNP, $75,000,000 (or such other amount as may be agreed between such L/C Issuer and the Borrower from time to time), (b) GS Bank, $75,000,000 (or such other amount as may be agreed between such L/C Issuer and the Borrower from time to time) and (c) any other Person that is a L/C Issuer, such other amount as may be agreed between such other L/C Issuer and the Borrower at the time such Person becomes a L/C Issuer or from time to time thereafter.

"***Letter of Credit Sublimit***" shall mean, at any time, an amount equal to the lesser of (a) $150,000,000 (as may be adjusted pursuant to Section 2.26 and/or as may be modified by the Borrower and each L/C Issuer) and (b) the aggregate amount of the Participating Revolving Credit Commitments at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Participating Revolving Credit Commitments.

"***LIBO Rate***" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period (a) by reference to ICE Benchmark Administration LIBO Rate for deposits in dollars (as set forth by any commercially available source providing quotations of LIBO Rate selected by the Administrative Agent) for a period equal to such Interest Period; or (b) if the rate in clause (a) is unavailable for the Interest Period, the Interpolated Screen Rate or (c) if the rate in clauses (a) and (b) are unavailable, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

"***Limited Condition Transaction***" shall mean (a) any acquisition of any assets, business or Person, other investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder by one or more of the Borrower and its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing , (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (c) any Restricted Payment requiring irrevocable notice in advance thereof.

"***Loan Documents***" shall mean, in each case on and after the execution thereof, this Agreement, the Facility Guaranty, any Intercreditor Agreement, any Additional Intercreditor Agreement, the Security Documents, each Incremental Loan Assumption Agreement, each Refinancing Amendment, each Extension Amendment, the Subsidiary Revolver Borrower Joinder, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and together with all schedules, exhibits, annexes and other attachments thereto.

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"***Loan Escrow Condition***" shall mean, the requirement that in the event that the Initial Funding Date has occurred, and (a) the Closing Date does not take place on or prior to the date that is two Business Days after the Initial Funding Date (or such longer period as the Administrative Agent may agree in its sole discretion) (as extended in accordance with the definition of "Loan Escrow Funding Date", the "***Non-Escrow Period***") and (b) the Early Termination Amount payment has not otherwise already been made, the Borrower shall no later than the Loan Escrow Funding Date, with respect to the aggregate principal amount of any Term Loans outstanding at such time, enter into a loan escrow agreement or arrangement (including with respect to a "keepwell" arrangement or other similar arrangement) (collectively, along with any other documents, attachments or agreements entered into in connection thereto, the "***Loan Escrow Documents***") that is reasonably satisfactory to the Administrative Agent in all respects (including with respect to the conditions to release from escrow), *provided* that the escrow arrangement provisions set forth in the Commitment Letter are reasonably satisfactory to the Administrative Agent.

"***Loan Escrow Documents***" shall have the meaning assigned to such term in the definition of "Loan Escrow Condition."

"***Loan Escrow Funding Date***" means the Business Day immediately following the last Business Day of the Non-Escrow Period; provided that the Non-Escrow Period shall be extended by successive periods of one Business Day upon delivery of a written notice from a Responsible Officer of the Borrower stating that the Borrower expects in good faith to consummate the Acquisition in accordance with the terms of the Acquisition Agreement on such additional Business Day, which notice shall be delivered on or prior to 5:00 p.m. (New York City time) on the last Business Day of the applicable Non-Escrow Period (after giving effect to any previous extensions permitted hereby).

"***Loan Parties***" shall mean, collectively, the U.S. Loan Parties and the Non-U.S. Loan Parties.

"***Loans***" shall mean any Initial Loans, Other Loans, Incremental Loans, Extended Term Loans, Refinancing Loans or Swing Line Loans, as the context may require.

"***Longstop Date***" shall mean December 13, 2019; *provided*, that, in the event that the Outside Date (as defined in the Merger Agreement as in effect as of June 16, 2019) is extended pursuant to Clause 7.1(b)(i) thereof, such date shall be extended to the extended Outside Date (*provided* that such extension shall not exceed ninety (90) days from such date).

"***Luxembourg***" shall mean the Grand Duchy of Luxembourg.

"***Luxembourg Companies' Register***" shall mean the Luxembourg Register of Commerce and Companies (*R.C.S. Luxembourg*).

"***Luxembourg Loan Party***" shall mean the each Non-U.S. Loan Party incorporated under the laws of Luxembourg.

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"***Major Representations***" shall mean those representations and warranties made by the Borrower in Sections 3.01(a)(i) (with respect to the organizational existence of the Loan Parties only), 3.01(a)(ii)(B), 3.02(a), 3.04, 3.14, 3.20(a), 3.24(a) and the second sentence of Section 3.25 (in the case of Section 3.24(a) and 3.25 solely with respect to the use of the proceeds of the Initial Term Loans).

"***Master Agreement***" shall have the meaning assigned to such term in the definition of "Swap Contract."

"***Material Adverse Effect***" shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events described in the applicable provision since the applicable date would result in a Material Adverse Effect.

"***Material Contract***" shall mean with respect to any Loan Party, each contract or agreement to which such Loan Party is a party that is deemed to be a material contract or material definitive agreement under any Securities Laws, including the types of contracts specified in item 601(b)(10)(ii) of Regulation S-K, and in the event that at any time hereafter the Borrower ceases to be required to comply with the Securities Laws, then the same definitions shall continue to apply for purposes of this Agreement and the other Loan Documents.

"***Material Indebtedness***" shall mean any Indebtedness (other than the Obligations) of the Restricted Subsidiaries in an aggregate principal amount exceeding $25 million. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

"***Material Subsidiary***" shall mean each Restricted Subsidiary other than an Immaterial Subsidiary.

"***Maturity Date***" shall mean (a) the Initial Term Loan Maturity Date, (b) the Initial Revolving Credit Commitment Maturity Date, (c) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (d) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (e) with respect to any Incremental Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Loan Assumption Agreement; *provided* that, in each case, if such day is not a Business Day, the immediately preceding Business Day.

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"***Maximum Rate***" shall have the meaning assigned to such term in Section 9.09.

"***Merger Sub***" shall have the meaning assigned to such term in the introductory statement to this Agreement.

"***Moody's***" shall mean Moody's Investors Service, Inc., or any successor thereto.

"***Multiemployer Plan***" shall mean any "multiemployer plan" as defined in Section 3(37) of ERISA.

"***Non-Consenting Lender***" means, in the event that (a) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (b) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (c) the Required Lenders or Required Class Lenders, as applicable, have agreed to such consent, waiver or amendment, any Lender who does not agree to such consent, waiver or amendment.

"***Non-Defaulting Lender***" shall mean, at any time, a Lender that is not a Defaulting Lender.

"***Non-Expiring Credit Commitment***" shall have the meaning assigned to such term in Section 2.27(g).

"***Non-Extended Class***" shall have the meaning assigned to such term in Section 2.23(a).

"***Non-Extended Revolving Credit Commitments***" shall have the meaning assigned to such term in Section 2.23(a).

"***Non-Extended Term Loans***" shall have the meaning assigned to such term in Section 2.23(a).

"***Non-extension Notice Date***" shall have the meaning assigned to such term in Section 2.26(b)(iii).

"***Non-U.S. Loan Parties***" shall mean any Guarantor incorporated or established and/or having its registered office outside the United States, any state thereof or the District of Columbia.

"***Non-U.S. Security Documents***" means (a) each security or pledge agreement listed on Schedule 1.01, and (b) each other security or pledge agreement executed by a Non-U.S. Loan Party (or by any Loan Party under a law other than the laws of the United States or any State thereof) pursuant to Section 5.14 in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

"***NPL***" shall mean the National Priorities List under CERCLA.

"***Obligations***" shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Loan Party (or with respect to any Swap Contracts or Treasury

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Services Agreement, any Restricted Subsidiary), to any Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents, the Swap Contracts or the Treasury Services Agreements (as applicable) whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Documents, the Swap Contracts or the Treasury Services Agreements (as applicable) or after the commencement of any case with respect to any Loan Party under the Bankruptcy Code or any other Bankruptcy Law or any other insolvency proceeding (and including any principal, interest, Letter of Credit fees, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

"***OFAC***" shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

"***Offered Amount***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(A).

"***Offered Discount***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(A).

"***Offering Memorandum***" means the offering memorandum in relation to the Senior Secured Notes issued on October 2, 2019.

"***OID***" shall mean original issue discount.

"***Organization Documents***" shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; (d) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity; and (e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

"***Original Class***" shall have the meaning assigned to such term in Section 2.23(a).

"***Original Financial Statements***" shall mean (a) the Audited Financial Statements and (b) the unaudited consolidated balance sheets and unaudited condensed consolidated statements of income, comprehensive income and changes in cash flow of Target for the fiscal quarter ended

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June 30, 2019, and for the comparable period of the prior fiscal year as filed on Form 10-Q with the Securities and Exchange Commission.

"***Original Revolving Credit Commitments***" shall have the meaning assigned to such term in Section 2.23(a).

"***Original Term Loans***" shall have the meaning assigned to such term in Section 2.23(a).

"***Other Connection Taxes***" shall mean, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

"***Other Loans***" shall have the meaning assigned to such term in Section 2.22(a).

"***Other Revolving Credit Loan Commitments***" shall have the meaning assigned to such term in Section 2.22(b).

"***Other Revolving Credit Loans***" shall have the meaning assigned to such term in Section 2.22(b).

"***Other Taxes***" shall mean any and all present or future stamp or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made pursuant to Section 2.21).

"***Other Term Loans***" shall have the meaning assigned to such term in Section 2.22(b).

"***Outstanding Amount***" shall mean (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

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"***Parent Guarantor***" shall mean BidFair Holdings Inc., a Delaware corporation.

"***Participating Member State***" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"***Pari Passu Indebtedness***" shall mean (a) with respect to the Borrower, any Indebtedness that ranks pari passu in right of payment and security to the Loans; and (b) with respect to the Guarantors, any Indebtedness that ranks pari passu in right of payment and security to such Guarantor's Loan Guarantee.

"***Pari Ratable Share***" shall mean, as of any date of determination, (a) with respect to the Term Loans, a fraction, the numerator of which is the aggregate outstanding principal amount of the Term Loans and the denominator of which is the total aggregate principal amount of all then outstanding Pari Passu Indebtedness and Term Loans and (b) with respect to any other class of Pari Passu Indebtedness, a fraction, the numerator of which is the aggregate principal amount of such class of Pari Passu Indebtedness and the denominator of which is the total aggregate principal amount of all then outstanding Pari Passu Indebtedness and Term Loans.

"***Participant Register***" shall have the meaning assigned to such term in Section 9.04(f).

"***Participating Revolving Credit Commitments***" shall mean (a) the Initial Revolving Credit Commitments (including (unless otherwise selected by the Borrower) any Extended Revolving Credit Commitments in respect thereof) and (b) those additional Revolving Credit Commitments (including (unless otherwise selected by the Borrower) any Extended Revolving Credit Commitments in respect thereof) established pursuant to an Incremental Loan Assumption Agreement, Refinancing Amendment or Extension Amendment for which an election has been made to include such Commitments for purposes of the issuance of Letters of Credit or the making of Swing Line Loans; provided, that, with respect to clause (b), the effectiveness of such election may be made conditional upon the maturity of one or more other Participating Revolving Credit Commitments. At any time at which there is more than one Class of Participating Revolving Credit Commitments outstanding, the mechanics and arrangements with respect to the allocation of Letters of Credit and Swing Line Loans among such Classes will be subject to procedures agreed to by the Borrower and the Administrative Agent.

"***Participating Revolving Credit Lender***" shall mean any Lender holding a Participating Revolving Credit Commitment.

"***Participating Term Lender***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(B).

"***PBGC***" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

"***PCAOB***" shall mean the Public Company Accounting Oversight Board.

"***Permitted Expenditures***" shall have the meaning assigned to such term in clause (b)(xii) in the definition of "Excess Cash Flow".

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"***Person***" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

"***Plan***" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"***Planned Expenditures***" shall have the meaning assigned to such term in clause (b)(xii) in the definition of "Excess Cash Flow".

"***Platform***" shall have the meaning assigned to such term in Section 9.01.

"***Prime Rate***" shall mean the rate of interest per annum determined from time to time by BNP as its prime rate in effect at its principal office in New York City and notified to the Borrower.

"***Pro Rata Share***" shall mean, at any time, (a) with respect to all payments, computations and other matters relating to the Term Loans or Term Commitments of any Class held by any Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans, and if applicable, Term Commitments of such Class held by such Lender at such time and the denominator of which is the aggregate amount of all Term Loans, and if applicable, all Term Commitments of such Class at such time, (b) with respect to all payments, computations and other matters (including participation in Letters of Credit) relating to the Revolving Credit Loans or Revolving Credit Commitments of any Class held by any Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitments of such Class held by such Lender at such time and the denominator of which is the aggregate amount of all Revolving Credit Commitments of such Class at such time (provided that if such Revolving Credit Commitments have been terminated, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof) and (c) for all other purposes, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate amount of the Term Loans, and if applicable, Term Commitments, of each Class, and of the Revolving Credit Commitments of each Class, in each case held by such Lender at such time and the denominator of which is the aggregate amount of all Term Loans, and if applicable, all Term Commitments, of each Class, and of all Revolving Credit Commitments of each Class at such time (provided that if the Commitments of any Class have been terminated, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof). During any period in which there is a Defaulting Lender, for purposes of the defined term "L/C Advance" and Sections 2.05(a), 2.26(d)(ii) and 2.27(d)(ii), each Participating Revolving Credit Lender's Pro Rata Share shall be adjusted to give effect to any reallocation effected in accordance with Section 2.25(c).

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"***PTE***" means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"***Public Lender***" shall have the meaning assigned to such term in Section 9.01.

"***QFC***" shall have the meaning assigned to such term in Section 9.23(b).

"***Qualifying Term Lender***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(C).

"***Quotation Day***" shall mean, in relation to any period for which interest is to be determined, two Business Days before the first day of that period.

"***Real Estate***" shall mean all right, title, and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by the Borrower, any Group Member or any of their Subsidiaries, whether by lease, license or other means, and the buildings, structures, parking areas and other improvements thereon, now or hereafter owned by the Borrower, any Group Member or any of their Subsidiaries, including all fixtures, easements, hereditaments, appurtenances, rights-of-way and similar rights relating thereto and all leases, tenancies and occupancies thereof now or hereafter owned by the Borrower, any Group Member or any of their Subsidiaries.

"***Refinanced Debt***" shall have the meaning assigned to such term in Section 2.24(a).

"***Refinancing Amendment***" shall have the meaning assigned to such term in Section 2.24(f).

"***Refinancing Commitments***" shall have the meaning assigned to such term in Section 2.24(a).

"***Refinancing Facility Closing Date***" shall have the meaning assigned to such term in Section 2.24(d).

"***Refinancing Lenders***" shall have the meaning assigned to such term in Section 2.24(c).

"***Refinancing Loan***" shall mean any Refinancing Term Loans and/or any Refinancing Revolving Loans, as the context may require.

"***Refinancing Loan Request***" shall have the meaning assigned to such term in Section 2.24(a).

"***Refinancing Revolving Credit Commitments***" shall have the meaning assigned to such term in Section 2.24(a).

"***Refinancing Revolving Credit Lender***" shall have the meaning assigned to such term in Section 2.24(c).

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"***Refinancing Revolving Loan***" shall have the meaning assigned to such term in Section 2.24(b).

"***Refinancing Term Commitments***" shall have the meaning assigned to such term in Section 2.24(a).

"***Refinancing Term Lender***" shall have the meaning assigned to such term in Section 2.24(c).

"***Refinancing Term Loan***" shall have the meaning assigned to such term in Section 2.24(b).

"***Register***" shall have the meaning assigned to such term in Section 9.04(d).

"***Registered Public Accounting Firm***" shall have the meaning specified by the Securities Laws and shall be independent of the Borrower, any Group Member and their Subsidiaries as prescribed by the Securities Laws.

"***Regulation D***" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"***Regulation T***" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"***Regulation U***" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"***Regulation X***" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"***Rejection Notice***" shall have the meaning assigned to such term in Section 2.13(g).

"***Related Fund***" shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"***Related Parties***" shall mean, with respect to any Person, such Person's Affiliates and the partners, members, controlling persons, directors, officers, employees, agents, advisors, representatives and successors and assigns of such Person and of such Person's Affiliates.

"***Release***" shall have the meaning assigned to such term in Section 101(22) of CERCLA.

"***Repayment Date***" shall have the meaning given such term in Section 2.11(a).

"***Repricing Transaction***" shall mean (a) the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by the Borrower or any Subsidiary of any senior secured loan financing, the primary purpose of which (as determined

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in good faith by the Borrower) is to reduce the All-In Yield of such debt financing relative to the Initial Term Loans so repaid, refinanced, substituted or replaced and (b) any amendment to this Agreement the primary purpose of which (as determined in good faith by the Borrower) is to reduce the All-In Yield applicable to the Loans; provided that any refinancing or repricing of Initial Term Loans in connection with (i) any Public Offering, (ii) any acquisition the aggregate consideration with respect to which equals or exceeds $50,000,000 or (c) a transaction that would result in a Change of Control shall not constitute a Repricing Transaction.

"***Request for Credit Extension***" shall mean (a) with respect to a Borrowing, continuation or conversion of Term Loans, Revolving Credit Loans or Swing Line Loans, a Borrowing Request, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

"***Required Class Lenders***" shall mean, as of any date of determination, with respect to one or more Classes, Lenders having more than 50% of the sum of the (a) Total Outstandings under such Class or Classes (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans, if applicable, under such Class or Classes being deemed "held" by such Lender for purposes of this definition) and (b) aggregate unused Commitments under such Class or Classes; provided that the unused Commitment of, and the portion of the Total Outstandings held under such Class or Classes, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

"***Required Lenders***" shall mean, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"***Required Revolving Credit Lenders***" shall mean, as of any date of determination, three or more Revolving Credit Lenders under the Revolving Credit Commitments (including, for purposes of this definition of "Required Revolving Credit Lenders" (a) any Extended Revolving Credit Commitments in respect thereof, and (b) Incremental Revolving Credit Commitments and (c) Refinancing Revolving Credit Commitments in respect thereof) having more than 50% of the sum of the (i) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition) under the Initial Revolving Credit Commitments and (ii) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitments of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

"***Requirements of Law***" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, national, multinational or international laws, statutes, codes,

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treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"***Resolution Authority***" means any public administrative authority or any Person which has authority to exercise any Write-Down and Conversion Powers.

"***Responsible Officer***" shall mean the chief executive officer, chief financial officer, vice president of tax, controller, treasurer, assistant treasurer, secretary, assistant secretary of a Loan Party or, with the consent of the Administrative Agent (not to be unreasonably withheld), any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

"***Revolving Credit Borrowing***" shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

"***Revolving Credit Commitment***" shall mean, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, as such commitment may be (i) reduced from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to (A) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Acceptance, (B) an Incremental Loan Assumption Agreement, (C) a Refinancing Amendment or (D) an Extension Amendment. The amount of each Revolving Credit Lender's Commitment as of the Initial Funding Date is its Initial Revolving Credit Commitment, as may be amended pursuant to any Incremental Loan Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Revolving Credit Commitment, as the case may be.

"***Revolving Credit Exposure***" shall mean, as to each Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender's Revolving Credit Loans, its L/C Exposure and its Swing Line Exposure at such time; provided that in the case of each of Section 2.26(a)(i) and Section 2.27(a) when a Defaulting Lender shall exist, the Revolving Credit Exposure of any Revolving Credit Lender shall be adjusted to give effect to any reallocation effected in accordance with Section 2.25(c).

"***Revolving Credit Facilities***" shall mean the revolving loan facilities provided for by this Agreement.

"***Revolving Credit Lender***" shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time or, if Revolving Credit Commitments have terminated, Revolving Credit Exposure.

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"***Revolving Credit Loans***" shall mean any loan made pursuant to the Initial Revolving Credit Commitments, any Incremental Revolving Loan, any Refinancing Revolving Loan or any loan under any Extended Revolving Credit Commitments, as the context may require.

"***S&P***" shall mean Standard & Poor's Financial Services LLC.

"***Sanctioned Country***" shall mean any country or geographic region that is the subject or target of comprehensive economic sanctions administered by OFAC, which currently includes: Crimea, Cuba, Iran, North Korea, and Syria.

"***Sanctions***" shall mean (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union, (iv) the government of, or agency of, the United Kingdom including, Her Majesty's Treasury of the United Kingdom, (v) the State Secretariat for Economic Affairs of Switzerland, (vi) the French General Directorate of the Treasury or (vii) the Hong Kong Monetary Authority or (b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

"***Sanctions List***" shall mean the lists of specifically designated nationals or designated persons or entities (or equivalent) held by: (a) the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) the United Nations Security Council, (c) the European Union, (d) Her Majesty's Treasury of the United Kingdom, (e) the State Secretariat for Economic Affairs of Switzerland or (f) the Hong Kong Monetary Authority, each as amended, supplemented or substituted from time to time.

"***Screen Rate***" shall mean in relation to the LIBO Rate, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); or, on the appropriate pages of such other information service which publishes the LIBO Rate, from time to time in place of Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

"***Section 2.23 Additional Agreement***" shall have the meaning assigned to such term in Section 2.23(d).

"***Secured Parties***" shall mean the collective reference to (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the beneficiaries of each indemnification or reimbursement obligation undertaken by any Loan Party under any Loan Document, (e) the Hedge Counterparties, (f) the Treasury Services Providers and (g) the successors and assigns of each of the foregoing.

"***Securities Laws***" shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

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"***Security Documents***" shall mean the U.S. Pledge and Security Agreement, the Non-U.S. Security Documents and any other document entered into by any person granting a Lien over all or any part of its assets in respect of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

"***Senior Secured Notes***" shall mean the Borrower's 7.375% senior secured notes due 2027, governed by an indenture dated as of October 2, 2019, entered into among, *inter alios,* the Borrower as Issuer and Deutsche Bank Trust Company Americas as trustee.

"***Solicited Discount Proration***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(C).

"***Solicited Discounted Prepayment Amount***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(A).

"***Solicited Discounted Prepayment Offers***" shall have the meaning assigned to such term in the definition of Borrower Solicitation of Discounted Prepayment Offers.

"***Solicited Discounted Prepayment Response Date***" shall have the meaning assigned to such term in Section 2.12(c)(iv)(A).

"***Solvent***" shall mean, (i) in respect of any Loan Party, that as of the date of determination: (a) the sum of such Loan Party's debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party's present assets; or (b) such Loan Party's capital is not unreasonably small in relation to its business as contemplated on such date of determination or with respect to any transaction contemplated or undertaken after such date of determination; or (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (ii) in respect of the Luxembourg Loan Party, that such entity is not unable to pay its debts (in particular, it is not in a state of cessation of payments (*cessation de paiements*) and has not lost its commercial creditworthiness) and would not become unable to do so.

"***Specified Acquisition Agreement Representations***" shall mean the representations made by the Target with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Parent Guarantor (or any of its Affiliates) has the right (taking into account any applicable cure provisions set forth in the Acquisition Agreement) to terminate its (or such Affiliates') respective obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations in the Acquisition Agreement.

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"***Specified Discount***" shall have the meaning assigned to such term in Section 2.12(c)(ii)(A).

"***Specified Discount Prepayment Response***" shall have the meaning assigned to such term in Section 2.12(c)(ii)(A).

"***Specified Discount Prepayment Response Date***" shall have the meaning assigned to such term in Section 2.12(c)(ii)(A).

"***Specified Discount Proration***" shall have the meaning assigned to such term in Section 2.12(c)(ii)(C).

"***Specified Event of Default***" shall mean the occurrence of (a) any Event of Default described in Sections 7.01(a), 7.01(f) or 7.01(g) or (b) the Lender's exercise of any of its remedies pursuant to the paragraph immediately following Section 7.01(j), following any other Event of Default.

"***SPV***" shall have the meaning assigned to such term in Section 9.04(i).

"***SPV Register***" shall have the meaning assigned to such term in Section 9.04(i).

"***Submitted Amount***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(A).

"***Submitted Discount***" shall have the meaning assigned to such term in Section 2.12(c)(iii)(A).

"***Subsidiary Revolver Borrower***" shall mean, upon appointment in accordance with and subject to the conditions in Section 1.10 hereof, Sotheby's Inc., a New York Corporation, provided that Sotheby's Inc., shall cease being the Subsidiary Revolver Borrower upon resignation in accordance with and subject to the conditions in Section 1.10(e) hereof.

"***Subsidiary Revolver Borrower Joinder***" shall have the meaning assigned to such term in Section 1.10.

"***Swap Contract***" shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such

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master agreement, together with any related schedules, a "***Master Agreement***"), including any such obligations or liabilities under any Master Agreement.

"***Swap Termination Value***" shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"***Swing Line Borrowing***" shall mean a borrowing of a Swing Line Loan pursuant to Section 2.27.

"***Swing Line Exposure***" shall mean, at any time, the sum of the aggregate amount of all outstanding Swing Line Loans at such time. The Swing Line Exposure of any Revolving Credit Lender at any time shall be the sum of (a) its Pro Rata Share of the total Swing Line Exposure at such time related to Swing Line Loans other than any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) if such Lender shall be a Swing Line Lender, the principal amount of all Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Revolving Credit Lenders shall not have funded their participations in such Swing Line Loans); provided that in the case of Section 2.01(b), clause (y) of the proviso to Section 2.26(a)(i) and clause (iii) of the proviso to Section 2.27(a) when a Defaulting Lender shall exist, the Swing Line Exposure of any Revolving Credit Lender shall be adjusted to give effect to any reallocation effected in accordance with Section 2.25(c).

"***Swing Line Lender***" shall mean BNP, in its capacity as a provider of Swing Line Loans or any successor swing line lender hereunder.

"***Swing Line Loan***" shall have the meaning assigned to such term in Section 2.27(a).

"***Swing Line Loan Notice***" shall have the meaning assigned to such term in Section 2.27(b).

"***Swing Line Obligations***" shall mean, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans.

"***Swing Line Sublimit***" shall mean an amount equal to the lesser of (a) $50,000,000 (as may be adjusted pursuant to Section 2.27) and (b) the aggregate amount of the Participating Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Participating Revolving Credit Commitments.

"***Target***" shall mean Sotheby's, a Delaware corporation.

"***Target Group***" shall mean the Target and its subsidiaries.

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"***Tax Deduction***" shall mean a deduction or withholding for or on account of Indemnified Taxes or Other Taxes from a payment under a Loan Document.

"***Taxes***" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to tax related thereto.

"***Term Borrowing***" shall mean a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

"***Term Commitment***" shall mean, as to each Term Lender, its obligation to make Term Loans to the Borrower as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Loan Assumption Agreement, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The amount of each Term Lender's Commitment is set forth in Schedule 2.01 or in the Assignment and Assumption, Incremental Loan Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Term Commitment, as the case may be.

"***Term Facilities***" shall mean the term loan facilities provided for by this Agreement, including, without limitation, the Initial Term Loan Facility.

"***Term Lender***" shall mean, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

"***Term Loans***" shall mean any Initial Term Loans, Other Term Loans, Incremental Term Loans, Extended Term Loans, or Refinancing Term Loans, as the context may require.

"***Test Period***" shall mean for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which the financial statements set forth in Section 4.10(a)(1) and (2) of Annex I shall have been delivered (or were required to be delivered) to the Administrative Agent.

"***Total Outstandings***" shall mean the aggregate Outstanding Amount of all Loans and all L/C Obligations.

"***Treasury Services Agreement***" shall mean any agreement between the Borrower or any Restricted Subsidiary and any Treasury Services Provider relating to treasury, depository, credit card, debit card and cash management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), or foreign exchange, netting and currency management services or, in each case, any similar services.

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"***Treasury Services Provider***" shall mean (a) each Person that is a counterparty to any Treasury Services Agreement as of the Closing Date and/or (b) each Person that is an Agent or Lender or any Affiliate of an Agent or Lender counterparty to a Treasury Services Agreement (including any Person who was an Agent or Lender (or any Affiliate thereof) as of the Closing Date or the date it enters into such Treasury Services Agreement but subsequently ceases to be an Agent or Lender (or Affiliate thereof)) and/or (c) any other Person from time to time designated in writing by the Borrower and approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed); *provided* that, if such Person is not an Agent, Lead Arranger or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions applicable to Hedge Counterparties and/or Treasury Services Providers in the applicable Loan Documents.

"***Type***", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall mean the Adjusted LIBO Rate, and the Alternate Base Rate.

"***UCC***" shall have the meaning set forth in the U.S. Pledge and Security Agreement.

"***U.K. Loan Party***" shall mean the each Non-U.S. Loan Party incorporated under the laws of England and Wales.

"***U.S. Loan Parties***" shall mean, collectively, the Borrower and each Guarantor incorporated or established and/or having its registered office in the United States, any state thereof or the District of Columbia.

"***U.S. Person***" shall mean any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"***U.S. Pledge and Security Agreement***" shall mean the Pledge and Security Agreement made by the Loan Parties party thereto in favor of the Administrative Agent and the other Secured Parties, substantially in the form of Exhibit F-2 hereto, or in another form reasonably satisfactory to the Administrative Agent and the Borrower.

"***U.S. Pledge and Security Agreement Supplement***" shall mean an agreement, substantially in the form of Annex I to the U.S. Pledge and Security Agreement, or in another form reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which a Subsidiary becomes a party to, and bound by, the terms of the U.S. Pledge and Security Agreement.

"***U.S. Tax Compliance Certificate***" has the meaning specified in Section 2.20.

"***Unreimbursed Amount***" shall have the meaning assigned to such term in Section 2.26(c)(i).

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"***USA PATRIOT Act***" shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

"***Weighted Average Life to Maturity***" shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or Preferred Stock; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or Preferred Stock (the "***Applicable Indebtedness***"), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of determination shall be disregarded.

"***Withdrawal Event***" means: (a) the withdrawal of any Participating Member State from the single currency of the Participating Member States; (b) the redenomination of the Euro into any other currency by the government of any current or former Participating Member State; and/or (c) the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.

"***Write-Down and Conversion Powers***" means, with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under applicable Bail-In Legislation or any similar or analogous powers under the applicable Bail-In Legislation.

SECTION 1.02 ***Terms Generally***. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall"; and the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to any law, code, statute, treaty, rule, guideline, regulation or ordinance of a Governmental Authority shall, unless otherwise specified, refer to such law, code, statute, treaty, rule, guideline, regulation or ordinance as amended, supplemented or otherwise modified from time to time. Any reference to any IRS form shall be construed to include any successor form. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or other agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, in each case, (if applicable) in accordance with the express terms of this Agreement, and (b) all accounting terms not specifically or completely defined herein shall be construed in

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conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP; *provided*, *however*, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any calculation or any related definition to eliminate the effect of any changes in GAAP (it being understood that for purposes of this proviso, any change in GAAP includes the application of IFRS in lieu of GAAP pursuant to the definition of "GAAP" in Section 1.01) occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any calculation or any related definition), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Lenders. Neither this Agreement, nor any other Loan Document nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof. For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period. For purposes of the definition of "Excess Cash Flow", the principal component of payments in respect of Capitalized Lease Obligations will be, at the time any determination is to be made, the amount of such obligation that would have been required to be capitalized on a balance sheet (excluding any notes thereto) prepared in accordance with GAAP. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (*faillite*), insolvency, liquidation, composition with creditors (*concordat préventif de faillite*), moratorium or reprieve from payment (*sursis de paiement*), controlled management (*gestion controlee*), fraudulent conveyance (*action paulienne*), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a *juge délégué*, *commissaire*, *juge-commissaire*, *mandataire ad hoc*, *administrateur provisoire*, *liquidateur* or *curateur*; (c) a lien or security interest includes any *hypothèque*, *nantissement*, *gage*, *privilege*, *sûreté réelle*, *droit de rétention*, and any type of security in rem (*sûreté réelle*) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being a state of *cessation de paiements*; (e) creditors process means an executory attachment (*saisie exécutoire*) or conservatory attachment (*saisie conservatoire*); (f) a guaranty includes any guaranty which is independent from the debt to which it relates and excludes any suretyship (*cautionnement*) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and (g) constitutional documents includes its up-to-date (restated) articles of association (*statuts coordonnés*).

SECTION 1.03 ***Classification of Loans and Borrowings***. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an "Other Term Loan") or by Class and Type (e.g., a "Eurodollar Other Term Loan" or "ABR Loan"). Borrowings also may be

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cl have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens or the making SECTION 1.04 Cashless Roll. Notwithstanding anything to the contrary contained of Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in the assets of the Borrower or the designation of an Unrestricted Subsidiary or the making of connection with any refinancing, extension, loan modification or similar transaction permitted by Investments or Restricted Payments on or following the relevant LCT Test Date and prior to the the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the earlier of the date on which such Limited Condition Transaction is consummated or the definitive Borrower, the Administrative Agent or the Additional Arranger, as the case may be, and such agreement or irrevocable notice, as applicable, for such Limited Condition Transaction is Lender. terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition SECTION 1.05 Limited Condition Transaction. (a) In connection with any action Transaction and other transactions in connection therewith (including any Incurrence of being taken in connection with a Limited Condition Transaction, for purposes of determining Indebtedness and the use of proceeds thereof) have been consummated. compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any SECTION 1.06 Letters of Credit. Unless otherwise specified herein, the amount of such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, a Letter of Credit at any time shall be deemed to be the amount of the stated amount of such Letter so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, date the definitive agreements or irrevocable notice, as applicable, for such Limited Condition by its terms or the terms of any Issuer Document related thereto, provides for one or more Transaction are entered into or has been delivered, as applicable. For the avoidance of doubt, if automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be the Borrower has exercised its option under the first sentence of this clause (a), and any Default, deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect Event of Default or Specified Event of Default occurs following the date the definitive agreements to all such increases, whether or not such maximum stated amount is in effect at such time. or irrevocable notice, as applicable, for the applicable Limited Condition Transaction were entered into or has been delivered, as applicable, and prior to the consummation of such Limited Condition SECTION 1.07 LIBO Rate Discontinuation. Notwithstanding anything to the Transaction, any such Default, Event of Default or Specified Event of Default shall be deemed to contrary contained in this Agreement or the other Loan Documents, if the LIBO Rate is not not have occurred or be continuing for purposes of determining whether any action being taken in available at any time for any reason (including that adequate and reasonable means do not exist connection with such Limited Condition Transaction is permitted hereunder. for ascertaining the LIBO Rate for any requested Interest Period, including because the applicable screen rate is not available or published on a current basis and such circumstances are unlikely to (a) In connection with any action being taken in connection with a Limited Condition be temporary), as reasonably determined by the Borrower and the Administrative Agent, then the Transaction, for purposes of (x) determining compliance with any provision of this Agreement (a) a successor or alternative index rate as the which requires the calculation of the Consolidated Net Senior Secured Leverage Ratio or Administrative Agent (but not, for the avoidance of doubt, any other Lender) and the Borrower Consolidated Net Leverage Ratio; or (y) testing baskets set forth in this Agreement (including may reasonably determine or (b) absent such mutual selection by the Borrower and the baskets measured as a percentage of Pro Forma EBITDA); in each case, at the option of the Administrative Agent, a comparable successor or alternative interbank rate for deposits in dollars that is, at such time, broadly accepted as the prevailing market practice for syndicated leveraged LCT Election is permitted hereunder, shall be deemed to be the date the definitive agreements or irrevocable Agent, in each case pursuant to an amendment to this Agreement and each other applicable Loan notice, as applicable, for such Limited Condition Transaction are entered into or has been Document, in each case among the Borrower and the Administrative Agent (but not, for the LCT Test Date avoidance of doubt, any Lender) that will become effective at 5:00 p.m., New York City time, on Condition Transaction and the other transactions to be entered into in connection therewith the fifth Business Day after the Administrative Agent shall have posted such proposed amendment (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred to the Lenders in respect of the Loans or Commitments of all similarly and directly affected Classes at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test unless, prior to such time, the Required Lenders in respect of all such affected Classes (acting Date for which consolidated financial statements of the Borrower are available, the Borrower could together as one Class) have delivered to the Administrative Agent written notice that such Lenders have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, do not accept such amendment (which such notice shall note with specificity the particular such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if provisions of the amendment to which such Lenders object); provided that (i) any such successor the Borrower has made an LCT Election and any of the ratios or baskets for which compliance or alternative rate shall be applied by the Administrative Agent in a manner consistent with market was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any practice, (ii) if such successor or alternative rate shall be less than zero, such rate shall be deemed such ratio or basket, including due to fluctuations in Pro Forma EBITDA at or prior to the to be zero for the purposes of this Agreement and (iii) to the extent such market practice is not consummation of the relevant transaction or action, such baskets or ratios will not be deemed to administratively feasible for the Administrative Agent, such successor or alternative rate shall be 54 55 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; *provided further* that, (i) if no such successor LIBO Rate is able to be reasonably determined in accordance with the foregoing proviso (or pending the resolution of any such determination) and the circumstances described in such proviso continue to exist, then the Administrative Agent will promptly so notify the Borrower and the applicable Lenders, after (or during, as applicable) which time the provisions of Section 2.08 shall control with respect to such applicable Classes of Loans and Commitments and (ii) the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBO Rate" or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.08 ***[Reserved.]***

SECTION 1.09 ***Agreed Security Principles***. Each Loan Guarantee, Security Document and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Non-U.S. Loan Party or by any U.S. Loan Party with respect to Collateral located outside the United States, any state thereof or the District of Columbia, shall be subject in all respects to the Agreed Security Principles.

SECTION 1.10 S***ubsidiary Revolver Borrower***.

(a) The Subsidiary Revolver Borrower shall become a borrower under the Revolving Credit Facilities effective upon satisfaction of the following conditions:

(i) the Subsidiary Revolver Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a joinder agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which the Subsidiary Revolver Borrower is joined to this Agreement as the Subsidiary Revolver Borrower (the "***Subsidiary Revolver Borrower Joinder***");

(ii) the Subsidiary Revolver Borrower, if not already a Loan Party hereunder, shall have delivered to the Administrative Agent and Collateral Agent, executed counterparts of a joinder or supplement to the applicable Loan Documents pursuant to Section 5.14 in accordance with the terms thereof, together with the other deliverables required pursuant to Section 5.14; and

(iii) the Administrative Agent, the Collateral Agent and the Revolving Credit Lenders shall have received, at least three (3) Business Days prior to the Subsidiary Revolver Borrower becoming the Subsidiary Revolver Borrower, (A) all documentation and other information about such Subsidiary Revolver Borrower as has been reasonably requested in writing by the Administrative Agent, the Collateral Agent

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and the Revolving Credit Lenders as required by regulatory authorities to comply with their obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation and (B) to the extent that the Subsidiary Revolver Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(b) Upon effectiveness of the appointment provided hereby, the Subsidiary Revolver Borrower will have the right to request Revolving Credit Loans, Swing Line Loans or Letters of Credit in accordance with Article II hereof on any Business Day during the period from and including the Initial Funding Date until the Initial Revolving Credit Commitment Maturity Date.

(c) Without limitation of the obligations of the Subsidiary Revolver Borrower and the Borrower under the Facility Guaranty, the Subsidiary Revolver Borrower and the Administrative Borrower hereby accept joint and several liability hereunder with respect to the Obligations under the Revolving Credit Facilities, including with respect to the payment of principal of and interest on all Revolving Credit Loans and Swing Line Loans under the Revolving Credit Facilities, the payment of amounts owing in respect of Letters of Credit and, in each case, the payment of fees and indemnities and reimbursement of costs and expenses related thereto.

(d) The Subsidiary Revolver Borrower hereby designates and appoints the Administrative Borrower as its agent, attorney in fact and legal representative on its behalf for all purposes, including issuing Borrowing Requests, delivering compliance certificates, giving instructions with respect to the disbursement of the proceeds of the Revolving Credit Loans and Swing Line Loans, paying, prepaying and reducing Revolving Credit Loans and Swing Line Loans, Revolving Credit Commitments or any other amounts owing under the Loan Documents; selecting interest rate options, giving, receiving, accepting and rejecting all other notices, service of process, consents or other communications hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Subsidiary Revolver Borrower under the Loan Documents. The Administrative Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Administrative Borrower on behalf of the Subsidiary Revolver Borrower as a notice or communication from both the Administrative Borrower and the Subsidiary Revolver Borrower and any action taken by the Administrative Borrower in its capacity as representative of the Subsidiary Revolver Borrower shall be deemed to have been taken by the Subsidiary Revolver Borrower directly.

(e) The Subsidiary Revolver Borrower may resign as the Subsidiary Revolver Borrower by delivering to the Administrative Agent upon at least 3 Business Days' prior written notice thereof so long as (i) the Revolving Credit Loans (including Swing Line Loans) and all other principal, interest, fees and other amounts and obligations due of the Subsidiary Revolver Borrower have been paid in full and (ii) any Letters of Credit issued for the account of the Subsidiary Revolver Borrower have been terminated (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or such Letter of Credit has been deemed

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reissued for the account of the Administrative Borrower, as agreed between the Administrative Borrower and the applicable L/C Issuer (acting reasonably)).

ARTICLE II

THE CREDITS

SECTION 2.01 ***Commitments***. (a) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, each Lender having an Initial Term Loan Commitment agrees, severally and not jointly, to make Loans to the Borrower denominated in Dollars in up to two draws, (i) initially, on the Initial Funding Date, in an aggregate principal amount not to exceed its *pro rata* share of $96,000,000 (the "***Initial Draw Term Loans***"), and (ii) on the Delayed Draw Funding Date, in an aggregate principal amount not to exceed its pro rata share of $404,000,000 (the "***Delayed Draw Term Loans***" and, the Delayed Draw Term Loans, together with the Initial Draw Term Loans, the "***Initial Term Loans***"). Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(a) Subject to the terms and conditions set forth herein, and relying upon the representations and warranties set forth herein, each Lender having an Initial Revolving Credit Commitment agrees, severally and not jointly, to make Revolving Credit Loans denominated in Dollars to the Borrower from time to time, on any Business Day during the period from and including the Initial Funding Date until the Initial Revolving Credit Commitment Maturity Date, in an aggregate outstanding amount not to exceed at any time the amount of the Initial Revolving Credit Commitment; *provided* that on or prior to the Closing Date the aggregate Outstanding Amount of Revolving Credit Loans shall not exceed the Closing Date Revolving Available Amount; *provided, further*, that after giving effect to any Revolving Credit Borrowing (and the application of proceeds thereof pursuant to Section 2.11(a)(iv)), the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender's L/C Exposure, plus such Lender's Swing Line Exposure, shall not exceed such Lender's Revolving Credit Commitment (the Revolving Credit Loans made pursuant to this Section 2.01(b), being the "***Initial Revolving Credit Loans***"). Within the limits of each Revolving Credit Lender's Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow Revolving Credit Loans. Revolving Credit Loans may be ABR Loans or Eurodollar Loans as further provided herein.

(b) Subject to the terms and conditions set forth in any Incremental Loan Assumption Agreement, Refinancing Amendment or Extension Amendment, as applicable, each Lender having an Incremental Loan Commitment, Refinancing Commitment or extending its Original Term Loans or Original Revolving Credit Commitments, as the case may be, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth in the applicable Incremental Loan Assumption Agreement, Refinancing Amendment or Extension Amendment, to make Incremental Loans, Refinancing Loans or Extended Term Loans or Extended Revolving Credit Commitments, as applicable, to the Borrower, in an aggregate principal amount not to exceed, as applicable, its Incremental Loan Commitment, Refinancing Commitment, Original Revolving Credit Commitments or aggregate principal amount of Original Term Loans, as applicable.

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SECTION 2.02 ***Loans***. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (a) an integral multiple of $1,000,000 and not less than $5,000,000 (except to the extent otherwise provided in an Incremental Loan Assumption Agreement, Refinancing Amendment or Extension Amendment) or (b) equal to the remaining available balance of the applicable Commitments.

(a) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 20 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(b) Each Lender shall make each Loan to be made by it hereunder on the Initial Funding Date, the Delayed Draw Funding Date or the proposed date of Borrowing thereof, as applicable, or by wire transfer of immediately available funds in Dollars, as the case may be, to such account in New York City as the Administrative Agent may designate in advance, not later than 2:00 p.m., New York City time (or 9:30 a.m. New York City time in the case of the Initial Funding Date or the Delayed Draw Funding Date), and the Administrative Agent shall promptly wire transfer the amounts so received in accordance with instructions received from the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.02(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate *per annum* equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

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SECTION 2.03 Borrowing Procedure. In order to request a Term Loan Borrowing (c) In addition to the accounts and records referred to in Section 2.04(a) and (b), each or a Revolving Credit Borrowing, the Borrower shall notify the Administrative Agent of such Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts request by telephone not later than 12:00 p.m., New York time, (a) one Business Day before a or records and, in the case of the Administrative Agent, entries in the Register, evidencing the proposed Borrowing of Eurodollar Loans on the Initial Funding Date or the Delayed Draw Funding purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. Date and (b) three Business Days before a proposed Borrowing of Eurodollar Loans on any other In the event of any conflict between the accounts and records maintained by the Administrative date (or, in each case, such shorter period as may be agreed by the Administrative Agent) and no Agent and the accounts and records of any Lender in respect of such matters, the Register shall later than 12:00 p.m., New York time, on the Business Day before the date of a proposed control in the absence of manifest error. Borrowing in the case of a Borrowing of ABR Loans. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, e-mail or fax to the (d) The entries made in the Register maintained pursuant to Section 2.04(b) and (c) Administrative Agent of a written Borrowing Request and shall specify the following information: shall be prima facie evidence of the existence and amounts of the obligations therein recorded; (i) whether the Borrowing then being requested is to be a Borrowing of Term Loans, Revolving provided, however, that the failure of any Lender or the Administrative Agent to maintain such Credit Loans, Incremental Term Loans or Incremental Revolving Credit Loans; (ii) the date of accounts or any error therein shall not in any manner affect the obligations of the applicable such Borrowing (which shall be a Business Day); (iii) the number and location of the account to Borrower to repay the Loans in accordance with their terms. which funds are to be disbursed; (iv) the amount of such Borrowing (stated in the Available Currency); and (v) whether the Loans being made pursuant to such Borrowings are to be initially (e) Any Lender may request that Loans made by it hereunder be evidenced by a maintained as ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period with promissory note. In such event, the Borrowers shall execute and deliver to such Lender a respect thereto (provided that, the Borrower shall not be permitted to request a Eurodollar promissory note payable to such Lender and its registered assigns and in the form attached hereto Borrowing with an Interest Period in excess of one month until the earlier of (x) the date the as Exhibit G. Notwithstanding any other provision of this Agreement, in the event any Lender Administrative Agent shall have notified the Borrower that the primary syndication of the Loans shall request and receive such a promissory note, the interests represented by such note shall at all has been completed (which notice shall be given as promptly as practicable) and (y) the date that times thereafter (including after any assignment of all or part of such interests pursuant to Section is 30 days after the Closing Date); provided, however, that the initial Interest Period of any 9.04) be represented by one or more promissory notes payable to the payee named therein or its Eurodollar Borrowing made on the Initial Funding Date or the Delayed Draw Funding Date shall registered assigns. end on a date reasonably satisfactory to the Administrative Agent specified by the Borrower in such Borrowing Request; provided, however, that, notwithstanding any contrary specification in SECTION 2.05 Fees. (a) Each Borrower agrees to pay (i) to the Administrative any Borrowing Request, each requested Borrowing shall comply with the requirements set forth Agent, for its own account, the administrative fees as are separately agreed by the Administrative in Section 2.02. If no Interest Period with respect to any Eurodollar Borrowing is specified in any Agent in accordance with the Agent Fee Letter and (ii) all fees required to be paid on the Closing Date pursuant to the Arranger Fee Letter in accordance with the Arranger Fee Letter. duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice (a) Each Borrower agrees to pay to the Administrative Agent for the account of each given pursuant to this Section 2.03 Revolving Credit Lender under each Class of Revolving Credit Commitments in accordance with requested Borrowing. its Pro Rata Share, a commitment fee equal to the Applicable Revolving Commitment Fee SECTION 2.04 Evidence of Debt; Repayment of Loans. Each Borrower hereby Percentage times the actual daily amount by which the aggregate Revolving Credit Commitment unconditionally promises to pay to the Administrative Agent for the account of each Lender the for the applicable Class of Revolving Credit Commitments exceeds the sum of (i) the Outstanding principal amount of each Loan of such Lender as provided in Section 2.11. Amount of Revolving Credit Loans for such Class of Revolving Credit Commitments and (ii) the Outstanding Amount of L/C Obligations for such Class of Revolving Credit Commitments; (a) Each Lender shall maintain in accordance with its usual practice an account or provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting accounts evidencing the indebtedness of such Borrower to such Lender resulting from each Loan Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at made by such Lender from time to time, including the amounts of principal and interest payable such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender and paid to such Lender from time to time under this Agreement. except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of (b) The Administrative Agent shall maintain the Register in which it will record (i) the the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest The commitment fee on each Class of Revolving Credit Commitments shall accrue at all times Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become from the Closing Date until the Maturity Date for such Class of Revolving Credit Commitments, due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of including at any time during which one or more of the conditions in Article IV is not met, and shall any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and be due and payable in arrears on the 15th day of each of April, July, October and January, commencing with the first such date during the first full fiscal quarter to occur after the Closing 60 61 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

Date, and on the Maturity Date for such Class of Revolving Credit Commitments provided that if such day is not a Business Day, such commitment fee shall be payable on the next succeeding Business Day. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Revolving Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Revolving Commitment Fee Percentage separately for each period during such quarter that such Applicable Revolving Commitment Fee Percentage was in effect.

(b) The Borrower shall pay to the Administrative Agent for the account of each Initial Term Loan Lender (other than any Committed Lender), a ticking fee (the "***Ticking Fee***"), accruing on the unutilized Initial Term Loan Commitments of the applicable Lenders for each day, from (and including) the date that all Initial Term Loan Commitments are allocated in syndication (the "***Commitment Allocation Date***") to (but excluding) the Ticking Fee Payment Date equal to the applicable percentage set forth below of the Applicable Margin in respect of Eurodollar Loans that would otherwise be payable in respect of the Initial Term Loans:

Period	**Applicable Percentage**
From the Commitment Allocation Date through the date that is 30 days following the Commitment Allocation Date	0% per annum of Applicable Margin
From the date that is 31 days following the Commitment Allocation Date through the date that is 60 days following the Commitment Allocation Date	50% per annum of Applicable Margin
From the date that is 61 days following the Commitment Allocation Date and thereafter	100% per annum of Applicable Margin

The Administrative Agent shall promptly notify the Borrower of the occurrence of the Commitment Allocation Date. The Ticking Fee will be determined on the basis of a 360-day year and actual elapsed days and will be payable on the date (such date, the "***Ticking Fee Payment Date***") that is the earlier of in the case of the Initial Term Loan Commitments, (i) the Initial Funding Date (solely with respect to $96,000,000 of Initial Term Loan Commitments), (ii) the Delayed Draw Funding Date (with respect to the entire remaining aggregate amount of Commitments under the Initial Term Loan Commitments), (iii) the Commitment Termination Date for such Initial Term Loan Commitments, and (iv) the effective date of any reduction of the Initial Term Loan Commitments solely with respect to the amount so reduced. Notwithstanding anything to the contrary in this Agreement, any Ticking Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Ticking Fee shall otherwise have been due and payable by the Borrower prior to such time; and *provided, further*, that no Ticking Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

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(c) All fees under this Section 2.05 shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, no such fees shall be refundable under any circumstances.

SECTION 2.06 ***Interest on Loans***. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate *per annum* equal to the Alternate Base Rate plus the Applicable Margin.

(a) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate *per annum* equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing *plus* the Applicable Margin.

(b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall be paid in the same currency as the Loan to which such interest relates.

SECTION 2.07 ***Default Interest***. If any Event of Default under Section 7.01(a) or 7.01(g) hereof has occurred and is continuing then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amounts shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 *plus* 2.00% *per annum*, (b) in the case of interest payable on any Loan, at the rate otherwise applicable to an ABR Loan of the applicable Class *plus* 2.00% *per annum*, and (c) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan that is an Initial Revolving Credit Loan *plus* 2.00% *per annum*.

SECTION 2.08 ***Alternate Rate of Interest***. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (a) that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, (b) that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining Eurodollar Loans during such Interest Period or (c) that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrowers for

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a Eurodollar Borrowing pursuant to Sections 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 ***Termination or Reduction of Commitments***. (a) The Term Commitments and the Initial Revolving Credit Commitments shall automatically terminate upon the Commitment Termination Date and any Incremental Loan Commitments, Refinancing Commitments, Extended Revolving Credit Commitments or Commitments with respect to Extended Term Loans shall terminate as provided in the related Incremental Assumption Agreement, Refinancing Amendment or Extension Amendment, as applicable. The Revolving Credit Commitment of each Revolving Credit Lender shall automatically terminate on the Maturity Date for the applicable Class of Revolving Credit Commitments; provided that (x) the foregoing shall not release any Revolving Credit Lender from any liability it may have for its failure to fund Revolving Credit Loans, L/C Advances or participations in Swing Line Loans that were required to be funded by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Advances or participations in Swing Line Loans with respect to Letters of Credit issued or Swing Line Loans made prior to such Maturity Date.

(a) Upon at least three Business Days' prior written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused Commitments of any Class; *provided, however*, that (i) each partial reduction of Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and (ii) if, after giving effect to any reduction of Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Participating Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided in the immediately preceding sentence, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Any such notice of termination or reduction pursuant to this Section 2.09(b) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower or the Borrower may delay the date of prepayment identified therein to a later date reasonably acceptable to the Administrative Agent (in each case by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the satisfaction of such condition is delayed.

(b) Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced on a pro rata basis (determined on the basis of the aggregate Commitments under such Class) (other than the termination of the Commitment of any Lender as provided in Section 2.21). Any commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

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SECTION 2.10 ***Conversion and Continuation of Borrowings***. (a) The applicable Borrower shall have the right at any time upon prior irrevocable notice (including by telephone or e-mail, which in the case of telephonic notice, shall be promptly followed by written notice) to the Administrative Agent (x) not later than 2:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (y) not later than 2:00 p.m., New York City time, three Business Days prior to conversion or continuation (or such shorter period as may be agreed by the Administrative Agent), to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (z) not later than 2:00 p.m., New York City time, three Business Days prior to conversion (or such shorter period as may be agreed by the Administrative Agent), to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made *pro rata* among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Eurodollar or ABR Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings comprised of Loans or Other Loans, as applicable, with Interest Periods ending on or prior to such Repayment Date and (B) the ABR

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Borrowings comprised of Loans or Other Loans, as applicable, would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date;

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan; and

(ix) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period.

(b) Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify whether the Borrower or the Subsidiary Revolver Borrower is the borrower thereunder and (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect 'to any conversion to or continuation as a Eurodollar Borrowing, each Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), if a Eurodollar Borrowing, automatically be converted to an ABR Borrowing effective as of the expiration date of such current Interest Period.

(c) Notwithstanding any other provision of this Agreement, it is understood and agreed that on the Delayed Draw Funding Date (a "***Required Conversion Date***"), the applicable Borrower may, in its discretion, elect to convert any then outstanding Initial Draw Term Loans that are Eurodollar Loans to either (i) ABR Loans or (ii) Eurodollar Loans having an Interest Period designated by such Borrower, in each case regardless of whether such Required Conversion Date is the last day of an Interest Period with respect to such Initial Draw Term Loans, and such Required Conversion Date shall constitute an Interest Payment Date with respect to all such outstanding Initial Draw Term Loans. On the Required Conversion Date, the Delayed Draw Term Loans made on such date shall be allocated ratably to the then outstanding Borrowings of ABR Loans and Eurodollar Loans after giving effect to such conversion (based upon the relative amount that the aggregate principal amount of then outstanding Initial Draw Term Loans that are ABR Loans or Eurodollar Loans, respectively, outstanding on such Required Conversion Date (after giving effect to such conversion) bears to the aggregate principal amount of Initial Draw Term Loans outstanding on such Required Conversion Date), with the effect that: (A) the new Delayed Draw Term Loans allocated to Eurodollar Loans shall be added to (and thereafter be deemed to constitute a part of) such Eurodollar Loans, and be subject to the same Adjusted LIBO Rates and Interest Periods (in each case after giving effect to such conversion) as such Eurodollar Loans to

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which they are added and (B) the new Delayed Draw Term Loans allocated to ABR Loans shall be added to (and thereafter be deemed to constitute part of) such ABR Loans, and be subject to the same Alternate Base Rate as such ABR Loans to which they are added. The Administrative Agent shall (and is hereby authorized to) take all appropriate actions in connection with the incurrence of new Delayed Draw Term Loans on the Required Conversion Date to ensure that all Lenders with Delayed Draw Term Loans and Initial Draw Term Loans outstanding on such Required Conversion Date (after giving effect to the incurrence of new Delayed Draw Term Loans on the Required Conversion Date) participate pro rata in accordance with this Section 2.10(c) in each Borrowing of Initial Term Loans. Each Initial Term Loan Lender agrees that the provisions of Section 2.16 shall not apply to any conversion of Eurodollar Loans of such Lender on the Required Conversion Date pursuant to this Section 2.10(c). From the Required Conversion Date, the Delayed Draw Term Loans and the Initial Draw Term Loans shall constitute a single Class of Term Loans having identical terms as set forth herein.

SECTION 2.11 ***Repayment of Borrowings***. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders holding Initial Term Loans (A) on April 15th, July 15th, October 15th and January 15th of each year (each such date being called a "***Repayment Date***"), commencing with the first such date occurring during the first full fiscal quarter ending after the date that is the later of the Closing Date and the Delayed Draw Funding Date, and on each such date thereafter through the Initial Term Loan Maturity Date provided that if such day is not a Business Day, the Repayment Date shall be the next succeeding Business Day, amortization installments equal to 0.25% of the aggregate principal amount of such Initial Term Loans outstanding on the Delayed Draw Funding Date; as adjusted from time to time pursuant to Sections 2.12(b), 2.13(e) and 2.22(d), and which payments shall be further reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.12 and (B) on the Initial Term Loan Maturity Date, the aggregate unpaid principal amount of all Initial Term Loans on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding such date. For the avoidance of doubt the aggregate principal amount of the Loans extended on the draw date thereof shall be the face amount of such Loans without giving effect to any upfront fees or OID.

(i) The repayment dates and amounts for any Incremental Loans, Loans of an Extended Class or Refinancing Loans shall be set forth in the applicable Incremental Loan Assumption Agreement, Extension Amendment or Refinancing Amendment, subject to any limitations set forth, as applicable, in Sections 2.22, 2.23 or 2.24.

(ii) The applicable Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Revolving Credit Commitments the aggregate outstanding principal amount of all Revolving Credit Loans made in respect of such Revolving Credit Commitments.

(iii) The applicable Borrower shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (A) the date five (5) Business Days after such Loan is made, (B) the Latest Maturity Date for the Participating Revolving Credit Commitments and (C) the date a Revolving Credit Loan is made to such Borrower

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pursuant to Section 2.01(b); *provided that* such repayment may be made from the proceeds of a Revolving Credit Borrowing.

(b) To the extent not previously paid, all Initial Loans, Incremental Loans and Loans of an Extended Class shall be due and payable on their respective Maturity Date, the Incremental Loan Maturity Date and the maturity date of the Loans of such Extended Class, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 ***Voluntary Prepayments***. (a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; *provided*, *however*, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). All voluntary prepayments, including all optional prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium (except as set forth in Section 2.12(d)) or penalty. Any such notice of prepayment pursuant to this Section 2.12(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the applicable Borrower or the applicable Borrower may delay the date of prepayment identified therein to a later date reasonably acceptable to the Administrative Agent (in each case by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the satisfaction of such condition is delayed.

(a) Voluntary prepayments of any Class of outstanding Loans shall be applied to such Classes of Loans as the Borrower may direct, or in the absence of direction, ratable among the Classes, and thereafter to the remaining amortization payments under such Class, as the applicable Borrower may direct, and in the absence of such direction, in direct order of maturity thereof.

(b) Notwithstanding anything in any Loan Document to the contrary, so long as no Specified Event of Default has occurred and is continuing or would result from such prepayment, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled immediately upon such prepayment) on the following basis:

(i) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the "***Discounted Term Loan Prepayment***"), in each case made in accordance with this Section 2.12(c).

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(ii) (A) The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Manager with three (3) Business Days' notice in the form of a Specified Discount Prepayment Notice; *provided* that (1) any such offer shall be made available, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis (but in any event such prepayment need not be *pro rata* among all Classes), (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the "***Specified Discount Prepayment Amount***") with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the "***Specified Discount***") of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(c)(ii)), (3) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Manager will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response (such form a "***Specified Discount Prepayment Response***") to be completed and returned by each such Term Lender to the Auction Manager (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to, and with the consent of, the Auction Manager) (the "***Specified Discount Prepayment Response Date***").

(A) Each Term Lender receiving such offer shall notify the Auction Manager (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a "***Discount Prepayment Accepting Term Lender***"), the amount and the Classes of such Term Lender's Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Term Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Manager by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(B) If there is at least one Discount Prepayment Accepting Term Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Term Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and Classes of Term Loans specified in such Term Lender's

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Specified Discount Prepayment Response given pursuant to subsection (B) above; *provided that*, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Term Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made *pro rata* among the Discount Prepayment Accepting Term Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Term Lender and the Auction Manager (in consultation with the Borrower and subject to rounding requirements of the Auction Manager made in its reasonable discretion) will calculate such proration (the "***Specified Discount Proration***"). The Auction Manager shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (1) the Borrower of the respective Term Lenders' responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (3) each Discount Prepayment Accepting Term Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Manager of the amounts stated in the foregoing notices to the Borrower and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (iv) below (subject to subsection (x) below).

(iii) (A) The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Manager with three (3) Business Days' notice in the form of a Discount Range Prepayment Notice; *provided that* (1) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (2) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the "***Discount Range Prepayment Amount***"), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the "***Discount Range***") of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(c)(iii)), (3) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and (4) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Manager will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form

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of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Manager (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to, and with the consent of, the Auction Manager) (the "***Discount Range Prepayment Response Date***"). Each Term Lender's Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the "***Submitted Discount***") at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Term Lender's Term Loans (the "***Submitted Amount***") such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Manager by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(A) The Auction Manager shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Manager made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (B). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Manager within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the "***Applicable Discount***") which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (C)(3)) at the Applicable Discount (each such Term Lender, a "***Participating Term Lender***").

(B) If there is at least one Participating Term Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Term Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the Classes specified in such Term Lender's Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Term Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the

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principal amount of the relevant Term Loans for those Participating Term Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the "***Identified Participating Term Lenders***") shall be made *pro rata* among the Identified Participating Term Lenders in accordance with the Submitted Amount of each such Identified Participating Term Lender and the Auction Manager (in consultation with the Borrower and subject to rounding requirements of the Auction Manager made in its sole reasonable discretion) will calculate such proration (the "***Discount Range Proration***"). The Auction Manager shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (1) the Borrower of the respective Term Lenders' responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (3) each Participating Term Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (4) if applicable, each Identified Participating Term Lender of the Discount Range Proration. Each determination by the Auction Manager of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(iv) (A) The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Manager with three (3) Business Days' notice in the form of a Solicited Discounted Prepayment Notice; *provided that* (1) any such solicitation shall be extended, at the sole discretion of the Borrower, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (2) any such notice shall specify the maximum aggregate amount of the Term Loans (the "***Solicited Discounted Prepayment Amount***") and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(c)(iv)), (3) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion) and (4) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Manager will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Manager (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day

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after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager) (the "***Solicited Discounted Prepayment Response Date***"). Each Term Lender's Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the "***Offered Discount***") at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the "***Offered Amount***") such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Manager by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(A) The Auction Manager shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower in its sole discretion (the "***Acceptable Discount***"), if any. If the Borrower elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Manager of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (B) (the "***Acceptance Date***"), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Manager setting forth the Acceptable Discount. If the Auction Manager shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(B) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Manager by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the "***Discounted Prepayment Determination Date***"), the Auction Manager will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Manager made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the "***Acceptable Prepayment Amount***") to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.12(c)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Manager by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the

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Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a "***Qualifying Term Lender***"). The Borrower will prepay outstanding Term Loans pursuant to this subsection (iv) to each Qualifying Term Lender in the aggregate principal amount and of the Classes specified in such Term Lender's Solicited Discounted Prepayment Offer at the Acceptable Discount; *provided that* if the aggregate Offered Amount by all Qualifying Term Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Term Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the "***Identified Qualifying Term Lenders***") shall be made *pro rata* among the Identified Qualifying Term Lenders in accordance with the Offered Amount of each such Identified Qualifying Term Lender and the Auction Manager (in consultation with the Borrower and subject to rounding requirements of the Auction Manager made in its sole reasonable discretion) will calculate such proration (the "***Solicited Discount Proration***"). On or prior to the Discounted Prepayment Determination Date, the Auction Manager shall promptly notify (1) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (2) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (3) each Qualifying Term Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (4) if applicable, each Identified Qualifying Term Lender of the Solicited Discount Proration. Each determination by the Auction Manager of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (vi) below (subject to subsection (x) below).

(v) In connection with any Discounted Term Loan Prepayment, the Group Members and the Term Lenders acknowledge and agree that the Auction Manager may require as a condition to any Discounted Term Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from the Borrower in connection therewith.

(vi) If any Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date without premium or penalty, except as set forth in Section 2.12(d). The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Term Lenders, or Qualifying Term Lenders, as applicable, at the Administrative Agent's office in immediately available funds not later than 1:00 p.m., New York City time, on the Discounted

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Prepayment Effective Date and all such prepayments shall be applied to the remaining scheduled installments of principal of the relevant Class of Term Loans pursuant to Section 2.11 on a *pro rata* basis across the installments applicable to the Class of Term Loans so prepaid. The Term Loans so prepaid shall be, as set forth in this Section 2.12(c), accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.12(c) shall be paid to the Discount Prepayment Accepting Lenders, Participating Term Lenders, or Qualifying Term Lenders, as applicable, and shall be applied to the relevant Borrowings of Term Loans of the applicable Class of such Term Lenders ratably. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.12(c), established by the Auction Manager acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.12(c), each notice or other communication required to be delivered or otherwise provided to the Auction Manager (or its delegate) shall be deemed to have been given upon the Auction Manager's (or its delegate's) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Each of the Group Members and the Term Lenders acknowledge and agree that the Auction Manager may perform any and all of its duties under this Section 2.12(c) by itself or through any Affiliate of the Auction Manager and expressly consents to any such delegation of duties by the Auction Manager to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Manager and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.12(c) as well as activities of the Auction Manager.

(x) The Borrower shall have the right, by written notice to the Auction Manager, to revoke or modify its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.12(c) shall not constitute a Default or Event of Default under Section 7.01 of this Agreement or otherwise).

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Notwithstanding anything to the contrary contained in this Agreement, any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers pursuant to this Section 2.12 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the applicable Borrower or the applicable Borrower may delay the date of Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers identified therein (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the satisfaction of such condition is delayed.

(c) In the event that on or prior to the date that is twelve months from the Initial Funding Date either (i) the Borrower makes any prepayment of Initial Term Loans in connection with a Repricing Transaction (including by way of a Refinancing Amendment) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders, in the case of clause (i) 1.00% of the principal amount of the Initial Term Loans so repaid, or in the case of clause (ii) a payment equal to 1.00% of the aggregate amount of the Initial Term Loans subject to such Repricing Transaction.

SECTION 2.13 ***Mandatory Prepayments***. (a) (i) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.08(b) of Annex I hereof will be deemed to constitute "Excess Proceeds".

(i) On or prior to the 366th day (or the 546th day, in the case of any Net Available Cash committed to be used pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Borrower pursuant to clauses (2) or (3) of Section 4.08(b) of Annex I hereof) after the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $50 million, the Borrower shall (1) deliver a notice of prepayment to the Administrative Agent in accordance with Section 2.13(f) and (2) to the extent the Borrower elects, or the Borrower or a Guarantor is required by the terms of other outstanding Pari Passu Indebtedness, deliver a notice of prepayment or redemption, or make an offer, to all holders of such other outstanding Pari Passu Indebtedness, in each case, to prepay or purchase the maximum principal amount of Term Loans and any such Pari Passu Indebtedness to which such notice or offer apply that may be prepaid or purchased out of the Excess Proceeds, on a *pro rata* basis, calculated in accordance with Section 2.13(g).

(ii) The Borrower shall (x) in the case of Term Loans, no earlier than twenty (20) days and no later than thirty-five (35) days following the notice referred to in Section 2.13(a)(ii)(B)(1) above and subject to Section 2.13(g) and (y) in the case of any Pari Passu Indebtedness, within the time periods required by such Pari Passu Indebtedness and subject to any provisions under any agreement or governing such Pari Passu Indebtedness that are analogous to Section 2.13(g), prepay or purchase the Term Loans and such Pari Passu Indebtedness in accordance with such notice or offer at an

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offer price equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Agreement or the agreements governing the Pari Passu Indebtedness, as applicable.

(b) No later than 10 days after the date on which the financial statements are delivered pursuant to Section 4.10(a)(1) of Annex I hereof (such date the "***ECF Prepayment Date***"), commencing with the financial statements delivered with respect to the fiscal year of the Borrower ending December 31st, 2020, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(e) with the Pari Ratable Share of an amount equal to 50% (the "***ECF Percentage***") of Excess Cash Flow for the fiscal year then ended; *provided that* (x) in calculating such Pari Ratable Share, outstanding revolving indebtedness that is Pari Passu Indebtedness shall not be included in the calculation of outstanding Pari Passu Indebtedness except to the extent such revolving indebtedness is prepaid or offered to be prepaid (with a permanent reduction of corresponding commitments) no later than the ECF Prepayment Date with its Pari Ratable Share of an amount equal to 50% of Excess Cash Flow for the fiscal year then ended and (y) such Pari Ratable Share shall be reduced by (without duplication of prepayments contemplated in clause (x) above or by any such amounts deducted pursuant to this Section 2.13(b) in a previous year) (i) the aggregate principal amount of any voluntary prepayments of Loans pursuant to Section 2.12 and any voluntary prepayments of Pari Passu Indebtedness pursuant to any equivalent voluntary prepayment provision in the documentation governing such other Pari Passu Indebtedness (and in the case of any revolving indebtedness, solely to the extent the corresponding commitments are permanently reduced); (ii) the amount of any reductions in the outstanding principal amount of any Loans and Pari Passu Indebtedness (and in the case of any revolving indebtedness, solely to the extent the corresponding commitments are permanently reduced), in each case resulting from any assignments made in accordance with Section 9.04(k) or (l) (or any equivalent provision in the documentation governing such other Pari Passu Indebtedness) made or effected during such fiscal year and on or after the end of such fiscal year but prior to the ECF Prepayment Date (the "***Applicable ECF Deduct Period***"), (A) the amount of any Permitted Investment made in cash (other than any Permitted Investments pursuant to clauses (c), (e) and (k) of the definition thereof) and any Restricted Payment made in cash pursuant to Section 4.05 of Article IV in Annex I hereof, in each case, that are made during such Applicable ECF Deduct Period by the Borrower or, in the case of Permitted Investments, the Borrower or any Restricted Subsidiary thereof with Internally Generated Cash and (B) the aggregate amount of Permitted Expenditures to the extent expected to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year for which the Excess Cash Flow is being calculated, and expected in good faith to be financed with Internally Generated Cash; *provided* that to the extent that the aggregate amount of Permitted Expenditures financed with Internally Generated Cash and paid in cash during such following period of four consecutive fiscal quarters is less than the aggregate amount of Planned Expenditures expected to be financed with Internally Generated Cash, the amount of such shortfall shall be added to the ECF Payment Amount at the end of such following period of four consecutive fiscal quarters; *provided that*, in each case, such prepayments are not funded with proceeds of long-term Indebtedness (other than revolving indebtedness) (the "***ECF Payment Amount***"); provided, further, that (x) a prepayment of Term Loans pursuant to this Section 2.13(b) in respect of any fiscal year shall only be required in the

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amount (if any) by which the ECF Payment Amount for such fiscal year exceeds $15.0 million, (y) the ECF Percentage for any fiscal year with respect to which Excess Cash Flow is measured shall be reduced to (i) 25% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.50 to 1.00. and greater than 3.75 to 1.00 (and if an amount of such prepayment would result in the Consolidated Net Leverage Ratio being reduced to equal to or less than 3.75 to 1.00, with respect to the remaining ECF Payment Amount, with the ECF Percentage being calculated after giving effect to such prepayment) and (ii) to zero if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.75 to 1.00 (and if an amount of such prepayment would result in the Consolidated Net Leverage Ratio being reduced to equal to or less than 3.75 to 1.00, with respect to the remaining ECF Payment Amount, with the ECF Percentage being calculated after giving effect to such prepayment).. Notwithstanding anything to the contrary contained in this Agreement, when calculating the Consolidated Net Leverage Ratio for the purposes of this Section 2.13(b), Specified Indebtedness shall be determined after giving pro forma effect to any voluntary prepayments made pursuant to Section 2.12 and any voluntary prepayments of Pari Passu Indebtedness, in each case, after the end of the Borrower's most recently ended full fiscal year and prior to the ECF Prepayment Date and assuming such payments had been made on the last day of such fiscal year. For purposes of this Section 2.13(b), any voluntary prepayments of Loans or other Pari Passu Indebtedness shall include purchases of Loans or other Pari Passu Indebtedness by the Borrower or any Restricted Subsidiary at or below par, in accordance with Section 2.12(c) in the case of the Term Loans, or any equivalent provision in the documentation governing such other Pari Passu Indebtedness, in which case the amount of voluntary prepayments of Loans or other Pari Passu Indebtedness shall be deemed not to exceed the actual purchase price of such Loans or other Pari Passu Indebtedness below par.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 2.13, (i) to the extent that any or all of the Excess Proceeds or Excess Cash Flow realized by a direct or indirect Subsidiary of the Borrower that is not a U.S. Person are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Excess Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13(a) or (b), as applicable, but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Excess Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Excess Proceeds or Excess Cash Flow permitted to be repatriated will be promptly (and in any event no later than two (2) Business Days after any such repatriation) applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.13 to the extent otherwise provided herein or (ii) to the extent that the Borrower determines in good faith that repatriation of an amount equal to any or all of the Excess Proceeds or Excess Cash Flow by such Subsidiary that is not a U.S. person would have material adverse tax consequences with respect to such Excess Proceeds or Excess Cash Flow, the Excess Proceeds or Excess Cash Flow so affected shall not be required to be applied to repay Loans at the times provided in accordance with Sections 2.13(a) or (b), as applicable, and may be deducted from any amounts otherwise due under Sections 2.13(a) or (b), as applicable, so long, but only so long, as

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the Borrower believes in good faith that repatriation of such amount would have material adverse tax consequences; *provided that* if repatriation of any affected portion of the Excess Proceeds or Excess Cash Flow would no longer have material adverse tax consequences, as determined by the Borrower in good faith, the Borrower shall promptly (and in any event within five Business Days) prepay the Loans in an amount equal to any such portion no longer affected.

(d) In the event and on such occasion that (i) the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class or (ii) the Revolving Credit Exposure under Participating Revolving Credit Commitments exceeds the Participating Revolving Credit Commitments, the Borrower shall promptly (and in any event within five Business Days) prepay (or in the case of L/C Exposure, cash collateralize) the Revolving Credit Loans, L/C Exposure and/or Swing Line Loans in an aggregate amount equal to such excess (it being understood that the Borrower shall prepay Revolving Loans and/or Swing Line Loans prior to cash collateralization of L/C Exposure).

(e) Mandatory prepayments of outstanding Loans under this Agreement pursuant to Section 2.13(a) and (b) shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied *pro rata* to Term Lenders within such Class of Term Loans, based upon the outstanding principal amounts owing to each such Term Lender under such Class of Term Loans, and shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Borrower (and in the absence of such direction, in direct order of maturity); *provided that*, unless otherwise permitted under this Agreement, such prepayments may not be directed to a later maturing Class of Term Loans without at least a *pro rata* repayment of any earlier maturing Classes of Term Loans (except that any Class of Incremental Term Loans, Extended Term Loans or Refinancing Term Loans may specify that one or more other Classes of later maturing Term Loans may be prepaid prior to such Class of earlier maturing Term Loans).

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13 (other than Section 2.13(d)), (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable (except in respect of prepayments required under Section 2.13(a)), at least three Business Days prior written notice of such prepayment. Any such notice of prepayment may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower or the Borrower may delay the date of prepayment identified therein (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied or the satisfaction of such condition is delayed. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g) The Administrative Agent shall promptly notify each Lender of the contents of any prepayment notices delivered to the Administrative Agent pursuant to clause (a) of this Section

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2.13 and of such Lender's Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the "***Declined Proceeds***") of Term Loans required to be made pursuant to clause (a) of this Section 2.13 by providing written notice (each, a "***Rejection Notice***") to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, on the date that is three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the proposed prepayment date. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower and may be applied in any manner that is not prohibited by this Agreement. If the aggregate principal amount of the Term Loans to be prepaid and other Pari Passu Indebtedness required to be prepaid or redeemed or in respect of which the Borrower is required to make an offer to purchase or redeem, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Term Loans and Pari Passu Indebtedness to be purchased on a *pro rata* basis on the basis of the aggregate principal amount of Loans and Pari Passu Indebtedness to be prepaid or purchased. Upon making any prepayment required by Section 2.13(a), subject to this clause (g), the amount of Excess Proceeds shall be reset at zero.

(h) In the event that the Initial Funding Date has occurred and (i) the Closing Date does not take place on or prior to the Longstop Date; (ii) the Acquisition Agreement is terminated at any time prior to the Longstop Date; (iii) there is an Event of Default under Section 7.01(g) with respect to the Borrower on or prior to the Longstop Date or (iv) the Borrower has not satisfied the Loan Escrow Condition (if applicable) (the date of any such event being the "***Early Termination Date***"), the Borrower will no later than one Business Day following the Early Termination Date deliver notice of the Early Termination Date to the Administrative Agent and will provide that the aggregate principal amount of any Term Loans outstanding at such time shall be repaid at a price (the "***Early Termination Amount***") equal to 98.0% for such Term Loans no later than the fifth Business Day after the Early Termination Date. Notwithstanding anything herein to the contrary, the Lenders hereby agree that upon payment of the Early Termination Amount (which the Lenders acknowledge and agree shall be less than the face value of such Term Loans), the full principal amount of such Term Loans will be deemed to have been paid in full and discharged. Notwithstanding the foregoing, this Section 2.13(h) shall not apply, and no such below par discharge shall be available if an Event of Default under Section 7.01(g) has occurred and is continuing.

SECTION 2.14 ***Reserve Requirements; Change in Circumstances***. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, liquidity requirement, Tax (other than Indemnified Taxes and Other Taxes indemnified pursuant to Section 2.20 and Excluded Taxes) or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement, Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar

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Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(a) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has had or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(b) A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as applicable, and (ii) the calculations supporting such amount or amounts, as specified in Sections 2.14(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(c) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation; *provided that* the Borrower shall not be under any obligation to compensate any Lender under Sections 2.14(a) or (b) with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or would reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; *provided, further*, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15 ***Change in Legality***. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar

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Borrowing for an additional Interest Period) shall, as to such Lender only be deemed in the event of Eurodollar Borrowings, a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be); and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.15(b).

In the event any Lender shall exercise its rights under clauses (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

(c) Each Lender on the date of this Agreement (by executing this Agreement) and each Lender that becomes a party to this Agreement after the Closing Date (by executing the relevant Assignment and Assumption) confirms, on the date it becomes a party hereunder, that following the occurrence of a Withdrawal Event by the United Kingdom as a result of the notification given by the United Kingdom on 29 March 2017 of its intention to exit the European Union (including in the absence of any extension of the date of such Withdrawal Event or interim agreement between the United Kingdom and the European Union) (and assuming no changes to any applicable law or regulation other than changes to the laws of the United Kingdom arising from such Withdrawal Event and also assuming for the purposes of the application of any European Union Law or the Laws of a member state of the European Union that the United Kingdom will no longer be a member of the European Union), based upon information available to it on the date it becomes a party hereunder, that it or its branch or an Affiliate thereof will be permitted to carry out all of that Lender's lending and other obligations under the Loan Documents in all jurisdictions in which any Borrower under the Loans in respect of which it is a Lender is or may be incorporated, organized or formed from time to time, either pursuant to its (or its branch or Affiliate) continued authorization as an "EEA Credit Institution" under CRD IV or by virtue of its (or its branch or Affiliate) having obtained all necessary authorizations (if any) required under all applicable laws and regulations in each such jurisdiction *provided that*, no Lender becoming party to this Agreement after the occurrence of a Withdrawal Event by the United Kingdom as a result of the notification given by the United Kingdom on 29 March 2017 of its intention to exit the European Union shall provide any confirmation as set out in this Section 2.15(c).

SECTION 2.16 ***Breakage***. Each Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any

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Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the applicable Borrower hereunder (any of the events referred to in this clause (a) being called a "***Breakage Event***") or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. Each Lender shall provide a certificate setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 to each Borrower within 180 days after the Breakage Event and such certificate shall be conclusive absent manifest error.

SECTION 2.17 ***Pro Rata Treatment***. Except as set forth in Section 2.12, as required under Section 2.15 or otherwise stated herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated *pro rata* among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18 ***Sharing of Setoffs***. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans, or participations in L/C Obligations and Swing Line Loans held by it, as a result of which the unpaid principal portion of its Loans, or participations in L/C Obligations and Swing Line Loans held by it, shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, or participations in L/C Obligations and Swing Line Loans held by such other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender (or a sub-participation in the participations in L/C Obligations and Swing Line Loans held by such other Lender), so that the aggregate unpaid principal amount of the Loans and participations held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and participations then outstanding as the principal amount of its Loans and participations prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans and participations outstanding prior to such exercise of banker's lien, setoff

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or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Affiliates of the Borrower (as to which the provisions of this Section 2.18 shall apply); *provided, further*, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

SECTION 2.19 ***Payments***. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices described on Schedule 9.01(b) (or as otherwise notified by the Administrative Agent in writing to such Borrower from time to time). Any payments received by the Administrative Agent after 1:00 p.m., New York City time, may, in the Administrative Agent's sole discretion, be deemed received on the next succeeding Business Day. Subject to Article VIII, the Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(a) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable. Except as otherwise expressly provided herein, all fees referred to herein (including in Sections 2.05, 2.26(h) and 2.26(i)) shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

SECTION 2.20 ***Taxes***. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall, except to the extent required by law, be made without any Tax Deduction; provided that, if any Indemnified Taxes are required to be deducted from such payments, then (i) the Administrative Agent or such Loan Party shall make such Tax Deduction and any payment required in connection

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with that Tax Deduction within the time allowed and in the minimum amount required by law, (ii) the Administrative Agent or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iii) in the case of a Tax Deduction, the sum payable by the Borrower or other Loan Party shall be increased as necessary so that after making all required deductions, (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(a) In addition, and without duplication of any other amounts hereunder, the Borrower and any other Loan Party, as the case may be, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(b) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or otherwise with respect to any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and, to the extent not arising due to the gross negligence or willful neglect of the Administrative Agent or Lenders, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error. The Administrative Agent and each Lender shall not be indemnified for any Indemnified Taxes that have already been compensated for by an increased payment in accordance with Section 2.20(a) above.

(c) Not later than 30 days after a Tax Deduction or any payment required in connection with a Tax Deduction by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory that the Tax Deduction has been made or (as applicable) that any appropriate payment to the Governmental Authority has been paid.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (ii)(A) and (ii)(B) below) shall

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not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income tax withholding will not give rise to an exception from the preceding sentence or otherwise be considered prejudicial to the position of a Lender).

(i) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "**U.S. Tax Compliance Certificate**") and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-

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8ECI, IRS Form W-8BEN or W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide any necessary successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent, as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto

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evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or, a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon a reasonable request of the Borrower.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20 it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary to this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.21 ***Assignment of Commitments Under Certain Circumstances; Duty to Mitigate***. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender is a Non-Consenting Lender or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, (A) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and

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interest accrued to the date of such payment on the outstanding Loans of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, in the case of any such assignment occurring in connection with a Repricing Transaction occurring prior to the 12-month anniversary of the Initial Funding Date, the prepayment fee pursuant to Section 2.12(d) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.12(d), such amount to be payable by the Borrower)), or (B) terminate the Commitment of such Lender and (x) in the case of a Lender other than an L/C Issuer, repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (y) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided, further, that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.21(b)), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender's interests hereunder in the circumstances contemplated by this Section 2.21(a).

(a) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender or Administrative Agent shall use reasonable efforts (which shall not require such Lender or Administrative Agent to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

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SECTION 2.22 ***Incremental Loans***. (a) The Borrower may, by written notice to the Administrative Agent and the Person appointed by the Borrower to arrange Incremental Loan Commitments (such Person (who may be (i) the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower after consultation with the Administrative Agent), the "***Incremental Arranger***") from time to time, request from one or more existing or additional Lenders, all of which must be Eligible Assignees: (A) one or more new commitments for new Term Loans which may be of the same Class as any outstanding Class of Term Loans or a new Class of Term Loans (the "***Incremental Term Loan Commitments***") and/or (B) the establishment of one or more new revolving credit commitments (any such new commitments, the "***Incremental Revolving Credit Commitments***" and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Loan Commitments, the "***Incremental Loan Commitments***"), in an amount not to exceed the Incremental Loan Amount (in the case of Incremental Revolving Credit Commitments, assuming a borrowing of the maximum amount of Incremental Revolving Credit Loans available); provided that Incremental Loan Commitments may be incurred in the Available Currency or an alternative currency pursuant to procedures and on terms to be agreed with the applicable Incremental Arranger and the Administrative Agent. The Incremental Arranger shall promptly deliver a copy of such notice to each of the Lenders and the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of, $1,000,000 and a minimum amount of $5,000,000 (or in such lower minimum amounts or multiples as agreed to by the Incremental Arranger in its reasonable discretion), or such lesser amount equal to the Incremental Loan Amount at such time), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days (or such shorter period as agreed by the Incremental Arranger) after the date of such notice), and (iii) whether such Incremental Loan Commitments are commitments to make additional Loans of the same Class which shall be extended in a manner so as to be fungible with an existing Class of Loans hereunder or commitments to make Loans with terms different from such Loans which shall constitute a separate Class of Loans hereunder ("***Other Loans***"). On the applicable date specified in any Incremental Loan Assumption Agreement (the "***Incremental Facility Closing Date***"), subject only to the satisfaction of the terms and conditions in this Section 2.22 and in the applicable Incremental Loan Assumption Agreement, (A) (1) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an "***Incremental Term Loan***") in an amount equal to its Incremental Term Loan Commitment of such Class and (2) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto and (B) (1) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an "***Incremental Revolving Loan***" and collectively with any Incremental Term Loan, an "***Incremental Loan***") in an amount equal to its Incremental Revolving Credit Commitment of such Class and (2) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto.

(a) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith; *provided* that (i) the Borrower and the Administrative Agent shall

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have consented to such additional banks, financial institutions and other institutional lenders to the extent the consent of the Borrower or the Administrative Agent, as applicable, would be required if such institution were receiving an assignment of Loans pursuant to Section 9.04 (provided, further, that the consent of the Administrative Agent shall not be required with respect to an additional bank, financial institution, or other institutional lender that is an Affiliate of a Lender or a Related Fund), (ii) with respect to Incremental Term Loan Commitments, any Affiliated Lender providing an Incremental Term Loan Commitment shall be subject to the same restrictions set forth in Section 9.04 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent and the Incremental Arranger an Incremental Loan Assumption Agreement and such other documentation as the Incremental Arranger shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender. The Other Loans and any Incremental Revolving Credit Commitments providing for Incremental Revolving Credit Loans that are Other Loans (such commitments, "***Other Revolving Credit Loan Commitments***" and such loans, "***Other Revolving Credit Loans***") (i) shall have fees and margin and/or interest rate determined by the Borrower and the Incremental Lenders providing such Loans, (ii) shall rank *pari passu* in right of payment with the Loans or Commitments existing prior the incurrence of such Other Loans and Other Revolving Credit Loan Commitments and be secured by the Collateral on a *pari passu* basis and (iii) (A) in the case of Incremental Term Loans, (x) may participate on a *pro rata* basis, less than *pro rata* basis or greater than pro rata basis in any mandatory prepayment of Term Loans (except that, unless otherwise permitted under this Agreement, such Incremental Term Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Term Loans) and (y) may participate on a *pro rata* basis, less than *pro rata* basis or greater than pro rata basis in any voluntary prepayment of Term Loans and (B) in the case of Incremental Revolving Credit Commitments and Incremental Revolving Loans, (x) shall provide that the borrowing and repayment (except for (A) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Incremental Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (y) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a *pro rata* basis or less than *pro rata* basis (but not more than a *pro rata* basis) with all other Revolving Credit Commitments then existing on the Incremental Facility Closing Date and (y) may provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date be made on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis with all other Revolving Credit Commitments. Without the prior written consent of the Administrative Agent, (A) the final maturity date of any Other Loans that are Term Loans (the "***Other Term Loans***"), shall be no earlier than the Initial Term Loan Maturity Date, (B) the final maturity date of any Other Revolving Credit Loans or Other Revolving Credit Loan Commitments shall be no earlier than the Initial Revolving Credit Commitment Maturity Date, (C) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (D) the All-In Yield applicable to the Other Loans shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Loan Assumption Agreement;

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provided, however, that the All-In Yield applicable to such Other Term Loans of the same currency as the Initial Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Initial Term Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Adjusted LIBO Rate floor) with respect to such Loans is increased so as to cause the then applicable All-In Yield under this Agreement on such Loans to equal the All-In Yield then applicable to the Other Term Loans minus 50 basis points; *provided* that any increase in All-In Yield to any Loan due to the application or imposition of an Adjusted LIBO Rate floor or an Alternate Base Rate floor on any Other Term Loans shall be effected, at the Borrower's option, (x) through an increase in (or implementation of, as applicable) any Adjusted LIBO Rate floor or Alternate Base Rate floor, as applicable, applicable to such Loan, (y) through an increase in the Applicable Margin for such Loan or (z) any combination of (x) and (y) above, and (E) the other terms and documentation in respect of such Other Loans (except for covenants or other provisions (i) conformed (or added) in the Loan Documents pursuant to the related Incremental Loan Assumption Agreement for the benefit of all of the Lenders; provided that (x) in the case of any Class of Incremental Term Loans and Incremental Term Loan Commitments, "soft-call" provisions may be added solely for the benefit of the Term Lenders and (y) in the case of any Class of Incremental Revolving Loans and Incremental Revolving Credit Commitments, financial maintenance covenants may be added solely for the benefit of the Revolving Credit Lenders or (ii) applicable only to periods after the Latest Maturity Date as of the Incremental Facility Closing Date (collectively the "***Additional Covenants***") which may be added without the consent of any other party)), to the extent not consistent with the Term Facilities or the Revolving Credit Facilities, as applicable, shall be reasonably satisfactory to the Incremental Arranger; provided that such other terms and documentation shall be deemed to be reasonably satisfactory to such Incremental Arranger if they reflect market terms and conditions (taken as a whole) at the time of incurrence of such Other Loans (as determined by the Borrower in good faith)). The Incremental Arranger shall promptly notify each Lender that has Incremental Loan Commitments and the Borrower as to the effectiveness of each Incremental Loan Assumption Agreement and each such effective Incremental Loan Assumption Agreement may be provided to the Lenders and the Administrative Agent. Notwithstanding anything in Section 9.08 to the contrary, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, (i) this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby including the Additional Covenants, (ii) each Incremental Loan Assumption Agreement may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Incremental Arranger and the Borrower, to effect the provisions of this Section 2.22, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (iii) at the option of the Borrower in consultation with the applicable Incremental Arranger, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (ii), so long as the applicable Incremental Arranger reasonably agrees that such modification is favorable to the applicable Lenders. Incremental Loans and Other Loans shall rank pari passu in right of payment and security (but without regard to the control of remedies) with the other Obligations under this Agreement, shall not at any time be guaranteed by any Subsidiary of the Borrower other than

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Subsidiaries that are Guarantors, and the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral.

(b) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.22 unless on the date of such effectiveness (or earlier, as determined in accordance with Section 1.05, in the case of an Incremental Loan Assumption Agreement the primary purpose of which is to finance a Limited Condition Transaction), (i) (x) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or in all respects to the extent qualified by materiality or Material Adverse Effect) on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects to the extent qualified by materiality or Material Adverse Effect) on and as of such earlier date; provided that, with respect to any Incremental Loan Assumption Agreement the primary purpose of which is to finance a Limited Condition Transaction, a Permitted Investment or an acquisition not prohibited by this Agreement, the condition set forth in this sub-clause (i)(x) shall only be required to the extent included (and in the form set forth in) the relevant Incremental Loan Assumption Agreement (and, if included, may be waived by Incremental Lenders holding more than 50% of the applicable aggregate Incremental Loan Commitments); and (y) no Event of Default shall have occurred and be continuing; provided that (other than in the case of an Event of Default specified in Section 7.01(a) and (g)), the condition in this sub-clause (i)(x) may be waived by Incremental Lenders holding more than 50% of the applicable aggregate Incremental Loan Commitments, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) all fees and expenses owing to the Administrative Agent in respect of such increase shall have been paid, (iii) the Incremental Arranger shall have received legal opinions addressed to the Incremental Lenders and the Incremental Arranger, board resolutions and other closing certificates reasonably requested by the Incremental Arranger and consistent with those delivered on the Initial Funding Date under Section 4.02, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel's form of opinion reasonably satisfactory to the Incremental Arranger and (iv) the Incremental Arranger shall have received reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Incremental Arranger in order to ensure that such Incremental Lenders are provided with the benefit of the applicable Loan Documents.

(c) Each of the parties hereto hereby agrees that the Administrative Agent and the Incremental Arranger, as applicable, may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans of the same currency on a *pro rata* basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a *pro rata* basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence (unless, solely with respect to Incremental Lenders, as otherwise agreed by the Incremental Lenders) shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period

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and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Loans are not Other Loans and are fungible with any other Class of Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made to such other Class after the making of such Incremental Loans may be ratably increased by the aggregate principal amount of such Incremental Loans and may be further increased for all Lenders of such other Class on a *pro rata* basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders of such other Class were entitled before such recalculation.

(d) Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase of an existing Loan pursuant to this Section 2.22, (i) each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.09 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Other Revolving Credit Loan Commitments may be elected to be included as additional Participating Revolving Credit Commitments under the applicable Incremental Loan Assumption Agreement, subject to the consent of each Swing Line Lender and each L/C Issuer, and on the Incremental Facility Closing Date on which such Incremental Revolving Credit Commitments are effected, all Swing Line Loans and Letters of Credit shall be participated on a *pro rata* basis by all Participating Revolving Credit Lenders in accordance with their percentage of the Participating Revolving Credit Commitments existing after giving effect to such Incremental Loan Assumption Amendment, provided, such election may be made conditional upon the termination of one or more other Participating Revolving Credit Commitments.

(f) This Section 2.22 shall supersede any provisions in Section 2.17 or 9.08 to the contrary.

SECTION 2.23 ***Extension Amendments***. (a) So long as no Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date of the relevant conversion), the Borrower may at any time and from time to time request that (i) all or a portion of any Class of Term Loans then outstanding selected by the Borrower (the "***Original Term Loans***") and/or (ii) all or a portion of any Class of Revolving Credit Commitments then outstanding selected by the Borrower (such Revolving Credit

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Commitments, the "***Original Revolving Credit Commitments***", collectively with the Original Term Loans, an "***Original Class***") be converted to extend the maturity date thereof and to provide for other terms permitted by this Section 2.23 (any portion thereof that have been so extended, the "***Extended Term Loans***" or "***Extended Revolving Credit Commitments***", as the case may be, and collectively, the "***Extended Class***" and the remainder not so extended, the "***Non-Extended Term Loans***" or "***Non-Extended Revolving Credit Commitments***", as the case may be, and collectively, the "***Non-Extended Class***"); provided that, with the consent of the Administrative Agent, the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, may be designated as part of an existing Class of Loans. Prior to entering into any Extension Amendment with respect to any Original Class, the Borrower shall appoint a Person that is a financial institution or Affiliate thereof to arrange the Extended Term Loans or Extended Revolving Credit Commitments (who may be (i) the Administrative Agent, or (ii) any other Person appointed by the Borrower in consultation with the Administrative Agent) (the "***Extension Arranger***"). The Extension Arranger shall provide a copy of such notice to each Lender who has Loans or Commitments of the Original Class and the Administrative Agent in such form as approved from time to time by the Borrower and the applicable Extension Arranger (each, an "***Extension Request***") setting forth the terms of the proposed Extended Class, as applicable, which terms shall be identical to those applicable to the Original Class, except for Section 2.23 Additional Agreements or as otherwise permitted by this Section 2.23 and except (w) the maturity date of the Extended Class may be delayed to a date after the Maturity Date of the Original Class, (x) Extended Term Loans may have different amortization payments than the Original Term Loans; provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Original Term Loans from which they were converted, (y) All-In Yield with respect to any Loans or Commitments of the Extended Class may be higher or lower than the All-In Yield with respect to any Loans or Commitments of the Original Class and (z) (A) the Extended Term Loans (i) may participate on a *pro rata* basis, less than *pro rata* basis or greater than pro rata basis in any mandatory prepayment of Term Loans (except that, unless otherwise permitted under this Agreement, such Extended Term Loans may not participate on a greater than *pro rata* basis as compared to any earlier maturing Class of Term Loans) and (ii) may participate on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis in any voluntary prepayment of Term Loans, and (B) the Extended Revolving Credit Commitments (i) shall provide that the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Extended Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (ii) below)) of Loans with respect to Extended Revolving Credit Commitments after the associated Extended Facility Closing Date shall be made on a *pro rata* basis or less than *pro rata* basis (but not more than a *pro rata* basis) with all other Revolving Credit Commitments then existing on the Extended Facility Closing Date and (ii) may provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Extended Revolving Credit Commitments after the associated Extended Facility Closing Date be made on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis with all other Revolving Credit Commitments. In addition to any other terms and changes required or permitted by this Section 2.23, each Extension Amendment establishing a Class of Extended Term Loans shall amend the scheduled amortization payments provided under Section 2.11 with respect to the related Non-Extended Term Loans to reduce each scheduled installment for such Non-Extended

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Term Loans to an aggregate amount equal to the product of (A) the original aggregate amount of such installment with respect to the Original Term Loans, multiplied by (B) a fraction, the numerator of which is the aggregate principal amount of such related Non-Extended Term Loans and (C) the denominator of which is the aggregate principal amount of such Original Term Loans prior to the effectiveness of such Extension Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Extended Term Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Extended Term Loan). No Lender shall have any obligation to agree to have any of its Original Term Loans or Original Revolving Credit Commitments converted into Extended Term Loans or Extended Revolving Credit Commitments pursuant to any Extension Request.

(a) The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which the applicable Lenders are requested to respond (or such shorter date as the applicable Extension Arranger may agree). Any Lender (an "***Extending Lender***") wishing to have all or a portion of its Original Term Loans or Original Revolving Credit Commitments converted into Extended Term Loans or Extended Revolving Credit Commitments shall notify the applicable Extension Arranger (such notice to be in such form as approved from time to time by the Borrower and the Extension Arranger) (each, an "***Extension Election***") on or prior to the date specified in such Extension Request (which shall in any event be no less than three Business Days prior to the effectiveness of the applicable Extension Amendment unless otherwise agreed by the Borrower) of the amount of its Original Term Loans or Original Revolving Credit Commitments that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments. In the event that the aggregate amount of the applicable Original Term Loans or Original Revolving Credit Commitments subject to Extension Elections exceeds the amount of the applicable Extended Term Loans or Extended Revolving Credit Commitments requested pursuant to the Extension Request, the applicable Original Term Loans or Original Revolving Credit Commitments subject to such Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments on a *pro rata* basis based on the amount of the applicable Original Term Loans or Original Revolving Credit Commitments included in each such Extension Election.

(b) Subject to the requirements of this Section 2.23, an Extended Class may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent otherwise expressly contemplated by this Section 2.23(c), shall require the consent only of the Lenders who elect to make the Extended Term Loans or Extended Revolving Credit Commitments established thereby) in such form as approved from time to time by the Borrower and the applicable Extension Arranger in the reasonable exercise of such applicable Person's discretion (each, an "***Extension Amendment***") executed by the Loan Parties, the applicable Extension Arranger and the Extending Lenders, so long as (i) no Event of Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date that such Extended Term Loans are established) and (ii) the applicable Extension Arranger shall have received legal opinions addressed to such Extension Arranger and the Extending Lenders, board resolutions and other closing certificates reasonably requested by the applicable Extension Arranger and consistent with those delivered on the Initial Funding Date under Section 4.02, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel's form of opinion reasonably satisfactory to the

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applicable Extension Arranger (the date on which such conditions, together with any other conditions set forth in the Extension Amendment, are satisfied shall be referred to as the "***Extended Facility Closing Date***").

(c) Any Extension Amendment may provide for additional terms, including different covenants and call protection (other than those referred to or contemplated in this Section 2.23) (each, a "***Section 2.23 Additional Agreement***") to this Agreement and the other Loan Documents; provided that no such Section 2.23 Additional Agreement shall become effective prior to the time that such Section 2.23 Additional Agreement has been consented to by such of the Lenders, Loan Parties and other parties (if any) as would be required (including under the requirements of Section 9.08) if such Section 2.23 Additional Agreement were a separate and independent amendment of this Agreement.

(d) Notwithstanding anything to the contrary in Section 9.08, (i) each Extension Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Extension Arranger and the Borrower, to effect the provisions of this Section 2.23, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (ii) at the option of the Borrower in consultation with the applicable Extension Arranger incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (ii), so long as the applicable Extension Arranger reasonably agrees that such modification is favorable to the applicable Lenders.

(e) This Section 2.23 shall supersede any provisions in Section 2.17 or 9.08 to the contrary.

SECTION 2.24 ***Refinancing Amendments***. (a) *Refinancing Commitments*. The Borrower may, at any time or from time to time, by notice to any Person appointed by the Borrower to arrange Refinancing Commitments (such Person (who may be (i) the Administrative Agent, if it so agrees, or (ii) any other Person appointed by the Borrower in consultation with the Administrative Agent, the "***Refinancing Arranger***", and together with any Incremental Arranger and any Extension Arranger, the "***Additional Arranger***") (a "***Refinancing Loan Request***"), request (A) a new Class of term loans (any such commitment to make sure new Loans, "***Refinancing Term Commitments***") or (B) the establishment of a new Class of revolving credit commitments (any such new Class, "***Refinancing Revolving Credit Commitments***" and collectively with any Refinancing Term Commitments, "***Refinancing Commitments***"), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any Class of existing Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, "***Refinanced Debt***"), whereupon the Refinancing Arranger shall promptly deliver a copy to each of the Lenders and the Administrative Agent.

(a) *Refinancing Loans*. Each Class of Refinancing Loans made on any Refinancing Facility Closing Date shall be designated a separate Class of Loans for all purposes of this Agreement; provided that, with the consent of the Administrative Agent, Refinancing Loans may be designated as part of an existing Class of Loans. On any Refinancing Facility Closing Date on

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which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.24, (i) each Refinancing Term Lender of such Class shall make a Loan to the Borrower (a "***Refinancing Term Loan***") in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.24, (A) each Refinancing Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, a "***Refinancing Revolving Loan***" and collectively with any Refinancing Term Loan, a "***Refinancing Loan***") in an amount equal to its Refinancing Revolving Credit Commitment of such Class and (B) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(b) *Refinancing Loan Request*. Each Refinancing Loan Request from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a "***Refinancing Revolving Credit Lender***" or "***Refinancing Term Lender***" as applicable, and, collectively, "***Refinancing Lenders***"); *provided* that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender's making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments, to the extent such consent, if any, would be required under Section 9.04 for an assignment of Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Refinancing Term Commitments, any Affiliated Lender providing a Refinancing Term Commitment shall be subject to the same restrictions set forth in Section 9.04 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments.

(c) *Effectiveness of Refinancing Amendment*. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a "***Refinancing Facility Closing Date***") of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) unless otherwise agreed by the Refinancing Arranger, each Refinancing Commitment shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 (*provided* that such amount may be less than $25,000,000, and not in an increment of $1,000,000, if such amount is equal to the entire outstanding principal amount of Refinanced Debt); and

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(ii) to the extent reasonably requested by the Refinancing Arranger, receipt by the Refinancing Arranger of (A) customary legal opinions, board resolutions and officers' certificates consistent with those delivered on the Initial Funding Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel's form of opinion reasonably satisfactory to the Refinancing Arranger and (B) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Refinancing Arranger in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.

(d) *Required Terms*. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A)-(G) below, as applicable, and (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (ii) otherwise reasonably satisfactory to the Refinancing Arranger (except for covenants or other provisions (i) conformed (or added) in the Loan Documents pursuant to the related Refinancing Amendment, (x) in the case of any Class of Refinancing Term Loans and Refinancing Term Commitments, for the benefit of the Term Lenders and (y) in the case of any Class of Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, for the benefit of the Revolving Credit Lenders or (ii) applicable only to periods after the Latest Maturity Date as of the Refinancing Facility Closing Date) which may be added without the consent of any other party.

In any event, (i) the Refinancing Term Loans:

(A) as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B) as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(C) shall have an interest rate (which may be fixed or variable), margin (if any) and interest rate floor (if any), and subject to clause (e)(ii) above, amortization determined by the Borrower and the applicable Refinancing Term Lenders,

(D) shall have fees determined by the Borrower and the applicable Refinancing Arrangers,

(E) (1) may participate on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis (except that, unless otherwise permitted under this Agreement, such Refinancing Term Loans may not participate on a greater than a

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pro rata basis as compared to any earlier maturing Class of Term Loans) in any mandatory prepayments of Term Loans and (2) may participate on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis in any voluntary prepayment of Term Loans,

(F) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing, and

(G) shall rank *pari passu* in right of payment and security (but without regard to the control of remedies) with the other Obligations under this Agreement, shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, and the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral; and

(ii) the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A) shall rank *pari passu* in right of payment and security (but without regard to the control of remedies) with the other Obligations under this Agreement, shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, and the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral,

(B) shall not have a final scheduled maturity date or commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Refinanced Debt and shall not have any scheduled amortization or mandatory Commitment reductions prior to the maturity date of the Refinanced Debt,

(C) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a *pro rata* basis or less than a *pro rata* basis (but not more than a *pro rata* basis) with all other Revolving Credit Commitments then existing on the Refinancing Facility Closing Date,

(D) may be elected to be included as additional Participating Revolving Credit Commitments under the Refinancing Amendment, subject to the consent of each Swing Line Lender and each L/C Issuer, and on the Refinancing Facility

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Closing Date all Swing Line Loans and Letters of Credit shall be participated on a *pro rata* basis by all Participating Revolving Credit Lenders in accordance with their percentage of the Participating Revolving Credit Commitments existing after giving effect to such Refinancing Amendment, *provided*, such election may be made conditional upon the termination of one or more other Participating Revolving Credit Commitments,

(E) may provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a *pro rata* basis, less than *pro rata* basis or greater than *pro rata* basis with all other Revolving Credit Commitments,

(F) shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date,

(G) shall have an interest rate (which may be fixed or variable), margin (if any) and interest rate floor (if any), determined by the Borrower and the applicable Refinancing Revolving Credit Lenders,

(H) shall have fees determined by the Borrower and the applicable Refinancing Arrangers, and

(I) shall not have a greater principal amount of Commitments than the principal amount of the Commitments of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing.

(e) *Refinancing Amendment.* Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments pursuant to an amendment (a "***Refinancing Amendment***") to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments, and the Refinancing Arranger. The Refinancing Amendment may, without the consent of other Loan Party, Agent or Lender, (i) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Refinancing Arranger and the Borrower, to effect the provisions of this Section 2.24, including amendments as deemed necessary by the Refinancing Arranger in consultation with the Administrative Agent in its reasonable judgment to address technical issues relating to funding and payments, including adjusting Interest Periods and other provisions to allow such Refinancing Loans to be part of an Existing Class of Loans and (ii) at the option of the Borrower in consultation with the applicable Refinancing Arranger, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case under this clause (ii), so long as the applicable Refinancing Arranger reasonably agrees that such modification is favorable to the applicable Lenders. The Borrower

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will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to extend, renew, replace, repurchase, retire or refinance the applicable Refinanced Debt.

(f) This Section 2.24 shall supersede any provisions in Section 2.17 or 9.08 to the contrary.

SECTION 2.25 ***Defaulting Lenders***. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: *first*, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; *second*, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; *third*, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; *fourth*, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; *fifth*, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and *sixth*, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; *provided* that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Sections 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a *pro rata* basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.26 and 2.27, the Pro Rata Share of each Non-Defaulting Lender's Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Participating Revolving Credit Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to

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acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (i) the Participating Revolving Credit Commitment of that Non-Defaulting Lender minus (ii) the sum of (A) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender under such Participating Revolving Credit Commitments plus (B) such Non-Defaulting Lender's Pro Rata Share of the Outstanding Amount of L/C Obligations and Swing Line Obligations at such time.

(d) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a *pro rata* basis by the Lenders in accordance with their Pro Rata Share of Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

SECTION 2.26 ***Letters of Credit***. (a) *The Letter of Credit Commitment*. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.26, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower (or so long as the Borrower is the primary obligor, for the account of any Subsidiary or any Parent) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.26(b), and (2) to honor drawings under the Letters of Credit and (B) the Participating Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.26; provided that GS Bank shall not be obligated to issue trade or commercial Letters of Credit; and provided further that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender under its Participating Revolving Credit Commitments would exceed its Participating Revolving Credit Commitments (it being understood that with respect to a Swing Line Lender, its Swing Line Exposure for purposes of this clause (x) shall be deemed to be its Pro Rata Share (after giving effect when a Defaulting Lender shall exist to any reallocation effected in accordance with Section 2.25(c)) of the total Swing Line Exposure), (y) with respect to any Swing Line Lender that is a Participating Revolving Credit Lender, the aggregate of its Swing Line Exposure (in its capacity as a Swing Line Lender and a Revolving Credit Lender), plus the aggregate principal amount of its outstanding Revolving Credit Loans (in its capacity as a Revolving Credit Lender), plus its L/C Exposure would exceed its Revolving Credit Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit provided further that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, after

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such L/C Credit Extension, the Outstanding Amount of the L/C Obligations in respect of Letters (D) the issuance of such Letter of Credit would violate any policies of of the L/C Issuer applicable to letters of credit generally; Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the accordingly the (E) any Participating Revolving Credit Lender is at that time a Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit Defaulting Lender, unless such L/C Issuer has entered into arrangements that have expired or that have been drawn upon and reimbursed. or potential Fronting Exposure (after giving effect to Section 2.25(c)) with respect (i) An L/C Issuer shall be under no obligation to issue any Letter of Credit to the participation in Letters of Credit by such Defaulting Lender, including by if: cash collateralizing such Defaulting L Obligations; (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from (F) such Letter of Credit is denominated in a currency other than an issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any Available Currency; or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such (G) such Letter of Credit is a trade letter of credit or a bank guarantee. L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter (ii) An L/C Issuer shall be under no obligation to amend any Letter of Credit of Credit any restriction, reserve or capital requirement (for which such L/C Issuer if (A) such L/C Issuer would have no obligation at such time to issue such Letter of is not otherwise compensated hereunder) not in effect on the Effective Date, or shall Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter impose upon such L/C Issuer any unreimbursed loss, cost or expense which was of Credit does not accept the proposed amendment to such Letter of Credit. not applicable on the Effective Date (for which such L/C Issuer is not otherwise compensated hereunder); (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon (B) subject to Section 2.26(b)(iii), the expiry date of such requested the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) Letter of Credit would occur more than twelve (12) months after the date of in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible issuance or then-current expiration date unless (1) each Appropriate Lender has Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C approved of such expiration date or (2) the Outstanding Amount of L/C Obligations Issuer and the Administrative Agent not later than 12:30 p.m., New York City time, at least two in respect of such requested Letter of Credit has been Cash Collateralized or back- (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; stopped by a letter of credit reasonably satisfactory to such L/C Issuer; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, (C) (1) the expiry date of such requested Letter of Credit would occur such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the after the Letter of Credit Expiration Date, unless (I) each Appropriate Lender has relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall approved such expiry date or (II) the Outstanding Amount of L/C Obligations in be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address respect of such requested Letter of Credit has been Cash Collateralized or back- of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any stopped by a letter of credit reasonably satisfactory to such L/C Issuer and the drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case Administrative Agent or (2) at any time when there is more than one Maturity Date of any drawing thereunder; (G) the Available Currency in which the requested Letter of Credit is in effect in respect of Revolving Credit Commitments, there are not sufficient to be issued will be denominated; and (H) such other matters as the relevant L/C Issuer may Participating Revolving Credit Commitments maturing more than five Business reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, Days after the expiry date of such requested Letter of Credit to cover the L/C such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Obligations in respect of such Letter of Credit (after taking into account all other relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment outstanding Letters of Credit and their respective expiry dates), unless (I) each thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such Appropriate Lender has approved such expiry date or (II) the Outstanding Amount other matters as the relevant L/C Issuer may reasonably request. of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to such (i) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer and the Administrative Agent; L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a 104 105 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and, if applicable, its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the stated amount of such Letter of Credit.

(ii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an "***Auto-Extension Letter of Credit***"); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "***Non-extension Notice Date***") in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date that is, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the relevant L/C Issuer, not later than the Letter of Credit Expiration Date; *provided* that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.26(a)(ii) or otherwise), or (B) it has received notice on or before the day that is seven (7) Business Days before the Non-extension Notice Date from the Administrative Agent, any Participating Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iii) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) *Drawings and Reimbursements; Funding of Participations*. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 12:00 noon, New York City time, on the second Business Day following any payment by an L/C Issuer under a Letter of Credit with notice to the Borrower (each such date, an "***Honor Date***"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars provided that if such reimbursement is not

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made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to ABR Loans under the applicable Participating Revolving Credit Commitments (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Borrower of the amount of the drawing promptly following the determination or revaluation thereof. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the "***Unreimbursed Amount***"), and the amount of such Appropriate Lender's Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans under the Participating Revolving Credit Commitments to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans or Eurodollar Loans, as the case may be, but subject to the amount of the unutilized portion of the Participating Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.03 (other than the delivery of a Borrowing Request). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.26(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(i) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.26(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars, at the Administrative Agent's office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.26(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made an ABR Loan under the Participating Revolving Credit Commitments to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate calculated pursuant to Section 2.07. In such event, each Appropriate Lender's payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.26(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.26.

(iii) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.26(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

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(iv) demand of the Administrative Agent, plus interest thereon from the date of such demand Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn to the date such amount is returned by such Lender, at the Bank Rate. under Letters of Credit, as contemplated by this Section 2.26(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, (e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance (B) the occurrence or continuance of a Default or an Event of Default; (C) any adverse with the terms of this Agreement under all circumstances, including the following: change in the condition (financial or otherwise) of the Loan Parties; (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or (i) any lack of validity or enforceability of such Letter of Credit, this any other L/C Issuer; or (E) any other circumstance, occurrence, event or condition, Agreement, or any other agreement or instrument relating thereto; whether or not similar to any of the foregoing; provided that each Participating (ii) the existence of any claim, counterclaim, setoff, defense or other right Section 2.26(c) is subject to the conditions set forth in Section 4.03 (other than delivery that any Loan Party may have at any time against any beneficiary or any transferee of by the Borrower of a Borrowing Request). No such making of an L/C Advance shall such Letter of Credit (or any Person for whom any such beneficiary or any such relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C transferee may be acting), the relevant L/C Issuer or any other Person, whether in Issuer for the amount of any payment made by such L/C Issuer under any Letter of connection with this Agreement, the transactions contemplated hereby or by such Letter Credit, together with interest as provided herein. of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (v) If any Participating Revolving Credit Lender fails to make available to (iii) any draft, demand, certificate or other document presented under such the Administrative Agent for the account of the relevant L/C Issuer any amount required Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to be paid by such Lender pursuant to the foregoing provisions of this Section 2.26(c) or any statement therein being untrue or inaccurate in any respect; or any loss or delay by the time specified in Section 2.26(c)(ii), such L/C Issuer shall be entitled to recover in the transmission or otherwise of any document required in order to make a drawing from such Lender (acting through the Administrative Agent), on demand, such amount under such Letter of Credit; with interest thereon for the period from the date such payment is required to the date (iv) any payment by the relevant L/C Issuer under such Letter of Credit on which such payment is immediately available to such L/C Issuer at the Bank Rate. against presentation of a draft or certificate that does not strictly comply with the terms A certificate of the relevant L/C Issuer submitted to any Participating Revolving Credit of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Lender (through the Administrative Agent) with respect to any amounts owing under Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in- this Section 2.26(c)(vi) shall be conclusive absent manifest error. possession, assignee for the benefit of creditors, liquidator, receiver or other (d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a representative of or successor to any beneficiary or any transferee of such Letter of payment under any Letter of Credit and has received from any Participating Revolving Credit Credit; Section 2.26(c), (v) any exchange, release or non-perfection of any Collateral, or any release the Administrative Agent receives for the account of such L/C Issuer any payment in respect of or amendment or waiver of or consent to departure from the Guaranty or any other the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the of Credit; or Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted to reflect (x) any reallocation effected in accordance with Section 2.25(c) and (y) in the (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute outstanding) in the amount received by the Administrative Agent. a defense available to, or a discharge of, any Loan Party; (i) If any payment received by the Administrative Agent for the account of provided that the foregoing shall not excuse any L/C Issuer from liability to Borrower to an L/C Issuer pursuant to Section 2.26(c)(i) is required to be returned under any of the the extent of any direct damages (as opposed to consequential, punitive, special or circumstances described in Section 9.06 (including pursuant to any settlement entered exemplary damages, claims in respect of which are waived by the Borrower to the extent into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the permitted by applicable Law) suffered by the Borrower that are c Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on gross negligence or willful misconduct as determined in a final and non-appealable 108 109 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) *Role of L/C Issuers*. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.26(e); *provided* that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of document(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) *Cash Collateral*. (i) If, as of any Letter of Credit Expiration Date, any applicable Letter of Credit for any reason remains outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 7.01 or (iii) if an Event of Default set forth under Section 7.01(g) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its (or, in the case of clause (i), the applicable) L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses

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(i) or (ii), (A) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time, or (B) if clause (A) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 7.01(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.25 and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, "***Cash Collateralize***" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the relevant L/C Obligations, cash or deposit account balances ("***Cash Collateral***") pursuant to documentation in form, amount and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Participating Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (1) such aggregate Outstanding Amount over (2) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.26(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.

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(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the written agreement among the Borrower, the Administrative Agent and such Revolving account of each Participating Revolving Credit Lender in accordance with its Pro Rata Share a Credit Lender. The Administrative Agent shall notify the Participating Revolving Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Credit Lenders of any such additional L/C Issuer. Applicable Margin then in effect for Eurodollar Loans that are Revolving Credit Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not (ii) Any L/C Issuer may resign in its capacity as an L/C Issuer hereunder such maximum amount is then in effect under such Letter of Credit if such maximum amount solely with the consent of the Borrower (not to be unreasonably withheld or delayed), increases periodically pursuant to the terms of such Letter of Credit); provided, however, any and any L/C Issuer may be replaced at any time by written agreement among the Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory Issuer. The Administrative Agent shall notify the Participating Revolving Credit to the L/C Issuer pursuant to this Section 2.26 shall be payable, to the maximum extent permitted Lenders of any such resignation or replacement. At the time any such resignation or by applicable Law, to the other Lenders in accordance with the upward adjustments in their replacement shall become effective, the Borrower shall pay all unpaid fees accrued for respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.25, with the the account of the resigning or replaced L/C Issuer, as applicable, pursuant to Section balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit 2.26(h). In the case of the replacement of an L/C Issuer, from and after the effective fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and date of any such replacement, (A) the successor L/C Issuer shall have all the rights and payable in Dollars on the 15th day of each of April, July, October and January, commencing with obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of issued thereafter and (B) to Credit Expiration Date and thereafter on demand provided that if any such day is not a Business refer to such successor L/C Issuer or to such replaced L/C Issuer, or to such successor Day, payment shall be due on the next succeeding Business Day. If there is any change in the L/C Issuer and such replaced L/C Issuer, as the context shall require. After the applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be resignation or replacement of an L/C Issuer hereunder, the resigned or replaced L/C computed and multiplied by the applicable Rate separately for each period during such quarter that Issuer, as applicable, shall remain a party hereto and shall continue to have all the rights such applicable Rate was in effect. and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. additional Letters of Credit. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the maximum amount available (l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect Date in respect of any Participating Revolving Credit Commitments occurs prior to the expiry date under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of any Letter of Credit, then (i) if one or more other Participating Revolving Credit Commitments of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. are then in effect (or will automatically be in effect upon such maturity), such Letters of Credit Such fronting fees shall be due and payable in Dollars on the 15th day of each of April, July, shall automatically be deemed to have been issued (including for purposes of the obligations of October and January, commencing with the first such date to occur after the issuance of such Letter the Participating Revolving Credit Lenders to purchase participations therein and to make of Credit, on the Letter of Credit Expiration Date and thereafter on demand, provided that if any Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.26(c) and (d)) such day is not a Business Day, payment shall be due on the next succeeding Business Day. In under (and ratably participated in by Participating Revolving Credit Lenders pursuant to) the non- addition, the Borrower shall pay directly to each L/C Issuer for its own account with respect to terminating Participating Revolving Credit Commitments up to an aggregate amount not to exceed each Letter of Credit the customary issuance, presentation, amendment and other processing fees, the aggregate principal amount of the unutilized Participating Revolving Credit Commitments and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time continuing at such time (it being understood that no partial face amount of any Letter of Credit to time in effect. Such customary fees and standard costs and charges are due and payable within may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding ten (10) Business Days of demand and are non-refundable. clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been (j) Conflict with Letter of Credit Application. Notwithstanding anything else to the agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control. or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such (k) Addition or Replacement of an L/C Issuer. the applicable L/C Issuer or the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.26(g). Commencing with the Maturity Date of the any Class of (i) A Revolving Credit Lender reasonably acceptable to the Borrower and Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a with the L/C Issuers. 112 113 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

(m) *Letters of Credit Issued for Subsidiaries*. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Parent Guarantor, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or Parent Guarantor inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.27 ***Swing Line Loans***. (a) *The Swing Line*. Subject to the terms and conditions set forth herein, each Swing Line Lender severally agrees to make loans in Dollars to the Borrower (each such loan, a "***Swing Line Loan***"), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date until the date which is one Business Day prior to the Maturity Date of the Participating Revolving Credit Commitments (taking into account the Maturity Date of any Participating Revolving Credit Commitment that will automatically come into effect on such Maturity Date) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; *provided* that, after giving effect to any Swing Line Loan (i) with respect to any Revolving Credit Lender, the Revolving Credit Exposure under its Participating Revolving Credit Commitments shall not exceed its aggregate Participating Revolving Credit Commitments (it being understood that with respect to a Swing Line Lender, its Swing Line Exposure for purposes of this clause (i) shall be deemed to be its Pro Rata Share (after giving effect when a Defaulting Lender shall exist to any reallocation effected in accordance with Section 2.25(c)) of the total Swing Line Exposure), (ii) with respect to any Revolving Credit Lender, the aggregate Outstanding Amount of the Revolving Credit Loans of such Lender, plus such Lender's L/C Exposure, plus such Lender's Pro Rata Share (after giving effect when a Defaulting Lender shall exist to any reallocation effected in accordance with Section 2.25(c)) of the Outstanding Amount of the Swing Line Loans shall not exceed such Lender's Revolving Credit Commitment then in effect and (iii) with respect to any Swing Line Lender, the aggregate of its Swing Line Exposure (in its capacity as a Swing Line Lender and a Revolving Credit Lender), plus the aggregate principal amount of its outstanding Revolving Credit Loans (in its capacity as a Revolving Credit Lender), plus its L/C Exposure shall not exceed its Revolving Credit Commitment; *provided, further*, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow Swing Line Loans. Each Swing Line Loan shall be an ABR Loan. Immediately upon the making of a Swing Line Loan by any Swing Line Lender, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

(a) *Borrowing Procedures*. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable written notice (such notice a "***Swing Line Loan Notice***") to the Swing Line Lenders and the Administrative Agent. Each such notice must be appropriately completed and signed by a Responsible Officer of the Borrower and received by the Swing Line Lenders and the Administrative Agent not later than 1:00 p.m., New York City time, on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $100,000) and (ii) the requested

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borrowing date, which shall be a Business Day. Promptly after receipt by any Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and such Swing Line Lender's ratable portion of the amount of the Swing Line Loan to be made (and if the Administrative Agent has not received such Swing Line Loan Notice, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof). Unless a Swing Line Lender has received notice (by telephone (if such Swing Line Lender agrees to accept telephonic notice) or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lenders not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.27(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 4:00 p.m., New York City time, on the borrowing date specified in such Swing Line Loan Notice, make its ratable portion of the amount of the Swing Line Loan available to the Borrower (such ratable portion to be calculated based upon such Swing Line Lender's Revolving Credit Commitment (in its capacity as a Revolving Credit Lender) to the total Revolving Credit Commitments of all of the Swing Line Lenders (in their respective capacities as Revolving Credit Lenders)). Notwithstanding anything to the contrary contained in this Section 2.27 or elsewhere in this Agreement, no Swing Line Lender shall be obligated to make any Swing Line Loan at a time when a Participating Revolving Credit Lender is a Defaulting Lender unless such Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Swing Line Lender's Fronting Exposure (after giving effect to Section 2.25) with respect to the Defaulting Lender's or Defaulting Lenders' participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to such Swing Line Lender to support, such Defaulting Lender's or Defaulting Lenders' Pro Rata Share of the outstanding Swing Line Loans or other applicable share provided for under this Agreement. The Borrower shall repay to the Swing Line Lenders each Defaulting Lender's portion (after giving effect to Section 2.25) of each Swing Line Loan promptly following demand by any Swing Line Lender.

(b) *Refinancing of Swing Line Loans*.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lenders to so request on its behalf), that each Participating Revolving Credit Lender make an ABR Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans of the Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the aggregate Participating Revolving Credit Commitments and the conditions set forth in Section 4.03. Such Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Participating Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount

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specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lenders at the Administrative Agent's office not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Request, whereupon, subject to Section 2.27(c)(ii), each Participating Revolving Credit Lender that so makes funds available shall be deemed to have made an ABR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received ratably to the Swing Line Lenders in accordance with their outstanding Swing Line Loans. Upon the remission by the Administrative Agent to the Swing Line Lenders of the full amount specified in such Borrowing Request, the Borrower shall be deemed to have repaid the applicable Swing Line Loan.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.27(c)(i), the request for ABR Loans submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Participating Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Participating Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Lenders pursuant to Section 2.27(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Participating Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lenders any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.27(c) by the time specified in Section 2.27(c)(i), the Swing Line Lenders shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lenders at the Bank Rate. If such Participating Revolving Credit Lender pays such amount, the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of any Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Participating Revolving Credit Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.27(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or the failure to satisfy any condition in Article IV, (C) any adverse change in the condition (financial or otherwise) of the Loan Parties, (D) any breach of this Agreement, or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Participating Revolving Credit Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.27(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the

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conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(c) *Repayment of Participations*.

(i) At any time after any Participating Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted to reflect (x) any reallocation effected in accordance with Section 2.25(c) and (y) in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Participating Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Bank Rate. The Administrative Agent will make such demand upon the request of any Swing Line Lender.

(d) *Interest for Account of Swing Line Lenders*. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by it. Until each Participating Revolving Credit Lender funds its ABR Loan or risk participation pursuant to this Section 2.27 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the ratable account of the Swing Line Lenders.

(e) *Payments Directly to Swing Line Lenders*. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lenders.

(f) *Provisions Related to Extended Revolving Credit Commitments*. If the Maturity Date shall have occurred in respect of any Participating Revolving Credit Commitments (the "***Expiring Credit Commitment***") at a time when other Participating Revolving Credit Commitments are in effect (or will automatically be in effect upon such maturity) with a longer maturity date (each a "***Non-Expiring Credit Commitment***" and collectively, the "***Non-Expiring Credit Commitments***"), then each outstanding Swing Line Loan on the earliest occurring Maturity Date shall be deemed reallocated to the Non-Expiring Credit Commitments on a *pro rata* basis; *provided* that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.26(m)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or cash collateralized in a manner reasonably satisfactory to the Swing Line Lender and (y) notwithstanding the

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foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still to be incurred under Section 4.06 of Annex I and guarantees in favor of the Administrative Agent be obligated to pay Swing Line Loans allocated to the Participating Revolving Credit Lenders or otherwise permitted to be incurred under Sections 4.04 or 4.05 of Annex I); (d) violate any holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit applicable Law where such violation has had or would reasonably be expected to have a Material Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Adverse Effect; (e) to be Credit Commitment. made under any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; or (f) result in the application of any of the ARTICLE III consolidation, merger, conveyance, transfer or lease of assets (however so denominated) provisions of any Material Indebtedness to which such Person is a party or affecting such Person REPRESENTATIONS AND WARRANTIES or the properties of such Person or any of its Subsidiaries, where in case of clauses (e) and (f), any such requirement or the application of any such provision has had or would reasonably be expected To induce the Secured Parties to enter into this Agreement and to make Credit Extensions to have a Material Adverse Effect. hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Secured Parties on the date of each Credit Extension hereunder (solely to the extent required to be SECTION 3.03 Governmental Authorization; Other Consents. No approval, true and correct for such Credit Extension pursuant to Article IV or Sections 2.22, 2.23 or 2.24, as consent (including, the consent of equity holders or creditors of any Loan Party or a Restricted applicable); provided that, on the Initial Funding Date, the only representations and warranties Subsidiary), exemption, authorization, license or other action by, or notice to, or filing with, any made under this Article III shall be the Major Representations, that: Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the security interest by such Loan Party or such Restricted Subsidiary of the Collateral SECTION 3.01 Existence, Qualification and Power. (a) Each Loan Party and each pledged by it pursuant to the Security Documents or for the execution, delivery or performance Restricted Subsidiary (i) is a corporation, limited liability company, trust, partnership or limited by, or enforcement against, any Loan Party or any Restricted Subsidiary of this Agreement or any partnership, duly incorporated, organized or formed, validly existing and, where applicable, in other Loan Document, except for (a) filings or registrations necessary to perfect the Liens created good standing under the Laws of the jurisdiction of its incorporation, organization, or formation; under the Security Documents (including the first priority (subject to any Intercreditor Agreement (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (on and after the execution thereof)) nature thereof), (b) such approvals, consents, exemptions, (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party; authorizations, licenses, actions, notices or filings which have been obtained or made prior to the (iii) has all requisite governmental licenses, permits, authorizations, consents and approvals to date of such pledge, execution, delivery or performance and are in full force and effect and (c) carry on its business and (iv) is duly qualified and is licensed and, where applicable, in good such approval, consent, exemption, authorization, license or other action by the failure of which standing under the Laws of each jurisdiction where its ownership, lease or operation of properties to obtain or make has not had or would not reasonably be expected to have a Material Adverse or the conduct of its business requires such qualification or license; except in each case referred to Effect. in clauses (i) (other than with respect to the Borrower), (ii), (iii) and (iv), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. SECTION 3.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that (a) As of the Effective Date, Schedule 3.01 is party thereto. This Agreement constitutes, and each other Loan Document when so delivered name as it appears in official filings, state of incorporation or organization, organization type, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each organization number, if any, issued by its state of incorporation or organization, and its federal Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, employer identification number, if any. subject to general principles of equity, regardless of whether considered in a proceeding in equity SECTION 3.02 Authorization; No Contravention. The execution, delivery and or at law. performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will SECTION 3.05 Financial Statements; No Material Adverse Effect. (a) The not (a) Documents; (b) conflict with or Original Financial Statements delivered to the Lead Arrangers as of the Effective Date (i) were result in any breach, termination, or contravention of, or constitute a default under or require any prepared in accordance with GAAP, as applicable, consistently applied throughout the period payment to be made under (i) any Material Contract or any Material Indebtedness to which such covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries condition of the entities therein (prior to giving effect to the Transactions) as of the date thereof or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award and their results of operations for the period covered thereby in accordance with GAAP, as to which such Person or its property is subject, in each case under this clause (b), which has had applicable, consistently applied throughout the period covered thereby, except as otherwise or would reasonably be expected to have a Material Adverse Effect; (c) result in or require the expressly noted therein, subject to, with respect to financial statements that are not Audited creation of any Lien upon any asset of any Loan Party or any guarantee by any Loan Party (other Financial Statements, the absence of footnotes and to normal year-end audit adjustments; than Liens in favor of the Collateral Agent under the Security Documents or otherwise permitted 118 119 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

provided¸ however, that this representation is made only to the knowledge of the Borrower with SECTION 3.09 Environmental Compliance. (a) No Loan Party or Restricted respect to financial statements of entities that were not Subsidiaries of the Borrower as of the date Subsidiary (i) has failed to comply in all material respects with applicable Environmental Law or of such financial statements. to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any material (a) Since December 31, 2018, there has not occurred any Material Adverse Effect or Environmental Liability or (iv) has a Responsible Officer with knowledge of any basis for any any event, condition, change or effect that would reasonably be expected to have, individually or material Environmental Liability, except, in each case, as would not, individually or in the in the aggregate, a Material Adverse Effect. aggregate, reasonably be expected to have a Material Adverse Effect. (b) As of the Initial Funding Date, to the best knowledge of the Borrower, no Internal (a) (i) None of the properties currently or formerly owned or operated by any Loan Control Event exists or has occurred since the date of the Audited Financial Statements that has Party or Restricted Subsidiary is or was listed or, to the knowledge of any Responsible Officer was resulted in or would reasonably be expected to result in a misstatement in any material respect, in proposed for listing on the NPL or on the CERCLIS or any analogous state or local list at any time any financial information contained in the Audited Financial Statements delivered or to be while such property was owned by such Loan Party or, to the knowledge of any Responsible delivered to the Administrative Agent or the Lenders, of the assets, liabilities, financial condition Officer, at any time prior to or after such property was owned by such Loan Party, and, to the or results of operations of the Group Members on a Consolidated basis. knowledge of any Responsible Officer, no property currently owned or operated by any Loan Party or Restricted Subsidiary is adjacent to any such property, in each case in connection with any SECTION 3.06 Litigation. There are no actions, suits, proceedings, claims or matter for which any Loan Party or Restricted Subsidiary would have any material Environmental disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, Liability; (ii) there are no, or, to the knowledge of any Responsible Officer, never have been any overtly threatened, at law, in equity, in arbitration or before any Governmental Authority, by or underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, against any Loan Party or any of its Subsidiaries or against any of its properties, rights or revenues sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed that (a) purport to materially and adversely affect or pertain to this Agreement or any other Loan on any property currently owned or operated by any Loan Party or Restricted Subsidiary in Document, or any of the transactions contemplated hereby, or (b) either individually or in the violation of any Environmental Laws or, to the knowledge of any Responsible Officer, on any aggregate would reasonably be expected to have a Material Adverse Effect. property formerly owned or operated by any Loan Party or Restricted Subsidiary; (iii) there is no friable asbestos or friable asbestos-containing material on any property currently owned or SECTION 3.07 No Default. No Loan Party or Restricted Subsidiary is in default operated by any Loan Party or Restricted Subsidiary; (iv) Hazardous Materials have not been under or with respect to any Material Indebtedness. No Event of Default has occurred and is Released, discharged or disposed of on any property currently or formerly owned or operated by continuing or would result from the consummation of the transactions contemplated by this any Loan Party or Restricted Subsidiary in violation of any Environmental Laws; and (v) to the Agreement or any other Loan Document. knowledge of any Responsible Officer, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any SECTION 3.08 Ownership of Properties; Liens; Debt. (a) Each Loan Party and Loan Party or Restricted Subsidiary, and to the knowledge of any Responsible Officer, no actions each Restricted Subsidiary has good and marketable title in fee simple to or valid leasehold by any Governmental Authority have been taken or are in process which would subject any of such interests in, or easements or other limited property interests in, all Real Estate necessary or used properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 4.06 of Annex I and except as does not (b) No Loan Party or Restricted Subsidiary is undertaking, and no Loan Party or have and would not reasonably be expected to have a Material Adverse Effect. Restricted Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any (a) There are no Liens on property or assets material to the conduct of the business of actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or each Loan Party and each Restricted Subsidiary, other than Liens permitted pursuant to Section operation, either voluntarily or pursuant to the order of any Governmental Authority or the 4.06 of Annex I. requirements of any Environmental Law that has or would reasonably be expected to have a (b) As of the Effective Date, Schedule 3.08(c) sets forth a complete and accurate list of Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored all Indebtedness of each Loan Party and its Restricted Subsidiaries, in each case in excess of $25 at, or transported to or from, any property currently or formerly owned or operated by any Loan million, showing the amount, obligor or issuer and maturity thereof and whether such Indebtedness Party or Restricted Subsidiary have been disposed of in a manner not reasonably expected, is secured by a Lien. As of the Closing Date, no Loan Party has incurred any Indebtedness since individually or in the aggregate, to have a Material Adverse Effect. the Effective Date, except as would have been permitted pursuant to Section 4.04 of Annex I or SECTION 3.10 Insurance. The properties of the Loan Parties and the Restricted pursuant to the Existing Target Credit Agreement. Subsidiaries are insured with financially sound and reputable insurance companies (including any 120 121 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

Captive Insurance Affiliate) in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including workers' compensation, commercial general liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Restricted Subsidiary operates. As of the Closing Date, each material insurance policy required to be maintained pursuant to Section 5.07 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

SECTION 3.11 ***Taxes***. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Restricted Subsidiaries have filed all US federal, state and other tax returns and reports (collectively, the "***Tax Returns***") required to be filed, and all such Tax Returns are true, correct and complete in all material respects, and have paid when due and payable (subject to any grace periods) all US federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with relevant GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.12 ***Benefit Plans***.

(a) *ERISA*. No ERISA Event has occurred or is reasonably expected to occur that, when taken individually or together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan, if such Plan or Plans were to be terminated (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accumulated benefit obligations.

(b) *Foreign Pension Plans*. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) due to be made in accordance with any applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) from any Loan Party or any of its Affiliates have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.

(c) *U.K. Pension Plans*. Except for as set forth on Schedule 3.12(c), no Loan Party or any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38

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to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) "***connected***" with or an "***associate***" (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

SECTION 3.13 ***Subsidiaries; Capital Stock***. As of the Effective Date, (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and the percentage interest of such Loan Party therein; (b) the outstanding Capital Stock in such Subsidiaries described on Part (a) of Schedule 3.13 as owned by a Loan Party (or a Subsidiary of a Loan Party) have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens, other than Permitted Liens; (c) except as set forth in Schedule 3.13, there are no outstanding rights to purchase any Capital Stock in any Restricted Subsidiary and (d) all of the outstanding Capital Stock in the Loan Parties have been validly issued, and are fully paid and non-assessable and, with respect to the Loan Parties and their direct Subsidiaries, are owned in the amounts specified on Part (c) of Schedule 3.13 free and clear of all Liens other than Permitted Liens permitted to be incurred pursuant to Section 4.06 of Annex I; in each of the foregoing clauses (a) through (d), including such modifications or supplements to Schedule 3.13 as have been delivered by the Borrower to the Administrative Agent from time to time. As of the Initial Funding Date, the copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.02 are true and correct copies of each such document, each of which is valid and in full force and effect.

SECTION 3.14 ***Margin Regulations; Investment Company Act***. (a) No Loan Party or Restricted Subsidiary is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulations T, U or X.

(a) None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

SECTION 3.15 ***Disclosure***. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; *provided* that, with respect to projected financial information and pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished to the Lenders, it

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being understood that such projections may vary from actual results and that such variations may be material, and using due care in the preparation of such information, report, financial statement or certificate; *provided*, *further* that with respect to any such information regarding the Target Group and its Restricted Subsidiaries prior to the Closing Date, the foregoing representation and warranty shall be made to the knowledge of the Borrower.

SECTION 3.16 ***Compliance with Laws***. Each of the Loan Parties and the Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17 ***Intellectual Property; Licenses, Etc***. The Loan Parties and the Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or Restricted Subsidiary infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best of the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.18 ***Labor Matters***. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in any material respect.

SECTION 3.19 ***Security Documents***. Subject to the Legal Reservations, the Security Documents create or will create when executed, to the extent purported to be created thereby, in favor of the Collateral Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.20 ***Solvency***. (a) As of the Initial Funding Date, after giving pro forma effect to the Transactions, the Borrower is Solvent.

(a) No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions

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contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.21 ***Trade Relations***. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

SECTION 3.22 ***Material Contracts***. No Loan Party is in breach or in default in any material respect of or under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract, in each case, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.23 ***Financial Sanctions List***. No member of the Borrower Group or any of its Affiliates or any employee or director of the Borrower Group or its members is on a Sanctions List.

SECTION 3.24 ***Sanctions***. (a) No Group Member or any employee or director of the Borrower Group or its members is using or will use the proceeds of this Agreement for the purpose of financing or making funds available directly or indirectly to any person or entity which is listed on a Sanctions List, or located in a Sanctioned Country, to the extent such financing or provision of funds would be prohibited by applicable Sanctions or would otherwise cause any person to be in breach of applicable Sanctions.

(a) No Group Member is contributing or otherwise making available the proceeds of this Agreement to any other person or entity for the purpose of financing the activities of any person or entity which is listed on a Sanctions List, or located in a Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by applicable Sanctions or would otherwise cause any person to be in breach of applicable Sanctions.

(b) To the best of its knowledge and belief (having made due and careful enquiry) no Group Member: (i) has been or is targeted under any Sanctions; or (ii) has violated or is violating any applicable Sanctions.

SECTION 3.25 ***Anti-Terrorism; Anti-Corruption***. To the extent applicable, each of the Loan Parties and the Restricted Subsidiaries is in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act; and (c) anti-corruption laws and regulations, including the Bribery Act 2010 (the "***BA***") and the United States Foreign Corrupt Practices Act of 1977 (the "***FCPA***"). No part of the proceeds of the Loans will be used, directly or indirectly, by an Group Member for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage or otherwise in violation of any applicable anti-bribery laws and regulations, including the BA and FCPA. The Borrower confirms to each Lender that any Loans made to it under this Agreement will be made solely for its own account or for the account of a member of the Borrower Group.

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SECTION 3.26 Center of Main Interest. To the extent applicable, for the purposes specified person or persons to execute the Loan Documents to which it is a party on its COMI behalf; and (C) authorizing a specified person or persons, on its behalf, to sign and/or Regulation center of main interest deliver all documents and notices (including, if relevant, any Borrowing Request) to be of each U.K. Loan Party and Luxembourg Loan Party is situated in its jurisdiction of incorporation signed and/or delivered by it under or in connection with the Loan Documents to which establishment it is a party. used in Article 2(10) of the COMI Regulation) in any other jurisdiction. (iv) A specimen of the signature of each person authorised by the resolution in relation to the Loan Documents and related documents. ARTICLE IV (v) applicable) of each Loan Party in a form reasonably satisfactory to the Administrative CONDITIONS OF LENDING Agent. SECTION 4.01 Conditions to Effectiveness. The effectiveness of this Agreement (vi) A Borrowing Request with respect to the Initial Draw Term Loans and and the Commitments of the Lenders to make any Credit Extension hereunder on the Initial any Revolving Credit Loans to be made on the Closing Date meeting the requirements Funding Date and Delayed Draw Funding Date are subject to the satisfaction of the following of Section 2.03 (without prejudice to the conditions precedent for such Borrowing set conditions: forth in this Section 4.02). (a) The Administrative Agent shall have received this Agreement duly executed and (vii) delivered (or counterparts hereof) by the Borrower. arrangement or similar arrangement to provide funds for the payment of interest and fees incurred prior to the Closing Date, executed by an affiliate of the Borrower (b) The Agent Fee Letter shall have been duly executed by the Borrower and the Keepwell Arrangement provided that Administrative Agent. time of submitting the initial Borrowing Request, the Closing Date is expected to occur SECTION 4.02 Conditions to Initial Funding. The obligations of the Lenders to after the date is 1 Business Day after the Initial Funding Date, as notified in writing by make any Credit Extension hereunder on the Initial Funding Date are subject to the satisfaction (or the Borrower to the Administrative Agent on the date of such initial Borrowing Request waiver by the Lead Arrangers) of the following conditions: and (B) to the extent the Borrower reasonably expected such Closing Date to occur on the Business Day immediately after the Initial Funding Date, but the Closing Date does (a) The Initial Funding Date shall be a Business Day on or before the Longstop Date. Expected Closing Date shall be required to be provided on or prior to 5 p.m. (New York time) on the Expected (b) The Administrative Agent shall have received, on behalf of itself and the Lenders, Closing Date. a legal opinion of Ropes & Gray International LLP, New York counsel for the Borrower, in form reasonably acceptable to the Administrative Agent (i) dated the Initial Funding Date, (ii) addressed (d) The Administrative Agent shall have received, at least three Business Days prior to to the Administrative Agent, the Collateral Agent and the Lenders and (iii) covering such other the Initial Funding Date, all documentation and other information required by regulatory matters relating to the Loan Documents and the Transactions as the Administrative Agent shall au -money laundering rules and reasonably request, and the Borrower hereby requests such counsel to deliver such opinions. regulations, including the USA PATRIOT Act, that has been reasonably requested by the Lenders at least ten days prior to the Initial Funding Date. (c) The Administrative Agent (or its counsel) shall have received: (e) The Administrative Agent shall have received, at least three Business Days prior to (i) A copy of the Organization Documents of each Loan Party. the Initial Funding Date, a Beneficial Ownership Certification for the Borrower to the extent that (ii) A certificate of good standing in respect of each U.S. Loan Party. reasonably requested by the Lenders at least ten days prior to the Initial Funding Date. (iii) A copy of a resolution of the board or, if applicable, a committee of the board, of directors of each Loan Party (A) approving the terms of, and the transactions (f) (i) The Acquisition Agreement shall not have been (and shall not be) modified, contemplated by, the Loan Documents to which it is a party and resolving that it execute, amended or waived in any respect that is material and adverse to the Lead Arrangers or the Lenders deliver and perform the Loan Documents to which it is a party; (B) authorizing a (as reasonably determined by the Borrower in consultation with the Lead Arrangers) without the prior consent of the Lead Arrangers (it being understood and agreed that any increase or reduction 126 127 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders; *provided* that any increase in the purchase price for the Acquisition shall not be funded by Indebtedness of the Borrower or any of its Restricted Subsidiaries) and (ii) the Acquisition Agreement remains in full force and effect.

(g) A certificate from the chief financial officer (or other Responsible Officer) of the Borrower, substantially in the form attached as Exhibit I hereto, certifying that the Borrower is Solvent (after giving effect to the Transactions on a pro forma basis).

(h) Each Major Representation and Specified Acquisition Agreement Representation (collectively, the "***Initial Funding Date Representations***") is true and correct in all material respects (except for Initial Funding Date Representations that are already qualified by materiality or "Material Adverse Effect", which representations and warranties shall be true and correct in all respects after giving effect to such materiality or "Material Adverse Effect" qualification) as of the Initial Funding Date (unless such Initial Funding Date Representations relate to an earlier date, in which case, such Major Representations shall have been true and correct in all material respects (except for Initial Funding Date Representations that are already qualified by materiality or "Material Adverse Effect", which representations and warranties shall be true and correct in all respects after giving effect to such materiality or "Material Adverse Effect" qualification) as of such earlier date); *provided* that to the extent any of the Specified Acquisition Agreement Representations are qualified or subject to "Material Adverse Effect," the definition thereof shall be "Company Material Adverse Effect" as defined in the Merger Agreement for purposes of any such representations and warranties made or to be made on, or as of, the Initial Funding Date.

(i) The Borrower and Parent Guarantor shall have duly executed the (i) Facility Guaranty, (ii) the U.S. Pledge and Security Agreement and (iii) the Closing Date Intercreditor Agreement.

(j) Since the date of the Acquisition Agreement, there shall not have occurred any Effect (as defined in the Acquisition Agreement) that, individually, or in the aggregate, has had a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to the obligations of the Borrower and/or the Parent Guarantor to consummate the Acquisition under the Acquisition Agreement or that would give the Borrower or the Parent Guarantor the right (taking into account any notice and cure provisions) to terminate its obligations pursuant to the terms in the Acquisition Agreement.

(k) In addition to the conditions specified in this Section 4.02, if the Initial Funding Date occurs on the Closing Date, the following conditions shall also apply:

(i) The Existing Facilities Refinancing shall have been consummated prior to, or shall be made or consummated concurrently with, the initial Borrowing on the Initial Funding Date.

(ii) All fees and expenses (in the case of expenses, to the extent invoiced at least three Business Days prior to the Closing Date but excluding any legal fees and expenses (except as otherwise reasonably agreed by the Borrower)) required to be paid

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to the Commitment Parties (as defined in the Commitment Letter) on the Closing Date shall have been paid.

Notwithstanding the foregoing, to the extent any security interest in any Collateral of the Borrower or the Parent Guarantor (other than to the extent a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not or cannot be provided and/or perfected on or prior to the Initial Funding Date after the Borrower's use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability or initial funding of the Term Facilities or Revolving Credit Facilities on the Initial Funding Date but shall instead be required to be delivered, provided, and/or perfected within 30 days after the Initial Funding Date (or such later date as may be reasonably agreed by the Borrower and the Administrative Agent).

SECTION 4.03 ***Conditions to All Credit Extensions.*** The obligations of the Lenders to make Credit Extensions hereunder on any date (each, a "***Borrowing Date***") (other than on the Initial Funding Date, Delayed Draw Funding Date or on the Borrowing Date under any Incremental Loan Assumption Agreement, Extension Amendment or Refinancing Amendment) are subject to the satisfaction of the following conditions:

(a) (i) (x) in the case of any Revolving Credit Borrowing proposed to be made after the Initial Funding Date but prior to the Closing Date, (1) the representations and warranties made by the Borrower set forth in Sections 3.14, 3.24(a) and the second sentence of Section 3.25 (in the case of Section 3.24(a) and 3.25 solely with respect to the use of the proceeds of such Revolving Credit Borrowing), be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or "***Material Adverse Effect***"), on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or "***Material Adverse Effect***"), on and as of such earlier date, (2) the condition set forth in Section 4.02(f) is satisfied on and as of the date of such Borrowing and (y) in the case of any other Credit Extension, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or "***Material Adverse Effect***"), on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or "***Material Adverse Effect***"), on and as of such earlier date and (ii) other than in the case of any Revolving Credit Borrowing proposed to be made after the Initial Funding Date and prior to the Closing Date, no Default shall exist or would result from such proposed Credit Extension or the application of the proceeds therefrom.

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(b) The Administrative Agent shall have received a Request for Credit Extension as required by Article II.

Each Request for Credit Extension (other than a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower after the Initial Funding Date pursuant to this Section 4.03 shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 4.04 ***Conditions to the Delayed Draw Term Loans***. The obligations of the Lenders to make any Delayed Draw Term Loans hereunder on the Delayed Draw Funding Date are subject to the satisfaction of the following conditions:

(a) (i) The Closing Date shall have occurred and (ii) the Existing Facilities Refinancing shall have occurred.

(b) All fees and expenses (in the case of expenses, to the extent invoiced at least three Business Day prior to the Delayed Draw Funding Date but excluding any legal fees and expenses (except as otherwise reasonably agreed by the Borrower)) required to be paid to the Commitment Parties (as defined in the Commitment Letter) on the Delayed Draw Funding Date shall have been paid.

(c) The Delayed Draw Funding Date shall be a Business Day on or before the Delayed Draw Termination Date.

(d) A certificate from the chief financial officer (or other Responsible Officer) of the Borrower certifying that immediately before and after the making of the Delayed Draw Term Loans no Event of Default shall occur or be continuing under Section 7.01(a) and 7.01(g) of this Agreement, with respect to the Borrower.

(e) The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03 (without prejudice to the conditions precedent for such Borrowing set forth in this Section 4.04).

ARTICLE V

COVENANTS

The Borrower and each Guarantor covenant and agree with each Lender that from and after the Closing Date, so long as this Agreement shall remain in effect, and until the Commitments have been terminated and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable), or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the L/C Issuer), or unless the Required Lenders shall otherwise consent

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in writing, the Borrower and each Guarantor will, and will, to the extent provided below, cause each of the Restricted Subsidiaries to comply with the covenants set forth in Annex I and to:

SECTION 5.01 ***Projections***. Deliver to the Administrative Agent (for distribution to each Lender), as soon as available, but in any event no more than 90 days after the end of each fiscal year commencing with the fiscal year during which the Closing Date occurs, forecasts prepared using fiscal periods for any applicable fiscal years (including, if applicable, the fiscal year in which the Maturity Date occurs) as customarily prepared by management of the Borrower for its internal use (the "***Projections***"), which shall be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.

SECTION 5.02 ***Certificates; Other Information***. (a) Deliver to the Administrative Agent and, upon the Administrative Agent's request each Lender, in form and detail satisfactory to the Administrative Agent:

(i) promptly after the receipt thereof by the Borrower and its Restricted Subsidiaries, a copy of any "management letter" received by any such Person from its certified public accountants and the management's response thereto;

(ii) promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(iii) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 4.10 of Annex I may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) specified in Section 9.01 with respect to e-mail communications, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.01(a); or (iii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (x) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or e-mail) of the posting of any such documents and (y) if for any reason the Administrative Agent is unable to obtain electronic versions of the documents posted, promptly upon the Administrative Agent's request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility

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to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Section 4.10(a)(1) and Section 4.10(a)(2) of Annex I are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders, as contemplated by Section 9.01(f) and may be treated by the Administrative Agent and the Lenders as if the same has been marked "PUBLIC" in accordance with such paragraph.

SECTION 5.03 ***Notices***. Promptly notify the Administrative Agent of: (a) as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(a) as soon as possible after a Responsible Officer of the Borrower knows thereof, any filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and

(b) promptly upon becoming aware of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Event, a written notice specifying the nature thereof, what action the Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(b) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 5.04 ***Payment of Obligations***. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material Taxes, assessments and governmental charges or levies upon it or its properties, assets, income or profits before the same shall have become delinquent or in default, (b) all lawful claims (including claims of landlords, warehousemen, freight forwarders and carriers, and all claims for labor materials and supplies or otherwise) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case under clauses (a), (b) or (c), where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.05 ***Preservation of Existence***. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Article V of Annex I if, other than in respect of the Borrower, the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however that in no event shall the Borrower change its jurisdiction of organization to a jurisdiction other than the United States of America, or any State of the United States or the District of Columbia; (b) take all necessary action to maintain and keep in full force and effect all rights, privileges, permits, licenses and franchises material to the normal conduct of its business if the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) preserve or renew all of its intellectual property, except to the extent such intellectual property (i) is no longer used or useful in the business of any Loan Party or Restricted Subsidiary and (ii) is not otherwise material to the business of the Loan Parties and Restricted Subsidiaries, taken as a whole, in any respect.

SECTION 5.06 ***Maintenance of Properties***. (a) Maintain, preserve and protect all of its material properties and equipment material to the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all repairs thereto and renewals, improvements, additions and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times except, in each case, if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 ***Maintenance of Insurance***. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable insurance companies at the time the relevant coverage is placed or renewed and that are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in a Similar Business).

SECTION 5.08 ***Compliance with Laws***. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 ***Books and Records; Accountants; Maintenance of Ratings***. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, IFRS, or local generally accepted accounting principles, as the case may be, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(a) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss,

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with a representative of the Borrower present, the Loan Parties' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

(b) Use commercially reasonable efforts to cause the Term Facility to be continuously rated by S&P and Moody's, and use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody's, in each case in respect of the Borrower.

SECTION 5.10 ***Inspection Rights***. Subject to any applicable confidentiality undertakings or stock exchange regulations, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Borrower; provided that the Administrative Agent shall not exercise such rights more than twice in any calendar year and only one such exercise will be at the expense of the Loan Parties; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours upon reasonable advance notice to the Borrower.

SECTION 5.11 ***Use of Proceeds***. (a) Apply the proceeds of the Initial Draw Term Loans on the Closing Date, and the proceeds of the Delayed Draw Term Loans, on the Delayed Draw Funding Date, to consummate the Transactions including, for the avoidance of doubt, the Existing Facilities Refinancing and the Change of Control Tender.

(a) Apply any amount drawn under the Revolving Credit Facilities (i) (A) on and after the Initial Funding Date to fund any interest with respect to any Term Loans or Senior Secured Notes (in an aggregate amount for this clause (A) not to exceed $100,000,000) and (B) on and after the Closing Date to consummate the Transactions and for working capital purposes, in an aggregate amount for clause (i) of this sub-paragraph (b) not to exceed the Closing Date Revolving Available Amount, and (ii) after the Closing Date, for working capital, capital expenditures and general corporate purposes (including acquisitions, Permitted Investments, Restricted Payments and other transactions not prohibited by this Agreement).

(b) The Borrower will not request any Borrowing, and the Borrower shall not use, directly or indirectly, and shall procure that no Group Member will, directly or indirectly, use the proceeds of any Borrowing (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any person or entity which is listed on a Sanctions List or owned or controlled by a person or entity listed on a Sanctions List, or in any Sanctioned Country, or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12 ***Information Regarding the Collateral***. Furnish to the Administrative Agent and the Collateral Agent any information regarding the Collateral or a Guarantor that is required to be provided pursuant to the U.S. Pledge and Security Agreement.

SECTION 5.13 ***Further Assurances***. Subject to the applicable limitations set forth in the Agreed Security Principles, execute any and all further documents, financing statements,

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agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) which the Administrative Agent may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to establish, maintain, renew, preserve or protect the rights and remedies of Administrative Agent and other Secured Parties hereunder and under the other Loan Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties agree to provide to the Administrative Agent, from time to time upon its reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.14 ***Post-Closing Guarantee and Security Requirements.*** Cause (a) (i) each Subsidiary of the Borrower set forth on Schedule 5.14(a) (an "***Initial U.S. Loan Party***") and, subject to the Agreed Security Principles, each Subsidiary of the Borrower set forth on Schedule 5.14(b) (an "***Initial Non-U.S. Loan Party***") and (ii) each Material Subsidiary (other than an Excluded Subsidiary), subject to the Agreed Security Principles, to (A) become a Guarantor hereunder by executing and delivering to the Administrative Agent a Facility Guaranty Joinder and execute and deliver a Closing Date Intercreditor Agreement Supplement to the Administrative Agent and Collateral Agent and grantor supplements or acknowledgements with respect to any other Intercreditor Agreement then in effect, (B) become a Grantor under the U.S. Pledge and Security Agreement by executing and delivering to the Collateral Agent (along with copies to the Administrative Agent) a Pledge Supplement or become a Grantor under any Non-U.S. Security Documents, by executing and delivering to the Collateral Agent (along with copies to the Administrative Agent) such Non-U.S. Security Documents or supplements thereto, as may be required to confer on the Collateral Agent security over the Collateral no later than (x) 2 Business Days after the Closing Date (in the case of any Initial U.S. Loan Party), (y) 90 days after the Closing Date (in the case of any Initial Non-U.S. Loan Party) or (z) 30 days after the date the relevant Restricted Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary), or in each case, such later date as may be reasonably agreed by the Borrower and the Administrative Agent and (C) execute and/or deliver to the Administrative Agent and Collateral Agent as applicable (x) customary legal opinions of counsel to the Borrower in the respective Covered Jurisdiction of such Subsidiary, in form reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and the Lenders and covering substantially the same matters relating to the Loan Documents as the matters covered in any opinion provided on the Initial Funding Date pursuant to Section 4.02, other than where the customary practice in the relevant jurisdiction differs with respect to providing opinions, in which case such opinions may be provided by counsel to the Administrative Agent, (y) the documents specified in clauses Section 4.02(c)(i) – (v), substantially in the same form as agreed to be provided with respect to the Borrower as of the Initial Funding Date, subject to any changes required by the law of the jurisdiction of organization of the relevant Loan Party or customary for such jurisdiction; provided that (i) in the case of any Luxembourg Loan Party or U.K. Loan Party, such documents shall include the documents set forth in Schedule 5.14(c) as applicable and (ii) in the case of any Loan Party organized under the laws of Hong Kong, such documents shall include the customary shareholder resolutions and (z) if required by the relevant Security Documents, stock, share or membership certificates and corresponding blank powers or equivalent transfer forms as applicable with respect to the Administrative Borrower, the Subsidiary Revolver Borrower and the Restricted

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Subsidiaries of the Administrative Borrower (except the extent constituting Excluded Assets Party owns the Capital Stock of any Restricted Subsidiary that is organized in a Covered pursuant to clause (l) thereof); provided that with respect to the (i) Initial U.S. Loan Parties, such Jurisdiction and such Capital Stock constitutes Collateral, such Loan Party shall, if applicable, be delivery shall be required within 30 days after the Closing Date, (ii) Initial Non-U.S. Loan Parties, required to provide a pledge of the Capital Stock of such Restricted Subsidiary governed by the such delivery shall be required within 90 days after the Closing Date and (iii) in all other cases laws of the jurisdiction of organization of such Restricted Subsidiary to the extent such local law with 30 days after the date the relevant Restricted Subsidiary becomes a Material Subsidiary (other pledge agreement is required to perfect the Lien of the Collateral Agent, (vii) in no event will the than an Excluded Subsidiary), or in each case, such later date as may be reasonably agreed by the Collateral include any Excluded Asset, (viii) no Loan Party shall be required to perfect a security Administrative Agent. interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable requirement of Law, (ix) any Lien required to be granted from time to time (a) Notwithstanding anything to the contrary herein or in any other Loan Document, it pursuant to this Section 5.14 shall be subject to the exceptions and limitations set forth in the is understood and agreed that (i) the Administrative Agent may grant extensions of time for the Security Documents and (x) the Administrative Agent shall not require the taking of a Lien on, or creation and perfection of security interests in, or obtaining of title insurance, legal opinions, require the perfection of any Lien granted in, those assets as to which the cost of obtaining or surveys or other deliverables with respect to, particular assets or the provision of any Loan perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating Guarantee by any Restricted Subsidiary (in connection with assets acquired, or Restricted to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any as reasonably determined by the Borrower. such extension of time, (ii) any joinder or supplement to any Loan Guarantee, any Security Document or any other Loan Document executed by any Restricted Subsidiary that is required to SECTION 5.15 Sanctions. (a) Not contribute or otherwise make available the become a Loan Party pursuant to this Section 5.14 may, with the consent of the Administrative proceeds of this Agreement, directly or indirectly, to any person or entity (whether or not related Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or to any member of the Borrower Group) for the purpose of financing the activities of any person or updates to schedules) or limitations as may be necessary to qualify any representation or warranty entity which is listed on a Sanctions List, or owned or controlled by a person or entity listed on a with respect to such Restricted Subsidiary set forth in any Loan Document to the extent necessary Sanctions List, or currently located in a Sanctioned Country, to the extent such contribution or to ensure that such representation or warranty is true and correct to the extent required thereby or provision of proceeds would be prohibited by applicable Sanctions or would otherwise cause any by the terms of any other Loan Document, (iii) no Loan Party shall be required to seek any landlord person to be in breach of applicable Sanctions. waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement, (iv) no Loan Party shall be required to take any supplemental perfection (a) Fund all or part of any repayment of an Obligation under this Agreement out of action with respect to Collateral constituting intellectual property, other than any supplemental proceeds derived from transactions which would be prohibited by applicable Sanctions or would filings in its own jurisdiction of incorporation or organization except for (and subject to the Agreed otherwise cause any person to be in breach of applicable Sanctions. Security Principles) any supplemental perfection filings in a Covered Jurisdiction with respect to any Collateral constituting material intellectual property that any Loan Party owns in any Covered (b) Ensure that appropriate controls and safeguards are in place designed to prevent Jurisdiction, (v) in no event shall notices be required to be sent, nor shall the Administrative Agent any proceeds of any Credit Extension hereunder from being used contrary to Section 5.15(a). or Collateral Agent be permitted to send to account debtors or other contractual third-parties prior to the occurrence and during the continuation of an acceleration of the Obligations pursuant to SECTION 5.16 People with Significant Control Regime. Each Loan Party and its Section 7.01, (vi) (x) no U.S. Loan Party will be required to (A) subject to clause (b)(iv) above, Subsidiaries shall (a) within the relevant timeframe, comply with any notice it receives pursuant take any action outside the U.S. to grant or perfect any security interest in any asset located outside to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom of the U.S. (other than as may be perfected by the filing of a UCC financing statement), (B) execute whose shares are the subject of a Lien in favor of the Collateral Agent, and (b) promptly provide any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of a the Administrative Agent with a copy of that notice. jurisdiction other than the U.S. or (C) subject to clause (b)(iv) above, make any intellectual property filing, conduct any intellectual property search or prepare any schedule of intellectual property, in each case, in a jurisdiction other than the U.S. and (y) subject to the Agreed Security ARTICLE VI Principles, no Non-U.S. Loan Party will be required to (A) subject to clause (b)(iv) above, take any action outside its jurisdiction of organization to grant or perfect any security interest in any FINANCIAL COVENANT asset located outside of its jurisdiction of organization, (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the law of a jurisdiction other than its From and after the Closing Date, so long as this Agreement shall remain in effect, and until jurisdiction of organization or (C) subject to clause (b)(iv) above, make any intellectual property the Commitments have been terminated and the principal of and interest on each Loan and all fees filing, conduct any intellectual property search or prepare any intellectual property schedule in a and all other expenses or amounts payable under any Loan Document shall have been paid in full jurisdiction other than its jurisdiction of organization; provided, however, that notwithstanding the (other than contingent indemnification obligations not then due and payable), or any Letter of foregoing, subject in all respects to the Agreed Security Principles, to the extent that any Loan Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related 136 137 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory observed and such failure continues for 30 days after the date written notice thereof shall have to the applicable L/C Issuer or such Letter of Credit has been deemed reissued under another been given to the Borrower by the Administrative Agent or the Required Lenders; or agreement reasonably acceptable to the L/C Issuer), the Borrower will not: (d) Representations and Warranties. Any representation, warranty, certification or SECTION 6.01 Financial Covenant. Permit the Consolidated Net Senior Secured statement of fact made or deemed made by or on behalf of the Borrower or any Restricted Financial Covenant Subsidiary herein (excluding (solely in respect of the Initial Funding Date and any other date prior The provisions of this Section 6.01 are for the benefit of the Revolving Credit Lenders only and to the Closing Date on which any extension of credit is made hereunder) those representations and the Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 6.01 warranties in Article III hereof the accuracy of which is not a condition to the Initial Funding Date or the defined terms used for purposes of this Section 6.01 or waive any Default or Event of Default set forth in Section 4.02 or the making of such extension of credit), or in any other Loan Document, resulting from a breach of this Section 6.01 without the consent of any Lenders other than such or in any document, report, certificate, financial statement or other instrument required to be Required Revolving Credit Lenders in accordance with the provisions of Section 9.08. delivered in connection herewith or therewith shall be incorrect or misleading in any material Notwithstanding anything to the contrary herein, when calculating the Consolidated Net Senior respect when made or deemed made, except that such materiality qualifier shall not be applicable Secured Leverage Ratio for the purposes of this Section 6.01, the events described in clauses (a) to any representation or warranty that is already qualified by materi applicable Test Period shall not be given pro forma effect. (e) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any ARTICLE VII time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (other EVENTS OF DEFAULT than in accordance with its terms) and as a result thereof, a Material Adverse Effect would occur or would reasonably be expected to occur; or any Loan Party or any other Person contests in SECTION 7.01 Events of Default. In case of the occurrence of any of the following writing the validity or enforceability of any provision of any Loan Document; or any Loan Party events (x) in the case of any of the events specified in Section 7.01(a), (d), (e), (f), (g), (h) or (i), denies in writing that it has any or further liability or obligation under any provision of any Loan from and after the Initial Funding Date and (y) in the case of any of the events specified in Section Document (other than as a result of the discharge of such Loan Party in accordance with the terms 7.01(b),(c) or (j) Events of Default of the applicable Loan Document), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; (ii) any security interest under the Security Documents shall, at (a) Non-Payment. Any Loan Party fails to pay when and as required to be paid herein, any time, cease to be in full force and effect (other than in accordance with the terms of the relevant whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof Security Document, any Intercreditor Agreement (on and after the execution thereof), any or otherwise, (i) any amount of principal of any Loan (including, for the avoidance of doubt, the Additional Intercreditor Agreement (on and after the execution thereof) and this Agreement) with Early Termination Amount) or (ii) any interest on any Loan, or any fee due hereunder, within five respect to Collateral having a Fair Market Value in excess of $10 million for any reason other than Business Days of the due date or (iii) any other amount payable hereunder or under any other Loan the satisfaction in full of all obligations under this Agreement or the release of any such security Document, within five Business Days of the due date; or interest in accordance with the terms of this Agreement, any Intercreditor Agreement (on and after the execution thereof), any Additional Intercreditor Agreement (on and after the execution thereof) (b) Specific Covenants. Any Loan Party or any Restricted Subsidiary fails to perform or the Security Documents or any such security interest created thereunder shall be declared invalid or observe any term, covenant or agreement contained in any of Sections 5.03(a), 5.05(a), 5.11(a) or unenforceable and the Borrower shall assert in writing that any such security interest is invalid or 6.01 or Article IV of Annex I to this Agreement (other than Section 4.10 and 4.13 of Annex I); or unenforceable and any such Default continues for 10 days; or (iii) any Guarantee of the Loans provided that the Financial Covenant is subject to cure pursuant to Section 7.03; provided, further, of a Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that taken together would constitute a Significant Subsidiary ceases to be in full force and effect (other than Default with respect to any Term Loans or Term Commitments unless and until the Required in accordance with the terms of such Facility Guaranty or this Agreement) or is declared invalid Revolving Credit Lenders shall have terminated their Revolving Credit Commitments and declared or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its all amounts outstanding thereunder to be due and payable pursuant to the last paragraph of this obligations under its Facility Guaranty and any such Default continues for 10 days after the notice Section 7.01; or specified in this Agreement; or (c) Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or (f) Cross-Default. (i) Any Loan Party or Restricted Subsidiary (A) fails to make any observe (i) any term, covenant or agreement set forth in Section 5.14 of this Agreement and such payment when due (regardless of amount and whether by scheduled maturity, required failure continues for 5 Business Days or (ii) any other term, covenant or agreement (not specified prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness in Sections 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or (including undrawn committed or available amounts and including amounts owing to all creditors 138 139 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

under any combined or syndicated credit arrangement) prior to the expiration of any grace period has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 provided in such Indebtedness, or (B) fails to observe or perform any other agreement or condition days after the judgment becomes final; or relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or (i) Change of Control. There occurs a Change of Control; or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, lapse of individually or in the aggregate results in or would reasonably be expected to result in a Material time or both, such Indebtedness to be demanded, accelerated or to become due or to be Adverse Effect; or (ii) there exists any fact or circumstance that would reasonably be expected to repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, result in the imposition of a Lien or security interest under Section 430(k) of the Code or under prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such ERISA; Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary then, and in every such event (other than an event with respect to the Borrower described sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is in clause (g)), and at any time thereafter during the continuance of such event, the Administrative permitted hereunder; provided, further, that the failure referred to in clause (B) is unremedied and Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any is not waived by the holders of such Indebtedness prior to any termination of the Commitments or or all of the following actions, at the same or different times: (i) terminate forthwith the acceleration of such Indebtedness or of the Loans pursuant to this Section 7.01 or (ii) there occurs Commitments and any obligation of the L/C Issuers to make L/C Credit Extensions; (ii) declare under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary principal of the Loans so declared to be due and payable, together with accrued interest thereon thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event and any unpaid accrued fees, other amounts payable and all other liabilities of the Borrower (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any accrued hereunder and under any other Loan Document, shall become forthwith due and payable, Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the without presentment, demand, protest or any other notice of any kind, all of which are hereby Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater expressly waived by the Borrower, anything contained herein or in any other Loan Document to than $25 million; or the contrary notwithstanding; (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and in any event with respect to the (g) Bankruptcy. In relation to the Borrower, a Guarantor or a Significant Subsidiary or Borrower described in clause (g), the Commitments and any obligation of the L/C Issuers to make any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary L/C Credit Extensions shall automatically terminate and the principal of the Loans then (i) any corporate action, legal proceedings or other procedure or step is taken in relation to: (A) a outstanding, together with accrued interest thereon and any unpaid accrued fees, other amounts voluntary case; (B) the entry of an order for relief against it in an involuntary case; (C) the payable and all other liabilities of the Borrower accrued hereunder and under any other Loan appointment of a custodian of it or for a substantial part of its property; (D) general assignment for Document, shall automatically become due and payable, without presentment, demand, protest or the benefit of its creditors; or (E) admission in writing of its inability to pay its debts generally as any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything they become due; or (ii) a court of competent jurisdiction enters an order or decree under any contained herein or in any other Loan Document to the contrary notwithstanding and the obligation Bankruptcy Law that: (A) is for relief against the Borrower, any Guarantor or any Significant of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a effective; and (iv) the Administrative Agent and the Collateral Agent shall have the right to take Significant Subsidiary in an involuntary case; (B) appoints a custodian or administrator of the all or any actions and exercise any remedies available under the Loan Documents or applicable Borrower, any Guarantor or any Significant Subsidiary or any group of Restricted Subsidiaries law or in equity. that, taken together, would constitute a Significant Subsidiary or for a substantial part of the property of the Borrower, any Guarantor or any Significant Subsidiary or any group of Restricted Notwithstanding anything to the contrary, if the only Events of Default then having Subsidiaries that, taken together, would constitute a Significant Subsidiary; or (C) orders the occurred and continuing are pursuant to a failure to observe the Financial Covenant, the liquidation or winding up of the Borrower, any Guarantor or any Significant Subsidiary or any Administrative Agent shall only take the actions set forth in this Section 7.01 at the request of the group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, Required Revolving Credit Lenders (as opposed to Required Lenders). and the order or decree remains unstayed and in effect for 60 consecutive days; or SECTION 7.02 Application of Funds. After the exercise of remedies provided for (h) Judgments. Failure by the Borrower, a Guarantor or any Significant Subsidiary or in this Article VII (or after the Loans have automatically become immediately due and payable or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary the L/C Obligations have automatically been required to be Cash Collateralized as set forth in this to pay final judgments aggregating in excess of $25 million (to the extent not covered by Article VII), any amounts received on account of the Obligations shall (subject to any Intercreditor independent third-party insurance as to which the insurer has been notified of such judgment and Agreement (on and after the execution thereof)) be applied by the Administrative Agent in the following order: 140 141 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.20) payable to the Administrative Agent or the Collateral Agent, in their respective capacities as such;

second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.20), ratably among them in proportion to the amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit) and any breakage, termination or other payments under Treasury Services Agreements or Swap Contracts, ratably among the Secured Parties in proportion to the respective amounts described in this clause fourth held by them;

fifth, to payment of all other Obligations ratably among the Secured Parties in proportion to the respective amounts described in this clause fifth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.26(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 7.03 ***Borrower's Right to Cure***. Notwithstanding anything to the contrary contained in Section 7.01 or Section 7.02:

(a) For the purpose of determining whether an Event of Default under a Financial Covenant has occurred, the Borrower may on one or more occasions:

(i) designate any portion of the net cash proceeds from a sale or issuance of Capital Stock, other than any Disqualified Stock of the Borrower or any contribution to the common capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Capital Stock on terms reasonably satisfactory to the Administrative Agent) (the "***Cure Amount***") as an increase to Consolidated EBITDA

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for the applicable fiscal quarter; provided that (A) such amounts to be designated are actually received by the Borrower on or after the first day of such applicable fiscal quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the "***Cure Expiration Date***"), (B) such amounts do not exceed the aggregate amount necessary to cure any Event of Default under the relevant Financial Covenant as of such date and (C) the Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a "***Cure Amount***" (it being understood that to the extent any such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be different than the amount necessary to cure any Event of Default under the relevant Financial Covenant and may be modified, as necessary, in a subsequent corrected notice delivered on or before the Cure Expiration Date (it being understood that in any event the final designation of the Cure Amount shall continue to be subject to the requirements set forth in clauses (A) and (B) above)); provided, further, that the Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b) The parties hereby acknowledge that this Section 7.03 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Article VI (and not pro forma compliance with Article VI that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article IV of Annex I) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(c) In furtherance of clause (a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrower, the relevant Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the relevant Financial Covenant and any Event of Default under the relevant Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from the Borrower stating its good faith intention to exercise its right set forth in this Section 7.03, neither the Administrative Agent on or after the last day of the applicable quarter nor any Lender may exercise any rights or remedies under Section 7.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the relevant Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d) (i) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 7.03 is exercised and (ii) there shall be no pro forma reduction in Indebtedness (directly or by way of netting) with the Cure Amount

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for determining compliance with the applicable Financial Covenant for the fiscal quarter with in Section 12 of the Facility Guaranty, or with respect to which Required Lenders (or such other respect to which such Cure Amount was made. Lenders as may be required to give such consent under Section 9.08) have otherwise consented. (e) There can be no more than five (5) fiscal quarters in which the cure rights set forth (c) The Person serving as the Administrative Agent and/or the Collateral Agent in this Section 7.03 are exercised during the term of the Initial Revolving Credit Commitments. hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender SECTION 7.04 Withdrawal Event. Notwithstanding any other term of the Loan shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Documents, no Withdrawal Event shall (or shall be deemed to) constitute a breach of any Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates representation and warranty, covenant or undertaking in the relevant Loan Document or result (by may accept deposits from, lend money to, own securities of, act as the financial advisor or in any itself) in the occurrence of an Event of Default or a Default and shall be expressly permitted under other advisory capacity for, and generally engage in any kind of business with the Borrower or any the terms of this Agreement. Subsidiary or other Affiliate thereof (subject to securities law and other requirements of applicable law) as if it were not an Agent hereunder and without any duty to account therefor to the Lenders. ARTICLE VIII The Borrower agrees to pay to the Administrative Agent all fees and expenses in accordance with any separate agreement between the Borrower and the Administrative Agent. THE ADMINISTRATIVE AGENT; ETC. (d) Neither Agent shall have any duties or obligations except those expressly set forth (a) Each Lender and the other Secured Parties hereby irrevocably designates and herein and in the Loan Documents, and its duties hereunder and thereunder shall be administrative appoints the Administrative Agent and the Collateral Agent as its agent hereunder and under the in nature. Without limiting the generality of the foregoing, (i) neither Agent shall be subject to other Loan Documents. Each Lender hereby authorizes the Administrative Agent and the any fiduciary or other implied duties, regardless of whether a Default or Event of Default has Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action Agents tions on its behalf and to exercise or exercise any discretionary powers, except discretionary rights and powers expressly such powers and perform such duties as are delegated to such Agent by the terms hereof and contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders thereof, together with such other actions and powers as are reasonably incidental thereto. The (or such other number or percentage of the Lenders as shall be necessary under the circumstances provisions of this Article VIII (except for paragraphs (f) and (g)) are solely for the benefit of the as provided for herein or in the other Loan Documents); provided that neither Agent shall be Agents and the Lenders, and neither the Borrower, nor any other Loan Party shall have rights as a required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent third-party beneficiary of any of such provisions. It is understood and agreed that the use of the to liability or that is contrary to any Loan Document or applicable law and (iii) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, the Administrative Agent or Collateral Agent, as applicable, is not intended to connote any nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable the Subsidiaries that is communicated to or obtained by the Person serving as the Administrative law. Instead such term is used as a matter of market custom, and is intended to create or reflect Agent and/or the Collateral Agent or any of its Affiliates in any capacity. Without limiting the only an administrative relationship between contracting parties. Without limiting the generality foregoing, neither Agent shall be liable for any action taken or not taken by it in accordance with of the foregoing, the Agents are hereby expressly authorized to negotiate, enforce or settle any any Intercreditor Agreement. Neither Agent (nor any of their respective Related Parties) shall be claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the liable for any action taken or not taken by it with the consent or at the request of the Required Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII (b) Each Secured Party hereby further authorizes the Administrative Agent or or Section 9.08), or for any action lawfully taken or omitted to be taken by such Agent or otherwise Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the hereunder or under any Loan Document in the absence of its own gross negligence or willful agent for and representative of the Secured Parties with respect to the Collateral, the Security misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Documents, any Intercreditor Agreement and any Additional Intercreditor Agreement and to enter Neither Agent (nor any of their respective Related Parties) shall be deemed to have knowledge of into the same at any time and from time to time. Subject to Section 9.08, Section 9.20 or Section any Default or Event of Default unless and until written notice thereof is actually received by an 12 of the Facility Guaranty (as applicable) without further written consent or authorization from office of such Agent directly responsible for the administration of this Agreement from the any Lender, the Administrative Agent or Collateral Agent, as applicable, may execute any Borrower or a Lender and stating that such notice is a notice of default. Neither Agent shall be documents or instruments necessary to (i) release any Lien encumbering any item of Collateral in responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or the circumstances set forth in Section 9.20, or with respect to which Required Lenders (or such representation made in or in connection with this Agreement or any other Loan Document, (B) the other Lenders as may be required to give such consent under Section 9.08) have otherwise contents of any certificate, report or other document delivered thereunder or in connection consented and/or (ii) release any Guarantor from the Loan Guarantee in the circumstances set forth therewith, (C) the performance or observance of any of the covenants, agreements or other terms 144 145 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, selected by it, and shall not be liable for any action taken or not taken by it in accordance with the (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other advice of any such counsel, accountants or experts. agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be (f) Each Agent may perform any and all its duties and exercise its rights and powers delivered to such Agent or (F) the perfection or priority of any security interest created or purported hereunder or under any other Loan Document or any other instrument or agreements referred to be created under the Security Documents. The Agents shall have the right to request instructions herein or therein by or through any one or more sub-agents appointed by it provided, however, that from the Required Lenders at any time; which, in the case of the Collateral Agent, shall be solely in the case where an Agent no longer serves as the applicable withholding agent, if a sub- determined by, and communicated by, the Administrative Agent. If any Agent shall request agent has been appointed to serve as withholding agent, any such sub-agent that such Agent may instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to of Treasury Regulations Section 1.1441-1 or a non-U.S. Affiliate of any such entity that has agreed refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by 1.1441-1 for all payments under the Loan Documents (it being understood and agreed, for reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action avoidance of doubt and without limiting the generality of this Section, that the Agent may perform whatsoever against any Agent or any of its Related Parties as a result of such Agent or such other any and all of its duties and exercise its rights and powers hereunder and thereunder, by or through person acting or refraining from acting hereunder or under any other Loan Document in accordance one of more of its Affiliates). Each Agent and any such sub-agent may perform any and all its with the instructions of the Required Lenders. No Agent shall be under any obligation to any duties and exercise its rights and powers by or through their respective Related Parties. The Lender to ascertain or to inquire as to the observance or performance of any of the agreements exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the contained in, or conditions of, this Agreement or any other Loan Documents, or to inspect the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities properties, books or records of any Loan Party. The Collateral Agent shall not be under any in connection with the syndication of the Term Facility as well as activities as Agent. Neither obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent or performance of any of the agreements contained in, or conditions of, this Agreement or any that a court of competent jurisdiction determines in a final and non-appealable judgment that such other Loan Documents, or to inspect the properties, books or records of any Loan Party. Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, (g) Each Agent may resign at any time by notifying the Lenders and the Borrower. specification, requirement or approval of, notice, request or other communication from, or other Upon any such resignation, the Required Lenders shall have the right, with the consent of the direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Borrower (prior to the occurrence of a Specified Event of Default), to appoint a successor Agent Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of (other than a Disqualified Person) who shall satisfy the requirements of the next succeeding satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made sentence in the case of an Administrative Agent. If no successor shall have been so appointed by (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent the Required Lenders and shall have accepted such appointment within 60 days after the retiring shall be fully justified in failing or refusing to take any such action under this Agreement if it shall Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint not have received such written instruction, advice or concurrence of the Administrative Agent, as a successor Agent which, in the case of the Administrative Agent, shall be (i) a financial institution it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and with an office in New York, New York, or an Affiliate of any such financial institution and (ii) a its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. 1.1441-1 or a non- g -1 for all payments under the (e) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying Loan Documents. If the Person serving as the Administrative Agent is a Defaulting Lender, the upon, any notice, request, certificate, consent, statement, instrument, document or other writing Required Lenders may, to the extent permitted by applicable law, by notice in writing to the (including any electronic message, Internet or intranet website posting or other distribution) Borrower and such Person, remove such Person as the Administrative Agent, and appoint a believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper successor Agent which shall satisfy the requirements in the immediately preceding sentence, with Person. Each Agent may also rely upon any statement made to it orally or by telephone and the consent of the Borrower so long as no Specified Event of Default is continuing. If no successor believed by it to have been made by the proper Person, and shall not incur any liability for relying Agent has been appointed pursuant to the immediately preceding sentence by the 60th day after the thereon. In determining compliance with any condition hereunder to the making of a Loan that by date such notice of resignation or removal was given by such Agent, the Borrower or the Required its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such Le condition is satisfactory to such Lender unless such Agent shall have received notice to the from its duties and obligations hereunder) and the Required Lenders shall thereafter perform all contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, counsel (who may be counsel for the Borrower), independent accountants and other experts as the Required Lenders appoint a successor Agent with the consent of the Borrower (prior to the 146 147 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

occurrence of a Specified Event of Default). Upon the acceptance of its appointment as Agent make such payments to such Agent and, in the event that such Agent shall consent to the making hereunder by a successor Agent, such successor Agent shall succeed to and become vested with of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable all the rights, powers, privileges and duties of the retiring Agent, and the retiring Administrative compensation, expenses, disbursements and advances of such Agent and its agents and counsel, Agent shall be discharged from its duties and obligations hereunder (if not already discharged and any other amounts due such Agent under Section 9.05. therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such (k) To the extent required by any applicable law, the Administrative Agent may removal hereunder, the withhold from any payment to any Lender an amount equivalent to any applicable withholding provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of the retiring Tax. If any payment has been made to any Lender by the Administrative Agent without the Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted applicable withholding Tax being withheld from such payment and the Administrative Agent has to be taken by any of them while acting as Agent. paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not (h) Each Lender acknowledges that it has, independently and without reliance upon the properly withhold Tax from amounts paid to or for the account of any Lender because the Agents or any other Lender or any of their Related Parties and based on such documents and appropriate form was not delivered or was not properly executed or because such Lender failed to information as it has deemed appropriate, made its own credit analysis and decision to enter into notify the Administrative Agent of a change in circumstance which rendered the exemption from, this Agreement. Each Lender also acknowledges that it will, independently and without reliance or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify upon the Agents or any other Lender or any of their Related Parties and based on such documents the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative and information as it shall from time to time deem appropriate, continue to make its own decisions Agent as Tax or otherwise, including any penalties or interest and together with all expenses in taking or not taking action under or based upon this Agreement, any other Loan Document, any (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred whether related agreement or any document furnished hereunder or thereunder. or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and (i) Notwithstanding any other provision of this Agreement or any provision of any all amounts at any time owing to such Lender under this Agreement or any other Loan Document other Loan Document, each Lead Arranger is named as such for recognition purposes only, and in against any amount due the Administrative Agent under this Article VIII(k). its respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead (l) Any Agent shall be fully justified in failing or refusing to take any action hereunder Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents and under any other Loan Document (except actions expressly required to be taken by it hereunder provided herein and in the other Loan Documents. Without limitation of the foregoing, the Lead or under the Loan Documents) unless it shall first be indemnified and secured to its satisfaction Arrangers in their respective capacities as such shall not, by reason of this Agreement or any other (including by way of pre-funding) by the Lenders pro rata against any and all liability, cost and Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other expense that it may incur by reason of taking or continuing to take any such action. Neither Agent Person. shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Loan Document. (j) In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether (m) The agreements in this Article VIII shall survive the payment of all Obligations. the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on (n) Except as otherwise expressly set forth herein or in the Facility Guaranty or any the Borrower) shall be entitled and empowered (but not obligated) by intervention in such Security Document, no Hedge Counterparty or Treasury Services Provider that obtains the benefits proceeding or otherwise to instruct the Collateral Agent, in accordance with any Intercreditor of Section 7.02, the Facility Guaranty or any Collateral by virtue of the provisions hereof or of the Agreement, or as otherwise provided thereby (i) to file and prove a claim for the whole amount of Facility Guaranty or any Security Document shall have any right to notice of any action or to the principal and interest owing and unpaid in respect of the Loans and all other Obligations that consent to, direct or object to any action hereunder or under any other Loan Document or otherwise are owing and unpaid and to file such other documents as may be necessary or advisable in order in respect of the Collateral (including the release or impairment of any Collateral) other than, if a to have the claims of the Lenders and the Agents (including any claim for the reasonable Lender at such time, in its capacity as a Lender and, in such case, only to the extent expressly compensation, expenses, disbursements and advances of the Lenders and the Agents and their provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the respective agents and counsel and all other amounts due the Lenders and Agents under Section contrary, the Administrative Agent shall not be required to verify the payment of, or that other 9.05) allowed in such judicial proceeding and (ii) to collect and receive any monies or other satisfactory arrangements have been made with respect to, Obligations arising under Treasury property payable or deliverable on any such claims and to distribute the same and, in either case, Services Agreements and Swap Contracts unless the Administrative Agent has received written any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any notice of such Obligations, together with such supporting documentation as the Administrative such judicial proceeding is hereby authorized by each Lender and each other Secured Party to Agent may request, from the applicable Hedge Counterparty or Treasury Services Provider. The 148 149 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

Hedge Counterparties and Treasury Services Providers hereby authorize the Administrative Agent to enter into any Intercreditor Agreement, the Additional Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Hedge Counterparty or Treasury Services Providers acknowledge that any such intercreditor agreement is binding upon the Hedge Counterparty or Treasury Services Providers.

(o) None of the Lead Arrangers shall have any duties or responsibilities hereunder in their respective capacities as such.

(p) In the event that the Borrower appoints or designates any Additional Arranger pursuant to Sections 2.22, 2.23 and 2.24, as applicable, unless otherwise set forth herein, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an arranger with respect to Incremental Loan Commitments or Refinancing Commitments, as applicable, shall be exercisable by and vest in such Additional Arranger, to the extent, and only to the extent, necessary to enable such Additional Arranger to exercise such rights, powers and privileges with respect to the Incremental Loan Commitments or Refinancing Commitments, as applicable, and to perform such duties with respect to such Incremental Loan Commitments or Refinancing Commitments, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Additional Arranger shall run to and be enforceable by either the Administrative Agent or such Additional Arranger as specifically set forth therein, and (ii) the provisions of this Article VIII and of Section 9.05 (obligating the Borrowers to pay the Administrative Agent's and the Collateral Agent's expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall also inure to the benefit of such Additional Arranger, and all references therein to the Administrative Agent and/or Collateral Agent shall also be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Additional Arranger, as the context may require. Each Lender hereby irrevocably appoints any Additional Arranger to act on its behalf hereunder and under the other Loan Documents pursuant to Sections 2.22, 2.23 and 2.24, as applicable, and designates and authorizes such Additional Arranger to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Additional Arranger by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 ***Notices; Electronic Communications***. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

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(i) if to the Borrower, to it at:
Jean-Luc Berrebi c/o Ken Lefkowitz,
Hughes Hubbard & Reed LLP,
One Battery Park Plaza, 12th floor,
New York, NY 10004, USA

With a copy that shall not constitute notice to:

Michael Kazakevich
Michael.Kazakevich@ropesgray.com
+44-(0)7917-640894
Ropes & Gray LLP,
60 Ludgate Hill, 3rd floor,
London, EC4M 7AW

With a copy that shall not constitute notice to:

Alexandru Mocanu
Alexandru.Mocanu@ropesgray.com
+44-(0)7546-458748
Ropes & Gray LLP,
60 Ludgate Hill, 3rd floor,
London, EC4M 7AW

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01(b); and

(iii) if to a Lender, to such Lender at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or as otherwise communicated in writing from time to time by such Lender to the Borrower and the Administrative Agent.

(iv) If to the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number set forth in Section 6.01(b) of the Closing Date Intercreditor Agreement.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(c) As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to

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the e-mail address of a representative of the applicable Person provided from time to time by such Person. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the intended recipient's receipt of the notice or communication, which shall be evidenced by an acknowledgment from the intended recipient (such as by the "delivery receipt" function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; provided, further, that if the sender receives an "out-of-office" reply e-mail containing instructions regarding notification to another person in the intended recipient's absence, such notice or other communication shall be deemed received upon the sender's compliance with such instructions, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article IV of Annex I hereof or under Article V hereof, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "***Communications***"), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

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(f) The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the "***Borrower Materials***") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "***Platform***") and (ii) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws) (each, a "***Public Lender***"). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor;" and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not marked as "Public Investor." Notwithstanding the foregoing, the following Borrower Materials shall be marked "PUBLIC" and the Borrower agrees that the following documents may be distributed to all Lenders (including Public Lenders) unless, solely with respect to the documents described in clauses (B) and (C) below, the Borrower advises the Administrative Agent in writing (including by e-mail) within a reasonable time prior to their intended distribution that such material should only be distributed to Lenders other than Public Lenders (it being agreed that the Borrower and its counsel shall have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (A) the Loan Documents; (B) administrative materials prepared by the Administrative Agent for prospective Lenders; (C) term sheets and notification of changes in the terms of the Term Facility; and (D) the Audited Financial Statements and the financial statements and certificates furnished pursuant to Section 4.10 of Annex I.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(h) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OF THEIR RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(i) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

SECTION 9.02 ***Survival of Agreement***. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03 ***Binding Effect***. This Agreement shall become effective when the Administrative Agent shall have received executed counterparts hereof from each of the Borrower,

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the other Loan Parties, the Administrative Agent, the Collateral Agent and each Person who is a Lender on the Effective Date.

SECTION 9.04 ***Successors and Assigns***. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 9.04(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it), with the prior written consent of the Administrative Agent, each applicable L/C Issuer at the time of such assignment and each Swing Line Lender (not to be unreasonably withheld or delayed) and the Borrower (not to be unreasonably withheld or delayed); provided, however, that (i) the consent of the Borrower shall not be required to any assignment made (x) to a Lender, an Affiliate of a Lender or a Related Fund, (y) in connection with the initial syndication of the Term Facility to Persons identified in writing by the Lead Arrangers to the Borrower during the initial syndication of the Term Facility or (z) after the occurrence and during the continuance of any Specified Event of Default (provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof), (ii) the consent of the Administrative Agent shall not be required to any assignment (x) in connection with the initial syndication of the Term Facility, (y) made by an assigning Lender to a Related Fund of such Lender or (z) of an amount less than $1,000,000, by an assigning Lender to a Related Fund of such Lender, (iii) the consent of the applicable L/C Issuers or the Swing Line Lenders shall be not required for any assignment of a Term Loan or a Term Commitment; (iv) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than (unless otherwise consented to by the Administrative Agent), $1,000,000 (or, if less, the entire remaining amount of such Lender's Commitment or Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (v) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced, in whole or in part, in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Related Funds by a single Lender and no fee shall be payable for assignments among Related Funds of an existing Lender; (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-

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public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms and (vii) no assignment of any Initial Term Loan Commitments (or Initial Term Loans) shall be effective prior to the Delayed Draw Funding Date (unless consented to by the Borrower). Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid).

(b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 4.10 of Annex I and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, Swing Line Loans and L/C Borrowings (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the "***Register***"). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, any Lender (solely with respect to any entry relating to such Lender's Loans and Commitments), any L/C Issuer (solely with respect to any entry relating to Participating Revolving Credit Commitments) and any Swing Line Lender (solely with respect to any entry relating to Participating Revolving Credit Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. Notwithstanding anything to the contrary in the Agreement to the contrary, no assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).

(e) Each Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than a Defaulting Lender, provided that the Administrative Agent has posted the name of such Defaulting Lender to both the "Public Lender" and "Non-Public Lender" portions of the Platform) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) no Lender shall, without the written consent of the Borrower, sell participations in Loans or Commitments to any Disqualified Person, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant unless a greater payment results from a Change in Law occurring after such particular participant acquired the applicable participation or the sale of such participation was approved in writing by the Borrower), (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person

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hereunder or the amount of principal of or the rate at which interest is payable on the Loans in liable for any indemnity or similar payment obligation under this Agreement (all liability for which which such participating bank or Person has an interest, extending any scheduled principal shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby payment date or date fixed for the payment of interest on the Loans in which such participating agrees (which agreement shall survive the termination of this Agreement) that, prior to the date bank or Person has an interest, increasing or extending the Commitments in which such that is one year and one day after the payment in full of all outstanding commercial paper or other participating bank or Person has an interest or releasing all or substantially all of the value of the senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting Facility Guaranty or all or substantially all of the Collateral) and (vi) such Lender shall maintain a against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation register on which it records the name and address of each participant and the principal amounts proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without Commitments or other interests hereunder, which entries shall be conclusive absent manifest error the prior written consent of, the Borrower and the Administrative Agent and without paying any Participant Register processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender any portion of such register to any Person except to the extent disclosure is necessary to establish or to any financial institutions (consented to by the Borrower and Administrative Agent) providing that the Loans, Commitments or other interests hereunder are in registered form for United States liquidity and/or credit support to or for the account of such SPV to support the funding or federal income tax purposes under Treasury Regulations Section 5f.103-1(c), or is otherwise maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating required thereunder. To the extent permitted by law, each participating bank or other Person also to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such credit or liquidity enhancement to such SPV. If a Granting Lender grants an option to an SPV as participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPV and the principal amounts (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or SPV Register proposed assignee or participant any information relating to the Borrower furnished to such Lender provided, further, that no Lender shall have any obligation to disclose any portion of such register by or on behalf of the Borrower; provided that, prior to any such disclosure of information to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments designated by the Borrower as confidential, each such assignee or participant or proposed assignee or other interests hereunder are in registered form for United States federal income tax purposes or participant shall execute an agreement with such Lender whereby such assignee or participant under Treasury Regulations Section 5f.103-1(c) or is otherwise required thereunder. shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section (i) Neither the Borrower nor any Guarantor shall assign or delegate any of its rights or 9.16. duties hereunder or any other Loan Document (other than as permitted by Article V of Annex I) without the prior written consent of the Administrative Agent and each Lender, and any attempted (g) Any Lender may, without the consent of the Borrower or the Administrative Agent, assignment without such consent shall be null and void. at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure (j) Notwithstanding anything to the contrary contained in this Section 9.04 or any other obligations to a Fe Section 9.04(b) shall not apply provision of this Agreement, so long as no Specified Event of Default has occurred and is to any such pledge or assignment of a security interest, provided that no such pledge or assignment continuing or would result therefrom, each Lender shall have the right at any time to sell, assign of a security interest shall release a Lender from any of its obligations hereunder or substitute any or transfer all or a portion of its Loans or Commitments owing to it to the Borrower through such pledgee or assignee for such Lender as a party hereto. (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.12(c) or (y) notwithstanding any other provision in this (h) Notwithstanding anything to the contrary contained herein, any Lender (a Agreement, open market purchase on a non-pro rata basis, and the Borrower shall have the right Granting Lender SPV in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, Commitments in accordance with Section 2.21; provided that, in connection with assignments the option to provide to the Borrower all or any part of any Loan that such Granting Lender would pursuant to clause (y) above: otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV (i) the assigning Lender and the Borrower shall execute and deliver to the elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Administrative Agent an Affiliated Lender/Borrower Assignment and Acceptance; Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and (iii) such assignment will be reflected in the Participant Register. The making of a Loan by an SPV (ii) no proceeds from any Borrowing under any Revolving Credit Facilities hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such may be used to make any such purchase or effect any such assignment or transfer; and Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be 158 159 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

(iii) (A) the principal amount of such Loans, along with all accrued and funding, with the consent of the Borrower and the Administrative Agent, the applicable unpaid interest thereon, sold, assigned or transferred to the Borrower shall be deemed Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to automatically cancelled and extinguished on the date of such sale, assignment or transfer each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and (B) the aggregate outstanding principal amount of Loans of the remaining Lenders and satisfy in full all payment liabilities then owed by such Defaulting Lender to the shall reflect such cancellation and extinguishing of the Loans then held by the Borrower. Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding (k) Any Lender may at any time, assign all or a portion of its rights and obligations the foregoing, in the event that any assignment of rights and obligations of any Defaulting with respect to Loans under this Agreement to a Person who is or will become, after such Lender hereunder shall become effective under applicable Law without compliance with assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase open to the provisions of this paragraph, then the assignee of such interest shall be deemed to be a all Lenders on a pro rata basis consistent with the procedures set forth in Section 2.12(c) or Defaulting Lender for all purposes of this Agreement until such compliance occurs. (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations: (l) In case of assignment, transfer or novation by a Lender to a new lender or a (i) the assigning Lender and the participant, of all or any part of its rights and obligations under this Agreement or any of the other Loans shall execute and deliver to the Administrative Agent an Affiliated Loan Documents, the Lenders and the new lender or participant shall agree that, for the purposes Lender/Borrower Assignment and Acceptance; of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in (ii) Affiliated Lenders will not receive information provided solely to accordance with the provisions of the Agreement or any agreement referred to herein to which a Lenders by the Administrative Agent or any Lender and will not be permitted to attend Luxembourg Loan Party is a party (including but not limited to any Security Document), any or participate in conference calls or meetings attended solely by the Lenders and the security created or guarantee given under the Agreement or in relation to the Agreement shall be Administrative Agent, other than the right to receive notices of prepayments and other preserved and continue in full force and effect to the benefit of the new lender or participant. administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; SECTION 9.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and (iii) the aggregate principal amount of Loans held at any one time by the Collateral Agent in connection with the syndication of the Term Facility and the preparation, Affiliated Lenders shall not exceed 30% of the original principal amount of all Loans at execution and delivery of this Agreement and the other Loan Documents (other than fees, charges Affiliated Lender Cap and disbursements of any counsel to the Lead Arrangers) and (ii) all reasonable out-of-pocket the extent any assignment to an Affiliated Lender would result in the aggregate principal expenses incurred by the Administrative Agent and the Collateral Agent in connection with the amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, administration of this Agreement and the other Loan Documents or in connection with any the assignment of such excess amount will be void ab initio. amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Lead Notwithstanding anything to the contrary contained herein, any Affiliated Lender Arrangers, the Administrative Agent, the Collateral Agent or any Lender in connection with the that has purchased Loans pursuant to this subsection (l) may, in its sole discretion, enforcement or protection of its rights in connection with this Agreement and the other Loan contribute, directly or indirectly, the principal amount of such Loans, plus all accrued and Documents or in connection with the Loans made hereunder, including in case of this clause (ii) unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguished the fees, charges and disbursements of one primary counsel for such Persons taken as a whole such Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate (and, to the extent deemed reasonably necessary by the Administrative Agent in its good faith outstanding principal amount of Loans shall reflect such cancellation and extinguishing of discretion, one local counsel in each relevant jurisdiction to the Lead Arrangers, the Administrative the Loans then held by the Borrower and (y) the Borrower shall promptly provide notice Agent, the Collateral Agent and the Lenders, taken as a whole, and one special or regulatory to the Administrative Agent of such contribution of such Loans, and the Administrative counsel in each relevant specialty), and, solely in the case of a conflict of interest or a potential Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in conflict of interest, one additional primary counsel (and, to the extent deemed reasonably necessary the Register. or advisable by the affected persons in their good faith discretion, one local counsel in each relevant jurisdiction and one special or regulatory counsel in each relevant specialty) to the affected In connection with any assignment of rights and obligations of any Defaulting persons, taken as a whole. Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such (a) The Borrower agrees to indemnify the Lead Arrangers, the Administrative Agent, additional payments to the Administrative Agent in an aggregate amount sufficient, upon the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each distribution thereof as appropriate (which may be outright payment, purchases by the Indemnitee rom, assignee of participations or subparticipations, or other compensating actions, including 160 161 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel a result of, this Agreement, any other Loan Document or any agreement or instrument delivered fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in in connection herewith or therewith, the Transactions, any Loan or the use of the proceeds thereof; any way connected with, or as a result of (i) the syndication for the Initial Term Loans, the provided that nothing contained in this sentence will limit the indemnity obligations of any Loan execution, delivery or administration of this Agreement or any other Loan Document or any Party to the extent indirect, special, punitive or consequential damages are included in any third agreement or instrument delivered herewith or therewith, the performance by the parties hereto or party claim in connection with which such Indemnitee is entitled to indemnification hereunder. thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the Term Facility and the (d) No Indemnitee seeking indemnification or reimbursement under this Agreement syndication thereof), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, terminate any claim, litigation, action, investigation or proceeding referred to herein; provided that any other Loan Party or any of their respective Affiliates or equity holders) or (iv) any actual or the foregoing indemnity will apply to any such settlement in the event that (i) the Borrower was alleged presence or Release of Hazardous Materials on any property currently or formerly owned offered the ability to assume the defense of the action that was the subject matter of such settlement or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in and elected not to so assume or (ii) such settlement is entered into more than seventy-five (75) any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any days after receipt by the Borrower of a request by the applicable Indemnitee for reimbursement of Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related its legal or other expenses incurred in connection with such claim, litigation, action, investigation expenses are determined by a court of competent jurisdiction by final and non-appealable judgment or proceeding and the Borrower not having reimbursed such Indemnitee in accordance with such to have resulted primarily from (1) the bad faith, gross negligence or willful misconduct of such request prior to the date of such settlement (provided that the foregoing indemnity will not apply Indemnitee, (2) disputes solely among Indemnitees (or their Related Persons) (other than claims to any settlement made in accordance with this clause (ii) if the Borrower is disputing such against any Indemnitee (x) in its capacity or in fulfilling its role as agent or arranger or any similar expenses in good faith in accordance with paragraph (b) of this Section 9.05), and the foregoing role under the Credit Agreement or (y) arising out of any act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates) or (B) in respect of legal fees or expenses of the final judgment for the plaintiff against an Indemnitee in any such proceeding. Indemnitees, other than the reasonable invoiced fees, expenses and charges of one primary counsel for all Indemnitees taken as a whole (and to the extent deemed reasonably necessary by the (e) Notwithstanding the foregoing, each Indemnitee (and its Related Persons) shall be Administrative Agent in its good faith discretion, one local counsel in each relevant jurisdiction obligated to refund and return promptly any and all amounts paid by the Loan Parties under Section and one special or regulatory counsel in each relevant specialty), and solely in the case of a conflict 9.05(b) to such Indemnitee (or such Related Person) for any such fees, expenses or damages to the of interest or a potential conflict of interest, one additional primary counsel (and, to the extent extent such Indemnitee (or such Related Person) is not entitled to payment of such amounts in deemed reasonably necessary by the Administrative Agent in its good faith discretion, one local accordance with the terms hereof, as determined by a final non-appealable judgment of a court of counsel in each relevant jurisdiction and one special or regulatory counsel in each relevant competent jurisdiction. specialty) to the affected Indemnitees, taken as a whole. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any (f) The provisions of this Section 9.05 shall remain operative and in full force and non-Tax claim. Payments under this Section shall be made by the Borrower to the Administrative effect regardless of the expiration of the term of this Agreement, the consummation of the Agent for the benefit of the relevant Indemnitee. transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any (b) To the extent that the Borrower fails to pay any amount required to be paid by it to other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the any Agent (or Affiliate thereof) under Sections 9.05(a) or (b), each Lender severally agrees to pay Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on Share (determined as of the time that written demand therefor. This Section 9.05 shall not apply with respect to Taxes other than Taxes the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; that represent losses, claims or damages arising from any non-Tax claim. provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or Affiliate thereof) in SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the upon its share of the sum of the outstanding Loans at the time. extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such (c) To the extent permitted by applicable law, no Loan Party shall assert, and hereby Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the waives, any claim against any Indemnitee, and no Indemnitee shall assert, and hereby waives, any obligations of the Borrower now or hereafter existing under this Agreement and other Loan claim against any Loan Party, on any theory of liability, for special, indirect, consequential or Documents held by such Lender, irrespective of whether or not such Lender shall have made any punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as demand under this Agreement or such other Loan Document and although such obligations may 162 163 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

be unmatured; provided that any Lender exercising such right of setoff shall promptly notify the Administrative Agent thereof. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07 ***Applicable Law***. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08 ***Waivers; Amendments***. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.08 or, with respect to any Security Documents, Section 4.12 of Annex I, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(a) Except as otherwise set forth in this Agreement, neither this Agreement, any Loan Document, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (other than any amendment contemplated in clauses (i)-(vi) and (viii)-(xiv) below which shall only require the consent of the Lenders, L/C Issuers or Swing Line Lenders specified therein); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or L/C Borrowing, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees therein of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 9.04(l) or the provisions of this Section 9.08 or release all or substantially all of the value of the Facility Guaranty or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms directly affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of the Required Class Lenders of each such affected Class (and in the case of multiple Classes directly affected in the same or substantially the same way, the Lenders under such Classes shall consent together as one Class) (it being understood that any amendment to the conditions of effectiveness set forth in Section 2.22 with respect to Incremental Loan Commitments, Section 2.23 with respect to any Extended Class, Section 2.24 with respect to any Refinancing Commitments, in each case, shall be subject to clause (v) below));

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(v) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 4.04 with respect to Initial Term Loan Commitments, Section 2.22 with respect to Incremental Loan Commitments, Section 2.23 with respect to any Extended Class, Section 2.24 with respect to any Refinancing Commitments and in each case the rate of interest applicable thereto) which directly affects Lenders of one or more Classes of Initial Term Loan Commitments, Incremental Loans or Incremental Loan Commitments, Refinancing Loans or Refinancing Commitments, or Extended Term Loans or Extended Revolving Credit Commitments (the "***Affected Facilities***") and does not directly affect Lenders under any other Class of Loans, in each case, without the written consent of the Required Class Lenders under such applicable Affected Facilities (and in the case of multiple Classes directly affected in the same or substantially the same way with respect to the Affected Facilities, such Required Class Lenders shall consent together as one Class); (vi) amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.03 as to any Credit Extension under one or more Revolving Credit Facilities) which directly affects Lenders under one or more Classes of Revolving Credit Commitments and does not directly affect Lenders under any other Class of Loans, in each case, without the written consent of the Required Class Lenders under such applicable Class of Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class); (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV; (viii) reduce the percentage contained in the definition of "Required Lenders", "Required Class Lenders" or "Required Revolving Credit Lenders" or change the definition of "Pro Rata Share" without the prior written consent of each Lender directly affected thereby; (ix) change the currency in which any Loan is permitted to be made or is payable (including interest with respect to such Loan) without the prior written consent of each Lender; (x) waive, amend or modify the proviso to Section 5.05(a) without the prior written consent of each Lender; (xi) amend or otherwise modify the Financial Covenant and Section 7.03 as it applies to such Financial Covenant, and in each case any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Loan Document) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant or Section 7.03 as it applies to such Financial Covenant without the written consent of the Required Revolving Credit Lenders; provided, that, the waivers described in this clause (xi) shall not require the consent of any Lenders other than the Required Revolving Credit Lenders; (xii) modify any other provision, if any, of this Agreement that expressly requires the consent of each Lender or each directly affected Lender without the prior written consent of each Lender; (xiii) amend, modify or waive any provision with respect to Letters of Credit to the extent such amendment, modification or waiver directly and adversely affects the rights or, duties of, or any fees or other amounts payable to, any L/C Issuer under this Agreement, any other Loan Document or any Letter of Credit, Application relating to any Letter of Credit issued or to be issued by it, without the written consent of such L/C Issuer; or (xiv) amend, modify or waive any provision with respect to any Swing Line Loan to the extent such amendment, modification or waiver directly and adversely affects the rights or duties of, or any fees or other amounts payable to any Swing Line Lender without the written consent of such Swing Line Lender; *provided*, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent; *provided*, however, that, for purposes of clauses (i) and (ii) above, a waiver of any condition precedent in Article IV of this

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Agreement, the waiver of any Default or Event of Default, the waiver or reduction of any default interest or mandatory prepayment or any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment.

(b) Without prejudice to the Administrative Agent's right to seek instruction from the Lenders from time to time, the Administrative Agent and the Borrower may amend this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) to correct an obvious error or omission jointly identified by the Borrower and the Administrative Agent or other errors or omissions of a technical or immaterial nature (including, but not limited to, an incorrect cross-reference). Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

(c) Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender, (ii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (iii) Annex I and Annex II of this Agreement may be amended with the written consent of the Administrative Agent and the Borrower, but without the consent of any other Person, to conform the text of Annex I and/or Annex II to any provision of the "Description of Notes" section of the Offering Memorandum to correct an obvious error or omission.

SECTION 9.09 ***Interest Rate Limitation***. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "***Charges***"), shall exceed the maximum lawful rate (the "***Maximum Rate***") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were

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not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 ***Entire Agreement***. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof (other than the Arranger Fee Letter) is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 ***Waiver of Jury Trial***. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 ***Severability***. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 ***Counterparts***. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or by other electronic transmission (including ".pdf" or ".tiff") shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 9.14 Headings. Article and Section headings and the Table of Contents than those of this Section 9.16, to any actual or prospective assignee of or participant in any of its used herein are for convenience of reference only, are not part of this Agreement and are not to rights or obligations under this Agreement and the other Loan Documents, (f) with the consent of affect the construction of, or to be taken into consideration in interpreting, this Agreement. the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16, (h) subject to an agreement containing provisions substantially SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) Each party hereto the same as or no less restrictive than those of this Section 9.16, to actual or proposed direct or hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive indirect counterparties in connection with any Swap Contract relating to the Loan Parties or their jurisdiction of any New York State court or Federal court of the United States of America sitting obligations or (i) disclosure to any rating agency when required by it, provided that, prior to any in New York County, and any appellate court from any thereof, in any action or proceeding arising disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any out of or relating to this Agreement or the other Loan Documents (other than any Loan Documents confidential information relating to Loan Parties received by it from any Agent or any Lender. In governed by any law other than New York law), or for recognition or enforcement of any addition, each Agent and each Lender may disclose the existence of this Agreement and the judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all information about this Agreement to market data collectors, similar services providers to the claims in respect of any such action or proceeding may be heard and determined in such New York lending industry, and service providers to the Agents and the Lenders in connection with the State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees administration and management of this Agreement and the other Loan Documents. For the that a final judgment in any such action or proceeding shall be conclusive and may be enforced in purposes of this Section 9.16 other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in Borrower and related to the Borrower or its business, other than any such information that was this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential Lender may otherwise have to bring any action or proceeding relating to this Agreement or the basis prior to its disclosure by the Borrower. Any Person required to maintain the confidentiality other Loan Documents against the Borrower or its properties in the courts of any jurisdiction if of Information as provided in this Section 9.16 shall be considered to have complied with its required to realize upon the Collateral as determined in good faith by the Person bringing such obligation to do so if such Person has exercised the same degree of care to maintain the action or proceeding. confidentiality of such Information as such Person would accord its own confidential information. (a) Each party hereto hereby irrevocably and unconditionally waives, to the fullest SECTION 9.17 Lender Action; Intercreditor Agreement. (a) Each Lender agrees extent it may legally and effectively do so, any objection which it may now or hereafter have to that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the other Loan Documents in any New York State or Federal court sitting in New York County. the exercise of any right Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial defense of an inconvenient forum to the maintenance of such action or proceeding in any such procedures, with respect to any Collateral or any other property of any such Loan Party, unless court. expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the (b) Each party to this Agreement irrevocably consents to service of process in the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party. manner provided for notices in Section 9.01 excluding service of process by mail. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner (a) Each Lender that has signed this Agreement shall be deemed to have consented to permitted by law. and hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into (i) SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), defined in the Closing Date Intercreditor Agreement) (and including any and all amendments, except that Information may be disclosed (a) amendments and restatements, modifications, supplements and acknowledgments thereto) from and agents, including accountants, legal counsel, numbering, administration and settlement service time to time, and agrees to be bound by the provisions thereof and (ii) any Loan Escrow Document providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or including any and all amendments, amendments and restatements, modifications, supplements and quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to acknowledgments thereto) from time to time, and agrees to be bound by the provisions thereof. the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents (b) Notwithstanding anything herein to the contrary, each Lender and the Agents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, acknowledge that the Lien and security interest granted to the Collateral Agent pursuant to the (e) subject to an agreement containing provisions substantially the same as or no less restrictive Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder, 168 169 76797407_14 76797407_14 EU-DOCS\25892879.17 EU-DOCS\25892879.17

shall be subject to the provisions of any Intercreditor Agreement (on and after the execution thereof). In the event of a conflict or any inconsistency between the terms of any Intercreditor Agreement and the Security Documents, the terms of such Intercreditor Agreement shall prevail.

SECTION 9.18 ***USA PATRIOT Act Notice***. Each Lender, the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation.

SECTION 9.19 ***No Fiduciary Duty***. The parties hereto hereby acknowledge that each Agent, the Lead Arrangers, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the "***Lenders***"), may have economic interests that conflict with those of any Loan Party, its stockholders and/or their respective Affiliates. The Borrower agrees, on behalf of itself and each other Loan Party, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its stockholders or their respective Affiliates on the other hand. The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party.

The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees, on behalf of itself and each other Loan Party, that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.20 ***Release of Liens***. The Borrower and the Guarantors will be entitled to release the Liens in respect of the Collateral securing the Obligations under any one or more of the following circumstances:

(a) in connection with any sale or other disposition of the Collateral (other than the pledges over all of the Capital Stock of the Borrower and any intercompany receivables owed by the Borrower or any of its Restricted Subsidiaries) to a Person that is not the Borrower or a

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Guarantor (but excluding any transaction subject to Article V of Annex I hereof), if such sale or other disposition does not violate Section 4.08 of Annex I hereof, but only in respect of the Collateral sold or otherwise disposed of;

(b) in connection with the release of a Guarantor from its Loan Guarantee pursuant to the terms of this Agreement, the release of the property and assets of such Guarantor;

(c) if the Borrower designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement, the release of the property, assets and Capital Stock of such Unrestricted Subsidiary;

(d) in accordance with an enforcement sale in compliance with the Intercreditor Agreement or any Additional Intercreditor Agreement, or as otherwise provided for under any Intercreditor Agreement or any Additional Intercreditor Agreement;

(e) as provided under Section 9.08, Section 4.06(b) of Annex I (in which case, for the avoidance of doubt, such release shall be automatic and unconditional) and Section 4.12 of Annex I hereof;

(f) upon termination of the Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Treasury Services Agreements and Swap Contracts) and the expiration or termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the applicable L/C Issuer or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made);

(g) to release and re-take any Lien on any Collateral to the extent not otherwise prohibited by the terms of this Agreement, the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement;

(h) in connection with a transaction permitted by Article V of Annex I hereof;

(i) with respect to any Collateral that is transferred to a Receivables Entity pursuant to a Qualified Receivables Financing, and with respect to any securitization obligation that is transferred in one or more transactions, to a Receivables Entity; or

(j) if the respective property or assets cease to constitute Collateral (including as a result of being or becoming an Excluded Asset).

The Collateral Agent and the Administrative Agent will take all necessary action required to effectuate any release of the Collateral securing the Loans and the Loan Guarantees, in accordance with the provisions of this Agreement, any Intercreditor Agreement (on and after the execution thereof) or any Additional Intercreditor Agreement (on and after the execution thereof) and the relevant Security Document. Each of the releases set forth above shall be effected by the

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Collateral Agent without the consent of the Lenders or any action on the part of the Administrative Agent.

The Collateral Agent and the Administrative Agent will agree to any release of the security interest in respect of the Collateral that is in accordance with this Agreement, any Intercreditor Agreement (on and after the execution thereof) or any Additional Intercreditor Agreement (on and after the execution thereof) and the relevant Security Document, without requiring any Lender consent or any action on the part of the Administrative Agent. Upon request of the Borrower and upon receipt of an Officer's Certificate stating that all conditions precedent in respect of such release have been satisfied, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Agreement, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. At the request of the Borrower, the Collateral Agent shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Borrower).

SECTION 9.21 ***Judgment Currency***. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "***Judgment Currency***") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "***Agreement Currency***"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).

SECTION 9.22 ***Acknowledgement and Consent to Bail-In of Applicable Financial Institutions***. Solely to the extent any Lender or Issuing Bank that is an Applicable Financial Institution is a party to this Agreement, notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Applicable Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Applicable Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Applicable Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

SECTION 9.23 ***Acknowledgement Regarding Any Supported QFCs***. To the extent that the Credit Documents provide support, through a guarantee or otherwise, of Swap Obligations or any other agreement or instrument that is a QFC (such support, "***QFC Credit Support***" and each such QFC, a "***Supported QFC***"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "***U.S. Special Resolution Regimes***") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "***Covered Party***") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b) As used in this Section 9.23, the following terms shall have the following meanings:

"***BHC Act Affiliate***" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"***Covered Entity***" means any of the following:

(a) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"***Default Right***" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"***QFC***" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.24 ***Certain ERISA Matters***. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

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(iii) (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (1) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (2) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (3) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent and the Lead Arrangers and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

[Signature Pages Omitted]

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ANNEX I COVENANTS CITICORP NORTH AMERICA, INC., as Revolving Credit Lender Save where specified to the contrary or where defined in Section 1.01 of the Credit Credit Agreement Agreement to them in By: Annex II. Name: Paul Simpkin Title: Managing Director Save where specified to the contrary, references in this Annex to sections of Articles IV or V are to those sections of this Annex. ARTICLE IV Section 4.01. [Reserved] Section 4.02. [Reserved] Section 4.03. [Reserved] Section 4.04. Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock (a) The Borrower will not and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Borrower will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Borrower may Incur Indebtedness and issue Indebtedness and issue shares of Preferred Stock if on the date on which such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, the Consolidated Net Leverage Ratio would have been no greater than 5.50 to 1.00 , in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of the relevant period. (b) Section 4.04(a) above will not prohibit the Incurrence of the following items of Indebtedness: (1) Indebtedness Incurred pursuant to any Credit Facility (including in respect of any Refinancing Indebtedness in respect thereof, in a maximum aggregate principal amount at any time outstanding not to exceed the greater of $900 million and 400% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination (for the avoidance of doubt, without duplication and calculated on the date hereof to include the full amount of Term Loan Commitments, Term Loans and Revolving Credit Commitments outstanding hereunder as of the date hereof); provided, that the amount of Indebtedness which may be incurred by the Borrower and its Restricted Subsidiaries pursuant to this Section 4.04(b)(1) [Signature Page to the Credit Agreement] shall be reduced by an amount (and the corresponding percentage of Pro Forma EBITDA) 77626057_8 EU-DOCS\25939615.7

equal to the aggregate principal amount of the Existing Target Notes which remain for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or outstanding following the completion of the Change of Control Tender; provided further, that discharge any, or otherwise Incurred in respect of any, Indebtedness described in sub-clauses any Indebtedness incurred under this Section 4.04(b)(1) may be refinanced with additional (a), (b) or (c) of this Section 4.04(b)(4) or Section 4.04(b)(5) or Incurred pursuant to Section Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any 4.04(a), (c) Management Advances; and (d) Indebtedness represented by the Security additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith; created under the Intercreditor Agreement and the Security Documents; (2) (a) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness (5) Indebtedness of (i) any Person Incurred or outstanding on the date on which of the Borrower or any Restricted Subsidiary to the extent such guaranteed Indebtedness was such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or permitted to be incurred by another provision of this Section 4.04; provided that if such otherwise combined with the Borrower or any Restricted Subsidiary or pursuant to any Indebtedness is subordinated in right of payment to, or pari passu in right of payment with, acquisition of assets and assumption of related liabilities by the Borrower or a Restricted the Loans or a Loan Guarantee, as applicable, then the Guarantee of such Indebtedness shall Subsidiary (including in contemplation of such transaction) or (ii) the Borrower or any be subordinated in right of payment to, or pari passu in right of payment with, the Loans or Restricted Subsidiary Incurred to provide all or any portion of the funds utilized to such Loan Guarantee, as applicable, substantially to the same extent as such guaranteed consummate the transaction or series of related transactions pursuant to which a Person Indebtedness or (b) without limiting Section 4.06, Indebtedness arising by reason of any Lien became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted granted by or applicable to the Borrower or any Restricted Subsidiary securing Indebtedness Subsidiary or pursuant to any Investment or acquisition of assets and assumption of related of the Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness liabilities by the Borrower or a Restricted Subsidiary or otherwise in connection with or in is not prohibited by the terms of this Agreement; contemplation of such acquisition or other transaction; provided, however, that (a) the Borrower would have been able to incur $1.00 of additional Indebtedness pursuant to Section (3) Indebtedness of the Borrower owing to and held by any Restricted Subsidiary, 4.04(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other 4.04(b)(5) or (b) the Consolidated Net Leverage Ratio would not be greater than it was Restricted Subsidiary; provided, however, that if the Borrower or any Guarantor is the obligor immediately prior to giving effect to such Incurrence; on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of intercompany current liabilities incurred in (6) [Reserved]; connection with cash management positions of the Borrower and the Restricted Subsidiaries and the Global Trading Loan and (ii) only to the extent legally permitted (the Borrower and (7) (a) Indebtedness under Currency Agreements (other than Currency the Restricted Subsidiaries having completed all procedures required in the reasonable Agreements described in (b) below), Interest Rate Agreements and Commodity Hedging judgment of directors or officers of the obligee or obligor to protect such Persons from any Agreements and (b) Indebtedness under Currency Agreements entered into in order to hedge penalty or civil or criminal liability in connection with the subordination of such any operating expenses and capital expenditures Incurred in the ordinary course of business; Indebtedness)) expressly subordinated to the prior payment in full in cash of all obligations in each case with respect to clauses (a) and (b) hereof, entered into for bona fide hedging then due with respect to the Loans, in the case of the Borrower, or the Loan Guarantees, in purposes of the Borrower or the Restricted Subsidiaries and not for speculative purposes (as the case of a Guarantor; provided that: determined in good faith by an Officer or the Board of Directors of the Parent Guarantor or the Borrower); (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being (8) Indebtedness consisting of (A) mortgage financings, Purchase Money beneficially held by a Person other than the Borrower or a Obligations or other financings Incurred for the purpose of financing all or any part of the Restricted Subsidiary; and purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment or other assets (including Capital Stock) used or useful in a (ii) any sale or other transfer of any such Indebtedness to a Person Similar Business or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental other than the Borrower or a Restricted Subsidiary, or cost of design, construction, installation or improvement of property (real or personal), plant or equipment that is used or useful in a Similar Business, whether through the direct shall be deemed, in each case, to constitute an Incurrence of such Indebtedness purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate not permitted by this Section 4.04(b)(3) by the Borrower or such Restricted Subsidiary, as the outstanding principal amount which, when taken together with the principal amount of all case may be; other Indebtedness Incurred pursuant to this Section 4.04(b)(8) and then outstanding, will not exceed at any time outstanding the greater of $20 million and 10% of Pro Forma EBITDA for (4) (a) Indebtedness represented by the Senior Secured Notes issued on the Initial the most recently ended four full fiscal quarters for which internal financial statements of the Funding Date and the Guarantees thereof; (b) any Indebtedness (other than Indebtedness Borrower are available immediately preceding the date of determination; provided that any described in Section 4.04(b)(1) and Section 4.04(b)(3)) outstanding on the Initial Funding Indebtedness incurred under this Section 4.04(b)(8) may be refinanced with additional Date, after giving effect to the Transactions, including the issuance of the Senior Secured Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any Notes and the application of the proceeds thereof and the repurchase of any Existing Target Notes in the Change of Control Tender; (c) Refinancing Indebtedness Incurred in exchange 2 3 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith;

(9) Indebtedness in respect of (a) workers' compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Borrower or a Restricted Subsidiary or relating to liabilities, obligations or guarantees (including auction guarantees) Incurred in the ordinary course of business or in respect of any governmental requirement, including in relation to a governmental requirement to provide a guarantee or bond, (b) letters of credit, bankers' acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, *provided, however*, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (c) the financing of insurance premiums in the ordinary course of business; and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; *provided, however*, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(12) Indebtedness under daylight borrowing facilities incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange); *provided* that such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced and the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing, so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;

(13) Indebtedness Incurred pursuant to any factoring, securitizations, receivables financings or similar arrangements, including by a Receivables Entity in a Qualified Receivables Financing, with respect to which recourse to the Borrower or any Restricted Subsidiary in connection with such transactions is limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including Standard Securitization Undertakings and, to the extent applicable, in a manner consistent with the delivery of a "true sale"/"absolute transfer" opinion with respect to any transfer by a Parent, the Borrower or any Restricted Subsidiary);

(14) Indebtedness Incurred by the Borrower or a Restricted Subsidiary or Disqualified Stock of the Borrower in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.04(b)(14) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Borrower and the Restricted Subsidiaries from the issuance or sale

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(other than to the Borrower or a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares, the Equity Contribution or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares, the Equity Contribution or an Excluded Contribution) of the Borrower, in each case, subsequent to the Closing Date; *provided, however,* that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.05(a), Section 4.05(b)(1), Section 4.05(b)(6) and Section 4.05(b)(10) to the extent the Borrower or a Restricted Subsidiary incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.04(b)(14) to the extent the Borrower or any Restricted Subsidiary makes a Restricted Payment under Section 4.05(b)(1), Section 4.05(b)(6) and Section 4.05(b)(10) in reliance thereon; *provided* that any Indebtedness incurred under this Section 4.04(b)(14) may be refinanced with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith;

(15) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising pursuant to any Permitted Reorganization; and

(16) Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred (including any Refinancing Indebtedness in respect thereof) pursuant to this Section 4.04(b)(16) and then outstanding, will not exceed the greater of $75 million and 33% of *Pro Forma EBITDA* for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination; *provided* that any Indebtedness incurred under this Section 4.04(b)(16) may be refinanced with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith.

Notwithstanding the foregoing, a Restricted Subsidiary that is not a Guarantor may not Incur Indebtedness or issue Disqualified Stock or Preferred Stock under Section 4.04(a) and Sections 4.04(b)(1), (5), (14) and (16) if the Non-Guarantor Debt Cap would be exceeded, as determined on a *pro forma* basis (including a *pro forma* application of the net proceeds therefrom).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.04:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.04(a) and Section 4.04(b), the Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 4.04(a) or Section 4.04(b); *provided* that Indebtedness Incurred (or deemed Incurred) on the Initial Funding Date or any Refinancing Indebtedness in respect thereof under Section 4.04(b)(1) cannot be reclassified;

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(2) subject to clause (1) above, all Indebtedness (x) outstanding on the Closing currency exchange rate in effect on the date of such refinancing, such dollar-denominated Date under the Initial Term Loan Facility shall be deemed Incurred on the Closing Date restriction shall be deemed not to have been exceeded so long as the principal amount of such under Section 4.04(b)(1) and not Section 4.04(a) or Section 4.04(b)(4)(b); Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus any amount to pay premiums (including tender premiums), accrued and (3) unpaid interest, expenses, defeasance costs and fees in connection therewith; (b) the Dollar acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is Equivalent of the principal amount of any such Indebtedness outstanding on the Initial otherwise included in the determination of a particular amount of Indebtedness shall not be Funding Date shall be calculated based on the relevant currency exchange rate in effect on included; the Initial Funding Date; and (c) if any such Indebtedness that is denominated in a currency other than dollars is subject to a Currency Agreement with respect to the currency in which (4) or other such Indebtedness is denominated covering principal amount and interest payable on such similar instruments are Incurred pursuant to any Credit Facility and are being treated as Indebtedness, the amount of such Indebtedness will be the Dollar Equivalent of the principal Incurred pursuant to Section 4.04(b)(1), Section 4.04(b)(8), Section 4.04(b)(14) or Section payment required to be made under such Currency Agreement plus the Dollar Equivalent of 4.04(b)(16) or Section 4.04(a) and the letters of credit, bankers any premium which is at such time due and payable but is not covered by such Currency instruments relate to other Indebtedness, then such other Indebtedness shall not be included; Agreement. (5) the principal amount of any Disqualified Stock of the Borrower or a Restricted (g) For purposes of determining compliance with the Consolidated Net Leverage Ratio or Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the the Consolidated Net Senior Secured Leverage Ratio on the Incurrence of Indebtedness, the maximum mandatory redemption or repurchase price (not including, in either case, any Dollar Equivalent of the principal amount of Indebtedness denominated in another currency redemption or repurchase premium) or the liquidation preference thereof; shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, or at the option of the Borrower, the date first committed; (6) Indebtedness permitted by this Section 4.04 need not be permitted solely by provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness reference to one provision permitting such Indebtedness but may be permitted in part by one denominated in a currency other than dollars, and such refinancing would cause the such provision and in part by one or more other provisions of this Section 4.04 permitting applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency such Indebtedness; and exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such (7) the amount of Indebtedness issued at a price that is less than the principal Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being amount thereof will be equal to the amount of the liability in respect thereof determined on refinanced plus any amount to pay premiums (including tender premiums), accrued and the basis of GAAP. unpaid interest, expenses, defeasance costs and fees in connection therewith; and (b) the (d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Initial or amortization of original issue discount, the payment of interest in the form of additional Funding Date shall be calculated based on the relevant currency exchange rate in effect on Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or the Initial Funding Date. Disqualified Stock or the reclassification of commitments or obligations not treated as (h) In addition, for purposes of calculating the Consolidated Net Senior Secured Leverage Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Ratio or the Consolidated Net Leverage Ratio to test compliance with any covenant in this Indebtedness for purposes of this Section 4.04. The amount of any Indebtedness outstanding Agreement, in determining the amount of Indebtedness outstanding in dollars on any date of as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued determination, with respect to any Indebtedness denominated in a currency other than dollars with original issue discount and (b) the principal amount, or liquidation preference thereof, in Foreign Currency the case of any other Indebtedness. (1) subject to a currency swap arrangement or contract, the aggregate principal (e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any amount of such Foreign Currency Indebtedness on any such date of determination shall be the Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as dollar amount of the aggregate principal amount to be paid by the Borrower or a Restricted of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under Subsidiary on the maturity date of such currency swap arrangement or contract pursuant to this Section 4.04, the Borrower shall be in Default of this Section 4.04). the terms thereof; or (f) For purposes of determining compliance with any dollar-denominated restriction on (2) subject to a currency forward arrangement, forward accretion curve or the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness contract, the aggregate principal amount of such Foreign Currency Indebtedness shall be denominated in another currency shall be calculated based on the relevant currency exchange converted into dollars at the exchange rate specified under the terms of such currency forward rate in effect on the date such Indebtedness was Incurred or at the option of the Borrower, on arrangement, forward accretion curve or contract as applicable to such Foreign Currency the date first committed; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness on such date of determination. Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant 6 7 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(i) For the avoidance of doubt, notwithstanding a Group member entering into any such (3) make any principal payment on, or purchase, repurchase, redeem, defease or arrangement or contract hedging foreign exchange exposure of any Foreign Currency otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or Indebtedness, for the purposes of calculating the Consolidated Net Leverage Ratio or the scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such Consolidated Net Senior Secured Leverage Ratio, the aggregate principal amount of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or Indebtedness subject to any such arrangement or contract shall be attributed to the total in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, Indebtedness of the Person that originally Incurred such Indebtedness. in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement; and (b) any Indebtedness Incurred pursuant to (j) Notwithstanding any other provision of this Section 4.04, the maximum amount of Section 4.04(b)(3) hereof); Indebtedness that the Borrower or a Restricted Subsidiary may Incur pursuant to this Section 4.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate (4) make any payment on or with respect to, or purchase, redeem, defease or of currencies. otherwise acquire or retire for value any Subordinated Shareholder Funding (other than the capitalization of interest in the form of additional Subordinated Shareholder Funding and (k) Neither the Borrower nor any Guarantor will incur any Indebtedness (including any other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock) or Indebtedness permitted to be Incurred pursuant to Section 4.04(b)) that is contractually for options, warrants or other rights to purchase such Capital Stock of the Borrower (other subordinated in right of payment to any other Indebtedness of the Borrower or such than Disqualified Stock)); or Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Loans and the applicable Loan Guarantee on substantially identical terms (as determined (5) make any Restricted Investment in any Person; in good faith by the Borrower); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, any Guarantor solely by virtue of being unsecured, by virtue of being secured with different other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) of collateral, by virtue of being secured on a junior priority basis, by virtue of not being Restricted Payment if at the time the Borrower or a Restricted Subsidiary makes such Restricted Payment: waterfall or other payment-ordering provisions affecting different tranches of Indebtedness under Credit Facilities. (a) a Default or Event of Default (or in the case of a Restricted Investment, an Event of Default under Section 7.01(a) or Section 7.01(g) of the Credit Section 4.05. Limitation on Restricted Payments Agreement) shall have occurred and be continuing (or would result immediately thereafter therefrom); (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (b) except in the case of a Restricted Investment, if such Restricted Payment is (1) declare or pay any dividend or make any other payment or distribution on made in reliance on clause (c)(i) below, the Borrower is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.04(a) hereof (including, without limitation, any payment in connection with any merger or consolidation after giving effect, on a pro forma basis, to such Restricted Payment; or involving the Borrower or any Restricted Subsidiary) except: (c) the aggregate amount of such Restricted Payment and all other Restricted (a) dividends or distributions payable in Capital Stock of the Borrower (other Payments made by the Borrower and the Restricted Subsidiaries than Disqualified Stock) or in options, warrants or other rights to purchase subsequent to the Closing Date (and not returned or rescinded) (including such Capital Stock of the Borrower (other than Disqualified Stock) or in Permitted Payments permitted below by Section 4.05(b)(5) (without Subordinated Shareholder Funding; and duplication of amounts paid pursuant to any other clause of Section 4.05(b)), Section 4.05(b)(6), Section 4.05(b)(10), and Section 4.05(b)(20) (b) dividends or distributions payable to the Borrower or a Restricted (to the extent it relates to Restricted Payments permitted by Section Subsidiary (and, in the case of any such Restricted Subsidiary making such 4.05(b)(5) or Section 4.05(b)(10)), but excluding all other Restricted dividend or distribution, to holders of its Capital Stock other than the Payments permitted by Section 4.05(b)) would exceed the sum of (without Borrower or another Restricted Subsidiary on no more than a pro rata duplication): basis, measured by value); (i) an amount equal to 50% of the Consolidated Net (2) purchase, redeem, retire or otherwise acquire for value (including, without Income for the period beginning on the first day of the first full fiscal limitation, any payment in connection with any merger or consolidation involving the quarter commencing prior to the Closing Date to the end of the Borrower, any Capital Stock of the Borrower or any direct or indirect Parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange date of such Restricted Payment for which internal consolidated for Capital Stock of the Borrower (other than Disqualified Stock)); financial statements of the Borrower are available, taken as a single 8 9 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

accounting period or, in the case such Consolidated Net Income for by way of dividend, distribution, interest payments or returns of capital) such period is a deficit, minus 100% of such deficit; to the Borrower or any Restricted Subsidiary, which amount, in each case under this clause (iv), constituted a Restricted Payment made after (ii) 100% of the aggregate Net Cash Proceeds, and the fair the Closing Date; provided, however, that no amount will be included market value (as determined in accordance with Section 4.05(c)) of in Consolidated EBITDA for purposes of Section 4.05(a)(c)(i) to the property or assets or marketable securities, received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified 4.05(a)(c)(iv); Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Closing Date or otherwise contributed to the (v) the amount of the cash and the fair market value (as equity (other than through the issuance of Disqualified Stock or determined in accordance with Section 4.05(c)) of property, assets or Designated Preference Shares) of the Borrower subsequent to the marketable securities received by the Borrower or any Restricted Closing Date (other than (x) Net Cash Proceeds or property or assets or Subsidiary after the Closing Date in connection with: marketable securities received from an issuance or sale of such Capital Stock to the Borrower or a Restricted Subsidiary or an employee stock (A) the sale or other disposition (other than to the ownership plan or trust established by the Borrower or any Subsidiary Borrower or a Restricted Subsidiary or an employee stock of the Borrower for the benefit of its employees to the extent funded by ownership plan or trust established by the Borrower or any the Borrower or any Restricted Subsidiary, (y) Net Cash Proceeds or Subsidiary of the Borrower for the benefit of its employees to property or assets or marketable securities to the extent that any the extent funded by the Borrower or any Restricted Subsidiary) Restricted Payment has been made from such proceeds in reliance on of Capital Stock of an Unrestricted Subsidiary of the Borrower; Section 4.05(b)(6), and (z) Excluded Contributions and the Equity and Contribution); (B) any dividend or distribution made by an (iii) 100% of the aggregate Net Cash Proceeds, and the fair Unrestricted Subsidiary to the Borrower or a Restricted market value (as determined in accordance with Section 4.05(c)) of Subsidiary; property or assets or marketable securities, received by the Borrower or any Restricted Subsidiary from the issuance or sale (other than to provided, however, that no amount will be included in the Borrower or a Restricted Subsidiary or an employee stock Consolidated EBITDA for purposes of Section 4.05(a)(c)(i) to the ownership plan or trust established by the Borrower or any Subsidiary of the Borrower for the benefit of its employees to the extent funded by 4.05(a)(c)(v); and the Borrower or any Restricted Subsidiary) by the Borrower or any Restricted Subsidiary subsequent to the Closing Date of any (vi) in the case of the designation of an Unrestricted Indebtedness that has been converted into or exchanged for Capital Subsidiary as a Restricted Subsidiary or all of the assets of such Stock of the Borrower (other than Disqualified Stock or Designated Unrestricted Subsidiary are transferred to the Borrower or a Restricted Preference Shares) or Subordinated Shareholder Funding (plus the Subsidiary, or the Unrestricted Subsidiary is merged or consolidated amount of any cash, and the fair market value (as determined in into the Borrower or a Restricted Subsidiary, in each case, after the accordance with Section 4.05(c)) of property or assets or marketable Closing Date, 100% of such amount received in cash and the fair securities, received by the Borrower or any Restricted Subsidiary upon market value (as determined in accordance with Section 4.05(c)) of such conversion or exchange) but excluding (x) Net Cash Proceeds or any property, assets or marketable securities received by the Borrower property or assets or marketable securities to the extent that any or a Restricted Subsidiary in respect of such redesignation, merger, Restricted Payment has been made from such proceeds in reliance on consolidation or transfer of assets, excluding any amount of any Section 4.05(b)(6), and (y) Excluded Contributions and the Equity Investment in such Unrestricted Subsidiary pursuant to clause 18(b) of Contribution; 4.05(a)(c)(vi); provided however, that no amount will be included in (iv) the amount equal to the net reduction in Restricted Consolidated EBITDA for purposes of Section 4.05(a)(c)(i) to the Investments made by the Borrower or any of the Restricted Subsidiaries resulting from repurchases, redemptions or other 4.05(a)(c)(vi); provided further, however, that such amount shall not acquisitions or retirements of any such Restricted Investment, proceeds exceed the amount included in the calculation of the amount of realized upon the sale or other disposition to a Person other than the Restricted Payments referred to in the first sentence of this Section Borrower or a Restricted Subsidiary of any such Restricted Investment, 4.05(a)(c). repayments of loans or advances or other transfers of assets (including 10 11 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(b) to the extent required by the agreement governing such Subordinated (b) Permitted Indebtedness (or such Indebtedness of any Parent), following the Payments occurrence of a Change of Control (or other similar event described (1) any Restricted Payment made in exchange (including any such exchange have been terminated and all Obligations (other than (A) contingent pursuant to the exercise of a conversion right or privilege in connection with which cash is indemnification obligations as to which no claim has been asserted and (B) paid in lieu of the issuance of fractional shares) for, or out of the Net Cash Proceeds within obligations and liabilities under Treasury Services Agreements and Swap 120 days after the sale (other than to the Borrower or a Subsidiary of the Borrower ) of, Contracts not due and payable) shall have been paid in full and all Letters Capital Stock of the Borrower (other than Disqualified Stock or Designated Preference Shares of Credit (other than Letters of Credit that are Cash Collateralized or back- or through an Excluded Contribution), Subordinated Shareholder Funding or within 120 days stopped by a letter of credit in form, amount and substance reasonably after the contribution to the equity (other than through the issuance of Disqualified Stock or satisfactory to the applicable L/C Issuer) shall have expired or been Designated Preference Shares or through an Excluded Contribution) of the Borrower; terminated (or any Event of Default under Section 7.01(i) of the Credit Agreement shall have been waived), prior to purchasing, repurchasing, (2) any purchase, repurchase, redemption, defeasance or other acquisition or redeeming, defeasing or otherwise acquiring or retiring such Subordinated retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by Indebtedness (or making any such loans, advances, dividends or other exchange for, or out of the Net Cash Proceeds within 120 days after the Incurrence of, distributions to any Parent) and (ii) at a purchase price not greater than Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.04; 101% of the principal amount of such Subordinated Indebtedness or such Indebtedness of any Parent plus accrued and unpaid interest (and costs, (3) (a) any purchase, repurchase, redemption, defeasance or other acquisition or expenses and fees incurred in connection therewith); and retirement of Preferred Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the Net Cash Proceeds within 120 days after the sale of Preferred Stock of the (c) consisting of Acquired Indebtedness (other than Indebtedness Incurred Borrower or a Restricted Subsidiary, and (b) any purchase, repurchase, redemption, defeasance (A) to provide all or any portion of the funds utilized to consummate the or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted transaction or series of related transactions pursuant to which such Person Subsidiary made by exchange for or out of the Net Cash Proceeds within 120 days after the sale became a Restricted Subsidiary or was otherwise acquired by the of Disqualified Stock of the Borrower or a Restricted Subsidiary, as the case may be, that, in Borrower or a Restricted Subsidiary or (B) otherwise in connection with each case under (a) and (b), is permitted to be Incurred pursuant to Section 4.04, and that in or in contemplation of such acquisition). each case (other than such sale of Preferred Stock of the Borrower that is not Disqualified Stock) constitutes Refinancing Indebtedness; (5) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.05; (4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (or any loans, advances, dividends or other (6) the purchase, repurchase, redemption, defeasance or other acquisition, distributions by the Borrower to any Parent to permit such Parent to purchase, repurchase, cancellation or retirement for value of Capital Stock of the Borrower, any Restricted redeem, defease or otherwise acquire or retire Indebtedness of any Parent so long as the Net Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) Cash Proceeds (or portion thereof) of such Indebtedness has been received by the Borrower and loans, advances, dividends or distributions by the Borrower to any Parent to permit any from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for Preference Shares) or Subordinated Shareholder Funding subsequent to the Closing Date or value Capital Stock of the Borrower, any Restricted Subsidiary or any Parent (including any otherwise contributed to the equity (other than through the issuance of Disqualified Stock or options, warrants or other rights in respect thereof), or payments to purchase, repurchase, Designated Preference Shares) of the Borrower subsequent to the Closing Date): redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Borrower, any Restricted Subsidiary or any Parent (including any options, warrants or other (a) (i) from Net Available Cash to the extent permitted under Section 4.08 but rights in respect thereof), in each case from Management Investors; provided that such only if the Borrower shall have first complied with its obligations to payments, loans, advances, dividends or distributions do not exceed an amount (net of prepay all Term Loans to the extent required by Section 2.13(a) of the repayments if any such loans or advances equal to the greater of $20 million and 10% of Pro Credit Agreement, prior to purchasing, repurchasing, redeeming, defeasing Forma EBITDA for the most recently ended four full fiscal quarters for which internal or otherwise acquiring or retiring such Subordinated Indebtedness (or financial statements of the Borrower are available immediately preceding the date of making any such loans, advances, dividends or other distributions to any determination (which, subsequent to the consummation of an underwritten public Equity Parent) and (ii) at a purchase price not greater than 100% of the principal Offering by the Borrower or any Parent, shall increase to the greater of $40 million and amount of such Subordinated Indebtedness (or such Indebtedness of any 20.0% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which Parent) plus accrued and unpaid interest (and costs, expenses and fees internal financial statements of the Borrower are available immediately preceding the date of incurred in connection therewith); determination); provided further, however, that such payments, loans, advances, dividends or distributions in any such succeeding calendar year do not exceed an amount (net of 12 13 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

repayments of any such loans or advances) equal to (1) the greater of $35 million and 15.0% limitation of this Section 4.05 or otherwise to facilitate any dividend or other return of capital of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal to the holders of such Capital Stock (as determined in good faith by an Officer or the Board financial statements of the Borrower are available immediately preceding the date of of Directors of the Borrower ); determination (which, subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any Parent, shall increase to the greater of $55 million and (12) Restricted Payments in an aggregate amount outstanding at any time not to 25.0% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which exceed the fair market value of Excluded Contributions, or Investments in exchange for or internal financial statements of the Borrower are available immediately preceding the date of using as consideration Investments previously made under this Section 4.05(b)(12); determination) in any calendar year), plus (2) the Net Cash Proceeds received by the Borrower or the Restricted Subsidiaries since the Closing Date (including through receipt of (13) payment of any Receivables Fees and purchases of Receivables Assets proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables to a Parent) from, or as a contribution to the equity (in each case under this Section Financing; 4.05(b)(6), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Borrower from, the issuance or sale to Management Investors of Capital Stock (14) dividends or other distributions of Capital Stock, Indebtedness or other (including any options, warrants or other rights in respect thereof), to the extent such Net securities of Unrestricted Subsidiaries; Cash Proceeds are not included in any calculation under Section 4.05(a)(c)(ii); (15) [Reserved]; (7) the declaration and payment of dividends to holders of any class or series of (16) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in Designated Preference Shares of the Borrower issued after the Closing Date; provided, accordance with the terms of Section 4.04; however, that the amount of all dividends declared or paid by the Borrower pursuant to this (8) purchases, repurchases, redemptions, defeasances or other acquisitions or Section 4.05(b)(16) shall not exceed the Net Cash Proceeds received by the Borrower from retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or the issuance or sale of such Designated Preference Shares; other rights in respect thereof if such Capital Stock represents a portion of the exercise price (17) so long as no Event of Default has occurred and is continuing (or would result thereof; therefrom), any Restricted Payment to the extent that, after giving pro forma effect to any (9) dividends, loans, advances or distributions to any Parent or other payments by such Restricted Payment, the Consolidated Net Leverage Ratio would be no greater than 4.00 the Borrower or any Restricted Subsidiary in amounts equal to (without duplication) the to 1.00; amounts required for any Parent to pay: (18) so long as no Event of Default has occurred and is continuing (or would result (a) any Parent Expenses of any Parent or any Related Taxes; and therefrom), Restricted Payments in an aggregate amount outstanding at any time not to exceed the greater of $45 million and 20% of Pro Forma EBITDA for the most recently (b) amounts constituting or to be used for purposes of making payments to the ended four full fiscal quarters for which internal financial statements of the Borrower are extent specified in Section 4.09(b)(2) (with respect to fees and expenses available immediately preceding the date of determination; incurred in connection with the transactions described therein), Section 4.09(b)(5) and Section 4.09(b)(11); (19) Restricted Payments constituting any part of any Permitted Reorganization and, in each case, fees and expenses relating thereto; (10) the declaration and payment by the Borrower of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity (20) Restricted Payments to finance Investments or other acquisitions by a Parent interests of the Borrower or any Parent, or purchases, repurchases or other acquisitions or or any Affiliate (other than the Borrower or a Restricted Subsidiary) which would be retirements of common stock or common equity interests of the Borrower or any Parent, in an otherwise permitted to be made pursuant to this Section 4.05 if made by the Borrower or a amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 received by the Borrower from a Public Offering or contributed to the equity (other than days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate of the through the issuance of Disqualified Stock or Designated Preference Shares or through an Borrower shall, on or prior to the date such Restricted Payment is made or if later, promptly Excluded Contribution) of the Borrower or contributed as Subordinated Shareholder Funding following the closing of the Investment or the acquisition, cause (1) all property acquired to the Borrower and (b) an aggregate amount per annum not to exceed 5% of Market (whether assets or Capital Stock) to be contributed to the Borrower or one of its Restricted Capitalization; Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (in a manner not prohibited (11) payments by the Borrower or loans, advances, dividends or distributions to any by Article V of this Annex I) in order to consummate such Investment or other acquisition, Parent to make payments, to holders of Capital Stock of the Borrower or any Parent in lieu of (iii) such Parent or Affiliate of the Borrower receives no consideration or other payment in the issuance of fractional shares of such Capital Stock; provided, however, that any such connection with such transaction except to the extent the Borrower or a Restricted Subsidiary payment, loan, advance, dividend or distribution shall not be for the purpose of evading any could have given such consideration or made such payment in compliance with this Section 14 15 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

4.05 or Section 4.09 (without reference to this Section 4.05(b)(20)) and (iv) any property Restricted Payment (or portion thereof) or such Permitted Investment (or portion thereof) on received in connection with such transaction shall not constitute an Excluded Contribution the date of its payment or later reclassify such Restricted Payment (or portion thereof) or such up to the amount of such Restricted Payment made under this Section 4.05(b)(20); Permitted Investment (or portion thereof) in any manner that complies with this Section 4.05. (21) any payments in cash or in kind relating to the settlement of any future, Section 4.06. Limitation on Liens forward or other derivative contract entered into for non-speculative purposes; (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (22) the declaration and payment of dividends or distributions by the Borrower to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of their property or or the making of loans to, a Parent in amounts required for a Parent to pay or cause to be assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Effective paid, in each case without duplication, fees and expenses related to any equity or debt Date or acquired after that date, or any interest therein or any income or profits therefrom, offering (whether or not successful) of such Parent; Initial Lien of any property or asset that does not constitute Collateral, (i) Permitted Liens or (ii) Liens on (23) after the Closing Date, any distribution of net cash proceeds from any sales or assets that are not Permitted Liens if the Obligations (or a Loan Guarantee in the case of dispositions of assets or any distribution of assets in connection with the Real Estate Portfolio Liens of a Guarantor) are directly secured equally and ratably with, or prior to, in the case of Transfer and the SFS Business Transfer; provided that: (i) no Default or Event of Default Liens with respect to Subordinated Indebtedness, the Indebtedness secured by such Initial exists and is continuing, (ii)(x) on a pro forma basis the Consolidated Net Leverage Ratio is Lien for so long as such Indebtedness is so secured and (b) in the case of any property or no greater than 5.75 to 1.00 (provided that, if on a pro forma basis for each such distribution, assets that constitutes Collateral, Permitted Collateral Liens. the Consolidated Net Leverage Ratio is higher than 5.75 to 1.00, the Borrower shall prepay sufficient Term Loans to ensure that the Consolidated Net Leverage Ratio, on a pro forma (b) Any such Lien created in favor of the Secured Parties pursuant to Section 4.06(a)(ii) basis for such distribution and prepayment becomes no greater than 5.75 to 1.00) and (y) the will be automatically and unconditionally released and discharged upon (i) the release and aggregate Pro Forma EBITDA generated by the assets distributed in connection with the Real discharge of the Initial Lien to which it relates, or (ii) as otherwise set forth under Section Estate Portfolio Transfer accounts for no greater than 25.0% of Pro Forma EBITDA, in each 9.20 of the Credit Agreement. case, for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination and (c) For purposes of determining compliance with this Section 4.06, (x) a Lien need not to (iii) the Borrower shall use its commercially reasonable efforts to consummate any such be Incurred solely by reference to one category of Permitted Liens or Permitted Collateral distribution on or prior to the nine-month anniversary of the Closing Date; and Liens, as applicable, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category and (y) (24) any Restricted Payments made in connection with the Acquisition and the in the event that a Lien (or any portion thereof) meets the criteria of one or more of such Refinancing and fees and expenses relating thereto (including, without limitation, any deferred compensation payments to existing management of Target and dividends by the shall be entitled to, in its sole discretion, divide, classify or subsequently reclassify, in whole Target that have a record date before the Closing Date, but a payment date on or after the or in part, at any time, such Lien (or any portion thereof) in any manner that complies with Closing Date). applicable. (c) Except as otherwise specified, the amount of all Restricted Payments or Permitted Investments (other than cash) shall be the fair market value on the date of such Restricted Section 4.07. Limitation on Restrictions on Distributions from Restricted Subsidiaries Payment or Permitted Investment (or, at the option of the Borrower, on the date of entry into of a commitment, contract or resolution with respect to such Restricted Payment or Permitted (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create Investment) of the asset(s) or securities proposed to be paid, transferred or issued by the or otherwise cause or permit to exist or become effective any consensual encumbrance or Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted consensual restriction on the ability of any Restricted Subsidiary to: Payment or Permitted Investment and without giving effect to subsequent changes in value. The fair market value of any cash Restricted Payment or Permitted Investment shall be its (1) pay dividends or make any other distributions in cash or otherwise on its face amount, and the fair market value of any non-cash Restricted Payment or Permitted Capital Stock to the Borrower or any Restricted Subsidiary or pay any Indebtedness or other Investment or any other property, assets or securities required to be valued by this Section obligations owed to the Borrower or any Restricted Subsidiary; 4.05 shall be determined conclusively by an Officer or the Board of Directors of the Borrower acting in good faith. (2) make any loans or advances to the Borrower or any Restricted Subsidiary; or (d) For purposes of determining compliance with this Section 4.05 and the definition of (3) sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary, Investment meets the criteria of more than one of the categories described in clauses (1) provided that (x) the priority of any Preferred Stock in receiving dividends or through (24) of Section liquidating distributions prior to dividends or liquidating distributions being paid on common or is permitted pursuant to Section 4.05(a), the Borrower will be entitled to classify such 16 17 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

stock and (y) the subordination of (including the application of any standstill requirements to) which such refinancing or amendment, supplement or other modification relates (as loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness determined in good faith by the Borrower); Incurred by the Borrower or any Restricted Subsidiary, or any prohibition on securing such loans or advances made to the Borrower or any Restricted Subsidiary, shall not be deemed to (6) any encumbrance or restriction: constitute such an encumbrance or restriction. (a) that restricts in a customary manner the subletting, assignment or transfer (b) Section 4.07(a) will not prohibit: of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other (1) any encumbrance or restriction pursuant to any Credit Facility or any other contract; agreement or instrument, in each case, in effect at or entered into on the Initial Funding Date and any amendments, restatements, modifications, renewals, supplements, refundings, (b) contained in mortgages, pledges or other security agreements permitted replacements or refinancings of such agreements; provided that the amendments, under this Agreement or securing Indebtedness of the Borrower or a restatements, modifications, renewals, supplements, refundings, replacements or refinancings Restricted Subsidiary permitted under this Agreement to the extent such are not materially more restrictive, taken as a whole, with respect to such dividend and other encumbrances or restrictions restrict the transfer of the property or assets payment restrictions than those contained in those agreements on the Initial Funding Date (as subject to such mortgages, pledges or other security agreements; determined in good faith by the Borrower); (c) pursuant to customary provisions restricting dispositions of real property (2) [Reserved]; interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary; or (3) encumbrances or restrictions existing under or by reason of (i) any Loan Documents, (ii) the Senior Secured Notes, (iii) any Existing Target Notes or (iv) any (d) pursuant to the terms of any license, authorization, concession or permit; Intercreditor Agreement or any Additional Intercreditor Agreement, including in each case, any related security documents, escrow arrangements or other documents related to the (7) any encumbrance or restriction pursuant to Purchase Money Obligations and foregoing; Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction (4) any encumbrance or restriction pursuant to an agreement or instrument of a pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the joint venture; the date on which (i) such Person was acquired by or merged, consolidated or otherwise combined with or into the Borrower or any Restricted Subsidiary, (ii) such agreement or (8) any encumbrance or restriction with respect to a Restricted Subsidiary (or any instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an of its property or assets) imposed pursuant to an agreement entered into for the direct or acquisition of assets or (iii) such Person became a Restricted Subsidiary (in each case, other indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any such Restricted Subsidiary (or the property or assets that are subject to such restriction) portion of the funds utilized to consummate, the transaction or series of related transactions pending the closing of such sale or disposition; pursuant to which such Person became a Restricted Subsidiary or was acquired by the Borrower or was merged, consolidated or otherwise combined with or into the Borrower or (9) customary provisions in leases, licenses, joint venture agreements and other any Restricted Subsidiary) and outstanding on such date; provided that, for the purposes of similar agreements and instruments entered into in the ordinary course of business; this Section 4.07(b)(4), if another Person is the Successor Company or any Subsidiary (10) encumbrances or restrictions arising or existing by reason of applicable law or thereof, any agreement or instrument of such Person or any such Subsidiary shall be deemed any applicable rule, regulation, governmental license or order, or required by any regulatory acquired or assumed by the Borrower or any Restricted Subsidiary when such Person authority or stock exchange; becomes the Successor Company; (11) any encumbrance or restriction on cash or other deposits or net worth imposed (5) any encumbrance or restriction pursuant to an agreement or instrument by customers under agreements entered into in the ordinary course of business; effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument (12) any encumbrance or restriction pursuant to Currency Agreements, Interest referred to in Section 4.07(b)(1), Section 4.07(b)(3) or Section 4.07(b)(4) or this Section Rate Agreements or Commodity Hedging Agreements; Initial Agreement nt or other modification to an agreement referred to in Section 4.07(b)(1), Section 4.07(b)(3) or Section (13) any encumbrance or restriction arising pursuant to an agreement or instrument 4.07(b)(4) or this Section 4.07(b)(5); provided, however, that the encumbrances and relating to any Indebtedness permitted to be Incurred subsequent to the Initial Funding Date restrictions with respect to such Restricted Subsidiary contained in any such agreement or pursuant to Section 4.04 if the encumbrances and restrictions contained in any such instrument are no less favorable in any material respect to the Lenders taken as a whole than agreement or instrument taken as a whole are not materially less favorable to the Lenders the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to 18 19 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

than (i) the encumbrances and restrictions contained in this Agreement or any Loan Document on the Initial Funding Date, or (ii) is customary in comparable financings (as determined in good faith by the Borrower) and where, in the case of clause (ii), the Borrower determines at the time of issuance of such Indebtedness that such encumbrances or restrictions (x) will not adversely affect, in any material respect, the Borrower's ability to make principal or interest payments under the Loan Documents as and when they become due or (y) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(14) any encumbrance or restrictions arising in connection with any Purchase Money Note, other Indebtedness or a Qualified Receivables Financing that, in the good faith determination of an Officer or the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Receivables Financing; or

(15) any encumbrance or restriction existing by reason of any Lien permitted under Section 4.06.

Section 4.08. Limitation on Sales of Assets and Subsidiary Stock

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by an Officer or the Board of Directors of the Borrower, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap); and

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition or such series of related Asset Dispositions (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness), together with all other Asset Dispositions since the Initial Funding Date (except to the extent any such Asset Disposition was a Permitted Asset Swap) on a cumulative basis received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments.

(b) After the receipt of Net Available Cash from an Asset Disposition, the Borrower or a Restricted Subsidiary, as the case may be, may apply such Net Available Cash directly or indirectly (at the option of the Borrower or such Restricted Subsidiary):

(1) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash (i) to prepay, repay, purchase or redeem any Senior Secured Indebtedness incurred under Section 4.04(b)(1); *provided, however*, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this Section 4.08(b)(1), the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so

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prepaid, repaid, purchased or redeemed; (ii) unless included in Section 4.08(b)(1)(i), to prepay, repay, purchase or redeem any Pari Passu Indebtedness of the Borrower or any Subsidiary Guarantor, at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment, purchase or redemption, *provided* that the Borrower or such Subsidiary Guarantor, as applicable, shall prepay, redeem, repay or repurchase Pari Passu Indebtedness that is Public Debt pursuant to this clause (ii) only if the Borrower delivers a notice of prepayment with respect to the Pari Ratable Share of the Term Loans in accordance with Section 2.13(a)(ii) within the time period specified by this Section 4.08(b)(1) and thereafter complies with its obligations under Section 2.13(a)(iii); (iii) to prepay, repay, purchase or redeem any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or any Indebtedness that is secured on assets which do not constitute Collateral (in each case, other than Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor or Indebtedness owed to the Borrower or any Restricted Subsidiary); or (iv) to prepay Loans pursuant to Section 2.12;

(2) to the extent the Borrower or such Restricted Subsidiary elects, to invest in or purchase or commit to invest in or purchase Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; *provided, however*, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Borrower that is executed or approved within such time will satisfy this requirement, so long as such investment or commitment to invest is consummated within 180 days of such 365th day;

(3) to make a capital expenditure within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; *provided, however*, that any such capital expenditure made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Borrower that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; or

(4) any combination of clauses (1) – (3) of Section 4.08(b),

provided that, pending the final application of any such Net Available Cash in accordance with clauses (1), (2), (3) or (4) of Section 4.08(b), the Borrower and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(c) For the purposes of Section 4.08(a)(2), the following will be deemed to be cash:

(1) the assumption by the transferee (or other extinguishment in connection with the transactions relating to such Asset Dispositions) of Indebtedness and any other liabilities (as recorded on the balance sheet of the Borrower or any Restricted Subsidiary or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower's or such Restricted Subsidiary's balance sheet or in the footnotes thereof if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary (other than Subordinated Indebtedness of the

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Borrower or a Subsidiary Guarantor) and the release of the Borrower or such Restricted (2) in the event such Affiliate Transaction involves an aggregate value in excess Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; of $35 million, the terms of such transaction or series of related transactions have been approved by a resolution of the majority of the members of the Board of Directors of the (2) securities, notes or other obligations received by the Borrower or any Borrower resolving that such transaction complies with Section 4.09(a)(1). An Affiliate Restricted Subsidiary from the transferee that are converted by the Borrower or such Transaction shall be deemed to have satisfied the requirements set forth in this Section Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of 4.09(a)(2) if either (x) such Affiliate Transaction is approved by a majority of the such Asset Disposition; Disinterested Directors or (y) the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each financial point of view or stating that the terms are not materially less favorable to the other Restricted Subsidiary (as applicable) are released from any Guarantee of payment of Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a such Indebtedness in connection with such Asset Disposition; comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated (4) consideration consisting of Indebtedness of the Borrower or a Guarantor (other than Subordinated Indebtedness) received after the Initial Funding Date from Persons who (b) The provisions of Section 4.09(a) will not apply to: are not the Borrower or any Restricted Subsidiary; and (1) any Restricted Payment permitted to be made pursuant to Section 4.05, any (5) any Designated Non-Cash Consideration received by the Borrower or any Permitted Payments (other than pursuant to Section 4.05(b)(9)(b) or Section 4.05(b)(20) or Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken any Permitted Investment (other than as defined in sub-clauses (a)(ii) or (b) of the definition together with all other Designated Non-Cash Consideration received pursuant to this Section of Permitted Investments); 4.08 that is at that time outstanding, not to exceed (at the time of the receipt of such Designated Non- (2) any issuance or sale of Capital Stock, options, other equity-related interests or agreeing to such Asset Disposition) the greater of $55 million and 25% of Pro Forma other securities, or other payments, awards or grants in cash, securities or otherwise pursuant EBITDA for the most recently ended four full fiscal quarters for which internal financial to, or the funding of, or entering into, or maintenance of, any employment, consulting, statements of the Borrower are available immediately preceding the date of determination collective bargaining or benefit plan, program, agreement or arrangement, related trust or (with the fair market value of each item of Designated Non-Cash Consideration being other similar agreement and other compensation arrangements, options, warrants or other measured at the time received or, at the option of the Borrower, on the date of contractually rights to purchase Capital Stock of the Borrower, any Restricted Subsidiary or any Parent, agreeing to the relevant Asset Disposition and without giving effect to subsequent changes in restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation value). insurance, deferred compensation, severance, retirement, savings or similar plans, programs Section 4.09. Limitation on Affiliate Transactions or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Borrower, in each case in the ordinary (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, course of business; directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any (3) any Management Advances and any waiver or transaction with respect thereto; service) with any Affiliate of the Borrower (any such transaction or series of related Affiliate Transactions of the (4) any transaction between or among the Borrower and any Restricted Subsidiary greater of $20 million and 10.0% of Pro Forma EBITDA for the most recently ended four full (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or fiscal quarters for which internal financial statements of the Borrower are available among the Borrower, Restricted Subsidiaries or any Receivables Entity; immediately preceding the date of determination unless: (5) the payment of reasonable fees and reimbursement of expenses to, and (1) the terms of such Affiliate Transaction taken as a whole are not materially less customary indemnities and employee benefit and pension expenses provided on behalf of, favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that directors, officers, consultants or employees of the Borrower, any Restricted Subsidiary or could be obtained in a comparable transaction at the time of such transaction or the execution any Parent (whether directly or indirectly and including through any Person owned or -length dealings with a Person who is controlled by any of such directors, officers or employees); not such an Affiliate, or, if there are no comparable transactions involving non-Affiliates to apply for comparative purposes, the transaction is otherwise on terms that, taken as a whole, (6) the Transactions and any Permitted Reorganization; provided that any the Borrower has conclusively determined in good faith to be fair to the Borrower or such transactions with the SFS Business that are not in connection with the SFS Business Transfer Restricted Subsidiary; and shall not be permitted by this clause (6); 22 23 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(7) execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or management purposes in the ordinary course of business;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services and Associates, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture arrangements), which are fair to the Borrower or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or an officer of the Borrower or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction in the ordinary course of business between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or an Associate or similar entity (in each case, other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary or any Affiliate of the Borrower or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Borrower or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors of the Borrower in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement, any Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable;

(11) without duplication in respect of payments made pursuant to the definition of Parent Expenses, (a) payments by the Borrower or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed an amount equal to the greater of $3 million or 1.5% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of calculation per annum (with unused amounts in any calendar year being carried over to the succeeding calendar years) and; (b) customary payments by the Borrower or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this Section 4.09(b)(11) are approved by a majority of the Board of Directors of the Borrower in good faith; and (c) payments of all fees and expenses related to the Transactions and any Permitted Reorganization;

(12) any transaction effected as part of a Qualified Receivables Financing, and other Investments in a Receivables Entity consisting of cash or Securitization Assets and execution, delivery and performance of any Servicer Agreement; in connection with the SFS Business Transfer, *provided* that for the avoidance of doubt any Servicer Agreement entered into by the Borrower or a Restricted Subsidiary with the SFS Business other than in connection with the SFS Business Transfer shall not be permitted by this clause (12);

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(13) any participation in a rights offer or public tender or exchange offers for securities or debt instruments issued by the Borrower or any of its Subsidiaries that are conducted on arm's length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such rights, tender or exchange offer;

(14) transactions between the Borrower or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Borrower or any Parent; *provided, however*, that such director abstains from voting as a director of the Borrower or such Parent, as the case may be, at any board meeting approving such transaction on any matter including such other Person;

(15) payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practices (including, without limitation, any cash management activities related thereto);

(16) commercial contracts (excluding the Permitted Sale and Leaseback Transactions but including franchising agreements, office space and other real estate lease agreements, business services related agreements or other similar arrangements) between an Affiliate of the Borrower and the Borrower or any Restricted Subsidiary that are on arm's length terms or on a basis that senior management of the Borrower reasonably believes allocates costs fairly;

(17) (i) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower, Parent or any of its Subsidiaries or Subordinated Shareholder Debt (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the opportunity to participate in such transaction is offered by the Borrower, Parent or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders and holders of shares of Capital Stock of BidFair Management, LP in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness; and

(18) the Permitted Sale and Leaseback Transactions.

Section 4.10. Reports

(a) For so long as the Loans are outstanding, the Borrower will provide to the Administrative Agent the following reports:

(1) within 120 days after the end of the Borrower's (or, if the Borrower elects to satisfy its obligation under this Section 4.10(a)(1) by delivering the annual reports of a Parent in accordance with the second succeeding paragraph of this Section 4.10(a), of such Parent) fiscal year beginning with the fiscal year ending December 31, 2019, annual reports containing the following information: (a) audited consolidated balance sheet of the Borrower as of the end of the most recent fiscal year (and comparative information as of the end of the prior fiscal year) and audited consolidated income statements and statements of cash flow of the Borrower for the most recent fiscal year (and comparative information as of the end of the prior fiscal year) including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited *pro forma* income statement information and balance sheet information of the Borrower (which, for the avoidance of doubt, shall not

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include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for (i) any acquisition or disposition by the Borrower or a Restricted Subsidiary that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 20% of the consolidated revenues, EBITDA and/or adjusted operating cash flow, or assets of the Borrower on a *pro forma* consolidated basis or (ii) recapitalizations by the Borrower or a Restricted Subsidiary, in each case, that have occurred during the most recently completed fiscal year as to which such annual report relates (unless such *pro forma* information has been provided in a prior report pursuant to Section 4.10(a)(2) or Section 4.10(a)(3)); *provided* that such pro forma financial information will be provided only to the extent not provided in a previous report pursuant to Section 4.10(a)(2) or Section 4.10(a)(3) below and to the extent available without unreasonable expense, and in the case *pro forma* financial information is not provided, the Borrower will provide, in the case of a material acquisition, to the extent available to the Borrower or a Restricted Subsidiary without unreasonable expense, financial statements of the acquired company for the most recent fiscal year, and in the case of a material disposition, financial statements of the business or assets comprising the disposition perimeter for the most recent fiscal year which, in each case, may be unaudited; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Borrower, and a discussion of material commitments and contingencies and critical accounting policies; (d) description of the business, management and shareholders of the Borrower (to the extent not previously reported pursuant to Section 4.10(a)(2) or Section 4.10(a)(3) below), all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a description of material risk factors and material recent developments (to the extent not previously reported pursuant to Section 4.10(a)(2) or Section 4.10(a)(3) below);

(2) within 60 days following the end of the first three fiscal quarters in each fiscal year of the Borrower (or, if the Borrower elects to satisfy its obligation under this Section 4.10(a)(2) by delivering the quarterly reports of a Parent in accordance with the second succeeding paragraph of this Section 4.10(a), of such Parent) beginning with the fiscal quarter ending September 30, 2019, all quarterly reports of the Borrower containing, to the extent applicable: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed consolidated statements of income and cash flow for the most recent quarter year-to-date period ending on the date of the unaudited condensed balance sheet, and the comparable prior year periods, together with condensed footnote disclosure (*provided* that if the Acquisition is completed after September 30, 2019, the Borrower shall provide the unaudited condensed consolidated financial statements of the Target for such period unless such financial statements have been filed with the SEC); (b) beginning with the fiscal quarter ending March 31, 2020, unaudited *pro forma* income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any acquisition or disposition by the Borrower or a Restricted Subsidiary that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the relevant quarter, represent greater than 20% of the consolidated revenues, EBITDA and/or adjusted operating cash flow, or assets of the Borrower on a *pro forma* consolidated basis (unless such *pro forma* information has been provided in a prior report pursuant to Section 4.10(a)(3)); *provided* that such pro forma financial information will be provided only

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to the extent available without unreasonable expense and in the case *pro* forma financial information is not provided, the Borrower will provide, in the case of a material acquisition to the extent available to the Borrower or a Restricted Subsidiary without unreasonable expense, financial statements of the acquired company for the most recent fiscal year, and in the case of a material disposition, financial statements of the business or assets comprising the disposition perimeter for the most recent fiscal year which, in each case, may be unaudited; (c) a summary operating and financial review of the unaudited financial statements, including a discussion of revenues, EBITDA and/or adjusted operating cash flow, capital expenditures, operating cash flow and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report (to the extent not previously reported pursuant to Section 4.10(a)(3) below); and (d) material recent developments (to the extent not previously reported pursuant to Section 4.10(a)(3) below); and

(3) promptly after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Borrower, (b) any material acquisition, disposal, merger or similar transaction or (c) any development determined by an Officer of the Borrower to be material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole).

For the avoidance of doubt, in no event will any reports provided pursuant to this Section 4.10(a):

(1) be required to comply with:

(a) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K under the Securities Act ("**Regulation S-K**");

(b) Rule 3-10 of Regulation S-X under the Securities Act ("**Regulation S-X**") or contain separate financial statements for the Borrower, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Obligations that would be required under Section 3-16 of Regulation S-X;

(c) Rule 11-01 of Regulation S-X, to give pro forma effect to the Transactions, or contain all purchase accounting adjustments relating to the Transactions;

(d) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein; or

(2) be required to include trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Borrower.

Notwithstanding the foregoing, the Borrower may satisfy its obligations under clauses (1), (2) and (3) of Section 4.10(a) by delivering the corresponding annual, quarterly or other reports of a Parent; provided that to the extent that the Borrower is not the reporting entity and material differences exist between the management, business, assets, shareholding

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or results of operations or financial condition of the Borrower and such Parent, the annual and quarterly reports shall give a reasonably detailed description of such differences or shall include the consolidated balance sheet, income statements and cash flow statement of the Borrower and its Subsidiaries.

The Borrower will be deemed to have furnished the reports referred to in clauses (1), (2) and (3) of Section 4.10(a) if the Borrower or a Parent has filed reports containing such information with the SEC or posted such reports on its website. The Administrative Agent shall have no responsibility to determine if and when any of the above reports have been filed or posted on any website. Delivery of the above reports to the Administrative Agent is for informational purposes only and the Administrative Agent's receipt of such reports will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower's or any other parties' compliance with any of its covenants in this Agreement (as to which the Administrative Agent will be entitled to rely exclusively on Officer's Certificates that are delivered).

(b) All financial statement information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; *provided*, *however*, that the reports set forth in clauses (1), (2) and (3) of Section 4.10(a) may in the event of a change in GAAP, present earlier periods on a basis that applied to such periods. Except as provided in Section 4.10(c), no report need include separate financial statements for the Borrower or Subsidiaries of the Borrower or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum and, subject to the Borrower's election to apply IFRS, in no event shall IFRS information or reconciliation to IFRS be required.

(c) At any time if any Subsidiary of the Borrower is an Unrestricted Subsidiary and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.10(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower; *provided* that with respect to the Initial Funding Date Unrestricted Subsidiaries, the requirements of this Section 4.10(c) shall be satisfied by the inclusion of information relating to the Initial Funding Date Unrestricted Subsidiaries substantially similar to that provided in, or included by reference in, the Offering Memorandum.

(d) Substantially concurrently with the issuance to the Administrative Agent of the reports specified in clauses (1), (2) and (3) of Section 4.10(a), the Borrower shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Borrower and its Subsidiaries or any Parent or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Borrower in good faith) or (b) to the extent the Borrower determines in good faith that such reports cannot be made available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Lenders and, upon their request, prospective Lenders.

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(e) No later than 5 Business Days after each delivery of financial statements of Borrower pursuant to Sections 4.10(a)(1) and (2), the Borrower will provide to the Administrative Agent a duly executed and completed Compliance Certificate.

(f) At such times as may be reasonably agreed to by the Borrower and the Administrative Agent, but in any event not later than 10 Business Days after the annual or quarterly financial statements are to be delivered pursuant to Section 4.10(a)(1) and Section 4.10(a)(2) above, beginning with the quarterly financial statements for the fiscal quarter ending March 31, 2020, the Borrower shall hold a conference call with all Lenders who choose to attend such conference call during which the Borrower shall review the financial results of such fiscal quarter.

Section 4.11. [Reserved.]

Section 4.12. Impairment of Security Interests

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that subject to Section 4.12(b), the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Secured Parties, and the Borrower shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Collateral Agent (or its delegate), for the benefit of the Secured Parties, any Lien over any of the Collateral; *provided*, that, subject to Section 4.12(b), (x) the Borrower and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (y) the Security Documents and the Collateral may be discharged, amended, extended, renewed, restated, supplemented, released, modified or replaced in accordance with this Agreement, any Intercreditor Agreement, any Additional Intercreditor Agreement or the applicable Security Documents and (z) the Borrower and its Restricted Subsidiaries may consummate any other transaction permitted under Article V hereunder.

(b) Notwithstanding Section 4.12(a), nothing in this Section 4.12 shall restrict the discharge and release of any Lien over Collateral in accordance with this Agreement, the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) make any change reasonably necessary or desirable in the good faith determination of the Borrower in order to implement transactions permitted under Article V of this Annex I; (iii) add to the Collateral; (iv) provide for the release of any Lien on any properties or assets constituting Collateral from the Lien of the Security Documents; provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Obligations or any Loan Guarantee, (v) make any other change thereto that does not adversely affect the Secured Parties in any material respect (it being understood that such restatement, amendment or other modification to provide for subordinated security interests will be deemed not to be materially less favorable to the Secured Parties) or (vi) subject to compliance with this Agreement, any Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, increase the amount and type of Indebtedness covered by such Security Document; *provided*, *however*, that, contemporaneously with any such action in clauses (ii), (iii), (iv) and (v) of this Section 4.12(b), the Borrower delivers to the

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Administrative Agent, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Administrative Agent, from an independent financial advisor or appraiser or investment bank of international standing which confirms the solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the Person granting the Lien, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (3) an opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Administrative Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

(c) In the event that the Borrower and the Restricted Subsidiaries comply with the requirements of this Section 4.11, the Administrative Agent and the Collateral Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Secured Parties.

Section 4.13. Additional Intercreditor Agreements

(a) At the request of the Borrower, in connection with the Incurrence by the Borrower or a Restricted Subsidiary of any Indebtedness that is permitted to share the Collateral pursuant to the definition of Permitted Collateral Liens, the Borrower or a Restricted Subsidiary, the Administrative Agent and the Collateral Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement (an "**Additional Intercreditor Agreement**") or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as any Intercreditor Agreement (or, as determined in good faith by the Borrower, terms not materially less favorable to the Lenders), including containing substantially the same terms with respect to release of Loan Guarantees and priority and release of the Liens over Collateral (or, as determined in good faith by the Borrower, terms not materially less favorable to the Lenders, it being understood that such restatement, amendment or other modification to provide for subordinated security interests will be deemed not to be materially less favorable to the Lenders); provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Administrative Agent or Collateral Agent or, in the opinion of the Administrative Agent or Collateral Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Administrative Agent or Collateral Agent under this Agreement or any Intercreditor Agreement. For the avoidance of doubt, subject to the first sentence of this Section 4.12(a) and Section 4.12(b), any such Additional Intercreditor Agreement may provide for pari passu or subordinated security interests in respect of any such Indebtedness (to the extent such Indebtedness is permitted to share the Collateral pursuant to the definition of Permitted Collateral Lien).

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(b) At the direction of the Borrower and without the consent of Secured Parties, the Administrative Agent and the Collateral Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement or Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Borrower or a Guarantor that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Obligations), (3) add Restricted Subsidiaries to any Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Obligations, (5) make provision for equal and ratable pledges of the Collateral to secure any Incremental Loans, (6) implement any Permitted Liens, (7) amend any Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; (8) make any change reasonably necessary, in the good faith determination of the Borrower in order to implement any transaction that is subject to Article V of this Annex I; or (9) implement any transaction in connection with the renewal extension, refinancing, replacement or increase of the Indebtedness that is not prohibited by this Agreement or make any other change to any such agreement that does not adversely affect the Lenders in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of any Obligation or Loan Guarantee, enforcement of Liens over the Collateral, the application of proceeds from the enforcement of Collateral or the release of any Loan Guarantees or Lien over Collateral in a manner than would, in the good faith determination of the Borrower, adversely affect the rights of the Lenders in any material respect except as otherwise permitted by this Agreement, the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement immediately prior to such change. The Borrower shall not otherwise direct the Administrative Agent or the Collateral Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Required Lenders, except as otherwise permitted under Section 9.08 of the Credit Agreement, and the Borrower may only direct the Administrative Agent and the Collateral Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Administrative Agent or Collateral Agent or, in the opinion of the Administrative Agent or Collateral Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement, any Intercreditor Agreement or any Additional Intercreditor Agreement.

(c) In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, at the request of the Borrower, the Administrative Agent (and Collateral Agent, if applicable) shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby; *provided*, *however*, that such transaction would comply with Section 4.05 hereof.

(d) Each Lender shall be deemed to have agreed to and accepted the terms and conditions of any Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein), and to have directed the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement and any such Additional Intercreditor Agreement.

Section 4.14. Lines of Business

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The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Covenant), as applicable, or testing baskets set forth in this Annex I of the Credit Agreement engage in any business other than a Similar Business, except to such extent as would not (including baskets measured as a percentage of Pro Forma EBITDA) in connection with (x) be material to the Borrower and the Restricted Subsidiaries, taken as a whole. the Incurrence of any Indebtedness or (y) the Incurrence of any Lien, the Borrower may elect, in its sole discretion, to treat all or any portion of the committed amount of any Indebtedness Section 4.15. Additional Guarantors is to be Incurred (or any commitment in respect thereof) or secured by such Lien, as the case (a) [Reserved]. may be (any such amount elected until revo Elected Amount as being Incurred as of such election date and (i) any subsequent borrowing or re-borrowing (b) Loan Guarantees existing on or granted after the Effective Date pursuant to of Indebtedness under such commitment (so long as the total amount under such Section 5.14 of the Credit Agreement shall be released as set forth in Section 12 of the Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this Facility Guaranty. calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such (c) Notwithstanding the foregoing, the Borrower shall not be obligated (i) to cause an subsequent time, (ii) the Borrower may revoke an election of an Elected Amount at any time Excluded Subsidiary to provide a Loan Guarantee (for so long as such entity is an after the election date, (iii) for purposes of all subsequent calculations of the Consolidated Excluded Subsidiary), nor (ii) to cause any Restricted Subsidiary to provide a Loan Net Leverage Ratio or the Consolidated Net Senior Secured Leverage Ratio, as applicable, Guarantee to the extent and for so long as the Incurrence of such Guarantee pursuant to the Elected Amount (if any) shall be deemed to be outstanding (unless revoked in accordance this clause (ii) could reasonably be expected to give rise to or result in: (1) any violation with clause (ii)), whether or not such amount is actually outstanding, so long as the applicable of applicable law or regulation; (2) any liability for the officers, directors or (except in commitment remains outstanding and (iv) for the purpose of Section 4.04(b) (8), Section the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted 4.04(b)(16) and clause (dd) of the definition of Permitted Liens, solely to the extent that the Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or Elected Amount has been Incurred in reliance thereof (and has not be reclassified), the shareholders of the partners of such partnership); (3) any cost, expense, liability or Elected Amount (if any) shall be deemed to be outstanding under such provisions (unless obligation (including with respect to any Taxes) other than reasonable out-of-pocket revoked in accordance with clause (ii)), whether or not such amount is actually outstanding, expenses and other than reasonable expenses incurred in connection with any so long as the applicable commitment remains outstanding. governmental or regulatory filings required as a result of, or any measures pursuant to this Section 4.15(c)(1) undertaken in connection with, such Guarantee, which in any case Section 4.19. Delaware LLC Divisions under any of clauses (1), (2) and (3) of Section 4.15(c) cannot be avoided through For purposes of this Annex I and Annex II, in connection with any division or plan of measures reasonably available to the Borrower or such Restricted Subsidiary; or (4) such division under Delaware law (or any comparable event un Restricted Subsidiary is prohibited from Incurring such Guarantee by the terms of any (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation Indebtedness of such Restricted Subsidiary existing on the Initial Funding Date (or if or liability of a different Person, then it shall be deemed to have been transferred from the later, on the date such entity becomes a Restricted Subsidiary) that is not prepayable original Person to the subsequent Person, and (b) if any new Person comes into existence, without a prepayment premium (in each case, other than Indebtedness Incurred to such new Person shall be deemed to have been organized on the first date of its existence by provide all or any portion of the funds utilized to consummate the transaction or series of the holders of its Capital Stock at such time. related transactions pursuant to which such Person became a Restricted Subsidiary); provided that this Section 4.15(c)(4) applies only for so long as such prepayment Section 4.20. Limitation on Parent Guarantor Activities premium applies to such Indebtedness. (1) The Parent Guarantor will not engage in any business activity or undertake any other Section 4.16. [Reserved] activity, except any such activity: Section 4.17. Restrictions on Licensing Activities (a) reasonably relating to the offering, sale, issuance, Incurrence, servicing, purchase, The Borrower will not, and will not permit any of its Restricted Subsidiaries to, redemption, amendment, exchange, refinancing or retirement of or Investment in the Loans, the Senior Secured Notes or other Indebtedness (including any Refinancing Indebtedness in tual property, except for the Permitted respect of any of the foregoing) or borrowing directly or indirectly from a Parent, the Licensing Activities. Borrower or any Restricted Subsidiary); Section 4.18. Reserved Indebtedness (b) undertaken with the purpose of, directly or indirectly, fulfilling its obligations or exercising its rights under the Loans, the Senior Secured Notes or other Indebtedness, For purposes of determining compliance with any provision of this Agreement which Hedging Obligations or any other obligations (including any Refinancing Indebtedness in requires the calculation of the Consolidated Net Senior Secured Leverage Ratio or the respect of any of the foregoing); Consolidated Net Leverage Ratio (other than for purposes of calculating the Applicable Revolving Commitment Fee Percentage or determining compliance with the Financial (c) directly related or reasonably incidental to the establishment and/or maintenance of 32 33 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(d) directly related to investing any amounts received by the Parent Guarantor;

(e) making Investments, Investments in intra-group loans and Investments in any other Indebtedness of the Parent Guarantor or the Borrower;

(f) related to cash management activities; or

(g) (i) any actions in connection with the Transactions, (ii) any transaction or activity not to exceed $15 million in the aggregate and (iii) other activities not specifically enumerated above that are immaterial in nature.

(2) The Parent Guarantor shall not:

(a) issue any Capital Stock (other than to a Parent or a Wholly-Owned Restricted Subsidiary);

(b) take any action which would cause it to no longer satisfy the requirements of an available exemption from the provisions of the U.S. Investment Company Act of 1940, as amended;

(c) commence or take any action or facilitate a winding-up, liquidation, dissolution or other analogous proceeding; or

(d) amend its constitutive documents in any manner which would adversely affect the rights of Lenders in any material respect.

ARTICLE V

Section 5.01. Merger and Consolidation of the Borrower

(a) After the Closing Date, the Administrative Borrower and Subsidiary Revolver Borrower will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the "**Successor Company**") (if not the Administrative Borrower or Subsidiary Revolver Borrower as applicable) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Administrative Borrower or Subsidiary Revolver Borrower as applicable) will expressly assume by way of a joinder, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of the Administrative Borrower or Subsidiary Revolver Borrower as applicable, under this Agreement, any Intercreditor Agreement and the Security Documents (or, subject to Section 4.12 provided a Lien of at least equivalent ranking over the same assets), as applicable;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

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(3) immediately after giving *pro forma* effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable two consecutive fiscal quarter period, either (a) the Administrative Borrower or Subsidiary Revolver Borrower as applicable or the Successor Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.04(a); or (b) the Consolidated Net Leverage Ratio would not be greater than it was immediately prior to giving effect to such transaction; and

(4) the Administrative Borrower or Subsidiary Revolver Borrower as applicable shall have delivered to the Administrative Agent an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such joinder (if any) comply with the terms of this Agreement and an Opinion of Counsel to the effect that such joinder (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Administrative Agent); *provided* that in giving an Opinion of Counsel, counsel may rely on an Officer's Certificate as to any matters of fact.

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Administrative Borrower or Subsidiary Revolver Borrower as applicable, which properties and assets, if held by the Administrative Borrower or Subsidiary Revolver Borrower as applicable instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Administrative Borrower or Subsidiary Revolver Borrower as applicable on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Administrative Borrower or Subsidiary Revolver Borrower as applicable.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Administrative Borrower or Subsidiary Revolver Borrower as applicable under this Agreement but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement.

(d) Notwithstanding Section 5.01(a)(2) and Section 5.01(a)(3) (which do not apply to transactions referred to in this sentence) and Section 5.01(a)(4) (which does not apply to transactions referred to in this sentence in which the Administrative Borrower or Subsidiary Revolver Borrower as applicable is the Successor Company), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Administrative Borrower or Subsidiary Revolver Borrower as applicable, (b) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary or the Administrative Borrower or Subsidiary Revolver Borrower as applicable and (c) the Administrative Borrower or Subsidiary Revolver Borrower as applicable and the Restricted Subsidiaries may effect any Permitted Reorganization. Notwithstanding Section 5.01(a)(3) (which does not apply to the transactions referred to in this sentence), the Borrower may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Borrower, reincorporating the Borrower in another jurisdiction (subject to Section 5.01(a)(1)) or changing the legal form of the Borrower.

(e) The foregoing provisions (other than the requirements of Section 5.01(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

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Section 5.02. Merger and Consolidation of the Subsidiary Guarantors (a) After the Closing Date, none of the Subsidiary Guarantors (other than a Subsidiary ANNEX II Guarantor whose Loan Guarantee is to be released in accordance with the terms of this ADDITIONAL DEFINITIONS Agreement or any Intercreditor Agreement and other than the Subsidiary Revolver Borrower which shall be subject to Section 5.01 above) may: Save where specified to the contrary, references in this Annex II to sections of Articles IV or V are to those sections of Annex I. (1) consolidate with or merge with or into any Person (whether or not such Subsidiary Guarantor is the surviving Person); Acquired Indebtedness existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection (2) sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially with the acquisition of assets from such Person, in each case whether or not Incurred by such all its assets as an entirety or substantially as an entirety, in one transaction or a series of Person in connection with such Person becoming a Restricted Subsidiary or such acquisition related transactions, to any Person; or or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary. Subject to Section 1.05 of the (3) permit any Person to merge with or into it, Credit Agreement, Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of this definition, on the date such Person becomes a Restricted unless: Subsidiary and, with respect to clause (2) of this definition, on the date of consummation of such acquisition of assets and, with respect to clause (3) of this definition, on the date of the (a) the other Person is the Borrower or a Restricted Subsidiary that is a relevant merger, consolidation or other combination. Subsidiary Guarantor or becomes a Subsidiary Guarantor as a result of such transaction; or Additional Assets (b) (1) either (x) a Subsidiary Guarantor is the surviving Person or (y) the (a) any property or assets (other than Indebtedness and Capital Stock) not classified as resulting, surviving or transferee Person expressly assumes all of the current assets under GAAP used or to be used by the Borrower or a Restricted obligations of the Subsidiary Guarantor under its Loan Guarantee and this Subsidiary or otherwise useful in a Similar Business (it being understood that capital Agreement (pursuant to a joinder agreement) and all obligations of the expenditures on property or assets already used in a Similar Business or to replace any Guarantor under any Intercreditor Agreement and the Security Documents, property or assets that are the subject of an Asset Disposition shall be deemed an as applicable; and (2) immediately after giving effect to the transaction, no investment in Additional Assets); Default or Event of Default shall have occurred and is continuing; or (b) the Capital Stock of a Person that is engaged in a Similar Business and becomes a (c) the transaction constitutes a sale or other disposition (including by way of Restricted Subsidiary as a result of the acquisition of such Capital Stock by the consolidation or merger) of a Subsidiary Guarantor or the sale or Borrower or a Restricted Subsidiary; or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) (c) Capital Stock constituting a minority interest in any Person that at such time is a otherwise permitted by this Agreement and the proceeds therefrom are Restricted Subsidiary. applied as required by this Agreement; or Affiliate , directly or indirectly, controlling (d) the transaction constitutes a Permitted Reorganization. or controlled by or under direct or indirect common control with such specified Person. For (b) Notwithstanding Section 5.02(a)(3)(b)(2) (which does not apply to transactions power to direct the management and policies of such Person, directly or indirectly, whether referred to in this sentence), (a) any Restricted Subsidiary may consolidate or otherwise through the ownership of voting securities, by contract or otherwise; and the terms combine with, merge into or transfer all or part of its properties and assets to a Guarantor and (b) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary Guarantor or the Borrower. Asset Disposition to the Borrower and the Restricted Subsidiaries, any Notwithstanding Section 5.02(a)(3)(b)(2) (which does not apply to the transactions referred to direct or indirect sale, lease (other than an operating lease entered into in the ordinary course in this sub-section (b)), a Subsidiary Guarantor may consolidate or otherwise combine with or of business), transfer, issuance or other disposition, or a series of related sales, leases (other merge into an Affiliate incorporated or organized for the purpose of changing the legal than operating leases entered into in the ordinary course of business), transfers, issuances or domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other jurisdiction, or changing the legal form of the Subsidiary Guarantor. rred to for the purposes including any disposition by means of a merger, consolidation or similar transaction; 36 37 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

provided that the sale, lease, transfer, issuance or other disposition of all or substantially all of (i) the granting of Liens not prohibited by Section 4.06; the assets of the Borrower (or any successor company) and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 7.01(i) of the Credit Agreement and (j) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, Article V of Annex I and not by the provisions of Section 4.08 of Annex I. Notwithstanding transfers, issuances or dispositions that are part of a common plan, of receivables or the preceding provisions of this definition, the following items shall not be deemed to be related assets in connection with the compromise, settlement or collection thereof in Asset Dispositions: the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (a) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, by a Restricted (k) subject to Section 4.16, the licensing or sublicensing of intellectual property or other Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a general intangibles and licenses, sublicenses, leases, subleases of other property, in Restricted Subsidiary; each case, in the ordinary course of business; (b) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, (l) foreclosure, condemnation, eminent domain or any similar action with respect to any transfers, issuances or dispositions that are part of a common plan, of cash, Cash property or other assets; Equivalents, Temporary Cash Investments or Investment Grade Securities; (m) the sale or discount (with or without recourse, and on customary or commercially (c) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, reasonable terms) of tax receivables and factoring accounts receivable or notes transfers, issuances or dispositions that are part of a common plan, of inventory, receivable arising in the ordinary course of business, or the conversion or exchange of consumer equipment, trading stock or other assets in the ordinary course of business; accounts receivable for notes receivable; (d) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, (n) sales, transfers or dispositions of receivables and related assets in connection with any transfers, issuances or dispositions that are part of a common plan, of obsolete, Qualified Receivables Financing or any factoring transaction or in the ordinary course surplus or worn out equipment or other assets or equipment or other similar assets that of business, and Investments in a Receivables Entity consisting of cash or are no longer useful in the conduct of the business (as determined in good faith by the Securitization Assets; Borrower) of the Borrower and its Restricted Subsidiaries; (o) any sale, lease, transfer, issuance or other disposition, or any series of related sales, (e) transactions permitted under Article V of Annex I (other than as permitted under leases, transfers, issuances or dispositions that are part of a common plan, of Capital Section 5.02(a)(3)(c) or a transaction that constitutes a Change of Control; Stock, Indebtedness or other securities of an Unrestricted Subsidiary; (f) an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to another (p) any sale, lease, transfer, issuance or other disposition, or any series of related sales, Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation leases, transfers, issuances or dispositions that are part of a common plan, of Capital plan approved by the Board of Directors of the Borrower; Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such (g) any sale, lease, transfer, issuance or other disposition, or any series of related sales, Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary leases, transfers, issuances or dispositions that are part of a common plan, of Capital acquired its business and assets (having been newly formed in connection with such Stock, properties or assets in a single transaction or series of related transactions with acquisition), made as part of such acquisition and in each case comprising all or a a fair market value (as determined in good faith by the Borrower at the time of such portion of the consideration in respect of such sale or acquisition; sale, lease, transfer, issuance or other disposition or, at the option of the Borrower, on the date of contractually agreeing to such sale, lease, transfer, issuance or other (q) any surrender or waiver of contract rights or the settlement, release or surrender of disposition) not to exceed the greater of $20 million and 10.0% of Pro Forma contract, tort or other claims of any kind; EBITDA for the most recently four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of (r) any sale, lease, transfer, issuance or other disposition, or any series of related sales, determination; leases, transfers, issuances or dispositions that are part of a common plan, of assets to a Person who is providing services related to such assets, the provision of which have (h) (i) any Restricted Payment that is permitted to be made under Section 4.05, any been or are to be outsourced by the Borrower or any Restricted Subsidiary to such transaction specifically excluded from the definition of Restricted Payment and the Person; provided, however, that the Board of Directors of the Borrower shall certify making of any Permitted Payment and Permitted Investment and (ii) solely for the that in the opinion of the Board of Directors, the outsourcing transaction will be purposes of Section 4.08(b), a disposition, the proceeds of which are used to make economically beneficial to the Borrower and the Restricted Subsidiaries (considered such Restricted Payments permitted to be made under Section 4.05, Permitted as a whole); Payments or Permitted Investments; 38 39 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(s) any sale, lease, transfer, issuance or other disposition, or any series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, with respect to property built, owned or otherwise acquired by the Borrower or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement; *provided* that, with respect to the Real Estate Portfolio Transfer (including the Permitted Sale and Leaseback Transactions), the Borrower shall use its commercially reasonable efforts to consummate such transactions on or prior to the nine-month anniversary of the Closing Date;

(t) any sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of any assets (including Capital Stock) of the Borrower and its Subsidiaries or of any Person that becomes a Restricted Subsidiary (i) acquired in a transaction permitted under this Agreement, which assets are not used or useful in the core or principal business of the Borrower and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or pursuant to Competition Laws or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted under this Agreement;

(u) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (ii) an amount equal to the Net Available Cash of such disposition are applied to the purchase price of such replacement property (which replacement property is purchased within 270 days thereof) ;

(v) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(w) [Reserved];

(x) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(y) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(z) contractual arrangements under long-term contracts with customers entered into by the Borrower or a Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement; and

(aa) a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions in connection with the Transactions to the extent described in the Offering Memorandum or any Permitted Reorganization.

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In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (aa) above or such transaction (or a portion thereof) would also be a permitted Restricted Payment or Permitted Investment, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof), and from time to time reclassify such transaction (or a portion thereof), into one or more such categories and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

"***Associate***" means (i) any Person engaged in a Similar Business of which the Borrower or a Restricted Subsidiary are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture engaged in a Similar Business entered into by the Borrower or any Restricted Subsidiary.

"***Beneficial Owner***" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"***Board of Directors***" means (1) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Unless otherwise specified in this Agreement, whenever any provision of this Agreement requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval); *provided* that any action required to be taken under this Agreement by the Board of Directors of the Borrower can, in the alternative, at the option of the Borrower, be taken by the Parent Guarantor and its successors or any Subsidiary thereof that is a Parent of the Borrower.

"***Capital Stock***" of any Person means any and all shares of, interests, rights to purchase, warrants or options for, participation or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"***Capitalized Lease Obligations***" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. For the avoidance of doubt, operating leases will not be deemed Capitalized Lease Obligations.

"***Cash Equivalents***" means:

(a) securities issued or directly and fully Guaranteed or insured by the United States Government, Canada, the United Kingdom, Switzerland or any member state of the European Union, in each case, any agency or instrumentality of thereof (*provided* that

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the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by a bank or trust company (a) whose commercial paper is rated at least "A-1" or the equivalent thereof by S&P, at least "P-1" or the equivalent thereof by Moody's or "F-1" or the equivalent thereof by Fitch (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that such bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $500 million;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (b) above;

(d) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P, "P-2" or the equivalent thereof by Moody's, "F-2" or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e) readily marketable direct obligations issued by any state of the United States of America, the United Kingdom, Switzerland, Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody's, S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(f) Indebtedness or Preferred Stock issued by Persons with a rating of "BBB-" or higher from S&P, "Baa3" or higher from Moody's or "BBB-" or higher from Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(g) bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland or the United Kingdom, eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.

"***CFC***" means a "controlled foreign corporation" within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended.

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"***CFC Holdco***" means a Subsidiary that has no material assets other than equity interests in and/or indebtedness of, each as determined for U.S. federal income tax purposes, one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such equity interests or indebtedness through one or more CFC Holdcos that have no other material assets.

"***Change of Control***" means the occurrence of any of the following:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more Permitted Holders (or a group controlled by one or more Permitted Holders) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of the Administrative Borrower (or any Successor Company) or Subsidiary Revolver Borrower (or any Successor Company), measured by voting power rather than number of shares;

(b) following the first Public Offering by an IPO Entity, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of such IPO Entity (together with any new directors whose election by the majority of such directors on such Board of Directors of the IPO Entity or whose nomination for election by shareholders of the IPO Entity, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the IPO Entity then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of such IPO Entity, then in office; or

(c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Borrower (or any Successor Company) and its Restricted Subsidiaries or Subsidiary Revolver Borrower (or any Successor Company) and its Restricted Subsidiaries, taken as a whole, to a Person (including any "person" as defined above), other than a Permitted Holder (or a group controlled by one or more Permitted Holders).

"***Commodity Hedging Agreements***" means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

"***Competition Laws***" means any federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

"***Compliance Certificate***" means a Compliance Certificate substantially in the form of Exhibit J to this Agreement.

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Consolidated EBITDA solidated Net (j) x) any loss from discontinued operations (but if such operations are classified as Income for such period less the aggregate amount of lease payments during such period under discontinued due to the fact that they are subject to an agreement to dispose of such the lease-back arrangements entered into in connection with the Permitted Sale and operations, only when and to the extent such operations are actually disposed of), Leaseback Transactions (for the avoidance of doubt, for the purposes of this definition of reduced by (y) any income from discontinued operations (but if such operations are Consolidated EBITDA, the treatment of such payments under GAAP shall be disregarded), classified as discontinued due to the fact that they are subject to an agreement to plus the following to the extent deducted in calculating such Consolidated Net Income: dispose of such operations, only when and to the extent such operations are actually disposed of); and (a) Consolidated Interest Expense and Receivables Fees; (k) to the extent not already otherwise included herein, adjustments and add-backs of the (b) Consolidated Income Taxes; included in the Offering Memorandum. (c) consolidated depreciation expense; Consolidated Income Taxes (d) consolidated amortization and impairment expense; based on income, profits or capital of the Borrower and the Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority. (e) Parent Expenses of a Parent; Consolidated Interest Expense (f) any expenses, charges or other costs related to any Equity Offering (including of a basis of GAAP), the consolidated net interest income/expense of the Borrower and the Parent), Investment, acquisition (including amounts paid in connection with the Restricted Subsidiaries, whether paid or accrued, plus or including (without duplication) any acquisition or retention of one or more individuals comprising part of a management interest, costs and charges consisting of: team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in (a) interest expense attributable to Capitalized Lease Obligations (excluding any interest the industry at the time of such acquisition), disposition, recapitalization or the expense attributable to any lease-back arrangements entered into in connection with Incurrence of any Indebtedness permitted by this Agreement (whether or not the Permitted Sale and Leaseback Transactions); successful) (including any such fees, expenses or charges related to the Transactions (including of a Parent), in each case, as determined in good faith by the Borrower); (b) amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge commitment or other financing fees (g) any minority interest expense (whether paid or not) consisting of income attributable and excluding any expense from the discounting of any Indebtedness in connection to minority equity interests of third parties in such period or any prior period or any with the applications of purchase accounting in connection with an acquisition net earnings, income or share of profit of any Associates, associated company or (including the Transactions); undertaking; (c) non-cash interest expense; (h) the amount of management, monitoring, consultancy and advisory fees and related expenses or any payments for financial advisory, financing, underwriting or (d) dividends or other distributions in respect of all Disqualified Stock of the Borrower placement services or any payments pursuant to franchising agreements, business and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons service related agreements or other similar arrangements paid in such period (or other than the Borrower or a Subsidiary of the Borrower; accruals relating to such fees and related expenses) to any Permitted Holder (whether directly or indirectly, through any Parent) to the extent permitted by Section 4.09; (e) the consolidated interest expense that was capitalized during such period (without provided that any payments for such fees and related expense shall not be included in duplication); Consolidated EBITDA for any period to the extent they were accrued for in such period or any prior period and added back to Consolidated EBITDA in such period or (f) net payments and receipts (if any) pursuant to Hedging Obligations (other than any such prior period; Currency Agreements) (excluding unrealized mark-to-market gains and losses attributable to Hedging Obligations (other than Currency Agreements)); (i) other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an (g) any interest actually paid by the Borrower or any Restricted Subsidiary on accrual of or reserve for cash charges in any future period) or other non-cash items Indebtedness of another Person that is guaranteed by the Borrower or any Restricted classified by the Borrower as special items less other non-cash items of income Subsidiary or secured by a Lien on assets of the Borrower or any Restricted increasing Consolidated Net Income (other than any non-cash items increasing such Subsidiary; and Consolidated Net Income pursuant to clauses (a) through (m) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); 44 45 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(h) premiums, penalties, annual agency fees, penalties for failure to comply with dividend or other distribution (subject, in the case of a dividend to another Restricted registration obligations (if applicable) and any amendment fees, in each case, related Subsidiary, to the limitation contained in this clause); to any Indebtedness of the Borrower or any Restricted Subsidiaries. (c) any net gain (or loss) realized upon the sale, abandonment or other disposition of any Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include asset or disposed operations of the Borrower or any Restricted Subsidiary (including (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder pursuant to any sale/ leaseback transaction) which is not sold or otherwise disposed of Funding, (ii) any commissions, discounts, yield and other fees and charges related to a in the ordinary course of business (as determined in good faith by an Officer of the Qualified Receivables Financing, (iii) any payments on any operating leases, Borrower) or returned surplus assets of any Pension Plan; including without limitation any payments on any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under (d) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense GAAP, (iv) net payments and receipts (if any) pursuant to Currency Agreements or any charges, expenses or reserves in respect of any restructuring, redundancy or (including unrealized mark-to-market gains and losses attributable to Hedging severance or any expenses, charges, reserves, gains or other costs related to the Obligations), and (v) any pension liability interest costs. Transactions; and, to the extent not otherwise included in this clause (d): recruiting, retention and relocation costs; signing bonuses and related expenses and one-time Consolidated Net Income Borrower and compensation charges; curtailments or modifications to pension and post-retirement the Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; employee benefit plans transaction and refinancing bonuses and special bonuses paid provided, however, that there will not be included in such Consolidated Net Income: in connection with dividends and distributions to equity holders; start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, (a) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, charges or expenses; costs, charges and expenses related to the start-up, pre-opening, except that the Borrower equity in the net income of any such Person for such period opening, closure, and/or consolidation of operations, offices and facilities; business will be included in such Consolidated Net Income up to the aggregate amount of cash optimization costs, charges or expenses; costs, charges and expenses incurred in or Cash Equivalents actually distributed by such Person during such period to the connection with new product design, development and introductions; costs and Borrower or a Restricted Subsidiary as a dividend or other distribution or return on expenses incurred in connection with intellectual property development and new investment (subject, in the case of a dividend or other distribution or return on systems design; costs and expenses incurred in connection with implementation, investment to a Restricted Subsidiary, to the limitations contained in clause (b) replacement, development or upgrade of operational, reporting and information below); technology systems and technology initiatives; any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute (including with (b) solely for the purpose of determining the amount available for Restricted Payments any customer); costs and expenses in respect of warranty payments; or any fees, under Section 4.05(a)(c)(i), any net income (loss) of any Restricted Subsidiary that is charges, losses, costs and expenses incurred during such period, or any amortization not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on thereof for such period, in connection with or related to any acquisition, Restricted the payment of dividends or the making of distributions by such Restricted Payment, Investment, recapitalization, asset sale, issuance, incurrence, registration or Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such repayment or modification of Indebtedness, issuance or offering of Capital Stock, refinancing transaction or amendment, modification or waiver in respect of the statute or governmental rule or regulation applicable to such Restricted Subsidiary or documentation relating to any such transaction and any charges or non-recurring its shareholders (other than (a) restrictions that have been waived or otherwise merger costs incurred during such period as a result of any such transaction; released, (b) restrictions pursuant to the Senior Secured Notes Indenture, the Senior Secured Notes, the Loan Documents, the Existing Target Notes and the Existing (e) the cumulative effect of a change in accounting principles; Target Notes Indenture, any Intercreditor Agreement or any Additional Intercreditor Agreement, (c) contractual or legal restrictions in effect on the Initial Date with (f) any non-cash compensation charge or expense arising from any grant of stock, stock respect to a Restricted Subsidiary (including pursuant to the agreements specified in options or other equity based awards and any non-cash deemed finance charges in Section 4.07(b)(3) and other restrictions with respect to such Restricted Subsidiary respect of any pension liabilities or other provisions; that, taken as a whole, are not materially less favorable to the Lenders than such restrictions in effect on the Initial Funding Date, and (d) restrictions as in effect on the (g) all deferred financing costs written off and premiums paid or other expenses incurred Initial directly in connection with any early extinguishment of Indebtedness and any net gain equity in the net income of any such Restricted Subsidiary for such period will be (loss) from any write-off or forgiveness of Indebtedness; included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents or non-cash distributions to the extent converted into cash or Cash (h) any unrealized gains or losses in respect of Hedging Obligations or other derivative Equivalents actually distributed or that could have been distributed by such Restricted instruments or any ineffectiveness recognized in earnings related to qualifying hedge Subsidiary during such period to the Borrower or another Restricted Subsidiary as a transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations or other derivative instruments; 46 47 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(i) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(k) any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Borrower or its Subsidiaries;

(l) any goodwill or other intangible asset impairment charge or write-off; and

(m) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

"***Consolidated Net Leverage***" means (A) the sum, without duplication, of the aggregate outstanding Specified Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis (excluding (i) Hedging Obligations and (ii) any revolving Indebtedness Incurred pursuant to Section 4.04 in an amount not to exceed the greater of (x) $75 million and (y) 33.3% Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination), less (B) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on a consolidated basis.

"***Consolidated Net Leverage Ratio***" means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination; *provided*, *however*, that the *pro forma* calculation of the Consolidated Net Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to Section 4.04(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.04(b).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

"***Consolidated Net Senior Secured Leverage***" means (A) the sum of the aggregate outstanding Senior Secured Indebtedness of the Borrower and its Restricted Subsidiaries (excluding (i) Hedging Obligations and (ii) any revolving Indebtedness Incurred pursuant to Section 4.04 in an amount not to exceed the greater of (x) $75 million and (y) 33.3% Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination), less (B) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on a consolidated basis.

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"***Consolidated Net Senior Secured Leverage Ratio***" means, as of any date of determination, the ratio of (x) Consolidated Net Senior Secured Leverage at such date to (y) the aggregate amount of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination; *provided*, *however*, that the *pro forma* calculation of the Consolidated Net Senior Secured Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to Section 4.04(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 4.04(b).

For the avoidance of doubt, in determining Consolidated Net Senior Secured Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Senior Secured Leverage Ratio is to be made.

"***Contingent Obligations***" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

  (i) for the purchase or payment of any such primary obligation; or

  (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"***Credit Facility***" means, with respect to the Borrower or any of its Subsidiaries, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements or indentures or commercial paper facilities and overdraft facilities (including this Agreement) with banks, institutions, funds or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), notes, bonds, debentures, letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks, institutions or investors and whether provided under one or more credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges,

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agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

"***Currency Agreement***" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, cap, floor, ceiling, collar, currency derivative or other similar agreement to which such Person is a party or beneficiary.

"***Default***" means any event which is, or after giving notice or with the passage of time or both would be, an Event of Default.

"***Designated Non-Cash Consideration***" means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.08.

"***Designated Preference Shares***" means, with respect to the Borrower, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees to the extent funded by the Borrower or such Subsidiary) and (b) that is designated as "Designated Preference Shares" pursuant to an Officer's Certificate of the Borrower at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.05(a)(c)(ii).

"***Disinterested Director***" means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower shall be deemed not to have such a financial interest by reason of such member's holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

"***Disqualified Stock***" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

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(c) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the earlier of (a) the Stated Maturity of the Term Loans or (b) the date on which there are no Loans outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.05.

"***Dollar Equivalent***" means, with respect to any monetary amount in a currency other than dollars ("***Other Currency***"), at any time of determination thereof by the Borrower, the amount of dollars obtained by converting such Other Currency involved in such computation into dollars at the spot rate for the purchase of dollars with the Other Currency as published in The Financial Times in the "Currency Rates" section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Borrower) on the date of such determination.

"***Domestic Subsidiary***" means any direct or indirect Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

"***Equity Contribution***" means the borrowings by an Affiliate of the Borrower under a bridge term loan facility to be entered into by such Affiliate of the Borrower in connection with the Real Estate Portfolio Transfer and an equity contribution (together with any other payment received from BidFair USA Inc. or any of its Affiliates by the Borrower or otherwise contributed to the equity of the Borrower, in each case, in connection with the Transactions on or before the Closing Date) from BidFair USA Inc.

"***Equity Offering***" means a public or private sale of (x) Capital Stock of the Borrower or (y) Capital Stock or other securities of a Parent or an Affiliate, the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity of the Borrower or any of its Restricted Subsidiaries, in each case other than:

(a) Disqualified Stock;

(b) Designated Preference Shares;

(c) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions;

(d) any such sale to an Affiliate of the Borrower, including the Borrower or a Restricted Subsidiary; and

(e) any such sale that constitutes an Excluded Contribution.

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"***Escrowed Proceeds***" means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.

"***Exchange Act***" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

"***Excluded Contribution***" means Net Cash Proceeds and the fair market value (determined by the Borrower at the time of such contribution or, at the option of the Borrower, at the date of entry into of a commitment, contract or resolution with respect to such Excluded Contribution, and not adjusted for any subsequent changes in fair market value) of marketable securities or property or assets or Capital Stock of any Person, in each case, received by the Borrower as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares of the Borrower) after the Closing Date or from the issuance or sale (other than to the Borrower, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Subsidiary of the Borrower for the benefit of its employees to the extent funded by the Borrower or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding of the Borrower after the Effective Date, in each case, (i) other than the Equity Contribution and (ii) to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Borrower.

"***Excluded Subsidiary***" means (1) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (2) any CFC, (3) any Subsidiary that is a direct or indirect Subsidiary of (i) a CFC or (ii) a CFC Holdco, (4) a CFC Holdco, (5) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements (*provided* that such contractual obligations (A) were not incurred in contemplation of the Acquisition (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) or (B) do not extend such prohibition or extension to any non-Excluded Subsidiary) from providing a Guarantee, or if such Guarantee would require governmental (including regulatory) or third party consent, approval, license or authorization, (6) any special purpose securitization vehicle (or similar entity), including any Receivables Entity, (7) any not-for-profit Subsidiary, (8) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower, the burden or cost (including any adverse tax consequences) of providing the Guarantee will outweigh the benefits to be obtained by the Lenders therefrom, (9) each Unrestricted Subsidiary and (10) any other Subsidiary that is not required to provide a Loan Guaranty or Collateral as a result of the application of the Agreed Security Principles; *provided*, that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (8) above shall cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness of the Borrower or any other Guarantor, and *provided further*, clauses (2), (3) and (4) of this definition shall not apply unless the Borrower reasonably determines that the exclusion of any such Subsidiary from

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the definition of Excluded Subsidiary would or is likely to result in material adverse tax consequences to the Borrower and the Restricted Subsidiaries, taken as a whole.

"***fair market value***" wherever such term is used in this Agreement (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer's Certificate or a resolution of the Board of Directors of the Borrower setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

"***Fitch***" means Fitch Ratings Inc. or any successor to the rating agency business thereof.

"***Foreign Subsidiary***" means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

"***GAAP***" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institution of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standard Boards or in such other statement by such other entity as have been approved by a significant segment of the accounting profession as in effect from time to time; provided that, at any date after the Initial Funding Date, the Borrower may make an irrevocable election to establish that "GAAP" shall mean GAAP as in effect on a date that is on or prior to the date of such election other than with respect to Section 4.10 of this Annex I where GAAP will continue to mean as in effect from time to time; and provided further that, at any time after the Initial Funding Date, the Borrower may elect to apply IFRS in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect (except as otherwise provided for in this Agreement) on the date of such election or, with respect to Section 4.10 of Annex I as in effect from time to time; provided further that any such election to apply IFRS, once made, shall be irrevocable and that upon first reporting its fiscal year results under IFRS, it shall restate the financial statements required to be delivered under Section 4.10 of Annex I on the basis of IFRS for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS. The Borrower shall give notice of any such election to the Administrative Agent.

"***Global Trading Loan***" means the loan from Sotheby's Global Trading GmbH to Sotheby's Oatshare in aggregate principal amount of £29.1 million.

"***Group***" means the Borrower and its Restricted Subsidiaries.

"***Guarantee***" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part),

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provided, *however*, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or any guarantee of performance. The term "Guarantee" used as a verb has a corresponding meaning.

"***Hedging Obligations***" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

"***IFRS***" shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor board or agency as endorsed by the European Union.

"***Immaterial Subsidiary***" shall mean, as of any date of determination, any Restricted Subsidiary that holds no more than 3% of the Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole; provided, however, that if all of such Immaterial Subsidiaries in the aggregate hold assets in excess of 3% of the Total Assets of the Borrower and its Restricted Subsidiaries, then only the Restricted Subsidiaries with the smallest percentage of assets of the Borrower and its Restricted Subsidiaries (not exceeding 3% individually or in the aggregate) would constitute "Immaterial Subsidiaries."

"***Incur***" means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that other than in the case of any action being taken in connection with a Limited Condition Transaction, which shall be governed by Section 1.05 of the Credit Agreement and any Indebtedness or Lien Incurred pursuant to the Section 4.19 of this Annex I which shall be governed by the provisions thereof, (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by the Borrower or such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing and (2) any Indebtedness pursuant to any Credit Facility, bridge facility, revolving credit or similar facility shall only be "Incurred" at the time any funds are borrowed thereunder; *provided further that*, the Borrower in its sole discretion may elect that (x) any Indebtedness or portion thereof pursuant to any Credit Facility, bridge facility, revolving credit or similar facility shall be deemed to be "Incurred" at the time of entry into the definitive agreements or commitments in relation to any such facility and/or (y) any Indebtedness, the proceeds of which are cash-collateralized shall be deemed to be "Incurred" at the time such proceeds are no longer cash-collateralized.

"***Indebtedness***" means, with respect to any Person on any date of determination (without duplication):

(a) the principal of indebtedness of such Person for borrowed money;

(b) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate

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to trade payables), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(e) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; *provided*, *however*, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(f) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (other than Guarantees issues pursuant to clause (t) of the definition of "Permitted Investment"); and

(g) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Commodity Hedging Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term "Indebtedness" shall not include (i) Subordinated Shareholder Funding, (ii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, (iii) prepayments of deposits received from clients or customers in the ordinary course of business, (iv) any pension obligations, (v) Contingent Obligations, (vi) receivables sold or discounted, whether recourse or non-recourse, including, for the avoidance of doubt, any obligations under or in respect of Qualified Receivables Financing (including, without limitation, guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse), (vii) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Initial Funding Date or in the ordinary course of business, (viii) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 120 days past due, (ix) Indebtedness in respect of the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in respect of standby letters of credit, performance bonds or surety bonds provided by the Borrower or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond, (x) any obligations to pay the deferred and unpaid purchase price for assets acquired or services supplied or otherwise owed to the Person (or any assignee thereof) from whom such assets are acquired or who supplies such services in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied, (xi) any payroll accruals and (xii) Indebtedness Incurred by the Borrower or a Restricted Subsidiary in connection with a transaction where (A) such Indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than $250

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million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P, A2 or the equivalent thereof by Moody's or A or the equivalent thereof by Fitch and (B) a substantially concurrent Investment is made by the Borrower or a Restricted Subsidiary in the form of cash deposited with the lender of such Indebtedness, or a Subsidiary or Affiliate thereof, in amount equal to such Indebtedness. For the avoidance of doubt and notwithstanding the above, the term "Indebtedness" excludes any accrued expenses and trade payables and any obligations under guarantees issued in connection with various operating and telecommunications licenses.

Subject to Section 1.05 of the Credit Agreement and Section 4.19 of this Annex I, the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clauses (e), (f) or (g) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(ii) for the avoidance of doubt, any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(iii) parallel debt obligations, to the extent such obligations mirror other Indebtedness;

(iv) Capitalized Lease Obligations; or

(v) franchise and performance surety bonds or guarantees.

"***Independent Financial Advisor***" means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Borrower.

"***Initial Funding Date Unrestricted Subsidiaries***" means, in the event that all of the Capital Stock of 1334 York LLC is not transferred to an Affiliate of the Borrower that is not a member of the Group on the Initial Funding Date, 1334 York LLC.

"***Interest Rate Agreement***" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge

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agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

"***Investment***" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit, but including any Guarantees incurred pursuant to clause (t) of the definition of "Permitted Investments") or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet (excluding any notes thereto) prepared on the basis of GAAP; *provided, however*, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.05(c).

For purposes of Section 4.05:

(a) "**Investment**" will include the portion (proportionate to the Borrower's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; *provided*, *however*, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by an Officer or the Board of Directors of the Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer (or if earlier at the time of entering into an agreement to sell such property), in each case as determined in good faith by an Officer or the Board of Directors of the Borrower.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

"***Investment Grade Securities***" means:

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(a) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) securities issued or directly and fully guaranteed or insured by the United Kingdom, a member state of the European Union, Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(c) debt securities or debt instruments with a rating of "BBB-" or higher from S&P, "Baa3" or higher by Moody's, "BBB-" or higher from Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody's, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(d) investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

"***Investor***" means the ultimate controlling shareholder of Next Alt S.à r.l. on the Initial Funding Date.

"***Investor Affiliate***" means (i) the Investor or any of his immediate family members, and any such persons' respective Affiliates and direct and indirect Subsidiaries, (ii) any sponsor, limited partnerships or entities managed or controlled by the Investor or any of his immediate family, or any of such persons' respective Affiliates and direct or indirect Subsidiaries, (iii) any trust of the Investor or any of his immediate family, or any of such persons' respective Affiliates and direct or indirect Subsidiaries or any trust in respect of which any such persons is a trustee, (iv) any partnership of which the Investor or any of his immediate family, or any of such persons' respective Affiliates or direct or indirect Subsidiaries is a partner that is managed or controlled by the Investor, any of his immediate family or any of such persons' respective Affiliates or direct or indirect Subsidiaries, and (v) any trust, fund or other entity which is managed by, or is under the control of, the Investor or any of his immediate family, or any of such persons' respective Affiliates or direct or indirect Subsidiaries, but excluding the Borrower or any of its Subsidiaries.

"***IPO Entity***" means the Parent Guarantor or any Parent (or any Affiliate or successor of any such Person) provided that the IPO Entity shall be an entity which will issue shares, or whose shares are to be sold, pursuant to a Public Offering.

"***Lien***" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"***Limited Recourse***" means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Borrower or any of its Restricted Subsidiaries (other than a Receivables Entity) in connection with the incurrence of Indebtedness by the Borrower or a Receivables Entity under a Qualified Receivables Financing; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Borrower and its

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Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

"***Loan Guarantee***" means the Guarantee by each Guarantor of the Obligations (other than any Obligations with respect to Swap Contracts of Treasury Services Agreements), executed pursuant to the provisions of the Facility Guaranty.

"***London Properties***" means the properties in London located at: (i) 3-5 St. George Street, (ii) 6-7 St. George Street, (iii) 8 St. George Street, (iv) 9 St. George Street, (v) 10 St. George Street, (vi) 34-35 New Bond Street, and (vii) 36 New Bond Street, and (viii) 40-42 Bourdon Street, which collectively contain the main salesrooms, exhibition spaces, and administrative offices of our U.K. operations.

"***Management Advances***" means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Borrower or any Restricted Subsidiary:

(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such Person's purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Borrower, its Restricted Subsidiaries or any Parent (i) not to exceed an amount (net of repayments of any such loans or advances) equal to $20 million in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar years; *provided* that the aggregate Management Advances made under this sub-clause (b)(i) do not exceed $40 million in any fiscal year) or (ii) with the approval of the Board of Directors of the Borrower;

(b) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c) (in the case of this clause (c) not exceeding $15 million in the aggregate outstanding at any time.

"***Management Investors***" means the current or former officers, directors, employees and other members of the management of or consultants to any Parent, the Borrower, or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower, any Restricted Subsidiary or any Parent.

"***Market Capitalization***" means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend or purchase, repurchase or other acquisition or retirement of common stock or common equity interests multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividends or purchase, repurchase or other acquisition or retirement of common stock or common equity interests.

"***Moody's***" means Moody's Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

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Nationally Recognized Statistical Rating Organization the same meaning as such Investment), minus any amounts utilized pursuant to clause (a) and used in Section 3(a)(62) of the Exchange Act. Net Available Cash Officer any cash payments received by way of deferred payment of principal pursuant to a note or Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial installment receivable or otherwise and net proceeds from the sale or other disposition of any Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such securities received as consideration, but only as and when received, but excluding any other Person is owned or managed by a single entity, of such entity, or (2) any other individual consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset such Person. Disposition or received in any other non-cash form) therefrom, in each case net of: (a) all legal, accounting, investment banking, title and recording tax expenses, of such Person. commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available Opinion of Counsel ns a written opinion from legal counsel reasonably satisfactory to tax credits or deductions and any Tax Sharing Agreements), as a consequence of such the Administrative Agent, which opinion may contain customary assumptions and Asset Disposition; qualifications. The counsel may be an employee of or counsel to any Parent, the Borrower or any of their Subsidiaries. (b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or Parent which must by its terms, or in order to obtain a necessary consent to such Asset and any holding companies established by any Permitted Holder for purposes of holding its Disposition, or by applicable law, be repaid out of the proceeds from such Asset investment in any Parent. Disposition; Parent Expenses (c) all distributions and other payments required to be made to minority interest holders (other than any Parent, the Borrower or any of their respective Subsidiaries) in (a) costs (including all professional fees and expenses) Incurred by any Parent in Subsidiaries or joint ventures as a result of such Asset Disposition; and connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory (d) the deduction of appropriate amounts required to be provided by the seller as a or self-regulatory body or stock exchange, this Agreement or any other agreement or reserve, on the basis of GAAP, against (a) any liabilities associated with the assets instrument relating to Indebtedness of a Parent, (excluding principal and interest disposed in such Asset Disposition and retained by the Borrower or any Restricted under any such agreement or instrument relating to obligations of the Parent), the Subsidiary after such Asset Disposition; or (b) any purchase price adjustment or earn- Borrower or any Restricted Subsidiary, including in respect of any reports filed with out in connection with such Asset Disposition. respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder; Net Cash Proceeds le of Capital Stock or Subordinated Shareholder Funding, any Incurrence of any Indebtedness or any sale of any (b) customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written es, discounts or commissions and agreements with any such Person to the extent relating to a Parent, the Borrower or brokerage, consultant and other fees and charges actually Incurred in connection with such their respective Subsidiaries; issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements). (c) obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to a Parent, the Borrower or their respective New Bond Property -35 New Bond Street, London Subsidiaries and reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, U.K. operations. directors, officers, consultants or employees of the Borrower, any Restricted Subsidiary or any Parent (whether directly or indirectly and including through any Non-Guarantor Debt Cap Person owned or controlled by any of such directors, officers or employees); Stock or Preferred Stock equal to $25 million. (d) fees and expenses payable by any Parent in connection with the Transactions; Non-Loan Party Investment Cap $25 million, at any one time outstanding, as determined on a pro forma basis (including a pro forma application of the net proceeds of (e) general corporate overhead expenses, including (a) professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of 60 61 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

the business of the Borrower or any of the Restricted Subsidiaries including beginning of the relevant period, the Consolidated Net Senior Secured Leverage Ratio acquisitions or dispositions by the Borrower or a Subsidiary permitted hereunder is no greater than 4.50 to 1.00, (b) Indebtedness that is permitted to be Incurred under (whether or not successful), in each case, to the extent such costs, obligations and/or clauses (1), (2)(a) (in the case of (2)(a), to the extent such Guarantee is in respect of expenses are not paid by another Subsidiary of such Parent or (b) costs and expenses Indebtedness otherwise permitted to be secured on the Collateral and specified in this with respect to any litigation or other dispute relating to the Transactions, or the definition of Permitted Collateral Liens), (4)(b) (in the case of (4)(b), only in respect ownership, directly or indirectly, by any Parent; of Existing Target Notes that are not repurchased pursuant to the Change of Control Tender), (5) (so long as, in the case of clause (5), on the date of Incurrence of (f) and to Indebtedness pursuant to such clause (5) and after giving effect thereto on a pro forma provide for other ordinary course operating costs, including customary salary, bonus basis (including a pro forma application of the net proceeds therefrom) as if such and other benefits payable to officers and employees of such Parent; Indebtedness had been Incurred at the beginning of the relevant period, either (x) the Consolidated Net Senior Secured Leverage Ratio is no greater than 4.50 to 1.00 or (g) to reimburse out-of-pocket expenses of the Board of Directors of any Parent and (y) the Consolidated Net Senior Secured Leverage Ratio would not be greater than it payment of all reasonable out-of-pocket expenses Incurred by any Permitted Holder was immediately prior to giving effect to such acquisition or other transaction), (7)(a) in connection with its direct or indirect investment in the Borrower and its (to the extent relating to Currency Agreements or Interest Rate Agreements related to Subsidiaries; Indebtedness, (7)(b), (14) (so long as, in the case of clause (14), on the date of Incurrence of Indebtedness pursuant to such clause (14) and after giving effect thereto (h) other fees, expenses and costs relating directly or indirectly to activities of the on a pro forma basis (including a pro forma application of the net proceeds therefrom) Borrower and its Subsidiaries or any Parent or any other Person established for as if such Indebtedness had been Incurred at the beginning of the relevant period, purposes of or in connection with the Transactions or which holds directly or together with any Incurrence of Indebtedness pursuant to clause (5) of Section 4.04(b) indirectly any Capital Stock or Subordinated Shareholder Funding of the Borrower, in on the date on which Indebtedness pursuant to clause (14) is Incurred, (x) the an amount not to exceed $5 million in any fiscal year; Consolidated Net Senior Secured Leverage Ratio is no greater than 4.50 to 1.0 and (y) the Borrower could Incur at least $1.00 of additional Indebtedness under Section (i) any Public Offering Expenses; 4.04(a) and clause (16) under Section 4.04(b) and (c) any Refinancing Indebtedness in (j) payments pursuant to any Tax Sharing Agreement in the ordinary course of business respect of Indebtedness referred to in the foregoing clause (a) or (b), provided, or as a result of the formation and maintenance of any consolidated group for tax or however, that (i) such Lien shall rank pari passu or junior to the Liens securing the accounting purposes in the ordinary course of business; and Loans and the Loan Guarantees (including by virtue of any Intercreditor Agreement or an Additional Intercreditor Agreement); (ii) in each case, all property and assets (k) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, (including, without limitation, the Collateral) securing such Indebtedness also secure required for the Borrower to maintain its operations and paid by the Parent. the Loans or the Loan Guarantees on a senior or pari passu basis (including by virtue of any Intercreditor Agreement or an Additional Intercreditor Agreement but no such Pension Plan ltiemployer Plan, which Indebtedness shall have priority to the Loans over amounts received from the sale of is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA. the Collateral pursuant to an enforcement sale or other distressed disposal of such Collateral); and (iii) each of the parties thereto will have entered into an Intercreditor Permitted Asset Swap Agreement or an Additional Intercreditor Agreement. or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Borrower or any of the Restricted Subsidiaries and Permitted Holders another Person; provided that any cash or Cash Equivalents received in excess of the value of Person who is acting as an underwriter in connection with a public or private offering of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section Capital Stock of any Parent or the Borrower, acting in such capacity. 4.08. Permitted Investment Permitted Collateral Liens Subsidiaries): (a) Liens on the Collateral that are described in one or more of clauses (b), (c), (d), (e), (a) Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted (f), (h), (i), (k), (l), (m), (r), (t), (w), (x), (aa), (bb) and (ll) of the definition of Subsidiary) or the Borrower or (ii) any Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary; provided that no Loan (b) Liens on the Collateral to secure (a) Indebtedness that is permitted to be Incurred Party may make any Investment in a Restricted Subsidiary that is not a Loan Party under Section 4.04(a) so long as on the date of Incurrence of such Indebtedness and under this clause (a) if, and to the extent that, the aggregate outstanding amount of after giving effect thereto on a pro forma basis (including a pro forma application of Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties the net proceeds therefrom) as if such Indebtedness had been Incurred at the would exceed the Non-Loan Party Investment Cap; 62 63 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(b) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided that no Loan Party may make any Investment in a Restricted Subsidiary that is not a Loan Party under this clause (b) if, and to the extent that, the aggregate outstanding amount of Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties would exceed the Non-Loan Party Investment Cap, except to the extent such Restricted Subsidiary is not otherwise required to become a Guarantor pursuant to Section 5.14;

(c) Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d) Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(e) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) Management Advances;

(g) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary (including obligations of trade creditors and customers), or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or in compromise or resolution of any litigation, arbitration or other dispute;

(h) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.08 and other Investments resulting from the disposition of assets in transactions excluded from the definition of "Asset Disposition" pursuant to the exclusions from such definition;

(i) Investments in existence on, or made pursuant to legally binding commitments in existence on, the Initial Funding Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Initial Funding Date or (b) as otherwise permitted by this Agreement;

(j) Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred pursuant to Section 4.04(b)(7);

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(k) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under Section 4.06;

(l) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;

(m) any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.09(b) (except those described in Section 4.09(b)(1), Section 4.09(b)(3), Section 4.09(b)(6), Section 4.09(b)(8), Section 4.09(b)(9) and Section 4.09(b)(12));

(n) Guarantees not prohibited by Section 4.04 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, in each case, other than Guarantees of the obligations of the SFS Business in connection with securitization of the loans described in clause (t) below;

(o) Investments in the Loans, the Senior Secured Notes (and any additional notes issued under the Senior Secured Notes Indenture), the Existing Target Notes, or any Pari Passu Indebtedness of the Borrower or a Subsidiary Guarantor;

(p) (a) Investments acquired after the Initial Funding Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Article V hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and (b) Investments of a Restricted Subsidiary existing on the date such Person becomes a Restricted Subsidiary to the extent that such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary;

(q) Investments, taken together with all other Investments made pursuant to this clause (q) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 35% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination and $75 million plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 4.05) (with the fair market value of each Investment being measured in accordance with Section 4.05); *provided*, that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) of the definition of "Permitted Investments" and not this clause;

(r) Investments in (a) joint ventures and similar entities and (b) Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding, not to exceed the greater of $75 million and 35% of Pro Forma EBITDA for the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are available immediately preceding the date of determination at the time of such

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Investment plus the amount of any distributions, dividends, payments or other returns obligations (including pledges or deposits securing liability to insurance carriers under in respect of such Investments (without duplication for purposes of Section 4.05) insurance or self-insurance arrangements and including Liens on insurance policies (with the fair market value of each Investment being measured in accordance with and proceeds thereof, or other deposits, to secure insurance premium financings), or Section 4.05(c)); in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory (s) Investments by the Borrower or a Restricted Subsidiary in a Receivables Entity or any obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, Investment by a Receivables Entity in any other Person, in each case, in connection guarantees of government contracts (or other similar bonds, instruments or with a Qualified Receivables Financing, provided, however, that any Investment in obligations), or as security for contested taxes or import or customs duties or for the any such Person is in the form of a Purchase Money Note, or any equity interest or payment of rent, or other obligations of like nature, in each case Incurred in the interests in Receivables and related assets generated by the Borrower or a Restricted ordinary course of business; Subsidiary and transferred to any Person in connection with a Qualified Receivables Financing or any such Person owning such Receivables; (c) Liens (t) Guarantees by the Borrower and the Subsidiary Guarantors of the obligations of the overdue for a period of more than 60 days or that are bonded or being contested in SFS Business in connection with securitization of the loans originated by the SFS good faith by appropriate proceedings; Business subsequent to the Closing Date in an amount not to exceed at any time 15% of the aggregate principal amount of such securitized loans, provided that (i) such (d) Liens for taxes, assessments or other governmental charges not yet subject to securitization is on market terms and (ii) such Guarantees (including any fees payable penalties for non-payment or which are being contested in good faith by appropriate to the Borrower and any Subsidiary Guarantor in connection therewith) are on terms proceedings; provided that appropriate reserves required pursuant to GAAP have been not materially less favorable to the Borrower or a Restricted Subsidiary than those made in respect thereof; -length dealings with a Person who is not an Affiliate; (e) (a) Liens in favor of issuers of surety, performance or other bonds, guarantees or (u) Investments made to effect, or otherwise made in connection with, the Transactions to borrowed money) issued pursuant to the request of and for the account of the the extent described in the Offering Memorandum or any non-cash Investments made Borrower or any Restricted Subsidiary in the ordinary course of its business and (b) in connection with Permitted Reorganizations; and Liens in connection with cash management programs established in the ordinary course of business; (v) Investments by the Borrower or a Restricted Subsidiary in an Initial Funding Date Unrestricted Subsidiary, in existence as of the Initial Funding Date. (f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, Permitted Licensing Activities sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities (a) non- in title and similar encumbrances) as to the use of real properties or Liens incidental conducted in the ordinary course of business; to the conduct of the business of the Borrower and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely (b) affect the value of said properties or materially impair their use in the operation of the trademarks pursuant to the Realogy License Agreement entered between the Target business of the Borrower and the Restricted Subsidiaries; and Realogy Corporation (formerly known as Cendant Corporation) on February 17, 2004; and (g) Liens on assets or property of the Borrower or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement; (c) in Australia and art education services in the United States and the United Kingdom. (h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of Permitted Liens business; (a) Liens on assets or property of a Restricted Subsidiary that is not a Subsidiary (i) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event Guarantor securing Indebtedness of such Restricted Subsidiary or another Restricted of Default and notices of lis pendens and associated rights so long as any appropriate Subsidiary that is not a Subsidiary Guarantor; legal proceedings which may have been duly initiated for the review of such judgment, decree, order, award or notice have not been finally terminated or the (b) period within which such proceedings may be initiated has not expired; insurance laws, social security laws or similar legislation, or insurance related 66 67 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(j) Liens on assets or property of the Borrower or any Restricted Subsidiary (including that secured (or, under the written arrangements under which the original Lien arose, Capital Stock) for the purpose of securing Capitalized Lease Obligations or Purchase could secure) the Indebtedness being refinanced or is in respect of property that is or Money Obligations, or securing the payment of all or a part of the purchase price of, could be the security for or subject to a Permitted Lien hereunder; or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the (q) any interest or title of a lessor under any Capitalized Lease Obligation or operating ordinary course of business; provided that (a) the aggregate principal amount of lease; Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement (excluding Indebtedness Incurred pursuant to Section 4.04(a)) and (b) any (r) (a) mortgages, liens, security interest, restrictions, encumbrances or any other matters such Lien may not extend to any assets or property of the Borrower or any Restricted of record that have been placed by any government, statutory or regulatory authority, Subsidiary other than assets or property acquired, improved, constructed or leased developer, landlord or other third party on property over which the Borrower or any with the proceeds of such Indebtedness and any improvements or accessions to such Restricted Subsidiary has easement rights or on any leased property and subordination assets and property; or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property; (k) Liens, rights of set-off or similar rights and remedies as to deposit accounts or other (s) any encumbrance or restriction (including put and call arrangements) with respect to funds maintained with a depositary or financial institution (including, without Capital Stock of, or assets owned by, any joint venture or similar arrangement limitation, Liens of a collection bank arising under Section 4-210 of the Uniform pursuant to any joint venture or similar agreement; Commercial Code); (t) Liens on property or assets under construction (and related rights) in favor of a (l) Liens arising from Uniform Commercial Code financing statement filings (or similar contractor or developer or arising from progress or partial payments by a third party filings in other applicable jurisdictions) regarding operating leases entered into by the relating to such property or assets; Borrower and the Restricted Subsidiaries in the ordinary course of business; (u) Liens on Receivables Assets Incurred in connection with a Qualified Receivables (m) with respect to the Borrower and its Restricted Subsidiaries, Liens existing on or Financing; provided for or required to be granted under written agreements existing on the Closing Date after giving effect to the Transactions, the SFS Business Transfer and (v) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities the Permitted Sale and Leaseback Transactions; (including the Senior Secured Notes) or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any (n) Liens on property, other assets or shares of stock of a Person at the time such Person Indebtedness or government securities purchased with such cash, in either case to the becomes a Restricted Subsidiary (or at the time the Borrower or a Restricted extent such cash or government securities prefund the payment of interest on such Subsidiary acquires such property, other assets or shares of stock, including any Indebtedness and are held in an escrow account or similar arrangement to be applied acquisition by means of a merger, consolidation or other business combination for such purpose; transaction with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in (w) connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens acceptances issued or created in the ordinary course of business of such Person to are limited to all or part of the same property, other assets or stock (plus facilitate the purchase, shipment or storage of such inventory or other goods and Liens improvements, accession, proceeds or dividends or distributions in connection with securing or arising by reason of any netting or set-off arrangement entered into in the the original property, other assets or stock) that secured (or, under the written ordinary course of banking or other trading activities; arrangements under which such Liens arose, could secure) the obligations to which (x) Liens arising out of conditional sale, title retention, hire purchase, consignment such Liens relate; (including Liens in favour of a consignor on a segregated deposit account established (o) Liens on assets or property of the Borrower or any Restricted Subsidiary securing for the benefit of such consignor and into which only proceeds of works of art Indebtedness or other obligations of the Borrower or such Restricted Subsidiary consigned by such consignor to the Borrower or any of its Subsidiaries for sale owing to the Borrower or another Restricted Subsidiary, or Liens in favor of the Borrower or any Restricted Subsidiary; deposited) or similar arrangements for the sale of goods entered into in the ordinary course of business, and pledges of goods, the related documents of title and/or other (p) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was related documents arising or created in the ordinary course of business or operations previously so secured, and permitted to be secured under this Agreement; provided as Liens only for Indebtedness to a bank or financial institution directly relating to the that any such Lien is limited to all or part of the same property or assets (plus goods or documents on or over which the pledge exists; improvements, accessions, proceeds or dividends or distributions in respect thereof) 68 69 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(y) Permitted Collateral Liens; (ll) Liens or rights of set-off against credit balances of the Borrower or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts (z) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that owing by such credit card issuers or credit card processors to the Borrower or any secure Indebtedness of such Unrestricted Subsidiary; Restricted Subsidiaries in the ordinary course of business to secure the obligations of the Borrower or any Restricted Subsidiary to the credit card Borrowers or credit card (aa) any security granted over Cash Equivalents in connection with the disposal thereof to processors as a result of fees and charges; a third party and Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; (mm) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an (bb) (a) Liens created for the benefit of or to secure, directly or indirectly, the Obligations, indenture; and (b) Liens pursuant to any Intercreditor Agreement and (c) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to (nn) Liens arising in connection with any Permitted Reorganization. loss-sharing or similar provisions as among the Lenders and the creditors of such Indebtedness pursuant to any Intercreditor Agreement or an Additional Intercreditor Permitted Reorganization d other activities related to tax Agreement; planning and tax reorganization, so long as, after giving effect thereto, the enforceability of the Loan Guarantees and the security of the Secured Parties in the Collateral, in each case (cc) Liens created on any asset of the Borrower or a Restricted Subsidiary established to taken as a whole, are not materially impaired. hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Borrower or a Restricted Subsidiary securing any Permitted Sale and Leaseback Transactions loan to finance the acquisition of such assets; the lease transactions in respect of the York Property and the London Properties; provided that: (dd) Liens; provided that the maximum amount of Indebtedness secured in the aggregate at any one time pursuant to this clause (dd) does not exceed the greater of $45 million (a) each of the lease transactions relating to the London Properties and the York Property and 20% of Pro Forma EBITDA for the most recently ended four full fiscal quarters is, in the reasonable determination of the Borrower, on terms not materially less for which internal financial statements of the Borrower are available immediately favorable to the Borrower or a Restricted Subsidiary than those that could be obtained preceding the date of determination; -length dealings with a Person who is not an Affiliate; (ee) Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Financing; (b) the terms of such lease arrangement(s) do not restrict rights of the lessee and the scope of use of the real estate subject to such lease transactions in a material way from (ff) Liens for the purpose of perfecting the ownership interests of a purchaser of the manner such real estate is used by the Borrower and the Restricted Subsidiaries Receivables and related assets pursuant to any Qualified Receivables Financing; immediately prior to the Closing Date; and (gg) Cash deposits or other Liens for the purpose of securing Limited Recourse; (c) the initial term of the lease arrangement(s) related to the York Property and the London Properties shall, in each case, not be less than the Initial Term Loan Maturity (hh) Liens arising in connection with other sales of Receivables permitted hereunder Date. without recourse to the Borrower or any of its Restricted Subsidiaries; Person - (ii) [Reserved]; stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity. (jj) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Preferred Stock incurred in the ordinary course of business and not for speculative purposes; class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of (kk) Liens (a) on any cash earnest money deposits or cash advances made by the Borrower such Person, over shares of Capital Stock of any other class of such Person. or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, or (b) on other cash advances in Pro Forma EBITDA favor of the seller of any property to be acquired in an Investment or other acquisition and the Restricted Subsidiaries, provided that for the purposes of calculating Pro Forma permitted hereunder to be applied against the purchase price for such Investment or EBITDA for such period, if, as of such date of determination: other acquisition; 70 71 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(a) since the beginning of such period the Borrower or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business or otherwise ceases to be a Restricted Subsidiary (and is not a Restricted Subsidiary at the end of such period) (any such disposition, a "Sale") or if the transaction giving rise to the need to calculate Pro Forma EBITDA is such a Sale, *Pro Forma EBITDA* for such period will be reduced by an amount equal to the Consolidated *EBITDA* (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated *EBITDA* (if negative) attributable thereto for such period; provided that if any such sale constitutes "discontinued operations" in accordance with GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

(b) since the beginning of such period, a Parent, the Borrower or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business or a Person otherwise becomes a Restricted Subsidiary (and remains a Restricted Subsidiary at the end of such period) (any such Investment, acquisition or designation, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, *Pro Forma EBITDA* for such period will be calculated after giving *pro forma* effect thereto as if such Purchase occurred on the first day of such period; and

(c) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (a) or (b) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, *Pro Forma EBITDA* for such period will be calculated after giving *pro forma* effect thereto as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Leverage Ratio and Consolidated Net Senior Secured Leverage Ratio or any other purpose hereunder (a) whenever *pro forma* effect is to be given to any transaction (including, without limitation, transactions listed in clauses (a)-(c) hereof) or calculation hereunder or such other definitions, the *pro forma* calculations will be as determined in good faith by a responsible financial or accounting officer of the Borrower or an Officer of the Borrower (including in respect of anticipated expense and cost reductions and synergies (other than revenue synergies)) (calculated on a *pro forma* basis as though such expense and cost reductions and synergies had been realized on the first day of the period for which *Pro Forma EBITDA* is being determined and as though such cost savings, operating expense reductions and synergies were realized during the entirety of such period), (b) in determining the amount of Indebtedness outstanding on any date of determination, *pro forma* effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as

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if such transaction had occurred on the first day of the relevant period and (c) if any Indebtedness bears a floating rate of interest and is being given *pro forma* effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

"***Public Debt***" means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

"***Public Offering***" means any offering, including the initial public offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

"***Public Offering Expenses***" means expenses Incurred by any Parent in connection with any Public Offering or any offering of Public Debt (whether or not successful):

(a) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary;

(b) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(c) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

"***Purchase***" is defined in the definition of "Pro Forma EBITDA".

"***Purchase Money Note***" means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Financing with a Receivables Entity, which deferred purchase price or line is repayable from cash available to a Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

"***Purchase Money Obligations***" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

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Qualified Receivables Financing except, in each case, Limited Recourse and sub-clauses (ee) through (hh) of the Entity that meets the following conditions: (1) an Officer or the Board of Directors of the definition of Permitted Liens; Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the (b) with which neither the Borrower nor any other Restricted Subsidiary has any material aggregate economically fair and reasonable to the Borrower and the Receivables Entity, (2) contract, agreement, arrangement or understanding (except in connection with a all sales of accounts receivable and related assets to the Receivables Entity are made at fair Purchase Money Note or a Qualified Receivables Financing) other than on terms market value (as determined in good faith by the Borrower), and (3) the financing terms, which the Borrower reasonably believes to be no less favorable to the Borrower or covenants, termination events and other provisions thereof shall be on market terms (as such Restricted Subsidiary than those that might be obtained at the time from Persons determined in good faith by the Borrower) and may include Standard Securitization that are not Affiliates of the Borrower other than fees payable in the ordinary course Undertakings. of business in connection with servicing Receivables; and The grant of a security interest in any accounts receivable of the Borrower or any Restricted (c) to which neither the Borrower nor any other Restricted Subsidiary has any obligation Subsidiary (other than a Receivables Entity) to secure Indebtedness under a Credit Facility or to maintain or preserve Indebtedness in respect of the Senior Secured Notes shall not be deemed a Qualified achieve certain levels of operating results (other than those related to or incidental to Receivables Financing. the relevant Qualified Receivables Financing), except for Limited Recourse. Real Estate Portfolio Transfer Any such designation by the Board of Directors of the Borrower shall be evidenced to the in the transfers of the York Property and of the London Properties from the Target or a Administrative Agent by filing with the Administrative Agent a copy of the resolution of the Restricted Subsidiary to other entities. Certificate certifying that such designation complied with the foregoing conditions. Receivable sing from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such Receivables Fees other Person is obligated to pay for goods or services under terms that permit the purchase of with respect to any participation interest issued or sold in connection with, and other fees paid such goods and services on credit, as determined on the basis of GAAP, and shall include, in to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing. Receivables Financing State of New transaction related to the SFS Business Transfer) that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, Receivables Assets convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the related assets and property (including proceeds thereof) from time to time originated, Borrower or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a acquired or otherwise owned by the Borrower or any Subsidiary, including, without Receivables Entity), or may grant a security interest in, any accounts receivable (whether limitation, assets that are or will be the subject of a Qualified Receivables Financing. now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts Receivables Entity and all guarantees or other obligations in respect of such accounts receivable, proceeds of in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which such accounts receivable and other assets which are customarily transferred or in respect of the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related which security interest are customarily granted in connection with asset securitization assets) which engages in no activities other than in connection with the financing of accounts transactions involving accounts receivable and any Hedging Obligations entered into by the receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights Borrower or any such Subsidiary in connection with such accounts receivable. (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Receivables Repurchase Obligation Directors of the Borrower (as provided below) as a Receivables Subsidiary and: Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding any kind as a result of any action taken by, any failure to take action by or any other event guarantees of obligations (other than the principal of, and interest on, Indebtedness) relating to the seller. pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Refinance efund, replace, renew, repay, modify, restate, defer, Securitization Undertakings or (iii) subjects any property or asset of the Borrower or substitute, supplement, reissue, resell, extend or increase (including pursuant to any any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings se in this Agreement shall have a correlative meaning. 74 75 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

Refinancing worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) cancellation of any Existing Target Notes in connection therewith or thereafter) and the Taxes measured by income and (y) withholding taxes), required to be paid (provided Existing Facilities Refinancing. such Taxes are in fact paid) by any Parent by virtue of its: Refinancing Indebtedness (i) being incorporated or otherwise being established or having Capital Stock Subsidiary to refund, refinance, replace, exchange, renew, repay or extend (including outstanding (but not by virtue of owning stock or other equity interests of any pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of corporation or other entity other than, directly or indirectly, the Parent this Agreement or Incurred in compliance with this Agreement including Indebtedness that Borrower or any Subsidiary of the Parent Borrower); refinances Refinancing Indebtedness; provided, however, that: (ii) issuing or holding Subordinated Shareholder Funding; (a) if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final stated maturity at the time such Refinancing (iii) being a holding company parent, directly or indirectly, of the Borrower or any Indebtedness is Incurred that is the same as or later than the final stated maturity of Subsidiary of the Borrower; the Indebtedness being refinanced or, if shorter, the Initial Term Loan Maturity Date; (iv) receiving dividends from or other distributions in respect of the Capital Stock (b) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if of, directly or indirectly, the Borrower or any Subsidiary of the Borrower; or issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue (v) having made any payment in respect to any of the items for which the discount, the aggregate accreted value) then outstanding of the Indebtedness being Borrower is permitted to make payments to any Parent pursuant to Section refinanced (and with respect to Reserved Indebtedness, including an amount equal to 4.05; or any unutilized commitments for such Reserved Indebtedness being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently (b) if and for so long as the Borrower is a member of or included in a group filing a terminated in connection with such Refinancing Indebtedness) (plus, without consolidated or combined tax return with any Parent or, for so long as the Borrower is duplication, any additional Indebtedness Incurred to pay interest or premiums an entity disregarded as separate from its Parent for U.S. federal income tax purposes, required by the instruments governing such existing Indebtedness, tender premiums any Taxes measured by income for which such Parent is liable up to an amount not to and costs, expenses and fees Incurred in connection therewith); exceed with respect to such Taxes the amount of any such Taxes that the Borrower and Subsidiaries of the Borrower would have been required to pay on a separate (c) if the Indebtedness being refinanced is expressly subordinated to the Loans or any company basis or on a consolidated basis if the Borrower and the Subsidiaries of the Loan Guarantee, such Refinancing Indebtedness is subordinated to the Loans or such Borrower had paid tax on a consolidated, combined, group, affiliated or unitary basis Loan Guarantee, as applicable, on terms at least as favorable to the Lenders as those on behalf of an affiliated group consisting only of the Borrower and the Subsidiaries contained in the documentation governing the Indebtedness being refinanced; and of the Borrower. (d) if the Borrower or any Subsidiary Guarantor was the obligor on the Indebtedness Restricted Investment Investment other than a Permitted Investment. being refinanced, such Indebtedness is incurred either by the Borrower or by a Subsidiary Guarantor, Restricted Subsidiary Administrative Borrower other than an Unrestricted Subsidiary, and shall include, for the avoidance of doubt, the Subsidiary provided, however, that Refinancing Indebtedness shall not include (i) Indebtedness of Revolver Borrower. the Borrower that refinances Indebtedness of an Unrestricted Subsidiary or (ii) Indebtedness of the Borrower owing to and held by the Borrower or any Restricted S&P Global Ratings or any of its successors or assigns that is a Nationally Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Recognized Statistical Rating Organization. Borrower or any other Restricted Subsidiary. Sale Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be SEC Incurred from time to time after the termination, discharge, or repayment of any such Credit Facility or other Indebtedness. Securities Act the U.S. Securities Act of 1933, as amended, and the rules and Related Taxes ithout regulations of the SEC promulgated thereunder, as amended. duplication of any amounts paid pursuant to any Tax Sharing Agreement): Securitization Assets (a) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, and other rights to payment and other assets related thereto subject to a Qualified Receivables property, consumption, franchise, license, capital, registration, business, customs, net Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with 76 77 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

"***Senior Secured Indebtedness***" means, with respect to any Person as of any date of determination, any Specified Indebtedness; *provided* that such Indebtedness is in each case secured by a Lien on the assets of the Borrower or its Restricted Subsidiaries on a basis *pari passu* with or senior to the security in favor of the Loans.

"***Senior Secured Notes Indenture***" means the indenture dated as of the Effective Date, as amended, between the Borrower, as issuer, and the trustee party thereto, governing the Senior Secured Notes.

"***Senior Secured Notes Security Documents***" means the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to the Senior Secured Notes Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Senior Secured Notes Indenture.

"***Servicer Agreement***" means any agreement or customary terms pursuant to which the Borrower or any Restricted Subsidiary provides customary servicing services in connection with any securitization of loan portfolios by the SFS Business.

"***Significant Subsidiary***" means any Restricted Subsidiary that meets any of the following conditions:

(a) the Borrower's and the Restricted Subsidiaries' investments in and advances to the Restricted Subsidiary exceed 10% of total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b) the Borrower's and the Restricted Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c) if positive, the Borrower's and the Restricted Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

provided that, for the avoidance of doubt, the Subsidiary Revolver Borrower shall also be deemed a Significant Subsidiary.

"***SFS Business***" means the Sotheby's Financial Services business that engages in art-related financing activities by making loans that are secured by works of art.

"***SFS Business Transfer***" means the transactions that will result in the transfer of the SFS Business from the Borrower to other entities (which will include the sale of the existing portfolio of loans of the SFS Business and will include the Target being retained to continue

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servicing the existing portfolio of loans and any future portfolio of loans made by the SFS Business), which transactions will be completed in all material respects substantially concurrently with the closing of the Acquisition.

"***Similar Business***" means (a) any businesses, services or activities (including marketing) engaged in by the Borrower or any of its Subsidiaries on the Closing Date and (b) any businesses, services and activities that are targeted towards (x) the luxury or premium segments of the market or (y) financially successful clients and (z) any business services and activities (including marketing) engaged in by the Parent, the Borrower or any of its Subsidiaries that are (i) related, complementary, incidental, ancillary or similar to any of the foregoing or (ii) are reasonable extensions or developments of any thereof.

"***Specified Indebtedness***" means with respect to any Person as of any date of determination, any Indebtedness for borrowed money that is Incurred under Section 4.04(a), Section 4.04(b)(1), Section 4.04(b)(4)(a), Section 4.04(b)(4)(b), Section 4.04(b)(4)(c), Section 4.04(b)(5), Section 4.04(b)(7), Section 4.04(b)(14) or Section 4.04(b)(16) and any Refinancing Indebtedness in respect of the foregoing.

"***Standard Securitization Undertakings***" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing, securitization financing or for such type of factoring or similar arrangement, including, without limitation, Limited Recourse and those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"***Stated Maturity***" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal is scheduled to be paid, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date scheduled for the payment thereof.

"***Subordinated Indebtedness***" means, in the case of the Borrower, any Indebtedness (whether outstanding on the Effective Date or thereafter Incurred) which is expressly subordinated or junior in right of payment to the Loans or pursuant to a written agreement and, in the case of a Subsidiary Guarantor, any Indebtedness (whether outstanding on the Initial Funding Date or thereafter Incurred) which is expressly subordinated or junior in right of payment pursuant to a written agreement to the Loan Guarantee of such Subsidiary Guarantor.

"***Subordinated Shareholder Funding***" means, collectively, any funds provided to the Borrower by any Parent, any Affiliate of any Parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Initial Term Loans (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Borrower or any funding meeting the requirements of this definition) or the making of any such

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payment prior to the first anniversary of the Stated Maturity of the Initial Term Loans (ii) such Person or any Subsidiary of such Person is a controlling general partner is restricted by any Intercreditor Agreement, an Additional Intercreditor Agreement or or otherwise controls such entity. another intercreditor agreement; Subsidiary Guarantee (b) does not require, prior to the first anniversary of the Stated Maturity of the Initial Term Loans, payment of cash interest, cash withholding amounts or other cash gross- Subsidiary Guarantor ups, or any similar cash amounts or the making of any such payment prior to the first the Loans and shall include, for the avoidance of doubt, the Subsidiary Revolver Borrower. anniversary of the Stated Maturity of the Initial Term Loans is restricted by any Intercreditor Agreement, an Additional Intercreditor Agreement or another Tax Sharing Agreement intercreditor agreement; -length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from (c) contains no change of control or similar provisions and does not accelerate and has no time to time in accordance with the terms thereof and of this Agreement. right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the date that is six months Temporary Cash Investments following the Stated Maturity of the Initial Term Loans or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement (a) any investment in action, in each case, prior to the date that is six months following the Stated Maturity (i) direct obligations of, or obligations Guaranteed by, (i) the United States of of the Initial Term Loans, is restricted by any Intercreditor Agreement, an Additional America, (ii) Canada, (iii) the United Kingdom, (iv) any European Union Intercreditor Agreement or another Intercreditor Agreement; member state, (v) Switzerland, (vi) any country in whose currency funds are (d) does not provide for or require any security interest or encumbrance over any asset of being held specifically pending application in the making of an investment or the Borrower or any of the Restricted Subsidiaries; and capital expenditure by the Borrower or a Restricted Subsidiary in that country with such funds or (vii) any agency or instrumentality of any such country or (e) pursuant to its terms or to any Intercreditor Agreement, an Additional Intercreditor member state, or Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Loans pursuant to subordination, payment blockage and (ii) direct obligations of any country recognized by the United States of America enforcement limitation terms which are customary in all material respects for similar - funding or are no less favourable in any material respect to the Secured Parties than case, the equivalent of such rating by such organization or, if no rating of those contained in the Closing Date Intercreditor Agreement as in effect on the Initial Funding Date. Nationally Recognized Statistical Rating Organization); Subsidiary (b) overnight bank deposits, and investments in time deposit accounts, certificates of (a) any corporation, association, or other business entity (other than a partnership, joint banks, similar instruments) maturing not more than one year after the date of venture, limited liability company or similar entity) of which more than 50% of the acquisition thereof issued by: total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or (i) any institution authorized to operate as a bank in any of the countries or trustees thereof is at the time of determination owned or controlled, directly or member states referred to in sub-clause (a)(i) above, or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a (ii) any bank or trust company organized under the laws of any such country or combination thereof; or member state or any political subdivision thereof, (b) any partnership, joint venture, limited liability company or similar entity of which: in each case, having capital and surplus aggregating in excess of $250 million (i) more than 50% of the capital accounts, distribution rights, total equity and (or the foreign currency equivalent thereof) and whose long-term debt is rated voting interests or general or limited partnership interests, as applicable, are - by Fitch (or, in either case, the owned or controlled, directly or indirectly, by such Person or one or more of equivalent of such rating by such organization or, if no rating of S&P, the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or Recognized Statistical Rating Organization) at the time such Investment is otherwise; and made; 80 81 77626057_8 77626057_8 EU-DOCS\25939615.7 EU-DOCS\25939615.7

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's, "A-2" (or higher) according to S&P or "F-2" (or higher) according to Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Moody's or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e) Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, the United Kingdom, Switzerland, any European Union member state or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least "BBB-" by S&P, "Baa3" by Moody's or "BBB-" by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P, Moody's or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f) bills of exchange issued in the United States of America, Canada, Switzerland, the United Kingdom, or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g) any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least "A" by S&P, "A-2" by Moody's or "A" by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(i) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

"***Total Assets***" means the consolidated total assets of the Borrower and the Restricted Subsidiaries as shown on the most recent consolidated balance sheet of the Borrower prepared on the basis of GAAP prior to the relevant date of determination calculated to give *pro forma* effect to any Purchase and Sales that have occurred subsequent to such period, including any such Purchase to be made with the proceeds of the Indebtedness giving rise to the need to calculate Total Assets.

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"***Transactions***" means the Acquisition, the issuance of the Senior Secured Notes, the borrowing of Loans under this Agreement on or prior to the Closing Date and the issuance of any Letters of Credit hereunder on the Closing Date, the Existing Facilities Refinancing, the Change of Control Tender, the Real Estate Portfolio Transfer, the Permitted Sale and Leaseback Transactions, the SFS Business Transfer and in each case, the application of proceeds thereof and the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreement and the payment of the fees, costs and expenses incurred in connection with any of the foregoing) and as otherwise disclosed in Offering Memorandum.

"***Uniform Commercial Code***" means the New York Uniform Commercial Code.

"***Unrestricted Subsidiary***" means:

(a) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower in the manner provided below);

(b) any Initial Funding Date Unrestricted Subsidiaries (until any such Subsidiary is designated as a Restricted Subsidiary in the manner provided below or is no longer a Subsidiary of the Borrower); and

(c) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein; but other than the Subsidiary Revolver Borrower) to be an Unrestricted Subsidiary only if:

(a) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b) such designation and the Investment of the Borrower and the Restricted Subsidiaries in such Subsidiary complies with Section 4.05 hereof.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; *provided* that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Section 4.04(a) or (y) the Consolidated Net Leverage Ratio would be no higher than it was immediately prior to giving effect to such designation, in each case, on a *pro forma* basis taking into account such designation. Any such designation by the Board of

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Directors shall be evidenced to the Administrative Agent by promptly providing the Administrative Agent with a copy of the resolution of the Board of Directors giving effect to such designation or an Officer's Certificate certifying that such designation complied with the foregoing provisions.

"***Voting Stock***" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

"***Wholly Owned Subsidiary***" means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Borrower solely for the purpose of permitting such Person (or such Person's designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1) of this definition.

"***York Property***" means the property containing the corporate offices of the Target as well as the Target's sole North American auction salesroom and principal North American exhibition space, including S|2, the Target's private sale exhibition gallery.

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Schedule 1.01

Non-U.S. Security Documents

1. An English law governed debenture, by and among the U.K. Loan Parties and the Collateral Agent.
2. An English law governed mortgage over shares, to be granted by Sotheby's, Inc. and Sotheby's over shares in Oatshare Ltd. and York UK Holdco International Limited respectively in favor of the Collateral Agent.
3. A Hong Kong law governed debenture, by and among the Loan Parties organized in Hong Kong and the Collateral Agent.
4. A Hong Kong law governed mortgage over shares to be granted by Sotheby's, Inc. over shares in Sotheby's Hong Kong Ltd. in favor of the Collateral Agent.
5. A Luxembourg law governed receivables pledge agreement to be granted by York Luxembourg Holdings International S.à r.l. over the intercompany receivables owed by its Restricted Subsidiaries in favor of the Collateral Agent.
6. A Luxembourg law governed share pledge agreement to be granted by York UK Holdco International Limited over shares in York Luxembourg Holdings International S.à r.l. in favor of the Collateral Agent.
7. A New York law governed share pledge supplement to be granted by York Luxembourg Holdings International S.à r.l. over shares in York Holdings International, Inc. in favor of the Collateral Agent.

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SCHEDULE 1.09

AGREED SECURITY PRINCIPLES

1. **Agreed Security Principles**

(a) The guarantees and security to be provided under the Loan Documents by any Non-U.S. Loan Party or by any U.S. Loan Party with respect to Collateral located outside the United States, any state thereof or the District of Columbia will be given in accordance with the security principles set out in this Schedule (the "***Agreed Security Principles***"). For the avoidance of doubt, the Agreed Security Principles shall not apply to any guarantees to be provided under the Loan Documents by any U.S. Loan Party, nor to any security to be provided by any U.S. Loan Party under a Security Document which is governed by the laws of the U.S., any state thereof or the District of Columbia. Any security given by a Non-U.S. Loan Party over shares in a Domestic Subsidiary or other assets located in the United States, any state thereof or the District of Columbia shall be subject to the Agreed Security Principles and further be subject to the Credit Agreement. This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent of the guarantees and security proposed to be provided in relation to the Obligations. For purposes of these Agreed Security Principles, "***Acceleration Event***" means the occurrence of an acceleration of the Obligations under Section 7.01 of the Credit Agreement.

(b) The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the group constituted by Parent Guarantor, the Borrower, and the Restricted Subsidiaries (collectively, the "***Group***") in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i) general legal and statutory limitations, regulatory restrictions, financial assistance, corporate benefit, fraudulent preference, equitable subordination, "transfer pricing", "thin capitalization", "earnings stripping", "controlled foreign corporation" and other non U.S. tax restrictions, "exchange control restrictions" and "capital maintenance" rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Administrative Agent before signing any applicable Security Document, joinder, supplement or accession certificate, the relevant member of the Group shall use commercially reasonable efforts (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or Security Document shall be subject to such limit;

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(ii) a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on non-U.S. taxes, interest deductibility, stamp duty, registration taxes, notarial costs and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security (as reasonably determined by the Borrower);

(iii) members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Administrative Agent before signing any applicable security document or accession certificate, the relevant member of the Group shall use commercially reasonable efforts (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such security document shall be subject to such limit;

(iv) the maximum granted or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

(v) where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi) it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii) any asset subject to a legal requirement, contract, lease, license, instrument or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable Security Document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable Security Document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the grantor to take any action (other than the granting and perfection of the guarantee and security interest itself)

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materially adverse to the interests of the Group or any member thereof, costs, fees or expenses that result from any assignment or transfer by a in each case will be excluded from a guarantee or Security Document Secured Party); provided that the Group shall use commercially reasonable efforts to obtain consent to charging any asset (where otherwise prohibited) if the (xii) no title investigations or other diligence on assets will be required and Administrative Agent specifies prior to the date of the applicable no title insurance will be required; Security Document, joinder, supplement or accession certificate that the asset is material and the Borrower is satisfied (acting reasonably) that (xiii) security will not be required over any assets subject to security in favor such commercially reasonable efforts will not involve placing of a third party or any cash constituting regulatory capital or customer relationships with third parties in jeopardy save that, unless prohibited, cash (and shall be excluded from any relevant Security Document); this shall not prevent security from being given over any receipt or recovery under the relevant contract, lease or license; (xiv) to the extent legally effective, all security will be given in favor of the Collateral Agent and not the Secured Parties individually (with the (viii) the giving of a guarantee, the granting of security and the registration Collateral Agent to hold one set of security documents for all the and/or the perfection of the security granted will not be required if it Secured Parties); would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the (xv) will be used where necessary; and ordinary course as otherwise permitted by the Loan Documents (xvi) the Secured Parties (or any agent or similar representative appointed by (including dealing with the secured assets and all contractual them at the relevant time) will not be able to exercise any power of counterparties or amending, waiving or terminating (or allowing to attorney or set-off granted to them under the terms of the Loan lapse) any rights, benefits or obligations, in each case prior to an Documents prior to the occurrence of an Acceleration Event which is Acceleration Event which is continuing), and any requirement under the continuing (unless, in the case of a power of attorney the relevant Loan Agreed Security Principles to seek consent of any Person or take or not Party has failed to comply with a further assurance or perfection take any other action shall be subject to this paragraph (viii); obligation (and any grace period applicable thereto has expired)). (ix) any Security Document will only be required to be notarized if required (c) Notwithstanding any term of any Loan Document, by law in order for the relevant security to become effective or admissible in evidence; (i) no Obligation under any Loan Document, Swap Contract or Treasury Services Agreement may be guaranteed by any Excluded Subsidiary (x) no guarantee from, or security will be required to be given by, Persons (other than any Excluded Subsidiary referred to under clause (10) of the or over (and no consent shall be required to be sought with respect to) definition thereof) or secured by any Excluded Asset (other than any assets which are required to support acquired Indebtedness to the extent Excluded Asset referred to under clause (n) of the definition thereof); such acquired Indebtedness is permitted by the Credit Agreement to and remain outstanding after an acquisition. No member of a target group acquired pursuant to an acquisition not prohibited by the Credit (ii) Security by Non-U.S. Loan Parties shall only by required to be provided: Agreement shall be required to become a Guarantor or grant security in favor of the Obligations if prevented by the terms of the documentation (A) in respect of any U.K. Loan Party, pursuant to an English law governing that acquired Indebtedness; no security will be granted over debenture (in respect of, and including a floating charge over, all any asset secured for the benefit of any Indebtedness permitted to be of its assets and an English law share mortgage (in respect of the incurred under Section 4.04 of Annex I to the Credit Agreement (other shares in that Loan Party and a foreign law share pledge (in than Indebtedness constituting Obligations) and/or to the extent respect of the shares held by that U.K. Loan Party in any other constituting Liens permitted to be incurred under Section 4.06 of Annex Restricted Subsidiary located in a Covered Jurisdiction), and no I to the Credit Agreement (other than Liens securing the Obligations); collateral over any other asset or class of asset shall be required; (xi) to the extent possible and unless required by applicable Law, there (B) in respect of any Loan Party organized under the laws of Hong should be no action required to be taken in relation to the guarantees or Kong, pursuant to a Hong Kong law debenture (in respect of, and security when any lender assigns or transfers any of its participation to including a floating charge over, all of its assets) and a Hong a new lender (and, unless explicitly agreed to the contrary in the Credit Kong law share mortgage (in respect of the shares in that Loan Agreement, no member of the Group shall bear or otherwise be liable Party), and no collateral over any other asset or class of asset for any taxes, any notarial, registration or perfection fees or any other shall be required; and 3 4 77612334_6 77612334_6 EU-DOCS\26056948.5 EU-DOCS\26056948.5

(C) in respect of any Loan Party organized under the laws of Luxembourg, pursuant to a Luxemburg law governed receivables pledge agreement over the intercompany receivables owed by Restricted Subsidiaries, a Luxembourg law governed share pledge agreement in respect of shares of that Luxembourg Loan Party and a foreign law share pledge (in respect of the shares held by that Loan Party in any other Restricted Subsidiary located in any other Covered Jurisdiction), and no collateral over any other asset or class of asset shall be required; and

(D) in respect of any Non-U.S. Loan Party organized under the laws of any other Covered Jurisdiction, over such assets or classes of asset as mutually agreed between the Borrower and the Administrative Agent.

2. Guarantees

Subject to the guarantee limitations set out in the Loan Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to "security" to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Loan Parties under the Loan Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3. Governing law and scope

(a) To the extent otherwise consistent with these Agreed Security Principles and subject to the provisions of the Loan Documents, guarantees and security will be provided only by members of the Group organized in the United States, any state thereof or the District of Columbia, England and Wales, Luxembourg, Hong Kong and other jurisdictions notified by the Borrower to the Administrative Agent and mutually agreed by the Borrower and the Administrative Agent ("***Covered Jurisdictions***"). To the extent no Loan Party is organized in a Covered Jurisdiction, such jurisdiction shall cease to be a Covered Jurisdiction.

(b) All security (other than share security over members of the Group incorporated in a Covered Jurisdiction and security over any intercompany loans between members of the Group) will be governed by the law of the jurisdiction of incorporation of the applicable Grantor and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the Grantor is not incorporated. Share security over any Subsidiary incorporated in a Covered Jurisdiction will be governed by the law of that Covered Jurisdiction. Any security over an intercompany loan between any members of the Group will be governed by either (i) the governing law of the relevant intercompany loan document or (ii) the governing law of the place of incorporation of the relevant lender of the intercompany loan, in each case, only to the extent such governing law is within a Covered Jurisdiction.

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4. Terms of security documents

The following principles will be reflected in the terms of any security taken in favor of the Obligations:

(a) the security will be first ranking, to the extent possible;

(b) security will not be enforceable until the occurrence of an Acceleration Event;

(c) the beneficiaries of the security or the Administrative Agent will only be able to exercise a power of attorney following the occurrence of an Acceleration Event which is continuing or where the relevant Loan Party has failed to comply with a further assurance or perfection obligation (and any grace period applicable thereto has expired);

(d) the Security Documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Loan Documents; accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in the Credit Agreement and are required for the creation or perfection of security (or to maintain the security interest created thereby); and (ii) nothing in any Security Document shall (or be construed to) prohibit any transaction, matter or other step (or a Grantor taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the other Loan Documents;

(e) no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(f) in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g) security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where applicable Law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Administrative Agent and at intervals no more frequent than annually (unless required more frequently under applicable Law); and

(h) each security document must contain a clause which records that if there is a conflict between any Security Document and the Credit Agreement or any Intercreditor Agreement then (to the fullest extent permitted by law) the

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provisions of the Credit Agreement or (as applicable) such Intercreditor Agreement will take priority over the provisions of such Security Document.

5. **Bank accounts**

(a) If a Loan Party grants security over its material bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of an Acceleration Event which is continuing (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use). For the avoidance of doubt, (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use) there will be no "fixed" security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Acceleration Event which is continuing.

(b) Where "fixed" security is required, if required by applicable Law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within 10 Business Days of the date of the applicable Security Document (or accession thereto) and the applicable Grantor will use its commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service. If the applicable Grantor has used its commercially reasonable efforts but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of an Acceleration Event which is continuing.

(c) Any security over bank accounts will be subject to any security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank. No Grantor will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(d) If required under applicable Law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

6. **Fixed assets**

If a Loan Party grants security over its material fixed assets it will be free to deal with those assets in the course of its business until the occurrence of an Acceleration Event which is continuing. No notice, whether to third parties or by attaching a notice to the fixed assets, will be prepared or given until the occurrence of an Acceleration Event which is continuing.

7. **Insurance policies**

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A member of the Group may grant security over its material insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance provided that the relevant insurance policy allows security to be so granted). Notice of any security interest over insurance policies will only be served on an insurer of the Group assets upon written request of the Administrative Agent, which may only be given after the occurrence of an Acceleration Event which is continuing. Prior to an Acceleration Event which is continuing, no loss payee or other endorsement will be made on the insurance policy and no Secured Party will be named as coinsured.

8. **Intellectual property**

(a) No security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.

(b) If security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, license and otherwise commercialize those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) until an Acceleration Event which is continuing.

(c) Notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Administrative Agent, which may only be given after the occurrence of an Acceleration Event which is continuing. Subject to the following sentence, no intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any applicable supra-national registry. If required under local law for the perfection of the security and subject always to the general principles set out in these Agreed Security Principles, security over intellectual property will be registered in the registry of the jurisdiction in which the grantor of the security is resident or at a relevant supra-national registry (such as the European Union). Security over intellectual property rights will be taken on an "as is, where is" basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

9. **Receivables**

If a Loan Party grants security over any of its receivables it will be free to deal with, amend, waive or terminate those receivables in the course of its business until the occurrence of an Acceleration Event which is continuing. No notice of security may be prepared or served until the occurrence of an Acceleration Event which is continuing. Any list of receivables will not include details of the underlying contracts and will not be required to be updated. If required under applicable Law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10. **Shares**

(a) Security over shares will be limited to those over a Loan Party or a Restricted Subsidiary other than an Immaterial Subsidiary, or an Excluded Subsidiary

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(other than to the extent such shares would not constitute an Excluded Asset Schedule 2.01 pursuant to clause (l) of the definition thereof). Lenders and Commitments (b) Until an Acceleration Event has occurred and is continuing, the legal title of the shares will remain with the relevant Grantor (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any Grantor of share security will be permitted to retain and to exercise voting rights and On file with Administrative Agent. powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition provided that any exercise of rights does not materially adversely affect the validity or enforceability of the security over the shares or cause an Event of Default to occur. (c) Where customary and applicable as a matter of law, on, or as soon as reasonably practicable following execution of the applicable Security Document, joinder, supplement or accession certificate, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable Law equivalent) will be provided to the Administrative Agent. (d) Unless the restriction is required by law or regulation, the constitutional documents of the Loan Party or Restricted Subsidiary whose shares are to be charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them. 9 77612334_6 77793112_6 EU-DOCS\26056948.5 EU-DOCS\26043672.7

Schedule 3.01

Organizational Information of Loan Parties

(as of the Effective Date)

Name	Type	Jurisdiction	Org. No.	Tax ID
BidFair MergeRight Inc.	Corporation	Delaware	7459106	37-1947586
BidFair Holdings Inc.	Corporation	Delaware	7600729	61-1944740

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Schedule 3.08(c)

Existing Indebtedness

None.

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Schedule 3.12(c)

U.K. Pension Plans

1. The Sotheby's Pension Scheme established by an Interim Deed dated 16 September, 1971 and currently governed by a Third Consolidated Trust Deed and Rules dated 30 March 2004 as amended.

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Schedule 3.13

Subsidiaries; Capital Stock

(as of the Effective Date)

Entity Name	Type of Entity	Jurisdiction	Owner	Percentage Owned
BidFair MergeRight Inc.	Corporation	Delaware	BidFair Holdings Inc.	100%

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Schedule 5.14(a)

Initial U.S. Loan Party

Entity Name	Type of Entity	Jurisdiction	Owner	Percentage Owned
Sotheby's	Corporation	Delaware	N/A	N/A
SPTC, Inc.	Corporation	Nevada	Sotheby's	100%
Sotheby's Fine Art Holdings, Inc.	Corporation	Delaware	Sotheby's	100%
Sotheby's Asia, LLC	LLC	Delaware	Sotheby's	100%
Sotheby's Nevada, Inc.	Corporation	Nevada	SPTC, Inc.	100%
York Holdings International, Inc.	Corporation	Delaware	York Luxembourg Holdings International S.a.r.l.	100%
Sotheby's, Inc.	Corporation	New York	York Holdings International Inc.	100%
Viyet, LLC	LLC	Delaware	Sotheby's Inc.	100%
Thread Genius Inc.	Corporation	Delaware	Sotheby's Inc.	100%
Sotheby's RES, Inc.	Corporation	New York	Sotheby's Inc.	100%
Sothebys.com LLC	LLC	Delaware	Sotheby's Inc.	100%
72nd and York, Inc.	Corporation	New York	Sotheby's Inc.	100%
SIBS, LLC	LLC	New York	Sotheby's Inc.	100%
York Avenue Development, Inc.	Corporation	New York	Sotheby's Inc.	100%
Sotheby's Holdings International, Inc.	Corporation	Michigan	Sotheby's Inc.	100%
Sothebys.com Auctions, Inc.	Corporation	New York	Sotheby's Inc.	100%
Sotheby's Thailand, Inc.	Corporation	Delaware	Sotheby's Inc.	100%
Sotheby Parke Bernet Inc.	Corporation	Delaware	Sotheby's Inc.	100%
Sotheby's Ventures, L.L.C.	LLC	New York	Sotheby's Inc.	100%
JSA Art Management LLC	LLC	Delaware	Sotheby's Inc.	100%
Art Agency Partners Holdings GP	LLC	Delaware	Art Agency,	100%

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Entity Name	Type of Entity	Jurisdiction	Owner	Percentage Owned
LLC			Partners	
Art Agency Partners Holdings LP	Limited Partnership	Delaware	Art Agency Partners Holdings GP LLC	100%
Art Agency Partners Holdings, LLC	LLC	Delaware	Art Agency Partners Holdings LP	100%
Art Agency Partners Management GP, LLC	LLC	Delaware	Art Agency Partners Holdings LLC	100%
Art Agency Partners Management, L.P.	Limited Partnership	Delaware	Art Agency Partners Holdings LLC	50%
			Art Agency Partners Management GP, LLC	50%
Art Agency Partners Appraisals, LLC	LLC	Delaware	Art Agency Partners Holdings LLC	100%
Art Agency Partners, LLC	LLC	Delaware	Art Agency Partners Holdings LLC	100%
Art Agency Partners Advisory, LLC	LLC	Delaware	Art Agency Partners Holdings LLC	100%
Art Agency Partners Investment, LLC	LLC	Delaware	Art Agency Partners Holdings LLC	100%
Theta, Inc.	Corporation	Delaware	Sotheby's Inc.	100%

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Schedule 5.14(b)

Initial Non-U.S. Loan Party

Entity Name	Type of Entity	Jurisdiction	Owner	Percentage Owned
York UK Holdco International Limited	Limited Company	England and Wales	Sotheby's	100%
York Luxembourg Holdings International S.à r.l.	Corporation	Luxembourg	York UK Holdco International Limited	100%
Sotheby's Hong Kong Limited (香港蘇富比有限公司)	Limited Company	Hong Kong	Sotheby's Inc	100%
Oatshare Limited	Limited Company	England and Wales	Sotheby's Inc	100%
Sotheby's Wine Hong Kong Limited (香港蘇富比洋酒有限公司)	Limited Company	Hong Kong	Sotheby's Hong Kong Limited (香港蘇富比有限公司)	100%
Sotheby's ("***Sotheby's (UK)***")	Unlimited Company	England and Wales	Oatshare Limited	100%
Sotheby's Shipping Limited	Limited Company	England and Wales	Sotheby's (UK)	100%
Catalogue Distribution Company Limited	Limited Company	England and Wales	Sotheby's (UK)	100%
Sotheby's Financial Services Limited	Limited Company	England and Wales	Sotheby's (UK)	100%

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Schedule 5.14(c)

Luxembourg Documents:

The Administrative Agent shall have received in form reasonably satisfactory to the Administrative Agent from each Guarantor organized under the laws of Luxembourg (a "*Luxembourg Guarantor*") an Officer's Certificate dated as of the date of execution and delivery of the Joinder Agreement (attached as Annex I to the Facility Guaranty) in order to become a party to the Facility Guaranty attaching, the resolutions (or extracts of them) of the board of managers of the Luxembourg Guarantor approving, among others, the Joinder Agreement, a copy of the articles of association of the Luxembourg Guarantor and including specimen signatures of the responsible officers or managers of the Luxembourg Guarantor. The Officer's Certificate shall also attach (i) a copy of an excerpt of the Luxembourg Companies' Register (as defined in the Credit Agreement) pertaining to the Luxembourg Guarantor and dated as of the date of the Joinder Agreement, (ii) a copy of a certificate of non-registration of judgments (*certificats de non-inscription d'une décision judiciaire*), issued by the Luxembourg Companies Register pertaining to the Luxembourg Guarantor and dated as of the date of the Joinder Agreement and certifying that as of the date of the day immediately preceding the date of such certificate, the Luxembourg Guarantor has not been declared bankrupt (*en faillite*), and that it has not applied for general settlement or composition with creditors (*concordat préventif de faillite*), controlled management (*gestion contrôlée*), or reprieve from payment (*sursis de paiement*), judicial or voluntary liquidation (*liquidation judiciaire ou volontaire*), such other proceedings listed at Article 13, items 2 to 12, and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to *faillite, concordat* or analogous procedures according to the Insolvency Regulation), (iii) a solvency certification stating that as of the date of the Joinder Agreement that the Luxembourg Guarantor is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (*faillite*), insolvency, voluntary or judicial liquidation (*liquidation volontaire ou judiciaire*), composition with creditors (*concordat préventif de la faillite*), controlled management (*gestion contrôlée*), reprieve from payment (*sursis de paiement*), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its director/manager or, as far as it is aware, by any other Person for the appointment of a *commissaire, juge-commissaire, liquidateur, curateur* or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, (iv) certification that each copy document relating to it specified in this Schedule 5.14(c) is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of the Joinder Agreement, and (v) certification that securing or guaranteeing under the Loan Documents to which the Luxembourg Guarantor is a party, as appropriate, would not cause any securing, guaranteeing or similar limit binding on it to be exceeded.

U.K. Documents: The Administrative Agent shall have received in form reasonably satisfactory to the Schedule 9.01(a) Administrative Agent from each U.K. Loan Party, subject to the Agreed Security Principles: (i) Copies of the notices (if any) required to be sent under the Security Documents governed by the law of England and Wales executed by each of the Loan Parties which are required to be delivered, under the terms of the relevant Security Document, on the date of such Security Document. None. (ii) All original share certificates, transfers and stock transfer forms or equivalent duly executed by each Loan Parties incorporated in England and Wales in blank in relation to the assets subject to or expressed to be subject to the Security Documents and other documents of title to be provided under the Security Documents (iii) A copy of a resolution signed by all the holders of the issued shares in each Loan Parties incorporated in England and Wales, approving the terms of, and the transactions contemplated by, the Loan Documents to which the such Loan Party is a party. (iv) A certificate of each U.K. Loan Party confirming that borrowing or guaranteeing or securing, as appropriate, the total commitments would not cause any borrowing, guarantee, security or similar limit binding on any such U.K. Loan Party to be exceeded. (v) A certificate of an authorised signatory of each U.K. Loan Party certifying that each copy document relating to it specified herein is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement. (vi) In respect of each company incorporated in the United Kingdom whose shares are Charged Company (A) (1) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and (2) Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the parent to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or (B) a certificate of an authorised signatory of the parent certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006. 77793112_6 EU-DOCS\26043672.7

Schedule 9.01(b)

Administrative Agent's Notice and Account Information

1. Notices:

1.1 Administrative Agent:

All notices to be delivered to:

(a) Address:

BNP Paribas
787 Seventh Avenue,
New York, NY 10019
Attn: Charles Romano and Yuqiao Lin

(b) Contact information:

Tel Number: (212) 841-2968
(212) 340-5374
Email address: charles.romano@us.bnpparibas.com
yuqiao.lin@us.bnpparibas.com

For purpose of payments and matters relating to loans – with a copy to the following:

(a) Address:

BNP Paribas RCC, Inc., as agent for BNP Paribas
525 Washington Blvd.
Jersey City, New Jersey 07310
Attn: Loan Servicing

(b) Contact information:

Fax Number: (201) 616-7912
Email address: NYLS.AGENCY@us.bnpparibas.com

For purpose relating to Letters of Credit – with a copy to the following:

(a) Address:

BNP Paribas RCC, Inc., as agent for BNP Paribas
525 Washington Blvd.
Jersey City, New Jersey 07310

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Attn: Trade Finance Operations

(b) Contact information:

Fax Number: (973) 988-4471
Email address: dl.nytfstandby@us.bnpparibas.com

2. Account Information:

2.1. Administrative Agent:

WIRE INSTRUCTIONS	
Name of Bank	BNP PARIBAS
ABA No.	026-007-689
Name of Account	New York Branch Clearing Account
Account Number	10313000103
Routing Number	BNPAUS3NXXX
Reference:	BidFair MergeRight Inc.

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Exhibit A Account Name: to the Credit Agreement Account #: Attn: ADMINISTRATIVE QUESTIONNAIRE Deal: I. ADMINISTRATIVE QUESTIONNAIRE Please complete the following and return by email to: nyls.agency@us.bnpparibas.com and bnpp.synd.primary.agency@us.bnpparibas.com and your sales representative. Full legal name to appear on signature block: Bank name to appear in any publicity (tombstone): Legal Lending Office Address: Tax ID Number: Contacts: Credit Primary Secondary Name: Address: Phone: Fax: E-mail Legal Counsel Financials Name: Address: Phone: Fax: E-mail Administrative / Operations: Loans Letters of Credit Name: Address: Phone: Fax: E-mail Payment Instructions (Please specify where funds, i.e. interest, letter of credit fees, commitment fees, repayment of loans, should be wired.): Bank Name: Address: ABA#: EU-DOCS\26045402.3 77785246_6 77785246_6 EU-DOCS\26045402.3

Exhibit B
to the Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (the "***Assignment***") is dated as of the Effective Date set forth below and is entered into by and between [*Insert name of Assignor*] (the "***Assignor***") and [*Insert name of Assignee*] (the "***Assignee***"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the "***Credit Agreement***"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the "***Assigned Interest***"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________ is an Eligible Assignee [and a[n] [Lender/Affiliate of a Lender/Related Fund]].[1]

3. Borrower: [Sotheby's] [Sotheby's Inc.][2]

4. Administrative Agent: BNP Paribas, as Administrative Agent (the "***Administrative Agent***") under the Credit Agreement.

[1] Select as applicable.

[2] Select as applicable.

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5. Credit Agreement: Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "Credit Agreement"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "Company"), with the Company surviving such merger as the "Borrower"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

6. Assigned Interest:

Tranche of Loan	Aggregate Amount of Loans/Commitments for all Lenders	Amount of Loans/Commitments Assigned	Percentage Assigned of Loans/Commitments[3]
$__________	__________	$__________	__________%

[Remainder of page intentionally left blank]

[3] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE Title: AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] By: Name: The terms set forth in this Assignment are hereby agreed to: Title:]7 ASSIGNOR: [NAME OF ASSIGNOR] By: Name: Title: ASSIGNEE: [NAME OF ASSIGNEE] By: Name: Title: Consented to and Accepted: [BNP Paribas, as Administrative Agent [and][,] [L/C Issuer] [and] [Swing Line Lender] By: Name: Title:]4 [Goldman Sachs Bank USA, as L/C Issuer] By: Name: Title:]5 [Consented to: 6 By: Name: 4 If required pursuant to Section 9.04(b) of the Credit Agreement. 5 If required pursuant to Section 9.04(b) of the Credit Agreement. 6 Include if assignment is executed in connection with the Revolving Commitment and after the appointment of the Subsidiary Revolver Borrower. 7 If required pursuant to Section 9.04(b) of the Credit Agreement. 77785246_6 77785246_6 EU-DOCS\26045402.3 EU-DOCS\26045402.3

Annex 1
to Assignment and Acceptance

SOTHEBY'S

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof that have not become effective, are as set forth in this Assignment and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) except as set forth in clause (a) above, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the "***Loan Documents***"), (iii) the financial condition of Borrower or any of its Subsidiaries or (iv) the performance or observance by the Borrower or any of its Subsidiaries or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) thereof or delivered pursuant to Section 4.10 of Annex 1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (iv) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, including to the extent required pursuant to Section 2.20(e)(ii) of the Credit Agreement, completed originals of IRS Forms W-8BEN/W-8BEN-E, W-8ECI, W-8IMY or W-9, as may be applicable, together with any required attachments, if required to establish that such Assignee is exempt from United States backup withholding Taxes (unless such Assignee is not subject to United States backup withholding Taxes); (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

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Exhibit C-1
to the Credit Agreement

FORM OF REVOLVING CREDIT BORROWING REQUEST

BNP Paribas
787 7th Avenue
New York, NY 10019

Attn: Charles Romano
Tel. 212 841 2968
Email: charles.romano@us.bnpparibas.com

Attn: Yuqiao Lin
Tel. 212-340-5374
Email: yuqiao.lin@us.bnpparibas.com

[Date]

Ladies and Gentlemen:

The undersigned, [BidFair MergeRight Inc.][8] [[Sotheby's] [Sotheby's Inc.]][9] a [Delaware][New York] corporation (the "***Borrower***"), refers to that certain Credit Agreement, dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among the Borrower, the Lenders from time to time party thereto (the "***Lenders***"), BNP Paribas, as administrative agent (including any successor thereto, the "***Administrative Agent***") for the Lenders and Deutsche Bank Trust Company Americas, as collateral agent (including any successor thereto, the "***Collateral Agent***"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day): ______________________

(B) Principal Amount of Borrowing:

Dollars: ______________________

8 Only if Notice of Borrowing is executed before the Acquisition.

9 Select as applicable.

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EU-DOCS\26045402.3

(C) Class of Borrowing:[10] ______________________

(D) Type of Borrowing:[11] ______________________

(E) Interest Period and the last day thereof[12]: ______________________

(F) Funds are requested to be disbursed to the Borrower's account with:

Dollars

Correspondent Bank (or Account with Institution): ______________________
Swift/CHIPS: ______________________
Account No.: ______________________
Beneficiary: ______________________
Required reference (if applicable): ______________________

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date of the Borrowing, the applicable conditions to lending specified in Section 4.03 of the Credit Agreement have been satisfied.

[Remainder of page intentionally left blank]

10 Specify Borrowing of Initial Revolving Credit Loans, Incremental Revolving Credit Loans, Revolving Credit Loans under any Extended Revolving Credit Commitment or Refinancing Revolving Loans.

11 If applicable, specify Eurodollar Borrowing or ABR Borrowing.

12 Applicable only for the Eurodollar Borrowings and shall be subject to the definition of "Interest Period" and Section 2.02 of the Credit Agreement.

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EU-DOCS\26045402.3

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be duly executed and delivered by its officer as of the date first above written.

[[BidFair MergeRight Inc.] [13] [Sotheby's] [Sotheby's Inc.]] [14]

By:______________________________
Name:
Title:

[13] Only if Notice of Borrowing is executed before the Acquisition.

[14] Select as applicable.

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EU-DOCS\26045402.3

Exhibit C-2
to the Credit Agreement

FORM OF SWING LINE BORROWING REQUEST

BNP Paribas
787 7th Avenue
New York, NY 10019

Attn: Charles Romano
Tel. 212 841 2968
Email: charles.romano@us.bnpparibas.com

Attn: Yuqiao Lin
Tel. 212-340-5374
Email: yuqiao.lin@us.bnpparibas.com

[Date]

Ladies and Gentlemen:

The undersigned, [BidFair MergeRight Inc.][15] [[Sotheby's] [Sotheby's Inc.]][16] a [Delaware][New York] corporation (the "***Borrower***"), refers to that certain Credit Agreement, dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among the Borrower, the Lenders from time to time party thereto (the "***Lenders***"), BNP Paribas, as administrative agent (including any successor thereto, the "***Administrative Agent***") for the Lenders and Deutsche Bank Trust Company Americas, as collateral agent (including any successor thereto, the "***Collateral Agent***"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.27 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day):	______________________
(B)	Principal Amount of Borrowing:	
	Dollars:	______________________
(C)	Type of Borrowing:	ABR Borrowing

[15] Only if Notice of Borrowing is executed before the Acquisition.

[16] Select as applicable.

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EU-DOCS\26045402.3

(E) Funds are requested to be disbursed to the Borrower's account with:

Dollars

Correspondent Bank (or Account with Institution): ______________________
Swift/CHIPS: ______________________
Account No.: ______________________
Beneficiary: ______________________
Required reference (if applicable): ______________________

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date of the Borrowing, the applicable conditions to lending specified in Section 4.03 of the Credit Agreement have been satisfied.

[Remainder of page intentionally left blank]

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EU-DOCS\26045402.3

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be duly executed and delivered by its officer as of the date first above written.

[[BidFair MergeRight Inc.] [17] [[Sotheby's] [Sotheby's Inc.]]][18]

By:______________________________
Name:
Title:

[17] Only if Notice of Borrowing is executed before the Acquisition.

[18] Select as applicable.

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EU-DOCS\26045402.3

Exhibit C-3
to the Credit Agreement

FORM OF TERM BORROWING REQUEST

BNP Paribas
787 7th Avenue
New York, NY 10019

Attn: Charles Romano
Tel. 212 841 2968
Email: charles.romano@us.bnpparibas.com

Attn: Yuqiao Lin
Tel. 212-340-5374
Email: yuqiao.lin@us.bnpparibas.com

[Date]

Ladies and Gentlemen:

The undersigned, [BidFair MergeRight Inc.] [19] [Sotheby's] [20] a Delaware corporation (the "***Borrower***"), refers to that certain Credit Agreement, dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among the Borrower, the Lenders from time to time party thereto (the "***Lenders***"), BNP Paribas, as administrative agent (including any successor thereto, the "***Administrative Agent***") for the Lenders and Deutsche Bank Trust Company Americas, as collateral agent (including any successor thereto, the "***Collateral Agent***"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day): ______________________

(B) Principal Amount of Borrowing:

Dollars: ______________________

(C) Class of Borrowing:[21] ______________________

[19] Only if Notice of Borrowing is executed before the Acquisition.

[20] Select as applicable.

[21] Specify Borrowing of Initial Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans.

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EU-DOCS\26045402.3

(D) Type of Borrowing:[22] ______________________

(E) Interest Period and the last day thereof[23]: ______________________

(F) Funds are requested to be disbursed to the Borrower's account with:

Dollars
Correspondent Bank (or Account with Institution): ______________________
Swift/CHIPS: ______________________
Account No.: ______________________
Beneficiary: ______________________
Required reference (if applicable): ______________________

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date of the Borrowing, the applicable conditions to lending specified in Section 4.03 of the Credit Agreement have been satisfied.

[Remainder of page intentionally left blank]

[22] If applicable, specify Eurodollar Borrowing or ABR Borrowing.

[23] Applicable only for the Eurodollar Borrowings and shall be subject to the definition of "Interest Period" and Section 2.02 of the Credit Agreement.

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EU-DOCS\26045402.3

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be duly executed and delivered by its officer as of the date first above written.

[BidFair MergeRight Inc.][24] [Sotheby's][25]

By:_______________________________
Name:
Title:

[24] If Notice of Borrowing is executed before the Acquisition.
[25] If Notice of Borrowing is executed after the Acquisition.

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EU-DOCS\26045402.3

Exhibit D
to the Credit Agreement

FORM OF INTERCREDITOR AGREEMENT

See attached.

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EU-DOCS\26045402.3

Execution Version

EQUAL PRIORITY INTERCREDITOR AGREEMENT

Among

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent for the Credit Agreement Secured Parties,

BNP PARIBAS,

Authorized Representative for the Credit Agreement Secured Parties,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent for the Initial Additional Secured Parties,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Authorized Representative for the Initial Additional Secured Parties,

and

each additional Authorized Representative from time to time party hereto

and

the Original Investor named herein

Dated as of October 2, 2019

77660844_6

Article I Definitions 1

SECTION 1.01 Construction; Certain Defined Terms 1

Article II Priorities and Agreements with Respect to Shared Collateral 10

SECTION 2.01 Priority of Claims 10

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens 12

SECTION 2.03 No Interference; Payment Over 13

SECTION 2.04 Automatic Release of Liens; Amendments to Security Documents 14

SECTION 2.05 Certain Agreements with Respect to Insolvency or Liquidation Proceedings 15

SECTION 2.06 Reinstatement 16

SECTION 2.07 Insurance 16

SECTION 2.08 Refinancings 16

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection 16

SECTION 2.10 Amendments to Security Documents 17

Article III Existence and Amounts of Liens and Obligations 18

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations 18

Article IV The Controlling Collateral Agent; Designated Common Collateral Agent 18

SECTION 4.01 Authority 18

SECTION 4.02 Non-Reliance on Controlling Collateral Agent and Other Secured Parties 19

Article V Investor Obligations 21

SECTION 5.01 Subordination of Investor Obligations 21

SECTION 5.02 Restriction on Payment 21

SECTION 5.03 No Acquisition of Investor Obligations 21

SECTION 5.04 Collateral; Guarantees 21

SECTION 5.05 Payment Obligations Continue 21

SECTION 5.06 Turnover in Respect of Investor Obligations 21

SECTION 5.07 Investor Obligations: Exceptions 22

SECTION 5.08 Changes to Parties 22

Article VI Miscellaneous 23

SECTION 6.01 Notices 23

SECTION 6.02 Waivers; Amendment; Joinder Agreements 24

SECTION 6.03 Parties in Interest 25

SECTION 6.04 Effectiveness, Survival of Agreement, Severability 25

i

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SECTION 6.05 Counterparts ................................................................................................. 25 EQUAL PRIORITY INTERCREDITOR AGREEMENT (as amended or supplemented SECTION 6.06 Severability .................................................................................................. 25 Agreement DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent for the Credit Agreement Secured Parties SECTION 6.07 Governing Law; Jurisdiction; Consent to Service of Process ...................... 25 (as defined below) (in such capa Credit SECTION 6.08 Submission to Jurisdiction Waivers ............................................................. 25 Agreement Collateral Agent Credit Agreement Secured Parties (in such capacity and together with its successors in such SECTION 6.09 WAIVER OF JURY TRIAL ........................................................................ 26 capacity, Credit Agreement Administrative Agent DEUTSCHE BANK TRUST SECTION 6.10 Headings ...................................................................................................... 26 COMPANY AMERICAS, as the Authorized Representative for the Initial Additional Secured SECTION 6.11 Conflicts ....................................................................................................... 26 Initial Additional Authorized Representative DEUTSCHE BANK TRUST COMPANY AMERICAS, as SECTION 6.12 Provisions Solely To Define Relative Rights .............................................. 26 collateral agent for the Initial Additional Secured Parties (in such capacity and together with its SECTION 6.13 Additional Senior Debt ................................................................................ 27 Initial Additional Collateral Agent Authorized SECTION 6.14 Integration .................................................................................................... 28 Representative from time to time party hereto for the Additional Secured Parties of the Series with respect to which it is acting in such capacity (in such capacity and together with its successors in SECTION 6.15 Attorney in Fact. .......................................................................................... 28 Additional Authorized Representative hereinafter defined). ANNEXES In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Annex I Consent of Grantor ............................................................................................................ 1 Agreement Collateral Agent and the Credit Agreement Administrative Agent (for themselves and Annex II Form of Joinder ............................................................................................................... 1 on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Secured Parties) and each Annex III Form of Supplement ....................................................................................................... 1 Additional Authorized Representative (for itself and on behalf of the Additional Secured Parties of the applicable Series) agree as follows: ARTICLE I DEFINITIONS SECTION 1.01 Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter followed by the (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the ii 77660844_6 77660844_6

(b) It is the intention of the Secured Parties of each Series that the holders of Additional Collateral Agent (a) for so long as the Initial Additional Obligations Obligations of such Series (and not the Secured Parties of any other Series) bear the risk of (i) any are the only Series of Additional Obligations, the Initial Additional Collateral Agent and determination by a court of competent jurisdiction that (A) any of the Obligations of such Series (b) thereafter, the Collateral Agent for the Series of Additional Obligations that constitutes the are unenforceable under applicable law or are subordinated to any other obligations (other than largest outstanding principal amount of any then outstanding Series of Additional Obligations with another Series of Obligations), (B) any of the Obligations of such Series do not have an enforceable respect to any Shared Collateral. security interest in any of the Collateral securing any other Series of Obligations and/or (C) any intervening security interest exists securing any other obligations (other than another Series of Additional Obligations Obligations) on a basis ranking prior to the security interest of such Series of Obligations but junior (including the Initial Additional Secured Parties) pursuant to the terms of any Additional to the security interest of any other Series of Obligations and (ii) the existence of any Collateral Agreement (including the Initial Additional Agreement), including, without limitation, all amounts for any other Series of Obligations that is not Shared Collateral (any such condition referred to in in respect of any principal, premium, interest (including any interest accruing subsequent to the the foregoing clause (i) or (ii) with respect t Impairment commencement of a Bankruptcy Case at the rate provided for in the respective Additional Series). In the event of any Impairment with respect to any Series of Obligations, the results of Agreement, whether or not such interest is an allowed claim under any such proceeding or under such Impairment shall be borne solely by the holders of such Series of Obligations, and the rights applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, of the holders of such Series of Obligations (including the right to receive distributions in respect reimbursements, damages and other liabilities, and guarantees of the foregoing amounts. of such Series of Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series Additional Secured Parties of such Obligations subject to such Impairment. Additionally, in the event the Obligations of any Additional Authorized Representative and shall include the Initial Additional Secured Parties. Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Obligations or the Secured Credit Documents governing Additional Security Documents means the Initial Additional Security Documents and such Obligations shall refer to such Obligations or such documents as so modified. any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the (c) Capitalized terms used and not otherwise defined herein shall have the meanings Additional Obligations. As Additional Senior Class Debt Section 6.13. used in this Agreement, the following terms have the meanings specified below: Additional Senior Class Debt Collateral Agent igned to such term in Acceleration Event Section 6.13. Representative in relation thereto has exercised any acceleration right to demand (or any Additional Senior Class Debt Parties Section acceleration provision being automatically invoked which requires) repayment of any Obligations 6.13. outstanding thereunder, in each case under and in accordance with the terms of the related Secured Credit Documents for such Series following the occurrence of an Event of Default which is Additional Senior Class Debt Representative continuing (in each case other than placing amounts on demand or cancelling undrawn Section 6.13. commitments, but including making a demand for repayment of amounts placed on demand). Agreement Additional Agreement al Additional Obligations or any Agreement. Series of Additional Senior Class Debt, the notes, indentures, credit agreements, loan agreements, security documents and other operative agreements or instruments evidencing or governing such Applicable Authorized Representative (a) until the earlier of (i) the Discharge of indebtedness and liens securing such indebtedness, including the Initial Additional Agreement and the Credit Agreement Obligations and (ii) the Non-Controlling Authorized Representative the Additional Security Documents and each other agreement entered into for the purpose of Enforcement Date, the Credit Agreement Administrative Agent, and (b) from and after the earlier securing the Initial Additional Obligations or any Series of Additional Senior Class Debt; provided of (i) the Discharge of the Credit Agreement Obligations and (ii) the Non-Controlling Authorized that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has Representative Enforcement Date, the Major Non-Controlling Authorized Representative. been designated as a Series of Additional Senior Class Debt pursuant to Section 6.13 hereto. Authorized Representative (a) in the case of any Credit Agreement Obligations Additional Authorized Representative or the Credit Agreement Secured Parties, the Credit Agreement Administrative Agent, (b) in the introductory paragraph to this Agreement. case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Authorized Representative, and (c) in the case of any Series of Additional Obligations 2 3 77660844_6 77660844_6

or Additional Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

"Bankruptcy Case" has the meaning assigned to such term in Section 2.05(b).

"Bankruptcy Code" means Title 11 of the United States Code, as amended.

"Bankruptcy Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, administration, rearrangement, judicial management, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar federal, state or foreign debtor relief laws (including under any applicable corporate statute) of the United States or other applicable jurisdictions from time to time in effect.

"Capital Stock" means "Capital Stock" as defined in the Credit Agreement (or any correlative term in any Additional Agreement that has been designated as "Credit Agreement" pursuant to the definition of "Discharge of the Credit Agreement Obligations").

"Cash Collateralized Obligations" shall have the meaning assigned to such term in Section 2.01(d).

"Collateral" means all assets and properties subject to Liens created pursuant to any Security Document to secure any of the Obligations.

"Collateral Agent" means (a) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (b) in the case of the Initial Additional Obligations, the Initial Additional Collateral Agent, and (c) in the case of any other Series of Additional Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

"Controlling Collateral Agent" means (a) until the earlier of (i) the Discharge of the Credit Agreement Obligations and (ii) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (b) from and after the earlier of (i) the Discharge of the Credit Agreement Obligations and (ii) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent.

"Controlling Secured Parties" means (a) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (b) at any other time, the Series of Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

"Credit Agreement" means that certain Credit Agreement, dated as of October 2, 2019, among BidFair MergeRight Inc., a Delaware corporation (to be merged with and into Sotheby's, a Delaware corporation, on the Closing Date) (together with its successors and assigns, until the satisfaction in full of all the Obligations in accordance with the terms of this Agreement, the "Borrower"), the lenders and other parties party thereto from time to time, the Credit Agreement Administrative Agent and the Credit Agreement Collateral Agent.

4

77660844_6

"Credit Agreement Administrative Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Credit Agreement Collateral Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Credit Agreement Obligations" means the "Obligations" as defined in the Credit Agreement.

"Credit Agreement Secured Parties" means the "Secured Parties" as defined in the Credit Agreement.

"Credit Agreement Security Agreement" means the Pledge and Security Agreement, dated as of October 2, 2019, among the Grantors party thereto and the Credit Agreement Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

"Credit Agreement Security Documents" means the Credit Agreement Security Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

"DIP Financing" has the meaning assigned to such term in Section 2.05(b).

"DIP Financing Liens" has the meaning assigned to such term in Section 2.05(b).

"DIP Lenders" has the meaning assigned to such term in Section 2.05(b).

"Discharge" means, with respect to any Shared Collateral and any Series of Obligations, the date on which such Series of Obligations is no longer secured by such Shared Collateral. The term "Discharged" has a corresponding meaning.

"Discharge of Secured Obligations" means the Discharge of the Credit Agreement Obligations, the Discharge of the Initial Additional Obligations and the Discharge of any Additional Obligations.

"Discharge of the Credit Agreement Obligations" means, with respect to any Shared Collateral, the Discharge of all Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of the Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional Obligations secured by such Shared Collateral under an Additional Agreement which has been designated in writing by the Credit Agreement Administrative Agent to the Additional Collateral Agent and each other Authorized Representative as the "Credit Agreement" for purposes of this Agreement.

"Equity Release Proceeds" has the meaning set forth in Section 2.04(a).

"Event of Default" means an "Event of Default" (or similarly defined term) as defined in any Secured Credit Document.

5

77660844_6

Grantors (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up that has granted a security interest pursuant to any Secured Credit Documents to secure any of or relating to any Grantor, in each case whether or not voluntary and whether or not involving Obligations. bankruptcy or insolvency and whether or not in a court supervised proceeding; or Guarantee (c) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims. Guarantee Release Proceeds Section 2.04(a). Intervening Creditor s the meaning assigned to such term in Section 2.01(a). Guarantors Investor Borrower that has provided a Guarantee in respect of the Obligations pursuant to any Secured in accordance with Section 6.01 hereof, provided that it has not ceased Credit Documents. to be an Investor pursuant to Section 6.01. Impairment Section 1.01(b). Investor Documents accommodation made by an Investor to the Parent Guarantor or other Indebtedness incurred by Initial Additional Agreement Parent Guarantor to an Investor; provided that such loan, financial accommodation or other among, inter alia, the Borrower, the Initial Additional Authorized Representative, and the Initial Indebtedness has been designated by the Original Investor as Subordinated Shareholder Funding Additional Collateral Agent. to each Authorized Representative in accordance with each Secured Credit Document. Initial Additional Authorized Representative Investor Joinder Agreement the introductory paragraph of this Agreement. Investor, substantially in the form of Annex III hereto or such other form as shall be approved by the Applicable Authorized Representative. Initial Additional Collateral Agent introductory paragraph of this Agreement. Investor Obligations and duties of, Parent Guarantor owing to the Investors arising under the Investor Documents Initial Additional Obligations the Additional Obligations pursuant to the Initial whether direct or indirect (including those acquired by assumption), absolute or contingent, due or Additional Agreement. to become due, now existing or hereafter arising and including interest, fees and other amounts, if any, that accrue after the commencement by or against any Borrower or any other Grantor of any Initial Additional Secured Parties proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, any Initial Additional Obligations and the Initial Additional Authorized Representative. regardless of whether such interest, fees and other amounts, if any, are allowed claims in such proceeding. Initial Additional Security Agreement dated as of October 2, 2019 among the Grantors party thereto and the Initial Additional Collateral Investor Obligations Acquisition means, in respect of a person and to any Investor Agent, as amended, restated, supplemented or otherwise modified from time to time. Obligations, a transaction where that person (a) purchases by way of assignment or transfer, (b) enters into any sub-participation in respect of, or (c) enters into any other agreement or Initial Additional Security Documents arrangement having an economic effect substantially similar to a sub-participation in respect of, the other Security Documents (as defined in the Initial Additional Agreement) and each other the rights and benefits in respect of those Investor Obligations. agreement entered into in favor of the Initial Additional Collateral Agent for the purpose of securing any Initial Agreement Obligations. Joinder Agreement in the form of Annex II hereto (with such changes as may be reasonably approved by such Authorized Representatives, Insolvency or Liquidation Proceeding Collateral Agents, Additional Senior Class Debt Representative and Additional Senior Class Debt (a) any case commenced by or against any Grantor under any Bankruptcy Law, any Collateral Agent) required to be delivered by an Authorized Representative and the related other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets Additional Senior Class Debt Collateral Agent to each Collateral Agent and each Authorized or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to Representative pursuant to Section 6.13 hereof in order to establish an additional Series of any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in Additional Obligations and add Additional Secured Parties hereunder. each case whether or not voluntary; 6 7 77660844_6 77660844_6

Lien Non-US Grantor assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature Non-US Security Interest any security interests granted in favor of the Secured thereof). Parties with respect to Non-US Collateral. Major Non-Controlling Authorized Representative Obligations (a) the Credit Agreement Obligations and (b) each Representative of the Series of Additional Obligations that at such time constitutes the largest Series of Additional Obligations. outstanding principal amount of any then outstanding Series of Additional Obligations; provided, however, that if there are two outstanding Series of Additional Obligations which have an equal Original Investor outstanding principal amount, the Series of Additional Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition. Payment ions (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those obligations (or New York UCC e Uniform Commercial Code as from time to time in effect in other liabilities or obligations). the State of New York. Person association, Non-Controlling Authorized Representative company, limited liability company, partnership, Governmental Authority or other entity. Representative that is not the Applicable Authorized Representative at such time. Possessory Collateral Non-Controlling Authorized Representative Enforcement Date Collateral Agent (or its agents or bailees), to the extent that possession or control thereof or any any Non-Controlling Authorized Representative, the date which is 180 days (throughout which account in which such Shared Collateral is held perfects a Lien thereon under the Uniform 180-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Commercial Code of any jurisdiction or other applicable Law. Possessory Collateral includes, Authorized Representative) after the occurrence of both (a) an Event of Default (under and as without limitation, any Certificated Securities, Promissory Notes, Instruments, Chattel Paper or defined in the Credit Agreement or the applicable Additional Agreement under which such Non- any Deposit Account, commodities account or securities account, in each case, delivered to or in Controlling Authorized Representative is the Authorized Representative) and (b) each Collateral the possession or control of the Collateral Agent under the terms of the Security Documents. All - capitalized terms used in this definition and not defined elsewhere in this Agreement have the Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized meanings assigned to them in the New York UCC. Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the applicable Credit Agreement or applicable Additional Proceeds Section 2.01 hereof. Agreement under which such Non-Controlling Authorized Representative is the Authorized Refinance Representative) has occurred and is continuing and (ii) the Obligations of the Series with respect amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other to which such Non-Controlling Authorized Representative is the Authorized Representative are indebtedness or enter alternative financing arrangements, in exchange or replacement for such currently due and payable in full (whether as a result of acceleration thereof or otherwise) in indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, accordance with the terms of the Credit Agreement or applicable Additional Agreement; provided borrowers and/or guarantors, and including, in each case, after the original instrument giving rise that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall to such indebtedness has been terminated and including, in each case, through any credit not occur and shall be deemed not to have occurred with respect to any Shared Collateral (A) at Refinanced any time the Credit Agreement Collateral Agent or the Credit Agreement Administrative Agent Refinancing (or, after the Discharge of the Credit Agreement Obligations, the then Applicable Authorized Representative) has commenced and is diligently pursuing any enforcement action with respect to Secured Credit Documents (a) the Credit Agreement and the other Loan such Shared Collateral or (B) at any time the Grantor which has granted a Lien in such Shared Documents (as defined in the Credit Agreement), (b) the Initial Additional Agreement and the Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Notes Documents (as defined in the Initial Additional Agreement) and (c) each Additional Liquidation Proceeding. Agreement. Non-Controlling Secured Parties Secured Parties (a) the Credit Agreement Secured Parties and (b) the Additional Secured Parties. Secured Parties. Non-US Collateral eral granted by a Non-US Grantor in respect Security Agreements (a) the Credit Agreement Security Agreement, of the Obligations. and (b) the Initial Additional Security Agreements. 8 9 77660844_6 77660844_6

Security Documents (a) the Credit Agreement Security Documents Grantor, the proceeds of any sale, collection or other liquidation of any Shared Collateral, Equity and (b) the Additional Security Documents. Release Proceeds, or Guarantee Release Proceeds received by any Secured Party or received by the Controlling Collateral Agent or any Secured Party pursuant to any such intercreditor agreement Series (a) with respect to the Secured Parties, each of (i) the Credit Agreement or otherwise with respect to such Shared Collateral and proceeds of any such distribution (subject, Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their in the case of any such distribution, to the second sentence hereof) to which the Obligations are capacities as such) and (iii) the other Additional Secured Parties that become subject to this entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds Agreement after the date hereof that are represented by a common Authorized Representative (in of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral, their capacities as such) and (b) with respect to any Obligations, each of (i) the Credit Agreement or Equity Release Proceeds, all proceeds of any such distribution and any proceeds of any Obligations, (ii) the Initial Additional Obligations and (iii) the Additional Obligations incurred insurance covering the Shared Collateral received by the Controlling Collateral Agent and not pursuant to any Additional Agreement, which pursuant to any Joinder Agreement, are to be required to be returned to any Grantor under any Secured Credit Document and all Guarantee represented hereunder by a common Authorized Representative (in its capacity as such for such Proceeds (i) FIRST, to the Additional Obligations). payment of all amounts owing to each Collateral Agent and Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Shared Collateral Section 1.01(b), to the payment in full of the Obligations (other than Cash Collateralized Series of Obligations (or their respective Authorized Representatives) hold a valid and perfected Obligations) of each Series on a ratable basis in accordance with the terms of the applicable security interest at such time. If more than two Series of Obligations are outstanding at any time Secured Credit Documents and (iii) THIRD, after the Discharge of all Obligations, to the Borrower and the holders of less than all Series of Obligations hold a valid and perfected security interest in or the other Grantors or their successors or assigns, as their interests may appear, or to whosoever any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. of Obligations that hold a valid security interest in such Collateral at such time and shall not If, despite the provisions of the first sentence of this Section 2.01(a), any Secured Party shall constitute Shared Collateral for any Series which does not have a valid and perfected security receive any payment or other recovery in excess of its portion of payments on account of the interest in such Collateral at such time. Obligations to which it is then entitled in accordance with this Section 2.01(a), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution Subordinated Shareholder Funding in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared defined in the Credit Agreement (or any correlative term in any Additional Agreement that has Collateral or Equity Release Proceeds for which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Intervening Creditor Subsidiary the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to term in any Additional Agreem such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of Obligations with US Grantor respect to which such Impairment exists. United States of America, any State thereof or the District of Columbia. (b) It is acknowledged that the Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or ARTICLE II modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Series. PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL (c) Notwithstanding the date, time, method, manner or order of grant, attachment or SECTION 2.01 Priority of Claims. (a) Anything contained herein or in any of the perfection of any Liens securing any Series of Obligations granted on the Shared Collateral and Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if (1) notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other an Event of Default has occurred and is continuing, and (2) either (x) the Controlling Collateral applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing Agent or any Secured Party is taking action to enforce rights in respect of any Shared Collateral, the Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to or (y) any distribution is made in respect or, on account of, any Shared Collateral or any claim Section 1.01(b)), each Secured Party hereby agrees that the Liens securing each Series of against any Grantor in any Bankruptcy Case of any Grantor or any Secured Party receives any Obligations on any Shared Collateral shall be of equal priority. payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, any such claim against a Grantor in a Bankruptcy Case of such 10 11 77660844_6 77660844_6

(d) Notwithstanding anything in this Agreement or any other Security Documents to (c) Each of the Authorized Representatives agrees that it will not accept any Lien on the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit any Collateral for the benefit of any Series of Obligations (other than funds deposited for the Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or in discharge or defeasance of any Additional Agreement and, in the case of the Credit Agreement respect of swing line loans or otherwise held by the Credit Agreement Collateral Agent pursuant Obligations, cash collateral that may be required to be deposited in connection with the obligations to Section 2.25, 2.26(g), 2.27(g) or Article 7 of the Credit Agreement (or any equivalent successor of a Defaulting Lender, with respect to Letters of Credit or Swing Line Loans, or in connection provision) (any such cash collateralized ob Cash Collateralized with an Event of Default under the Credit Agreement) other than pursuant to the Security Obligations Documents, and by executing this Agreement (or a Joinder Agreement), each Authorized Collateral. Representative and the Series of Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Security Documents applicable to it. SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens. (a) With respect to any Shared Collateral, (i) only the Controlling Collateral (d) Each of the Secured Parties agrees that it will not (and hereby waives any right to) Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect contest or support any other Person in contesting, in any proceeding (including any Insolvency or to any intercreditor agreement with respect to any Shared Collateral), and then only on the Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of this shall not follow any instructions with respect to such Shared Collateral (including with respect to Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling rights of any Collateral Agent or any Authorized Representative to enforce this Agreement. Authorized Representative or any other Secured Party (other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Secured Party SECTION 2.03 No Interference; Payment Over. (a) Each Secured Party agrees that (other than the Applicable Authorized Representative) shall, or shall instruct the Controlling (i) it will not challenge or question in any proceeding the validity or enforceability of any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect Obligations of any Series or any Security Document or the validity, attachment, perfection or to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any priority of any Lien under any Security Document or the validity or enforceability of the priorities, action to take possession of, exercise any right, remedy or power with respect to, or otherwise take rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause any action to enforce its security interest in or realize upon, or take any other action available to it to be taken any action the purpose or intent of which is, or could be, to interfere with, hinder or in respect of, any Shared Collateral (including with respect to any intercreditor agreement with delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other respect to any Shared Collateral), whether under any Security Document, applicable law or disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other the Applicable Authorized Representative and in accordance with the applicable Security Secured Party to exercise any right, remedy or power with respect to any Shared Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the to Shared Collateral. Notwithstanding the equal priority of the Liens, the Controlling Collateral Controlling Collateral Agent or any other Secured Party of any right, remedy or power with respect Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the to any Shared Collateral, (iv) it will not institute any suit or assert in any Insolvency or Liquidation Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Proceeding or any other proceeding any claim against the Controlling Collateral Agent or any Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will other Secured Party seeking damages from or other relief by way of specific performance, contest, protest or object to any foreclosure proceeding or action brought by the Controlling instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, Applicable Authorized Representative or Controlling Secured Party or any other Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be exercise by the Controlling Collateral Agent, Applicable Authorized Representative or Controlling liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Authorized Representative or other Secured Party with respect to any Shared Collateral Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any priorities of any Secured Party, Controlling Collateral Agent or Authorized Representative with right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other respect to any Collateral not constituting Shared Collateral. disposition of such Collateral and (vi)it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; (b) Without limiting the provisions of Section 4.02, each Authorized Representative provided that nothing in this Agreement shall be construed to prevent or impair the rights of any and each Secured Party that is not the Controlling Collateral Agent hereby appoints the Controlling Collateral Agent or any other Secured Party to enforce this Agreement. Collateral Agent as its agent and authorizes the Controlling Collateral Agent to exercise any and all remedies under each Security Document with respect to Shared Collateral and to execute (b) Each Secured Party hereby agrees that if it shall obtain possession of any Shared releases in connection therewith, including as required by Section 2.04. Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies 12 13 77660844_6 77660844_6

(including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of (b) Each Collateral Agent and Authorized Representative agrees to execute and deliver the Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of of Shared Collateral, transfer or release of liens, transfer or release of guarantees or other Section 2.01 hereof. obligations or related amendment to any Security Document or other Secured Credit Document provided for in this Section 2.04. (c) None of the Controlling Collateral Agent, any Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Controlling SECTION 2.05 Certain Agreements with Respect to Insolvency or Liquidation Collateral Agent, such Authorized Representative or any other Secured Parties with respect to any Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the Shared Collateral in accordance with the provisions of this Agreement. commencement of any proceeding under any Bankruptcy Law by or against the Borrower or any other Grantor. SECTION 2.04 Automatic Release of Liens; Amendments to Security Documents. (a) If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies (b) Bankruptcy Case against any Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is Bankruptcy Code and shall, as debtor(s)-in- DIP pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series Financing DIP Lenders nder Section 364 of the of Secured Parties upon such Shared Collateral will automatically be released and discharged; Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant Secured Party agrees that it will raise no objection to any such financing or to the Liens on the to Section 2.01 hereof. If in connection with any such foreclosure or other exercise of remedies DIP Financing Liens by the Controlling Collateral Agent, the Controlling Collateral Agent or related Authorized constitutes Shared Collateral, unless the Applicable Authorized Representative shall then oppose Representative of a Series releases any Guarantor from its obligation under a Guarantee of the or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to Series for which it serves as Collateral Agent or Authorized Representative prior to a Discharge the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for of such Series, such Guarantor also shall be released from its Guarantee of all other Series of the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will Additional Obligations provided that any proceeds received by such Controlling Collateral Agent subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Guarantee Release Proceeds Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP shall be applied pursuant to Section 2.01 hereof. If in connection with any such foreclosure or Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens other exercise of remedies by the Controlling Collateral Agent, Collateral consisting of Capital rank pari passu with the Liens on any such Shared Collateral granted to secure the Obligations of Stock of any Person is foreclosed upon or otherwise disposed of and the Controlling Collateral the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities Agent releases its Lien on the property or assets of such Person that constitutes Shared Collateral, with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured then the Liens of each other Collateral Agent (or in favor of such other Secured Parties if directly Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the secured by such Liens) with respect to any Shared Collateral consisting of the property or assets DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with of such Person will be automatically released to the same extent as the Liens of the Controlling the same priority vis-a-vis all the other Secured Parties (other than any Liens of the Secured Parties Collateral Agent are released; provided that any proceeds of any such Capital Stock foreclosed constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, upon where the Controlling Collateral Agent releases its Lien on the assets of such Person which (B) the Secured Parties of each Series are granted Liens on any additional collateral pledged to constitute Shared Collateral for another Series of Obligations is released as provided in this any Secured Parties as adequate protection or otherwise in connection with such DIP Financing or Equity Release Proceeds use of cash collateral, with the same priority vis-a-vis the Secured Parties as set forth in this whether or not the Capital Stock so disposed of such Person constitutes Shared Collateral for such Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of other Series of Obligations) shall be applied pursuant to Section 2.01 hereof. In furtherance of the the Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any foregoing, each Grantor and each Investor agrees that upon request of the Controlling Collateral Secured Parties are granted adequate protection, including in the form of periodic payments, in Agent or the Applicable Authorized Representative, any intragroup indebtedness of any Grantor connection with such DIP Financing or use of cash collateral, the proceeds of such adequate held by another Grantor or any Investor Obligations held by an Investor, and, in each case, any protection are applied pursuant to Section 2.01 of this Agreement; provided that the Secured liens supporting such indebtedness, shall be released by such Grantor or such Investor in the Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing circumstances where the corresponding Guarantees of such Grantor are released by the Controlling over any Collateral subject to Liens in favor of the Secured Parties of such Series or its Authorized Collateral Agent or any Authorized Representative as set forth above. Each Authorized Representative that shall not constitute Shared Collateral; and provided further, that the Secured Representative (for itself and the Secured Parties it represents), each Investor and each Grantor Parties receiving adequate protection shall not object to any other Secured Party receiving adequate further agree that if requested by the Controlling Collateral Agent or the Applicable Authorized protection comparable to any adequate protection granted to such Secured Parties in connection Representative, such liens, guarantees, Investor Obligations and intragroup indebtedness, as with a DIP Financing or use of cash collateral. applicable, may be transferred to another Grantor rather than released. 14 15 77660844_6 77660844_6

(c) Each Secured Party agrees that, in an Insolvency or Liquidation Proceeding or assignee solely for the purpose of perfecting the Lien granted in such Possessory Collateral, if any, otherwise, none of them will oppose any sale or disposition of any Shared Collateral of any Grantor pursuant to the applicable Security Documents, in each case, subject to the terms and conditions that is supported by the Controlling Secured Parties, or the Applicable Authorized Representative, of this Section 2.09. Pending delivery to the Controlling Collateral Agent, each other Authorized and will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to any such sale or disposition and to have released its Liens on the assets so sold or disposed; to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant assignee, solely for the purpose of perfecting the Lien granted in such Possessory Collateral, if to Section 2.01 hereof. any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent (d) Each Secured Party agrees that (i) the grants of Liens pursuant to the Credit is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request Agreement Security Documents and the Additional Security Documents constitute two separate of the Additional Collateral Agent promptly deliver all Possessory Collateral to the Additional and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral Agent together with any necessary endorsements (or otherwise allow the Additional Shared Collateral, the Additional Obligations are fundamentally different from the Credit Collateral Agent to obtain control of such Possessory Collateral). Agreement Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the (b) In the event that any Secured Party other than the Controlling Collateral Agent parties as provided in the immediately preceding sentence, if it is held that the claims of the Credit receives any Possessory Collateral, then such Secured Party shall promptly deliver, or transfer Agreement Secured Parties and any Series of Additional Secured Parties in respect of the Shared control of, such Possessory Collateral (including any proceeds therefrom), together with any Collateral constitute only one class of secured claims (rather than separate classes of secured necessary endorsements and notices to depository banks, securities intermediaries and claims), then the Additional Secured Parties hereby acknowledge and agree that all distributions commodities intermediaries, to the Controlling Collateral Agent. shall be made as if there were separate classes of secured claims against the Grantors in respect of the Shared Collateral. (c) The duties or responsibilities of each Collateral Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral SECTION 2.06 Reinstatement. In the event that any of the Obligations shall be paid constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party in full and such payment or any part thereof shall subsequently, for whatever reason (including an for purposes of perfecting the Lien held by such Secured Parties therein. order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or SECTION 2.10 Amendments to Security Documents. (a) Without the prior written repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such consent of the Credit Agreement Collateral Agent, each Additional Secured Party agrees that no Obligations shall again have been paid in full in cash. Additional Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional SECTION 2.07 Insurance. As between the Secured Parties, the Controlling Agreement would be prohibited by, or would require any Grantor to act or refrain from acting in Collateral Agent, acting at the direction of the Applicable Authorized Representative, shall have a manner that would violate, any of the terms of this Agreement. the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or (b) Without the prior written consent of the Additional Collateral Agent, the Credit similar proceeding affecting the Shared Collateral. Agreement Collateral Agent agrees that no Credit Agreement Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, SECTION 2.08 Refinancings. The Obligations of any Series may be Refinanced, in supplement or modification, or the terms of any new Credit Agreement Security Document would whole or in part, in each case, without notice to, or the consent (except to the extent a consent is be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would otherwise required to permit the refinancing transaction under any Secured Credit Document) of violate, any of the terms of this Agreement. any Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such (c) In making determinations required by this Section 2.10, each Collateral Agent may Refinancing indebtedness (if not already a party hereto in its capacity as Authorized Representative conclusively rely on a certificate of an Authorized Officer of the Borrower. of the indebtedness being refinanced) shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness. (d) In the event that the Controlling Collateral Agent enters into any amendment, waiver or consent in respect of any of the Security Documents for the purpose of adding to, or SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection. deleting from, or waiving or consenting to any departures from any provisions of, any Security (a) The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Document or changing in any manner the rights or any parties thereunder, then such amendment, Collateral that is part of the Collateral in its possession or control (or in the possession or control waiver or consent shall apply automatically to any comparable provision of any other Security of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any Document without the consent of any Secured Party (with all such amendments, waiver and 16 17 77660844_6 77660844_6 modifications subject to the terms hereof); provided that (other than with respect to amendments, Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling modifications or waivers that secured additional extensions of credit and add additional secured Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling creditors and do not violate the express provision of any Security Document), (i) no such Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any with Section 2.01 hereof. Security Document, except to the extent that a release of such Lien is permitted by Section 2.04, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the (b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges Non-Controlling Secured Parties (other than any Authorized Representative) and does not affect and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Secured the Controlling Secured Parties in a like or similar manner shall not apply to the Security Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided Documents without the consent of the Authorized Representatives for the Non-Controlling herein and in the Security Documents, without regard to any rights to which the Non-Controlling Secured Parties, (iii) no such amendment, waiver, or consent with respect to any provision Secured Parties would otherwise be entitled as a result of such Non-Controlling Secured Parties. applicable to an Authorized Representative for any Non-Controlling Secured Parties shall be made Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the without the prior written consent of such Authorized Representative and (iv) notice of such Controlling Collateral Agent, the Applicable Authorized Representative or any other Secured amendment, waiver or consent shall be given the Authorized Representatives (other than the Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral Controlling Collateral Agent) no later than 30 days after its effectiveness, provided that the failure (or any other Collateral securing any of the Obligations), or to sell, dispose of or otherwise to give such notice shall not affect the effectiveness and validity thereof. liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Obligations), in any manner that would maximize the return to the Non-Controlling Secured ARTICLE III Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS Parties from such realization, sale, disposition or liquidation. Each of the Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Representative of any other Series of Obligations or any other Secured Party of any other Series Whenever a Collateral Agent or any Authorized Representative shall be required, in connection arising out of (i) any actions which any Collateral Agent, any Authorized Representative or any with the exercise of its rights or the performance of its obligations hereunder, to determine the Secured Party takes or omits to take (including, actions with respect to the creation, perfection or existence or amount of any Obligations of any Series, or the Shared Collateral subject to any Lien continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release securing the Obligations of any Series, it may request that such information be furnished to it in or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the writing by each other Authorized Representative and shall be entitled to make such determination collection of any claim for all or any part of the Obligations from any account debtor, guarantor or on the basis of the information so furnished; provided, however, that if an Authorized any other party) in accordance with the Security Documents or any other agreement related thereto Representative shall fail or refuse reasonably promptly to provide the requested information, the or to the collection of the Obligations or the valuation, use, protection or release of any security requesting Collateral Agent or Authorized Representative shall be entitled to make any such for the Obligations, (ii) any election by any Applicable Authorized Representative or any holders determination by such method as it may, in the exercise of its good faith judgment, determine, of Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant Authorized Representative may rely conclusively, and shall be fully protected in so relying, on of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code any determination made by it in accordance with the provisions of the preceding sentence (or as or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the any Secured Party or any other person as a result of such determination. Each Collateral Agent Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of may conclusively presume that there has been no Impairment with respect to any Series unless it any Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, has received a written notice, in accordance with Section 6.01 hereof, of such Impairment which, without the consent of each Authorized Representative representing holders of Obligations for in the case of an Impairment under clause (i) of Section 1.1(b), includes the court determination whom such Collateral constitutes Shared Collateral. on which such Impairment is based. SECTION 4.02 Non-Reliance on Controlling Collateral Agent and Other Secured ARTICLE IV Parties. Each Secured Party acknowledges that it has, independently and without reliance upon the Controlling Collateral Agent, any other Authorized Representative or any other Secured Party THE CONTROLLING COLLATERAL AGENT; DESIGNATED COMMON or any of their Affiliates and based on such documents and information as it has deemed COLLATERAL AGENT appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Secured Party also acknowledges that it will, independently and SECTION 4.01 Authority. (a) Notwithstanding any other provision of this without reliance upon the Controlling Collateral Agent, any Authorized Representative or any Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any other Secured Party or any of their Affiliates and based on such documents and information as it 18 19 77660844_6 77660844_6 shall from time to time deem appropriate, continue to make its own decisions in taking or not ARTICLE V taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder. INVESTOR OBLIGATIONS SECTION 4.03 Designated Common Collateral Agent. To the extent required by SECTION 5.01 Subordination of Investor Obligations. Each Investor covenants and the laws of, or consistent with customary practice in, the jurisdiction of organization or operation agrees, notwithstanding anything to the contrary contained in any of the Secured Credit of any Non-US Grantor, as determined by the Borrower and each Authorized Representative, and Documents, that at all times prior to the Discharge of Secured Obligations, the payment of any and without limiting and in acknowledgement of the separate appointment of each of the Collateral all Investor Obligations shall be subordinated and subject in right and time of payment to the Agents: Obligations to the extent and in the manner set forth in this Agreement. (a) Each Secured Party confirms the appointment by each Authorized Representative SECTION 5.02 Restriction on Payment. Prior to the Discharge of Secured and each Collateral Agent, at any time determined reasonably necessary by such Authorized Obligations, the Grantors shall not make any Payments in respect of the Investor Obligations at Representative and the Borrower, consistent with the principles set forth in this Section, of any time unless no Acceleration Event is then outstanding and either (a) the Payment is not Designated Common Collateral prohibited under the Secured Credit Documents; or (b) the Applicable Authorized Representative Agent consents to the Payment being made. Non-US Security Interests for and on behalf of the Secured Parties pursuant to the provisions of this Agreement and the applicable Non-US Security Interests, including for purposes of acquiring, SECTION 5.03 No Acquisition of Investor Obligations. Prior to the Discharge of holding and enforcing any and all Liens on Shared Collateral granted by any of the Grantors to all Obligations, the Grantors shall not (a) enter into any Investor Obligations Acquisition in respect secure any of the Obligations, together with such powers and discretion on its behalf as are of any of the Investor Obligations with any person which is not a Grantor or (b) beneficially own reasonably incidental thereto. Without limiting the generality of the foregoing, each of the Secured all or any part of the share capital of a company that is party to an Investor Obligations Acquisition Parties, each hereby expressly authorize the Designated Common Collateral Agent to execute any in respect of any of the Investor Obligations (unless that Investor Obligations Acquisition would and all documents (including releases) with respect to the Non-US Security Interests and the rights not have been prohibited by this Section 5.03 if made by a Grantor), in each case pursuant to which of the Secured Parties with respect thereto, as contemplated by, subject to, and in accordance with any payment is made by a Grantor to a person which is not a Grantor in respect of Investor or otherwise in connection with the provisions of this Agreement and such applicable Security Obligations, unless no Acceleration Event is then outstanding and either (i) that action is not Documents and acknowledge and agree that any such action by the Designated Common Collateral prohibited by the Secured Credit Documents, (ii) the relevant Investor Obligations Acquisition Agent (as directed by the Applicable Authorized Representative) shall bind the Secured Parties. relates to Investor Obligations (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Section 5.02 or (iii) in relation to each Secured Credit (b) The Designated Common Collateral Agent confirms that it shall accept such Document that prohibits that action, the Applicable Representative under that Secured Credit appointment and that following any appointment of the Designated Common Collateral Agent Document consents to that action. pursuant to this Section, it shall hold any such applicable Shared Collateral in which it has liens on trust for each of the Secured Parties on the terms contained in this Agreement as if it were the SECTION 5.04 Collateral; Guarantees. Prior to the Discharge of all Obligations, the Collateral Agent for such Series of Obligations. Investors may not take, accept or receive the benefit of any Collateral, guarantee, indemnity or other assurance against loss in respect of Investors Obligations. (c) Following any appointment of the Designated Common Collateral Agent pursuant to this Section, the Designated Common Collateral Agent shall (x) in case of non-accessory SECTION 5.05 Payment Obligations Continue. None of the Grantors shall be security rights, hold, administer and, as the case may be, enforce the applicable Non-US Security released from the obligation to make any Payment (including, without limitation, of default Interests in its own name, but for the account of all of the Secured Parties; and (y) in case of interest, which shall continue to accrue) under any Investor Document by the operation of Section accessory security rights created by way of pledge or other accessory instruments, administer and, 5.02 even if its obligation to make that Payment is restricted at any time by the terms of such as the case may be, enforce the applicable Non-US Security Interests in the name of, or in its own Section 5.02. name, but in each case, for and on behalf of, the Secured Parties (or any of them), in each case of clauses (x) and (y), subject to, and in accordance with, the terms and restrictions otherwise SECTION 5.06 Turnover in Respect of Investor Obligations. If at any time prior to applicable to Collateral Agents in this Agreement. the Discharge of Secured Obligations an Investor receives or recovers a payment or distribution of any kind whatsoever (including by way of set-off) in respect or on account of any Investor Obligations which is prohibited by the terms of this Agreement or any Secured Credit Document, the relevant Investor will notify the Applicable Authorized Representative and, if requested by the Applicable Authorized Representative promptly pay all amounts and distributions received by it to the Applicable Authorized Representative for application towards the payment of the 20 21 77660844_6 77660844_6

Obligations in accordance with Section 2.01 after deducting the costs, liabilities and expenses (if any) reasonably incurred in recovering or receiving the payment or distribution and, pending that payment, and until such amounts and distributions are so turned over, will hold those amounts and distributions in trust for (or, to the extent the concept of trust is not recognized in the relevant jurisdiction, on behalf of and for the benefit of) the Secured Parties. If, for any reason, any of the trusts expressed to be created in this Article V should fail or be held to be unenforceable, the relevant Investor will, unless otherwise agreed by the Applicable Authorized Representative and subject to receiving payment instructions and any other relevant information from the Applicable Authorized Representative, promptly pay an amount equal to that receipt or recovery to the Applicable Authorized Representative for application in accordance with the terms of this Agreement.

SECTION 5.07 Investor Obligations: Exceptions. Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict:

(a) any Payment made to an Investor under and in accordance with the terms of any Secured Credit Documents;

(b) any Payment or other return made by way of a roll-up or capitalization of any amount, an issue of shares, an incurrence of indebtedness constituting Investor Obligations (including the issue of payment-in-kind instruments) or any other similar or equivalent step, action or arrangement;

(c) any forgiveness, write-off or capitalization of Investor Obligations (or any other similar or equivalent step or action);

(d) any payment made (whether cash or in kind) or other step or action taken to facilitate any Payment (or other matter) in respect of any Investor Obligations (in each case to the extent that such Payment or other matter is not prohibited by this Article V);

(e) the Investor from granting any Lien over or in relation to the Investor Obligations or any related rights in respect thereof.

SECTION 5.08 Changes to Parties.

(a) Change of Investor. Subject to Section 5.03, an Investor may:

(i) assign any of its rights; or

(ii) transfer any of its rights and obligations,

in respect of the Investor Obligations owed to it if any assignee or transferee (if not already party to this Agreement as an Investor) becomes a party to this Agreement as an Investor pursuant to an Investor Joinder Agreement.

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(b) Investor Joinder Agreement. With effect from the date of acceptance by the Applicable Authorized Representative of an Investor Joinder Agreement, duly executed and delivered to the Applicable Authorized Representative by the relevant joining party:

(i) any party ceasing entirely to be a Secured Party shall be discharged from further obligations towards each Applicable Authorized Representative and other parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(ii) as from that date, the replacement or new Investor shall assume the same obligations and become entitled to the same rights, as if it had been an original party in the capacity specified in the Investor Joinder Agreement.

(c) Additional Parties. Each of the parties appoints the Applicable Authorized Representative to receive on its behalf each Investor Joinder Agreement delivered to the Applicable Authorized Representative and the Applicable Authorized Representative shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Credit Agreement Administrative Agent, to it at:

BNP Paribas, 787 Seventh Avenue, New York, NY 10019
Attn: Charles Romano and Yuqiao Lin
Tel Number: (212) 841-2968, (212) 340-5374
Email: charles.romano@us.bnpparibas.com, yuqiao.lin@us.bnpparibas.com

(b) if to the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative or the Initial Additional Collateral Agent, to it at:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, 24th Floor
Mail Stop: NYC60-2405
New York, New York 10005
United States of America
Attention of: Corporate Team – BidFair MergeRight Inc.
Facsimile: +1 (732) 578-4635

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(c) If to any other Additional Authorized Representative, to it at the address set forth (d) Notwithstanding the foregoing, without the consent of any Secured Party, and at in the applicable Joinder Agreement. the request of the Borrower, the parties hereto shall amend this Agreement in connection with the Refinancing of the Credit Agreement, in order to amend any defined terms or section references (d) If to any Grantor, to it at the address set forth in the Credit Agreement. contained herein to the Credit Agreement to the equivalent defined terms or sections references to the Refinanced Credit Agreement or to the Security Agreements or any replacement Security Any party hereto may change its address or telecopy number for notices and other Document entered into in connection with the Refinanced Credit Agreement, so long as the communications hereunder by notice to the other parties hereto. All notices and other Borrower delivers to each party hereto a certificate of the Borrower stating that such amendment communications given to any party hereto in accordance with the provisions of this Agreement is permitted by the terms of each then extant Secured Credit Document. shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or SECTION 6.03 Parties in Interest. This Agreement shall be binding upon and inure sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if to the benefit of the parties hereto and their respective successors and assigns, as well as the other mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Section 6.01 or in accordance with the latest unrevoked direction from such party given in this Agreement. accordance with this Section 6.01. As agreed to in writing among the Controlling Collateral Agent and each Authorized Representative from time to time, notices and other communications may SECTION 6.04 Effectiveness, Survival of Agreement, Severability. This Agreement also be delivered by e-mail to the e-mail address of a representative of the applicable person shall become effective when executed and delivered by the parties hereto. All covenants, provided from time to time by such person. agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and SECTION 6.02 Waivers; Amendment; Joinder Agreements. (a) No failure or delay delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective discontinuance of steps to enforce such a right or power, preclude any other or further exercise to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No render unenforceable such provision in any other jurisdiction. waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and SECTION 6.05 Counterparts. This Agreement may be executed in counterparts, then such waiver or consent shall be effective only in the specific instance and for the purpose for each of which shall constitute an original but all of which when taken together shall constitute a which given. No notice or demand on any party hereto in any case shall entitle such party to any single contract. Delivery of an executed signature page to this Agreement by facsimile or other other or further notice or demand in similar or other circumstances. electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. (b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than the provision of security for one or more additional Series as SECTION 6.06 Severability. Any provision of this Agreement held to be invalid, provided for herein) except pursuant to an agreement or agreements in writing entered into by each illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent Authorized Representative and each Collateral Agent (provided that respect to any such of such invalidity, illegality or unenforceability without affecting the validity, legality and termination, waiver, amendment or modification which by the terms of this Agreement expressly enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties modification increases the obligations or reduces the rights of, imposes additional duties on, any shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions Investor, the Borrower or any Grantor, the consent of the Borrower, such Grantor or such Investor with valid provisions the economic effect of which comes as close as possible to that of the invalid, shall be required). illegal or unenforceable provisions. (c) Notwithstanding the foregoing, without the consent of any other Authorized SECTION 6.07 Governing Law; Jurisdiction. This Agreement shall be construed in Representative or Secured Party, any Authorized Representative may become a party hereto by accordance with and governed by the law of the State of New York. execution and delivery of a Joinder Agreement in accordance with Section 6.13 and upon such execution and delivery, such Authorized Representative and the Additional Secured Parties and SECTION 6.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Additional Obligations of the Series for which such Authorized Representative is acting shall Each Collateral Agent and each Authorized Representative, on behalf of itself and the Secured thereupon become subject to and bound by the terms and conditions hereof and the terms and Parties of the Series for whom it is acting, irrevocably and unconditionally: conditions of the Additional Security Documents applicable thereto. 24 25 77660844_6 77660844_6

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, and the courts of the United States of America for the Southern District of New York, in each case located in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 6.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.08 any special, exemplary, punitive or consequential damages.

SECTION 6.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 6.10 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or Security Documents, the provisions of this Agreement shall control.

SECTION 6.12 Provisions Solely To Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09 or Article VI) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional Agreements), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article VI). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.

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SECTION 6.13 Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional Agreements, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Agreements to be incurred and secured on an equal and ratable basis by the Liens securing the Obligations (such indebtedness referred to as "Additional Senior Class Debt"). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Agreements, if and subject to the condition that the Authorized Representative for the holders of any such Additional Senior Class Debt (each, an "Additional Senior Class Debt Representative"), and the collateral agent for the holders of any such Additional Senior Class Debt (each, an "Additional Senior Class Debt Collateral Agent" and, together with the holders in respect of any Additional Senior Class Debt and the related Additional Senior Class Debt Representative, the "Additional Senior Class Debt Parties"), in each case acting on behalf of the holders of such Additional Senior Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (a) through (d) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(a) such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a Joinder Agreement pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and such Additional Senior Class Debt Collateral Agent is the Collateral Agent and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(b) the Borrower shall have (i) delivered to each Collateral Agent true and complete copies of each of the Additional Agreements relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower and ii) identified in a certificate of an authorized officer the obligations to be designated as Additional Obligations and the initial aggregate principal amount or face amount thereof;

(c) all filings, recordations and/or amendments or supplements to the Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(d) the Additional Agreements, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each

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Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt. SECTION 6.14 Integration. This Agreement together with the other Secured Credit Documents and the Security Documents represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Security Documents. Without limiting the foregoing, in connection with their performance of their rights and obligations under this Agreement, the Credit Agreement Collateral Agent and the Initial Additional Collateral Agent are entitled to their respective rights, privileges, protections, immunities and indemnities set forth in the Credit Agreement, in the case of the Credit Agreement Collateral Agent or the Initial Additional Agreement, in the case of the Initial Additional Collateral Agent, which are hereby incorporated by reference, mutatis mutandis, as if fully set out in this Agreement. SECTION 6.15 Attorney in Fact. Each Grantor and each Investor hereby appoints the Controlling Collateral Agent and/or the and coupled with an interest (but shall terminate upon the termination of this Agreement or if such Grantor or Investor ceases to be a Grantor or Investor) to, after the occurrence and during the continuance of an Acceleration Event, to execute such releases and transfers as may be required to consummate the actions contemplated by Section 2.04, including endorsements and instruments of transfer or release. [Signature Pages Follow] 28 77660844_6

ANNEX I IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above. FORM OF CONSENT OF GRANTOR BIDFAIR MERGERIGHT INC. Dated: [ ], [ ] Reference is made to the Equal Priority Intercreditor Agreement dated as of October 2, By: ______________________________ 2019 between DEUTSCHE BANK TRUST COMPANY AMERICAS, as Credit Agreement Name: Collateral Agent, BNP PARIBAS, as Credit Agreement Administrative Agent, DEUTSCHE Title: BANK TRUST COMPANY AMERICAS, as the Initial Additional Authorized Representative and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Initial Additional Collateral Agent, BIDFAIR HOLDINGS INC. as the same may be amended, restated, supplemented or otherwise modified from time to time (the Equal Priority Intercreditor Agreement By: ______________________________ have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement. Name: The undersigned Grantors have read the foregoing Equal Priority Intercreditor Agreement Title: and consent and agree to the provisions thereof. Each of the undersigned Grantors agrees not to take any action that would be contrary to the express provisions of the foregoing Equal Priority Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the [EACH OTHER GRANTOR] foregoing Equal Priority Intercreditor Agreement and agrees that, except as otherwise provided therein, no Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Equal Priority Intercreditor Agreement. Each Grantor understands that By: ______________________________ the foregoing Equal Priority Intercreditor Agreement is for the sole benefit of the Secured Parties Name: and their respective successors and assigns, and that such Grantor is not an intended beneficiary Title: or third party beneficiary thereof except to the extent otherwise expressly provided therein. Without limitation to the foregoing, each Grantor agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by the Equal Priority Intercreditor Agreement. This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to any Grantor pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Equal Priority Intercreditor Agreement. Annex I - 1 Signature Page to Annex I of Equal Priority Intercreditor Agreement 77660844_6 77660844_6

ANNEX II

FORM OF JOINDER

[FORM OF] JOINDER NO. [ ] dated as of [ ], 20[ ] (this "Joinder Agreement") to the EQUAL PRIORITY INTERCREDITOR AGREEMENT dated as of October 2, 2019 (as amended, amended and restated, supplemented or otherwise modified form time to time and in effect on the date hereof, the "Equal Priority Intercreditor Agreement"), among DEUTSCHE BANK TRUST COMPANY AMERICAS, as Credit Agreement Collateral Agent, BNP PARIBAS, as Credit Agreement Administrative Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Initial Additional Authorized Representative and DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Initial Additional Collateral Agent, and each additional Authorized Representative and each additional Collateral Agent from time to time a party thereto.[1]

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Equal Priority Intercreditor Agreement. Section 6.13 of the Equal Priority Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Equal Priority Intercreditor Agreement upon the execution and delivery by the Senior Debt Class Representative and the Additional Senior Debt Class Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 6.13 of the Equal Priority Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the "New Representative") and Additional Senior Class Debt Collateral Agent (the "New Collateral Agent") are executing this Joinder Agreement in accordance with the requirements of the Equal Priority Intercreditor Agreement and the Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 6.13 of the Equal Priority Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to

[1] In the event of the Refinancing of any of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent.

Annex II - 1

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and bound by, the Equal Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral Agent, and each of the New Representative and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Parties that it represents as Additional Secured Parties. Each reference to an "Authorized Representative" in the Equal Priority Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a "Collateral Agent" in the Equal Priority Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Additional Agreements relating to such Additional Senior Class Debt provide that, upon the New Representative's entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Equal Priority Intercreditor Agreement as Additional Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Equal Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal

Annex II - 2

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or unenforceable provisions with valid provisions the economic effect of which comes as close as IN WITNESS WHEREOF, the New Representative has duly executed this Joinder possible to that of the invalid, illegal or unenforceable provisions. Agreement to the Equal Priority Intercreditor Agreement as of the day and year first above written. SECTION 7. All communications and notices hereunder shall be in writing and given as [NAME OF NEW REPRESENTATIVE], as provided in Section 6.01 of the Equal Priority Intercreditor Agreement. All communications and [ ] for the holders of [ ], notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto. By: ______________________________ SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Name: Authorized Representative for its reasonable out-of-pocket expenses in connection with this Title: Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents. Address for notices: [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] ____________________________________ ____________________________________ attention of: ________________________ Telecopy: ________________________ [NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ], By: ______________________________ Name: Title: Address for notices: ____________________________________ ____________________________________ attention of: ________________________ Telecopy: ________________________ Annex II - 3 Signature Page to Annex II of Equal Priority Intercreditor Agreement 77660844_6 77660844_6

Acknowledged by: ANNEX III [ ], as Collateral Agent for the Credit FORM OF SUPPLEMENT Agreement Secured Parties [FORM OF] SUPPLEMENT NO. [ Supplement ], 20[ ] to the Equal Priority Intercreditor Agreement, dated as of October 2, 2019, (as amended, amended By: ______________________________ and restated, supplemented or otherwise modified form time to time and in effect on the date Name: Equal Priority Intercreditor Agreement DEUTSCHE BANK TRUST Title: COMPANY AMERICAS, as Credit Agreement Collateral Agent, BNP PARIBAS, as Credit Agreement Administrative Agent, DEUTSCHE BANK TRUST COMPANY AMERICAS, as the [ ], as Authorized Representative for the Initial Additional Authorized Representative and DEUTSCHE BANK TRUST COMPANY Credit Agreement Secured Parties AMERICAS, as the Initial Additional Collateral Agent, each Grantor party thereto, each Investor party thereto and each Additional Authorized Representative that from time to time becomes a By: ______________________________ party thereto. Name: Title: A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Equal Priority Intercreditor Agreement. [ ], as the Initial Additional Authorized Representative B. Pursuant to the Credit Agreement, the Initial Additional Agreement, certain Credit Agreement Security Documents and certain Initial Additional Security Documents, certain By: ______________________________ Investors may enter into the Equal Priority Intercreditor Agreement. The Equal Priority Name: Intercreditor Agreement provides that any such Investor may become party to the Equal Priority Title: Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. New Investor g this Supplement in accordance with [ ], as the Initial Additional Collateral Agent the requirements of the Credit Agreement, the Initial Additional Agreement, Credit Agreement Security Documents and Initial Additional Security Documents. By: ______________________________ Accordingly, the Applicable Authorized Representative and the New Investor agree as Name: follows: Title: SECTION 1. In accordance with the Equal Priority Intercreditor Agreement, the New Investor by its signature below becomes an Investor under the Equal Priority Intercreditor Agreement with the same force and effect as if originally named therein as an Investor, and the New Investor hereby agrees to all the terms and provisions of the Equal Priority Intercreditor Priority Intercreditor Agreement shall be deemed to include the New Investor. The Equal Priority Intercreditor Agreement is hereby incorporated herein by reference. SECTION 2. The New Investor represents and warrants to the Applicable Authorized Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Applicable Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Investor. Delivery Signature Page to Annex II of Equal Priority Intercreditor Agreement Annex III - 1 77660844_6 77660844_6

of an executed signature page to this Supplement by facsimile transmission or other electronic IN WITNESS WHEREOF, the New Investor and the Applicable Authorized method shall be as effective as delivery of a manually signed counterpart of this Supplement. Representative have duly executed this Supplement to the Equal Priority Intercreditor Agreement as of the day and year first above written. SECTION 4. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. [NAME OF NEW INVESTOR], SECTION 5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to By: ______________________________ comply with such provision for so long as such provision is held to be invalid, illegal or Name: unenforceable, but the validity, legality and enforceability of the remaining provisions contained Title: herein and in the Equal Priority Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal Address for notices: or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. ____________________________________ ____________________________________ SECTION 6. All communications and notices hereunder shall be given to it at the address set forth below its signature hereto as provided in Section 6.01 of the Equal Priority Intercreditor attention of: ________________________ Agreement. All communications and notices hereunder to the New Investor shall be given to it at Telecopy: ________________________ its address set forth below its signature hereto. SECTION 7. The Borrower agrees to reimburse the Applicable Authorized Representative for its fees and expenses incurred in accordance with the terms of the relevant [ ], as Applicable Authorized Representative Security Documents. [SIGNATURE PAGES FOLLOW] By: ______________________________ Name: Title: Annex III - 2 Signature Page to Annex III of Equal Priority Intercreditor Agreement 77660844_6 77660844_6

Exhibit E
to the Credit Agreement

FORM OF AFFILIATED LENDER/BORROWER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender/Borrower Assignment and Acceptance Agreement (the "***Assignment***") is dated as of the Effective Date set forth below and is entered into by and between [*Insert name of Assignor*] (the "***Assignor***") and [*Insert name of Assignee*] (the "***Assignee***"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the "***Credit Agreement***"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the facility identified below (the "***Assigned Interest***"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________ is an Eligible Assignee [and a[n] [Lender/Affiliate of a Lender/Related Fund]].[26]

3. Borrower: [Sotheby's] [Sotheby's Inc.][27]

4. Administrative Agent: BNP Paribas, (the "***Administrative Agent***") under the Credit Agreement.

5. Credit Agreement: Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

[26] Select as applicable.

[27] Select as applicable.

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6. Assigned Interest:

Tranche of Loan	Aggregate Amount of Loans/Commitments for all Lenders	Amount of Loans/Commitments Assigned	Percentage Assigned of Loans/Commitments[28]
$__________	____________	$______________	______________%

7. Additional Representations and Covenants of Assignee:

[If Assignee is an Affiliated Lender,] Assignee represents and warrants that (a) it is an Affiliated Lender; and (b) to the best of such Affiliated Lender's knowledge after due inquiry, as of the Effective Date, after giving effect to this Assignment, the aggregate principal amount of the Term Loans held by all Affiliated Lenders does not exceed 30% of the total Commitments and Loans outstanding. By executing this Assignment, each Affiliated Lender agrees to be bound by the terms of Section 9.04(l) of the Credit Agreement.

[Remainder of page intentionally left blank]

[28] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE Name: AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF Title:] TRANSFER IN THE REGISTER THEREFOR.] By: The terms set forth in this Assignment are hereby agreed to: Name: Title:]32 ASSIGNOR: [NAME OF ASSIGNOR] By: Name: Title: ASSIGNEE: [NAME OF ASSIGNEE] By: Name: Title: Consented to and Accepted: [BNP Paribas, as Administrative Agent [and][,] [L/C Issuer] [and] [Swing Line Lender] By: Name: Title:]29 [Goldman Sachs Bank USA, as L/C Issuer] By: Name: Title:]30 [Consented to: 31 By: 29 If required pursuant to Section 9.04(b) of the Credit Agreement. 30 If required pursuant to Section 9.04(b) of the Credit Agreement. 31 Include if assignment is executed in connection with the Revolving Commitment and after the appointment of the Subsidiary Revolver Borrower. 32 If required pursuant to Section 9.04(b) of the Credit Agreement. 77785246_6 77785246_6 EU-DOCS\26045402.3 EU-DOCS\26045402.3

Annex 1
to Affiliated Lender/Borrower Assignment and Acceptance

SOTHEBY'S

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR AFFILIATED LENDER/BORROWER ASSIGNMENT AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof that have not become effective, are as set forth in this Assignment and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) except as set forth in clause (a) above, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the "***Loan Documents***"), (iii) the financial condition of Borrower or any of its Subsidiaries or (iv) the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) thereof or delivered pursuant to Section 4.10 of Annex 1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and (iv) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, including to the extent required pursuant to Section 2.20(e)(ii) of the Credit Agreement, completed originals of IRS Forms W-8BEN/W-8BEN-E, W-8ECI, W-8IMY or W-9, as may be applicable, together with any required attachments, if required to establish that such Assignee is exempt from United States federal or backup withholding Taxes (unless such Assignee is not subject to United States federal or backup withholding Taxes); (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it

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shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

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Execution Version Exhibit F-1 to the Credit Agreement FORM OF FACILITY GUARANTY See attached. FACILITY GUARANTY Dated as of October 2, 2019 by and among THE GUARANTORS REFERRED TO HEREIN and BNP PARIBAS, as Administrative Agent 77785246_6 EU-DOCS\26045402.3

Execution Version

TABLE OF CONTENTS

		Page
SECTION 1.	Guaranty	3
SECTION 2.	Guaranteed Obligations Not Affected	4
SECTION 3.	Security	4
SECTION 4.	Guaranty of Payment	4
SECTION 5.	No Discharge or Diminishment of Guaranty	5
SECTION 6.	Defenses of Loan Parties Waived	5
SECTION 7.	Agreement to Pay; Subordination	5
SECTION 8.	Limitation on Guaranty of Guaranteed Obligations	6
SECTION 9.	Representations, Warranties and Covenants of the Guarantors	8
SECTION 10.	Enforcement Expenses; Indemnification	8
SECTION 11.	Information	9
SECTION 12.	Termination; Release	9
SECTION 13.	Binding Effect; Several Agreement; Assignments	10
SECTION 14.	Waivers; Amendment	10
SECTION 15.	Additional Guarantors	11
SECTION 16.	Keepwell	11
SECTION 17.	Copies and Facsimiles	11
SECTION 18.	Governing Law	12
SECTION 19.	Notices	12
SECTION 20.	Survival of Agreement; Severability	12
SECTION 21.	Counterparts	12
SECTION 22.	Rules of Interpretation	12
SECTION 23.	Jurisdiction; Consent to Service of Process	12
SECTION 24.	Waiver of Jury Trial	13
SECTION 25.	Judgment Currency	14

Execution Version

FACILITY GUARANTY

FACILITY GUARANTY (this "Guaranty"), dated as of October 2, 2019, by BidFair Holdings Inc., a Delaware corporation (the "Parent Guarantor"), the Borrower (except as to its own Obligations), the Subsidiary Revolver Borrower (except as to its own obligations) and each of the Restricted Subsidiaries of the Borrower (other than the Subsidiary Revolver Borrower) listed on the signature pages hereto (each such Person, individually, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"; and together with the Parent Guarantor, the Borrower and the Subsidiary Revolver Borrower, the "Guarantors") in favor of (a) BNP Paribas, as administrative agent (together with any successor and assign, the "Administrative Agent") for its own benefit and the benefit of the other Secured Parties, (b) the Secured Parties and (c) the Collateral Agent (on behalf of and for the benefit of the Administrative Agent and the other Secured Parties, but solely in its role as representative of the Secured Parties in holding and enforcing the Collateral and the Security Documents).

W I T N E S E T H

WHEREAS, reference is made to that certain Credit Agreement, dated as of October 2, 2019 (as amended, modified, supplemented or restated hereafter, the "Credit Agreement"), among BidFair MergeRight Inc., a Delaware corporation ("Merger Sub", which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "Company"), with the Company surviving such merger as the "Borrower"), the lenders party thereto (the "Lenders"), the Administrative Agent, the Collateral Agent and the other parties thereto. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Lenders have agreed to make loans and other extensions of credit (collectively, "Loans") to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, each Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will receive direct and indirect benefits from the availability of the credit facilities provided for in the Credit Agreement and from the making of the Loans by the Lenders.

WHEREAS, the obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Guarantors of a guaranty in the form hereof. As consideration therefor, and in order to induce the Lenders to make Loans, the Guarantors are willing to execute this Guaranty.

Accordingly, each Guarantor hereby agrees as follows:

SECTION 1. Guaranty. Each Guarantor irrevocably and unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Secured Parties, the Administrative Agent and to the Collateral Agent (on behalf of and for the benefit of the Administrative Agent and the other Secured Parties, but solely in its role as representative of the Secured Parties in holding and enforcing the Collateral and the Security Documents) the due and punctual payment, as its own and independent obligation, when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the Borrower and the other Guarantors of all Obligations (collectively, the Administrative Agent and the other Secured Parties, in the manner provided in the Credit Guaranteed Obligations Agreement and the Intercreditor Agreement (if applicable). but for the operation of any Bankruptcy Law. Each Guarantor further agrees that, to the fullest extent permitted by local laws, the Guaranteed Obligations may be extended or renewed, in whole SECTION 5. No Discharge or Diminishment of Guaranty. The obligations of each or in part, or increased without notice to or further assent from it, and that it will remain bound Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination upon this Guaranty notwithstanding any extension, renewal or increase of any Guaranteed for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), Obligation. including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, SECTION 2. Guaranteed Obligations Not Affected. To the fullest extent permitted by recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of applicable Law, each Guarantor waives presentment to, demand of payment from, and protest to, the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of this Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or Guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent otherwise affected by the failure of the Collateral Agent, the Administrative Agent or any other permitted by applicable Law, the obligations of each Guarantor hereunder shall not be affected by Secured Party to assert any claim or demand or to enforce any remedy under this Guaranty, the (a) the failure of the Collateral Agent, the Administrative Agent or any other Secured Party to Credit Agreement, any other Loan Document or any other agreement, by any waiver or assert any claim or demand or to enforce or exercise any right or remedy against any Loan Party modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, under the provisions of the Credit Agreement, any other Loan Document or otherwise or against in the performance of the Guaranteed Obligations, or by any other act or omission that may or any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate amendment or modification of, or any release from, any of the terms or provisions of this Guaranty, as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment any other Loan Document or any other agreement, with respect to any Loan Party or with respect in full in cash of the Guaranteed Obligations). to the Guaranteed Obligations, (c) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, (d) the invalidity or unenforceability of the Credit SECTION 6. Defenses of Loan Parties Waived. To the fullest extent permitted by Agreement or any other Loan Documents, (e) the failure to perfect any security interest in, or the applicable Law, each of the Guarantors waives any defense based on or arising out of any defense release of, any of the Collateral held by or on behalf of the Collateral Agent, the Administrative of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from Agent or any other Secured Party or (f) the lack of legal existence of any Loan Party or legal any cause, or the cessation from any cause of the liability of any Loan Party, other than the obligation to discharge any of the Guaranteed Obligations by any Loan Party for any reason indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor hereby whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any acknowledges that the Collateral Agent, the Administrative Agent and the other Secured Parties Loan Party. may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, SECTION 3. Security. Each of the Guarantors hereby acknowledges and agrees that the compromise or adjust any part of the Guaranteed Obligations, make any other accommodation Collateral Agent and the Secured Parties may (a) take and hold security for the payment of this with any Loan Party, or exercise any other right or remedy available to them against any Loan Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such Party, without affecting or impairing in any way the liability of any Guarantor hereunder except security, (b) apply such security and direct the order or manner of sale thereof as they in their sole to the extent that the Guaranteed Obligations have been indefeasibly paid in full in cash. Pursuant discretion may determine and (c) release or substitute any one or more endorsees, the Borrower, to, and to the extent permitted by, applicable Law, each of the Guarantors waives any defense other Guarantors or other obligors, in each case without affecting or impairing in any way the arising out of any such election and waives any benefit of and right to participate in any such liability of any Guarantor hereunder. foreclosure action, even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor SECTION 4. Guaranty of Payment. Each of the Guarantors further agrees that this against any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall Guaranty constitutes a continuing guaranty of payment and performance when due of all not assert any claim in competition with the Collateral Agent, the Administrative Agent or any Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable other Secured Party in respect of any payment made hereunder in any bankruptcy, insolvency, Law, waives any right to require that any resort be had by the Collateral Agent, the Administrative reorganization or any other proceeding. Agent or any other Secured Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not Collateral Agent, the Administrative Agent or any other Secured Party in favor of any Loan Party in limitation of any other right that the Collateral Agent, the Administrative Agent or any other or any other Person or to any other guarantor of all or part of the Guaranteed Obligations. Any Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of payment required to be made by the Guarantors hereunder may be required by the Collateral Agent, any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether Administrative Agent or any other Secured Party on any number of occasions and shall be payable at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby to the Collateral Agent or Administrative Agent (as applicable), for the benefit of the promises to and will forthwith pay, or cause to be paid, to the Collateral Agent, the Administrative 4 5

Agent or such other Secured Party as designated thereby in cash the amount of such unpaid (c) Notwithstanding anything to the contrary contained in this Guaranty or any Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Collateral Agent, provision of any other Loan Document, if and to the extent, under the Commodity Exchange Act the Administrative Agent or any other Secured Party as provided above, all rights of such (7 U.S.C. § 1 et seq Commodity Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, Exchange Act contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior CFTC portion of the in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for, any Obligations. If any amount shall erroneously be paid to any Guarantor on account of such Swap Obligation subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in e meaning of Section 1a(47) of the Commodity trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent or Exchange Act (or the analogous term or Section in any amended or successor statute) is or becomes Administrative Agent (as applicable) to be credited against the payment of the Guaranteed Excluded Swap Obligation Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. extend to or include any such Excluded Swap Obligation. Any right of subrogation of any Guarantor shall be enforceable solely after the indefeasible payment in full in cash of all the Guaranteed Obligations and solely against the Guarantors and the (d) U.K. Guarantee Limitations. In relation to any Guarantor incorporated in Borrower, and not against the Secured Parties, and neither the Collateral Agent, the Administrative U.K. Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect Guarantor f this Guaranty, this Guaranty does not any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral apply to any liability to the extent that it would result in this Guaranty constituting unlawful securing or purporting to secure any of the Guaranteed Obligations for any purpose related to any financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006. such right of subrogation. (e) H.K. Guarantee Limitations. In relation to any Guarantor incorporated SECTION 8. Limitation on Guaranty of Guaranteed Obligations. H.K. Guarantor this Guaranty, this Guaranty does not apply to any liability to the extent that it would result in this (a) In any action or proceeding with respect to any Guarantor involving any Guaranty constituting unlawful financial assistance within the meaning of section 275 of the state corporate law, any Bankruptcy Law or any other state or federal bankruptcy, insolvency, Companies Ordinance (Cap. 622 of the Laws of Hong Kong). reorganization or other law affecting the rights of creditors generally, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, (f) Luxembourg Guarantee Limitations. In relation to any Guarantor whose federal or state law to the extent applicable to the guaranty set forth herein and the obligations of registered office/place of central administration is in Luxembourg and whose centre of main each Guarantor hereunder, if the obligations of such Guarantor under Section 1 hereof would interest (as that term is used in Article 3(1) of Regulation (EU) of the Council and the European otherwise be determined to be void, invalid or unenforceable, or subordinated to the claims of any Parliament No. 2015/848 of 20 May 2015 on insolvency proceedings, recast, (the "Insolvency other creditors, in such action or proceeding on account of the amount of its liability under Regulation") is in Luxembourg (the "Luxembourg Guarantor") (i) notwithstanding any other Section 1, then, notwithstanding any other provision hereof to the contrary, the amount of such provision of this Guaranty, the aggregate obligations and exposure of the Luxembourg Guarantor liability shall, without any further action by such Guarantor, any Lender, the Collateral Agent, in respect of the obligations of a member of the Group (as defined in the Credit Agreement) which Administrative Agent or any other Person, be automatically limited and reduced to the highest is not a direct or indirect subsidiary of such Luxembourg Guarantor shall be limited at any time to amount which is valid and enforceable and not subordinated to the claims of other creditors as an aggregate amount not exceeding 90% of the greater of (i.i) an amount equal to the sum of the determined in such action or proceeding. Luxembourg Guarantor's Net Assets and its subordinated debt (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor available to the Lenders, including, (b) In such circumstances, to effectuate the foregoing, the amount of the without limitation, its most recently and duly approved financial statements (comptes annuels) and liability of each Guarantor hereunder shall be determined without taking into account any liabilities any (unaudited) interim financial statements signed by its board of managers (gérants) and (i.ii) under any other indebtedness of or guarantee by such Guarantor. For purposes of the foregoing, an amount equal to the sum of the Luxembourg Guarantor's Net Assets and its subordinated debt all indebtedness and guarantees of such Guarantor other than the guarantee under Section 1 hereof (dettes subordonnées), as reflected in the financial information of the Luxembourg Guarantor will be deemed to be enforceable and payable after the guarantee under Section 1. To the fullest available to the Lenders as at the date the guarantee is called, including, without limitation, its extent permitted by applicable Law, this Section 8 shall be for the benefit solely of creditors and most recently and duly approved financial statements (comptes annuels) and any (unaudited) representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the interim financial statements signed by its board of managers (gérants). For this purpose, "Net holders of any equity interest in such Guarantor. Each Guarantor agrees that Obligations may at Assets" shall mean all the assets (actifs) of the Luxembourg Guarantor minus its liabilities any time and from time to time be incurred or permitted in an amount exceeding the maximum (provisions et dettes) as valued either (i) at the fair market value determined by an independent liability of such Guarantor under this Section 8 without impairing the guaranty contained in third party appointed by the Lenders, or (ii) if no such market value has been determined, in Section 1 hereof or affecting the rights and remedies of any Secured Party hereunder. accordance with Luxembourg generally accepted accounting principles (Lux GAAP) or International Financial Reporting Standards (IFRS), as applicable, and the relevant provisions of 6 7 the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on (c) Each Guarantor agrees that the provisions of Section 2.20 of the Credit accounting and on annual accounts of the companies, as amended; (ii) the limitation set forth at Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party item (i) above shall not apply to any amounts borrowed under the Credit Agreement and made shall be entitled to rely on each of them as if they were fully set forth herein. available, in any form whatsoever, to the Luxembourg Guarantor or any of its direct or indirect subsidiaries. (d) The agreements in this Section 10 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other SECTION 9. Representations, Warranties and Covenants of the Guarantors Loan Documents. (a) Subject to Sections 2.22, 2.23 and 2.24 of the Credit Agreement, each SECTION 11. Information. Each of the Guarantors assumes all responsibility for being Guarantor represents and warrants to the Secured Parties that on the date hereof and on the date of each extension of credit under the Credit Agreement (other than the Initial Funding Date) (or, if circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, later, the date on which such Guarantor becomes a party to this Guaranty pursuant to Section 15 scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that hereof), the representations and warranties set forth in Article III of the Credit Agreement and the none of the Administrative Agent or the other Secured Parties will have any duty to advise any of other Loan Documents to which such Guarantor is a party, each of which is incorporated herein the Guarantors of information known to it or any of them regarding such circumstances or risks. by reference, are true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect), on and as of such date with the same effect as though SECTION 12. Termination; Release. made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (a) This Guaranty (i) shall terminate upon termination of the Commitments, in all material respects (or in all respects if qualified by materiality or Material Adverse Effect), payment in full of the Guaranteed Obligations (other than (x) contingent, indemnification on and as of such earlier date. obligations as to which no claim has been asserted and (y) obligations and liabilities under Treasury Services Agreements and Swap Contracts) and the expiration or termination of all Letters (b) Each Guarantor covenants and agrees with the Secured Parties that, from of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of and after the date of this Guaranty (or, if later, the date such Guarantor becomes a party hereto credit in form, amount and substance reasonably satisfactory to the applicable L/C Issuer or a pursuant to Section 15 hereof) until the payment in full of the Guaranteed Obligations, such deemed reissuance under another facility as to which other arrangements satisfactory to the Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all Administrative Agent and the L/C Issuer shall have been made) and (ii) shall continue to be of the terms, representations, covenants and agreements set forth in the Loan Documents on its or effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or Guaranteed Obligation is rescinded or must otherwise be restored by any Secured Party or any such Subsidiaries to perform or observe. Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise. SECTION 10. Enforcement Expenses; Indemnification. (b) A Guarantor shall be automatically released from its obligations under this Guaranty: (a) Each Guarantor agrees to pay or reimburse the Collateral Agent and Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor (i) upon a sale or other disposition (including by way of consolidation, merger, under the guarantee contained in Section 1 or otherwise enforcing or preserving any rights under amalgamation or combination) of the Capital Stock of the relevant Subsidiary this Guaranty and the other Loan Documents to which such Guarantor is a party, including, without Guarantor (whether by direct sale or sale of a holding company of such Subsidiary limitation, the fees and disbursements of counsel, subject to the limitations set forth in Guarantor) or the sale or disposition of all or substantially all the assets of any Section 9.05(a) of the Credit Agreement. Subsidiary Guarantor (other than to the Borrower or a Restricted Subsidiary), in each case if the sale or other disposition does not violate Section 4.08 in Annex I to (b) Each Guarantor agrees to pay, and to hold the Collateral Agent, the the Credit Agreement; Administrative Agent and all Secured Parties, and all Indemnitees pursuant to Section 9.05 of the Credit Agreement, harmless from, any and all liabilities, obligations, losses, damages, penalties, (ii) (A) upon the designation in accordance with the Credit Agreement of that actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with Subsidiary Guarantor as an Unrestricted Subsidiary or (B) if such Subsidiary respect to the execution, delivery, enforcement, performance and administration of this Guaranty Guarantor otherwise becomes an Excluded Subsidiary (other than pursuant to to the extent the Borrower would be required to do so pursuant to Section 9.05 of the Credit clause (1) of the definition thereof); Agreement. (iii) with respect to any Subsidiary Guarantor that is not the continuing or surviving Person in the relevant consolidation or merger, as a result of a transaction that complies with the provisions of Section 5.02 in Annex I to the Credit Agreement; 8 9

(iv) as described under Section 4.15 in Annex I to the Credit Agreement (other than (b) Neither this Guaranty nor any provision hereof may be waived, amended or pursuant to clause (1) of the definition of Excluded Subsidiary); or modified except pursuant to a written agreement entered into between the Administrative Agent and a Guarantor or the Guarantors with respect to whom such waiver, amendment or modification (v) as provided under Section 9.08 of the Credit Agreement; or is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement. (vi) in the event of liquidation or dissolution of such Subsidiary Guarantor to the extent such liquidation or dissolution does not violate the Credit Agreement. SECTION 15. Additional Guarantors. Each Person that becomes a party to this Guaranty shall become a Guarantor as defined in the Credit Agreement for all purposes of this Guaranty SECTION 13. Binding Effect; Several Agreement; Assignments. Whenever in this upon execution and delivery by such Person of a Joinder Agreement in the form of Annex I hereto. Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the The obligations of a Guarantor executing and delivering a Joinder Agreement shall be subject to successors and assigns of such party, and all covenants, promises and agreements by or on behalf such limitations as are mandated under applicable laws in addition to the limitations set forth in of the Guarantors that are contained in this Guaranty shall bind and inure to the benefit of each of Section 8 and set out in the relevant Joinder Agreement. the Guarantors and its respective successors and assigns. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns, and shall inure to the benefit SECTION 16. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally of the Administrative Agent and the other Secured Parties, and their respective successors and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations may be needed from time to time by each other Guarantor to honor all of its obligations under this hereunder or any interest herein (and any such attempted assignment or transfer shall be void), Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor except as expressly permitted by this Guaranty or the Credit Agreement. This Guaranty shall be shall only be liable under this Section 16 for the maximum amount of such liability that can be construed as a separate agreement with respect to each Guarantor and may be amended, modified, hereby incurred without rendering its obligations under this Section 16, or otherwise under this supplemented, waived or released with respect to any Guarantor without the approval of any other Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, Guarantor and without affecting the obligations of any other Guarantor hereunder. and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 16 shall remain in full force and effect until the Guaranteed Obligations are paid in full SECTION 14. Waivers; Amendment. (other than contingent, unasserted indemnification obligations and obligations and liabilities under Treasury Services Agreements and Swap Contracts not due and payable), the expiration or (a) The rights, remedies, powers, privileges, and discretions of the termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the Rights and Remedies applicable L/C Issuer) and the termination of Commitments. Each Qualified ECP Guarantor would otherwise have. No delay or omission by the Administrative Agent in exercising or intends that this Section 16 constitute, and this Section 16 shall be deemed to constitute, a a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any default Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Guaranty, a under any other agreement shall operate as a waiver of any other default hereunder or under any has total assets exceeding $10,000,000 at the time its guarantee thereof becomes effective with Remedies, and no express or implied agreement or transaction of whatever nature entered into respect to such Swap Obl between the Administrative Agent and any Person, at any time, shall preclude the other or further ntering one occasion shall be into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The SECTION 17. Copies and Facsimiles. This instrument and all documents which have been order of preference as the Administrative Agen or may be hereinafter furnished by the Guarantors to the Administrative Agent may be reproduced Rights and Remedies may be exercised without resort or regard to any other source of satisfaction by the Administrative Agent by any photographic, microfilm, xerographic, digital imaging, or of the Guaranteed Obligations. No waiver of any provisions of this Guaranty or any other Loan other process. Any such reproduction shall be admissible in evidence as the original itself in any Document or consent to any departure by any Guarantor therefrom shall in any event be effective judicial or administrative proceeding (whether or not the original is in existence and whether or unless the same shall be permitted by SECTION 14(B) hereof, and then such waiver or consent not such reproduction was made in the regular course of business). Any facsimile or other shall be effective only in the specific instance and for the purpose for which given. No notice to electronic transmission which bears proof of transmission shall be binding on the party which or or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any on whose behalf such transmission was initiated and likewise so admissible in evidence as if the other or further notice or demand in the same, similar or other circumstances. original of such facsimile or other electronic transmission had been delivered to the party which or on whose behalf such transmission was received. 10 11

SECTION 18. Governing Law. THIS GUARANTY AND ANY CLAIM, Party in respect of rights under any Security Document governed by any law other than New York CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN law or with respect to any Collateral subject thereto), or for recognition or enforcement of any CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL claims in respect of any such action or proceeding may be heard and determined in such New York BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees STATE OF NEW YORK. that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in SECTION 19. Notices. All communications and notices hereunder shall (except as this Guaranty shall affect any right that the Administrative Agent, the Collateral Agent or any other otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or Credit Agreement; provided, that communications and notices to the Guarantors may be delivered the other Loan Documents against a Guarantor or its properties in the courts of any jurisdiction if to the Administrative Borrower on behalf of each of the Guarantors. required to realize upon the Collateral as determined in good faith by the Person bringing such action or proceeding. SECTION 20. Survival of Agreement; Severability. (b) Each of the Guarantors hereby irrevocably and unconditionally waives, to (a) All covenants, agreements, indemnities, representations and warranties the fullest extent it may legally and effectively do so, any objection which it may now or hereafter made by the Guarantors herein and in the certificates or other instruments delivered in connection have to the laying of venue of any suit, action or proceeding arising out of or relating to this with or pursuant to this Guaranty, the Credit Agreement or any other Loan Document shall be Guaranty or the other Loan Documents in any New York State or Federal court. Each of the parties considered to have been relied upon by the Administrative Agent and the other Secured Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an and shall survive the execution and delivery of this Guaranty, the Credit Agreement and the other inconvenient forum to the maintenance of such action or proceeding in any such court. Loan Documents and the making of any Loans by the Lenders, regardless of any investigation made by the Administrative Agent or any other Secured Party or on their behalf, and shall continue (c) Each party to this Guaranty irrevocably consents to service of process in the in full force and effect until terminated as provided in Section 12 hereof. manner provided for notices in Section 19 hereof. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law. EACH LOAN (b) In the event any provision of this Guaranty should be held to be invalid, PARTY HEREBY IRREVOCABLY APPOINTS ADMINISTRATIVE BORROWER AS ITS illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THIS GUARANTY AND EACH provisions contained herein shall not in any way be affected or impaired thereby (it being OTHER LOAN DOCUMENT AND ALL OTHER RELATED AGREEMENTS TO WHICH IT understood that the invalidity of a particular provision in a particular jurisdiction shall not in and PROCESS AGENT of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor ACCEPTS SUCH APPOINTMENT AS THE PROCESS AGENT AND HEREBY AGREES TO in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid FORWARD PROMPTLY TO EACH LOAN PARTY ALL LEGAL PROCESS ADDRESSED provisions the economic effect of which come as close as possible to that of the invalid, illegal or TO EACH LOAN PARTY RECEIVED BY THE PROCESS AGENT. EACH PARTY HEREBY unenforceable provisions. AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SECTION 21. Counterparts. This Guaranty may be executed in counterparts (and by SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING different parties hereto on different counterparts), each of which shall constitute an original but all BASED THEREON. TO THE EXTENT EACH LOAN PARTY HAS OR HEREAFTER MAY of which when taken together shall constitute a single contract. Delivery of an executed signature ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY page to this Guaranty by facsimile transmission or by other electronic transmission (including LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY SECTION 22. Rules of Interpretation. The rules of interpretation specified in Section 1.02 IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER of the Credit Agreement shall be applicable to this Guaranty. THIS GUARANTY AND EACH OTHER LOAN DOCUMENT. SECTION 23. Jurisdiction; Consent to Service of Process. SECTION 24. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO (a) Each of the Guarantors hereby irrevocably and unconditionally submits, for THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY itself and its property, to the exclusive jurisdiction of any New York State court or Federal court HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR of the United States of America sitting in New York County, and any appellate court from any INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. thereof, in any action or proceeding arising out of or relating to this Guaranty or the other Loan EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR Documents (other than with respect to actions taken by the Collateral Agent and any other Secured ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR 12 13

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 24. SECTION 25. Judgment Currency. Each Guarantor agrees that the provisions of Section 9.21 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and the Collateral Agent, the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein. [Signature Pages Follow] 14

Annex I to Facility Guaranty JOINDER AGREEMENT, dated as of _____________, 20__, made by Additional Guarantor (a) BNP Paribas, as administrative agent (together with any successor and assign, the Administrative Agent the Secured Parties and (c) the Collateral Agent (on behalf of and for the benefit of the Administrative Agent and the other Secured Parties, but solely in its role as representative of the Secured Parties in holding and enforcing the Collateral and the Security Documents). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. W I T N E S E T H: Credit Agreement Merger Sub Company Borrower Lenders Administrative Agent, the Collateral Agent and the other parties thereto. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement; WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guaranty, dated as of [_____] Guaranty favor of the (a) Administrative Agent for its own benefit and the benefit of the other Secured Parties, (b) the Secured Parties and (c) the Collateral Agent (on behalf of and for the benefit of the Administrative Agent and the other Secured Parties, but solely in its role as representative of the Secured Parties in holding and enforcing the Collateral and the Security Documents); WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty; and WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty; NOW, THEREFORE, IT IS AGREED: 1. Guaranty. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 15 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The Additional Guarantor hereby represents and warrants that, subject to any supplements to the Loan Document schedules attached hereto as Annex A and Sections 2.22, 2.23 and 2.24 of the Credit Agreement, each of the representations and warranties contained in Article III of the Credit Agreement and the other Loan Documents to which such Guarantor is a party, in each case as they relate to such Guarantor, each of which is incorporated herein by reference, are true and correct in all material respects (or in all respects if Annex I-1 EU-DOCS\25892882.5

Annex A to Joinder Agreement qualified by materiality or Material Adverse Effect) on and as the date hereof (after giving effect Loan Document Schedule Supplements to this Joinder Agreement) as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or in all respects if qualified by materiality or Material Adverse Effect), on and as of such earlier date, provided that for the purposes of this Sectio 2. GOVERNING LAW. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR OTHER CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. 3. Successors and Assigns. This Joinder Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Guarantor may not assign, transfer or delegate any of its rights or obligations under this Joinder Agreement without the prior written consent of the Administrative Agent and any such assignment, transfer or delegation without such consent shall be null and void. IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written. [ADDITIONAL GUARANTOR] By: Name: Title: Annex I-2 Annex I-3 EU-DOCS\25892882.5 EU-DOCS\25892882.5

Execution Version Exhibit F-2 to the Credit Agreement FORM OF U.S. PLEDGE AND SECURITY AGREEMENT See attached. PLEDGE AND SECURITY AGREEMENT Dated as of October 2, 2019 by and among THE GRANTORS REFERRED TO HEREIN and DEUTSCHE BANK TRUST COMPANY AMERICAS as Collateral Agent 77785246_6 EU-DOCS\25892880.7 EU-DOCS\26045402.3 76852875_12

Table of Contents

Page

Article I Definitions 4

Section 1.1. Terms Defined in Credit Agreement 4

Section 1.2. Terms Defined in UCC 4

Section 1.3. Definitions of Certain Terms Used Herein 4

Article II Grant of Security Interest 7

Section 2.1. Grant by Subsidiary Grantors 7

Section 2.2. Grant by Parent 8

Section 2.3. Excluded Assets 9

Article III Representations and Warranties 9

Section 3.1. Title, Authorization, Validity, Enforceability, Perfection and Priority 9

Section 3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers 10

Section 3.3. Principal Location 10

Section 3.4. Collateral Locations 10

Section 3.5. Exact Names 10

Section 3.6. Tangible Chattel Paper 10

Section 3.7. Intellectual Property 11

Section 3.8. No Financing Statements, Security Agreements 11

Section 3.9. Pledged Collateral 11

Article IV Covenants 12

Section 4.1. General 12

Section 4.2. Delivery of Instruments, Securities, Tangible Chattel Paper and Documents 13

Section 4.3. Uncertificated Pledged Collateral 14

Section 4.4. Pledged Collateral 14

Section 4.5. Intellectual Property 15

Section 4.6. Commercial Tort Claims 16

Section 4.7. No Interference 16

Section 4.8. Insurance 16

Article V Events of Default and Remedies 16

Section 5.1. Remedies 16

Section 5.2. Grantor's Obligations Upon Event of Default 18

Section 5.3. Grant of Intellectual Property License 18

Article VI Account Verification; Attorney-in-fact; Proxy 18

Section 6.1. Account Verification 18

Section 6.2. Authorization for the Collateral Agent to Take Certain Action 19

Section 6.3. Proxy 20

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Section 6.4. Nature of Appointment; Limitation of Duty 20

Article VII General Provisions 20

Section 7.1. Waivers 20

Section 7.2. Limitation on the Collateral Agent's and Other Secured Parties' Duty with Respect to the Collateral 21

Section 7.3. Compromises and Collection of Collateral 22

Section 7.4. Secured Party Performance of Debtor Obligations 22

Section 7.5. Non-Lender Secured Parties 22

Section 7.6. Additional Grantors 23

Section 7.7. No Waiver; Amendments; Cumulative Remedies 23

Section 7.8. Limitation by Law; Severability of Provisions 23

Section 7.9. Reinstatement 23

Section 7.10. Benefit of Agreement 24

Section 7.11. Survival of Representations 24

Section 7.12. Expenses; Indemnity 24

Section 7.13. Headings 24

Section 7.14. Termination; Release 24

Section 7.15. Entire Agreement 25

Section 7.16. CHOICE OF LAW 25

Section 7.17. Consent to Jurisdiction 25

Section 7.18. WAIVER OF JURY TRIAL 26

Section 7.19. Intercreditor Agreement 26

Section 7.20. Counterparts 26

Article VIII Notices 26

Section 8.1. Sending Notices 26

Section 8.2. Change in Address for Notices 26

Article IX The Collateral Agent 26

Section 9.1. Appointment 26

Section 9.2. Resignation; Removal; Successors and Assigns 27

Section 9.3. The Collateral Agent's Exercise of Rights 27

Section 9.4. Extensions 27

Exhibit A 1

Exhibit B 2

Exhibit C 1

Exhibit D 1

Exhibit E 1

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Exhibit F	1
Annex I to Pledge and Security Agreement	1
Annex II to Pledge and Security Agreement	1

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PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this "Security Agreement") is entered into as of October 2, 2019 by and among BIDFAIR HOLDINGS INC., a Delaware corporation ("Parent"), BIDFAIR MERGERIGHT INC., a Delaware corporation ("Merger Sub" which on the Closing Date shall be merged with, and into, SOTHEBY'S, a Delaware corporation (the "Company"), with the Company surviving such merger as the "Borrower"), the other Loan Parties signatory hereto as Grantors and any additional entities which become parties to this Security Agreement by executing a Security Agreement Supplement hereto in substantially the form of Annex I hereto (such additional entities, together with such other Loan Parties, each a "Grantor", and collectively, the "Grantors"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, in its capacity as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Credit Agreement referred herein, the "Collateral Agent") for the benefit of the Secured Parties.

PRELIMINARY STATEMENT

The Borrower, BNP Paribas, in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the Credit Agreement referred herein, the "Administrative Agent"), the Collateral Agent and the Lenders are entering into a Credit Agreement dated as of October 2, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the "Credit Agreement"). Each Grantor is entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement and to secure the Obligations that it has agreed to guarantee pursuant to the Facility Guaranty.

ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction and other interpretive provisions specified in Article I of the Credit Agreement shall apply to this Security Agreement, including with respect to terms defined in in the first paragraph hereof and in the Preliminary Statement.

Section 1.2. Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the first paragraph hereof and in the Preliminary Statement, the following terms shall have the following meanings:

"Accounts" shall have the meaning set forth in Article 9 of the UCC.

"Applicable IP Office" means the United States Patent and Trademark Office or the United States Copyright Office, as the case may be.

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"Article" means a numbered article of this Security Agreement, unless another document is specifically referenced.

"Art Inventory" shall mean any Inventory consisting of works of art.

"Chattel Paper" shall have the meaning set forth in Article 9 of the UCC.

"Collateral" shall have the meaning set forth in Article II.

"Commercial Tort Claims" shall have the meaning set forth in Article 9 of the UCC.

"Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

"Copyrights" means, with respect to any Person, all of such Person's right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications and (b) all IP Ancillary Rights relating to the foregoing in clause (a).

"Deposit Accounts" shall have the meaning set forth in Article 9 of the UCC.

"Determination Date" means, (a) with respect to the Administrative Borrower and the Parent Guarantor, the date hereof and (b) with respect to any Person that becomes a Grantor after the date hereof (including the Subsidiary Revolver Borrower), the date on which such Grantor becomes a party hereto.

"Documents" shall have the meaning set forth in Article 9 of the UCC.

"Equipment" shall have the meaning set forth in Article 9 of the UCC.

"Exhibit" refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

"Final Release Conditions" means the conditions set forth in clause (f) of Section 9.20 of the Credit Agreement.

"General Intangibles" shall have the meaning set forth in Article 9 of the UCC.

"Goods" shall have the meaning set forth in Article 9 of the UCC.

"Instruments" shall have the meaning set forth in Article 9 of the UCC.

"Intellectual Property" means, with respect to any Person, all of such Person's rights, title and interests in or relating to intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names and Trade Secrets.

"Internet Domain Name" means, with respect to any Person, all of such Person's right, title and interest arising under any Requirement of Law in or to internet domain names.

"Inventory" shall have the meaning set forth in Article 9 of the UCC.

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"Investment Property" shall have the meaning set forth in Article 9 of the UCC.

"IP Ancillary Rights" means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, and proceeds at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all other rights accruing thereunder or pertaining thereto throughout the world (including all rights of priority and all rights to obtain any other IP Ancillary Right throughout the world).

"IP Licenses" means, with respect to any Person, all of such Person's right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements granting such Person the right to use or otherwise exploit the Intellectual Property of another Person, or granting any other Person the right to use or otherwise exploit the Intellectual Property of such Person, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

"Lenders" means the lenders party to the Credit Agreement and their successors and assigns.

"Letter-of-Credit Rights" shall have the meaning set forth in Article 9 of the UCC.

"Material Intellectual Property" means, with respect to any Grantor, any Intellectual Property of such Grantor that is material to the conduct of the busuiness or operations of the Company and its Subsidiaries (taken as a whole) or that is used in the business or operations of the Company or any of its Subsidiaries and otherwise of material value.

"Non-Lender Secured Party" means each Hedge Counterparty and Treasury Services Provider (in each case, in its capacity as such).

"Patents" means, with respect to any Person, all of such Person's right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; and (c) all IP Ancillary Rights relating to the foregoing in clauses (a) and (b).

"Permitted Liens" means (i) the security interest created by the Security Documents and (ii) all other Liens permitted by Section 4.06 of Annex I of the Credit Agreement.

"Pledged Collateral" means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement, other than, in each case, Excluded Assets.

"Receivables" means the Accounts, Chattel Paper, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

"Section" means a numbered section of this Security Agreement, unless another document is specifically referenced.

"Security" shall have the meaning set forth in Article 8 of the UCC.

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Security Agreement Supplement from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as Security Agreement in substantially the form of Annex I hereto executed by an entity that becomes a Subsidiary Grantor Collateral Grantor under this Security Agreement after the date hereof. (i) all Accounts; Software source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) (ii) all Chattel Paper; all documentation, training materials and configurations related to any of the foregoing. (iii) all Documents; Stock Rights ends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever (iv) all Equipment; with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive an Capital Stock and any right to receive earnings, in which the Grantors now have or hereafter (v) all Fixtures; acquire any right, issued by an issuer of such Capital Stock. (vi) all General Intangibles; Subsidiary Grantor uding, for the avoidance of doubt, the Administrative Borrower and the Subsidiary Revolver Borrower. (vii) all Goods; Supporting Obligations (viii) all Instruments; Tangible Chattel Paper f the UCC. (ix) all Inventory; Termination Date (x) all Investment Property; Trademarks (xi) all cash or cash equivalents; interest in and to the following: (a) all trademarks (including service marks), trade names and trade dress, logos, and other indicia of origin, and all registrations and applications for registration thereof and the (xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; goodwill of the business connection with the use of or symbolized by the foregoing; and (b) all IP Ancillary Rights to the foregoing. (xiii) all Deposit Accounts with any bank or other financial institution; Trade Secrets (xiv) all Commercial Tort Claims described in any Amendment to this Security interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Agreement delivered pursuant to Section 4.6; proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing (xv) all Intellectual Property and all IP Licenses; and lists, business plans and all other trade secrets. (xvi) all accessions to, substitutions for and replacements, proceeds (including UCC mercial Code, as in effect from time to time, of the State Stock Rights), insurance proceeds and products of the foregoing, together with all books and of New York or of any other state the laws of which are required as a result thereof to be applied in records, customer lists, credit files, computer files, programs, printouts and other computer connection with the attachment, perfection or priority of, or remedies with respect to, materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; The foregoing definitions shall be equally applicable to both the singular and plural forms to secure the prompt and complete payment and performance of the Obligations. of the defined terms. Section 2.2. Grant by Parent. Parent hereby pledges, assigns and grants to the ARTICLE II Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of GRANT OF SECURITY INTEREST its right, title and interest in, to and under (a) all of the shares of Capital Stock of the Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Section 2.1. Grant by Subsidiary Grantors. Each Subsidiary Grantor hereby pledges, Stock of the Borrower that may be issued or granted to, or held by, Parent and (b) any loans made by Parent assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a to the Borrower prior to, as of or following the date hereof, including any instruments or promissory notes security interest in all of its right, title and interest in, to and under all personal property and other assets, representing the same and (c) all accessions to, substitutions for and replacements, proceeds (including whether now owned by or owing to, or hereafter acquired by or arising in favor of such Subsidiary Grantor Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing (all -7- -8- EU-DOCS\25892880.7 EU-DOCS\25892880.7 76852875_12 76852875_12

of which will be collectively referred to as the "Parent Grantor Collateral", and together with the Subsidiary Grantor Collateral, the "Collateral") to secure the prompt and complete payment and performance of the Obligations.

Section 2.3. Excluded Assets. Notwithstanding the foregoing, the Collateral shall exclude Excluded Assets. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement represents and warrants (after giving effect to supplements, if any, to each of the Exhibits hereto with respect to such Grantor as attached to such Security Agreement Supplement), to the Collateral Agent for the benefit of the Secured Parties that:

Section 3.1. Title, Authorization, Validity, Enforceability, Perfection and Priority.

(a) Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has the corporate or other organizational power and authority to grant to the Collateral Agent the security interest in the Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement has been duly authorized by proper corporate, limited liability company, or partnership, as applicable, proceedings of such Grantor, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Subject to the limitations set forth in Section 3.1(c), the security interests granted pursuant to this Security Agreement (i) will constitute valid and perfected security interests in the Collateral (to the extent perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this Section 3.1(b)) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) with respect to Collateral that is not Excluded Assets in which perfection can be obtained by filing a financing statement, the filing in the applicable filing offices (which, with respect to the filings in respect of Grantors existing on the date hereof, are the filing offices listed on Exhibit A) of financing statements, in each case, naming each Grantor as "debtor" and the Collateral Agent as "secured party" and describing the Collateral, (B) with respect to Instruments, Tangible Chattel Paper, Certificated Securities and Negotiable Documents in each case that constitute Collateral, delivery to the Collateral Agent of all Instruments, Tangible Chattel Paper, Certificated Securities and Negotiable Documents in each case, properly endorsed for transfer in blank and (C) with respect to Registered Intellectual Property that is not Excluded Assets, in addition to the actions described in sub-clause (i)(A) above, the completion or recordation of the filing of a fully executed Confirmatory Grant of Security Interest in United States Copyrights, Confirmatory Grant of Security Interest in United States Patents and/or the Confirmatory Grant of Security Interest in United States Trademarks, each substantially in the form of Annex II hereto (each, a "Confirmatory Grant") and containing a description of the applicable Collateral constituting Registered Intellectual Property (which for clarity will not include any requirement to list

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license agreements that do not reference a specific copyright registration number) in the Applicable IP Office and (ii) are prior to all other Liens on the Collateral other than Permitted Liens.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC of any applicable jurisdiction, (ii) filing and recording fully executed Confirmatory Grants in any Applicable IP Office, (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Instruments, Documents or Certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 delivery to the Collateral Agent to be held in its possession in the United States, and (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6. No Grantor shall be required to (x) grant the Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral (other than in respect of Pledged Collateral where the issuer of such Pledged Collateral is a Restricted Subsidiary) or (y) take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest (including any Intellectual Property registered in any non U.S. jurisdiction) except, in each case, in accordance with Section 5.14 of the Credit Agreement and the Agreed Security Principles. Notwithstanding anything in this Security Agreement, no Grantor makes any representation or warranty herein as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Subsidiary that is not organized under the laws of United States, any state thereof or the District of Columbia, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to Section 2.3.

Section 3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization, the organizational number, if any, issued to it by its state of organization and its federal employer identification number, if any, in each case as of the Determination Date are set forth on Exhibit B.

Section 3.3. Principal Location. Such Grantor's mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Determination Date, are disclosed in Exhibit B.

Section 3.4. Collateral Locations. As of the Determination Date, all of such Grantor's locations where Collateral in excess of $5,000,000 in value is located (other than Art Inventory located in any residence or any Inventory in transit) are listed on Exhibit B. As of the Determination Date, all of said locations are owned by the Company or such Grantor except (i) for locations (A) which are leased by the Company or such Grantor as lessee or (B) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment and (ii) as may be otherwise agreed to by the Collateral Agent in its reasonable discretion.

Section 3.5. Exact Names. As of the Determination Date, such Grantor's name in which it has executed this Security Agreement is the exact name as it appears in such Grantor's organizational documents, as amended, as filed with such Grantor's jurisdiction of organization. As of the Determination Date, such Grantor has not, during the past five years immediately prior to the Determination Date, been known by or used any other corporate or fictitious name, except as set forth on Exhibit B.

Section 3.6. Tangible Chattel Paper. Exhibit C lists all Tangible Chattel Paper constituting Collateral of such Grantor with a value in excess of $2,500,000, in each case, as of the Determination Date. As of the Determination Date, all action by such Grantor necessary to perfect the Collateral Agent's Lien on each item listed on Exhibit C (including the delivery of all originals and the

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placement of a legend on all Tangible Chattel Paper as required hereunder) has been duly taken within the periods required hereunder therefor. As of the Determinable Date, upon the taking of such actions, the Collateral Agent will have a fully perfected first priority security interest in the Collateral listed on Exhibit C, subject only to Permitted Liens.

Section 3.7. Intellectual Property.

(a) Exhibit D-1 contains a complete and accurate listing as of the Determination Date of all Copyrights, Trademarks and Patents that are registered or subject to applications for registration in the Applicable IP Office, together with all IP Licenses pursuant to which any Grantor is granted an exclusive license to one or more registered United States Copyrights, United States Trademarks or United States Patents that such Grantor owns (collectively, the "Registered Intellectual Property"), including for each of the foregoing items, as applicable (1) the owner, (2) the title, and (3) the registration or application number and registration or application date. Exhibit D-2 contains a complete and accurate listing as of the Determination Date of all Material Intellectual Property that is registered or subject to applications for registration in the applicable registration office in any Covered Jurisdiction (other than the United States), including, as applicable (1) the owner, (2) the title, and (3) the registration or application number and registration or application date.

(b) On the Effective Date, all Material Intellectual Property owned by such Grantor is, to the knowledge of such Grantor, valid, in full force and effect, subsisting, unexpired and enforceable, and no Material Intellectual Property has been abandoned. There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor's rights in, any Material Intellectual Property of such Grantor. To such Grantor's knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Material Intellectual Property of such Grantor.

Section 3.8. No Financing Statements, Security Agreements. To the knowledge of any Grantor, no financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated (by a filing authorized by the secured party in respect thereof) naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements (a) naming the Collateral Agent on behalf of the Secured Parties as the secured party and (b) in respect of Permitted Liens.

Section 3.9. Pledged Collateral.

(a) As of the Determination Date, (A) Exhibit E sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor and (B) such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit E owned by it, free and clear of any Liens, except for any Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Collateral Agent representing Capital Stock, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible, and (iii) all Pledged Collateral which represents Indebtedness owed to such Grantor has, to the knowledge of such Grantor, been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness and is the legal, valid and binding obligation of such issuer.

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(b) In addition, to the knowledge of such Grantor, as of the Determination Date, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) in the case of any Pledged Collateral that constitutes Capital Stock, no options, warrants, calls or commitments of any character whatsoever (A) exist relating to such Pledged Collateral or (B) obligate the issuer of any such Capital Stock included in the Pledged Collateral to issue additional Capital Stock, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except those already obtained and/or as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) As of the Determination Date, except as set forth in Exhibit E, such Grantor owns 100% of the issued and outstanding Capital Stock which constitutes Pledged Collateral owned by it.

(d) Commercial Tort Claims. As of the Determination Date, except as (i) previously disclosed in accordance with Section 4.6 or (ii) as set forth in a Security Agreement Supplement,, there is no Commercial Tort Claim for which a Grantor has filed complaint(s) in court(s) of competent jurisdiction where the amount of such Commercial Tort Claim exceeds $2,500,000.

ARTICLE IV
COVENANTS

From the date of this Security Agreement, each Grantor party hereto as of the date hereof agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements, if any, to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter, in each case, until this Security Agreement is terminated pursuant to the terms hereof or such Grantor is released from its obligations hereunder, each such additional Grantor agrees that:

Section 4.1. General.

(a) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes but does not obligate the Collateral Agent to file, and if reasonably requested will deliver to the Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a first perfected security interest in and, if applicable in order to maintain such a security interest, Control of, the Collateral owned by such Grantor, in each case, to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor's Collateral (1) as "all assets" of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Collateral Agent promptly upon the Collateral Agent's reasonable request therefor. Notwithstanding anything to the contrary contained herein,

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Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(b) Further Assurances. Such Grantor will, if reasonably requested by the Collateral Agent but subject to Section 3.1, promptly and duly execute and deliver such further instruments and documents and take such further actions for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby. Such Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien (other than Permitted Liens).

(c) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Collateral Agent on behalf of the Secured Parties as the secured party, and (ii) in respect of Permitted Liens. Such Grantor acknowledges that, prior to the satisfaction of the Final Release Conditions, it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed by the Collateral Agent in accordance with clause (a) above without the prior written consent of the Collateral Agent, subject to such Grantor's rights under Section 9-509(d)(2) of the UCC.

(d) Change of Name; etc. Such Grantor agrees to promptly furnish to the Collateral Agent (and in any event within ten (10) days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor's legal name; (ii) the location of such Grantor's chief executive office or its principal place of business; (iii) such Grantor's organizational legal entity designation or jurisdiction of incorporation or formation; or (iv) such Grantor's organizational identification number assigned to it by its jurisdiction of incorporation or formation.

Section 4.2. Delivery of Instruments, Securities, Tangible Chattel Paper and Documents. Such Grantor will (a) deliver to the Collateral Agent the originals of all Certificated Securities constituting Collateral owned by it having an aggregate value of $5,000,000, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, or more (i) in the case of any such Certificated Securities owned by it on the Determination Date, promptly upon execution of this Security Agreement (or such later date as the Collateral Agent may agree to in its reasonable discretion) and (ii) in the case of any such Certificated Securities obtained by it after the Determination Date, on or prior to the date on which financial statements are required to be delivered pursuant to Section 4.10 in Annex I of the Credit Agreement in respect of the fiscal period in which such Certificated Securities were so obtained (or such later date as the Collateral Agent may agree to in its reasonable discretion) and such Grantor shall hold such certificates Securities in trust for the Collateral Agent until such Determination Date, (b) within fifteen (15) Business Days (or such later date as the Collateral Agent may agree to in accordance with the written instructions of the Required Lenders) following any Grantor's receipt thereof, mark all Instruments and Tangible Chattel Paper constituting Collateral owned by it having a value, individually or in the aggregate, of $2,500,000 or more (other than any Instrument or Tangible Chattel Paper previously delivered to, and in the possession of, the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent), with the following legend: "This writing and the obligations evidenced or secured hereby are subject to the security interest of Deutsche Bank Trust Company Americas, as Collateral Agent" and promptly deliver such Instrument or Tangible Chattel Paper to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, (c) promptly deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and promptly deliver to the Collateral Agent) any Documents

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evidencing or constituting Collateral having a value, individually or in the aggregate of $5,000,000 or more and (d) promptly deliver to the Collateral Agent a duly executed amendment to this Security Agreement, substantially in the form of Exhibit F hereto (the "Amendment"), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

Section 4.3. Uncertificated Pledged Collateral. With respect to any Pledged Collateral owned by it constituting uncertificated equity Securities of any Restricted Subsidiary, such Grantor shall use commercially reasonable efforts to cause the issuers thereof to cause the Collateral Agent to have and retain Control over such Pledged Collateral.

Section 4.4. Pledged Collateral.

(a) Changes in Capital Structure of Issuers. Except as such dissolution, liquidation, retirement, merger or consolidation is permitted by the Credit Agreement or any other Loan Document, no Grantor will vote any of the Capital Stock constituting Pledged Collateral owned by it in favor of any of the dissolution or liquidation of the issuer of such Capital Stock, the retirement of any Capital Stock owned by such Grantor in such issuer or the merger or consolidation of such issuer.

(b) Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by such Grantor to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Collateral Agent, following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

(c) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not in conflict with this Security Agreement, the Credit Agreement or any other Loan Document. The Collateral Agent will at the sole cost and expense of the Grantors execute and deliver (or cause to be executed and delivered to such Grantor) all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise such voting or other rights that it is entitled to exercise pursuant to this clause (c), in each case as specified in such request and in form and substance reasonably satisfactory to the Collateral Agent and such Grantor.

(ii) Such Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Capital Stock or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(iii) Such Grantor shall be entitled to collect and receive for its own use all dividends, distributions, principal interest and other payments paid or distributed in respect of the Pledged Collateral owned by it to the extent and only to the extent that such dividends, distributions, principal interest and other payments are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents;

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provided that any such non-cash dividends, distributions, principal interest and other payments in the form of Pledged Collateral shall, if received by any Grantor, be delivered to the Collateral Agent as and to the extent required by Section 4.2.

(d) Interests in Limited Liability Companies and Limited Partnerships. Such Grantor agrees that no ownership interests in a limited liability company or a limited partnership which are included within the Collateral owned by such Grantor shall at any time constitute a Security under Article 8 of the UCC of the applicable jurisdiction, unless all reasonable actions reasonably requested by the Collateral Agent to continue the perfection of any Lien in favor of the Collateral Agent, on behalf of the Secured Parties, in such Collateral has been completed or taken.

Section 4.5. Intellectual Property.

(a) Upon the occurrence and during the continuance of an Event of Default, such Grantor will use commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Collateral Agent of any material IP License held by such Grantor and to enforce the security interests granted hereunder.

(b) Subject to subsection (g) below, such Grantor shall not (and shall cause its licensees not to do any act or omit to do any act whereby (i) any Trademark included in the Collateral and constituting Material Intellectual Property may become invalid or unenforceable, (ii) any Patent included in the Collateral and constituting Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (3) any portion of the Copyrights included in the Collateral and constituting Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (4) any Trade Secret included in the Collateral and constituting Material Intellectual Property may become publicly available or otherwise unprotected.

(c) Such Grantor shall promptly notify the Collateral Agent promptly if it knows or reasonably expects that any Registered Intellectual Property (now or hereafter existing) included in the Collateral and material to the conduct of any Grantor's business may become abandoned or dedicated to the public, or of any material adverse determination regarding such Grantor's ownership of any such material Registered Intellectual Property, or to keep and maintain the same.

(d) In the event that any Material Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall, if commercially reasonable from such Grantor's perspective, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as it considers commercially reasonable under the circumstances to protect such Material Intellectual Property.

(e) On the date hereof, and with respect to Copyrights, Trademarks or Patents filed, obtained or acquired following the date hereof, on or prior to the earlier of the Determination Date and the date on which quarterly or annual financial statements are required to be delivered pursuant to Section 4.10 in Annex I of the Credit Agreement in respect of the fiscal period in which the relevant Copyrights, Trademarks or Patents were filed, obtained or acquired (including any of the foregoing that were previously filed, obtained or acquired, but that were, and are no longer, Excluded Assets) such Grantor shall execute and deliver to the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent and suitable for filing in the Applicable IP Office the respective Confirmatory Grant for all material Copyrights, Trademarks, and Patents owned by such Grantor.

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(f) Except to the extent permitted by clause (g) below, each Grantor shall take all commercially reasonable actions and other actions required by applicable law or as reasonably requested by the Collateral Agent to maintain each of the registered United States Patents, Trademarks and Copyrights (now or hereafter existing) included in the Collateral, except in cases where (i) the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in the ordinary course of business consistent with past practice, such Grantor reasonably decides to abandon, allow to lapse or expire any Patent, Trademark or Copyright.

(g) Nothing in this Security Agreement shall prevent any Grantor from, disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property, if such Grantor makes a reasonable good faith determination that such Intellectual Property is no longer commercially reasonable to maintain or is not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

Section 4.6. Commercial Tort Claims. Such Grantor shall promptly notify the Collateral Agent of any Commercial Tort Claim for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, upon the Collateral Agent's reasonable request therefor, such Grantor shall enter into an Amendment, granting to the Collateral Agent a first priority security interest in such Commercial Tort Claim (subject to Permitted Liens). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $2,500,000 held by each Grantor or to the extent such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

Section 4.7. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

Section 4.8. Insurance. Except to the extent otherwise permitted to be retained by any Grantor or applied by any Grantor pursuant to the terms of the Loan Documents, the Collateral Agent shall, at the time any proceeds of any insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 7.02 of the Credit Agreement if an Event of Default has occurred and is continuing.

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

Section 5.1. Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, and at the request of Required Lenders shall, exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the other Secured Parties prior to the occurrence of such Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law

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the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable lien) when a debtor is in default under a security agreement; Grantor and the issuer would agree to do so. (iii) give notice of sole control or any other instruction under any control Section 5.2. . After the occurrence and agreement with any securities intermediary and take any action therein with respect to such during the continuance of an Event of Default, each Grantor will: Collateral; and (a) assemble and make available to the Collateral Agent the Collateral and all books (iv) without notice (except as specifically provided in Section 7.1 or elsewhere and records relating thereto at any place or places specified by the Collateral Agent, whether at such herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to (b) purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one to enter, occupy and use any premises where all or any part of the Collateral, or the books and records or more parcels at public or private sale or sales (which sales may be adjourned or continued from relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating cash, on credit or for future delivery without assumption of any credit risk, and upon such other thereto, or both, and to conduct sales of the Collateral, without any obligation to pay such Grantor for such terms as the Collateral Agent may deem commercially reasonable. use and occupancy. (b) The Collateral Agent, on behalf of the Secured Parties, shall comply with any Section 5.3. Grant of Intellectual Property License. Solely for the purpose of enabling applicable state or federal law requirements in connection with a disposition of the Collateral and the Collateral Agent to exercise the rights and remedies under this Article V at such time as the Collateral compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Agent shall be lawfully entitled to exercise such rights and remedies in accordance with this Article V, each Collateral. Grantor hereby grants to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a nonexclusive license (exercisable without payment of royalty or other compensation to any (c) The Collateral Agent shall have the right upon any such public sale or sales and, Grantor) to use, license or sublicense, following the occurrence and solely during the continuance of an to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right completing production of, advertising for sale, and selling such Collateral, and, following the occurrence of equity redemption, which equity redemption each Grantor hereby expressly releases. d pursuant to this Section 5.3 shall terminate (d) Until the Collateral Agent is able to effect a sale, lease, or other disposition of upon the termination of this Security Agreement. In addition, each Grantor hereby irrevocably agrees that Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the the Collateral Agent may, following the occurrence and solely during the continuance of an Event of extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment Inventory from such Grantor and in connection with any (for the benefit of the Collateral Agent and the other Secured Parties), with respect to such appointment Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is without prior notice or hearing as to such appointment. covered by any Copyright owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as (e) Notwithstanding the foregoing, neither the Collateral Agent nor any other Secured provided herein (subject to maintaining quality control standards sufficient to avoid invalidation of any Party shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies such Trademarks). against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor ARTICLE VI or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations ACCOUNT VERIFICATION; ATTORNEY-IN-FACT; PROXY or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral. Section 6.1. Account Verification. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may, in the Coll (f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public nominee of the Collateral Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof or otherwise) with the Account Debtors of any such Grantor to verify with such Persons, to the Collateral in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in Ag prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding Accounts owing by such Account Debtors to such Grantor (including Instruments, Tangible Chattel Paper, such circumstances, agrees that any such private sale shall not be deemed to have been made in a payment intangibles and/or other Receivables that are Collateral relating to such Accounts). commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under -17- -18- EU-DOCS\25892880.7 EU-DOCS\25892880.7 76852875_12 76852875_12

Section 6.2. Authorization for the Collateral Agent to Take Certain Action.

(a) Each Grantor authorizes the Collateral Agent, and appoints the Collateral Agent as its attorney-in-fact, provided that such appointment is irrevocable and coupled with an interest, and shall automatically terminate on the Termination Date or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 7.14:

(i) at any time and from time to time, (1) to file financing statements necessary or desirable in the Collateral Agent's reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent's security interest in the Collateral and (2) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor, in each case, without the Borrower's prior written consent) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent's security interest in the Collateral; and

(ii) after the occurrence and during the continuance of an Event of Default, (1) to endorse and collect any cash proceeds of the Collateral, (2) to the extent such Grantor is required to provide Control hereunder, to contact and enter into one or more agreements with the issuers of uncertificated Securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable, in the reasonable discretion of the Collateral Agent, to give the Collateral Agent Control over such Pledged Collateral, (3) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that are Permitted Liens), except as otherwise permitted to be outstanding pursuant to the terms of the Loan Documents, (4) to contact Account Debtors in accordance with Section 6.1, (5) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (6) to sign such Grantor's name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (7) to exercise all of such Grantor's rights and remedies with respect to the collection of the Receivables and any other Collateral, (8) to settle, adjust, compromise, extend or renew the Receivables, (9) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (10) to prepare, file and sign such Grantor's name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (11) to prepare, file and sign such Grantor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (12) to use information contained in any data processing, electronic or information systems relating to Collateral and (13) to do all other acts and things necessary to accomplish the purposes of this Security Agreement. Anything in this clause to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this clause unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under any other Loan Document.

(b) Such Grantor agrees to reimburse the Collateral Agent on demand for any reasonable and documented out-of-pocket payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent in connection with any of the foregoing, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 9.05(a) of the Credit Agreement; provided that, the authorization under clause (a) above shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

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(c) All acts of said attorney or designee pursuant to clause (a) above are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent's interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

Section 6.3. Proxy. AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2(A)(II)) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO IN ACCORDANCE WITH SECTION 4.4(C). IN ADDITION TO SUCH RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE, AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF ANY OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY OF THE PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), SOLELY DURING THE EXISTENCE OF AN EVENT OF DEFAULT AND UPON WRITTEN NOTICE BY THE COLLATERAL AGENT TO THE APPLICABLE GRANTOR.

Section 6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST, SHALL BE IRREVOCABLE AND SHALL TERMINATE ON THE TERMINATION DATE OR, IF SOONER, UPON THE TERMINATION OR RELEASE OF SUCH GRANTOR HEREUNDER PURSUANT TO SECTION 7.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE COLLATERAL AGENT, ANY OTHER SECURED PARTY, ANY OF THEIR AFFILIATES, OR ANY OF THEIR OR THEIR AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO ITS OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1. Waivers. To the fullest extent permitted by applicable Law, each Grantor hereby:

(a) waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made, provided that, to the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent

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to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made; Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the (b) waives all claims, damages, and demands against the Collateral Agent or any other foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence and impose any duties on the Collateral Agent that would not have been granted or imposed by this Security during the continuance of an Event of Default), except such as arise out of the gross negligence, bad faith Agreement or by applicable law in the absence of this Section 7.2. In the performance of its obligations set or willful misconduct of the Collateral Agent or such other Secured Party as finally determined by a court forth herein, the Collateral Agent shall have all of the rights, benefits, protections, indemnities and of competent jurisdiction; and immunities afforded to it under the Credit Agreement. (c) absolutely and irrevocably waives and relinquishes the benefit and advantage of, Section 7.3. Compromises and Collection of Collateral. The Grantors and the and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have obligors with respect to certain of the Receivables, that certain of the Receivables may be or become as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Collateral (after the occurrence and during the continuance of an Event of Default) made under the Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a judgment, order or decree of any court, or privately under the power of sale conferred by this Security Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and Agreement, or otherwise. from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this commercially reasonable so long as the Collateral Agent acts in good faith based on information known to Security Agreement or any Collateral. it at the time it takes any such action. Section 7.2. h Section 7.4. Secured Party Performance of Debtor Obligations. Without having any Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare obligation to do so, at any time during the continuation of an Event of Default, the Collateral Agent may the Collateral for sale. The Collateral Agent and each other Secured Party shall use reasonable care with perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any other and the Grantors shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession to this Section 7.4 in a or control of any agent or nominee of the Collateral Agent or such other Secured Party, or any income to reimburse the Collateral Agent pursuant to the preceding sentence shall be an Obligation payable on thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the demand. extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Section 7.5. Non-Lender Secured Parties. Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, (a) Except as otherwise expressly set forth herein, no Non-Lender Secured Party that or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the obtains the benefits of the Collateral by virtue of the provisions hereof shall have any right to notice of any collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection action or to consent to, direct or object to any action hereunder or under any other Loan Document or remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, (b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Security whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the provisions of the Security Documents and exercise remedies thereunder and under any other Loan the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or and to exercise all the rights and remedies of a secured lender under the UCC as in effect from time to time disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the Security Agreement and the other Security Documents hereby agree not to contest or otherwise challenge services of other brokers, investment bankers, consultants and other professionals to assist the Collateral any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose or not a proceeding under Bankruptcy Law has been commenced, the Non-Lender Secured Parties shall be of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral -21- -22- EU-DOCS\25892880.7 EU-DOCS\25892880.7 76852875_12 76852875_12

deemed to have consented to the release of any or all of the Collateral from the Liens of any Security performance of the Obligations, or any part thereof (including a payment effected through exercise of a Document in connection therewith. right of setoff), is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or return (c) Each Non-Lender Secured Party, by its acceptance of the benefits of this Security or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), all as Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any though such payment or performance had not been made. In the event that any payment, or any part thereof exchange, taking or release of Collateral, may change or increase the amount of the Obligations, and may (including a payment effected through exercise of a right of setoff), is rescinded, reduced, restored or release any Grantor from its obligations hereunder, all without any liability or obligation (except as may be returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so otherwise expressly provided herein) to the Non-Lender Secured Parties. rescinded, reduced, restored or returned. Section 7.6. Additional Grantors. Each Restricted Subsidiary that is required to Section 7.10. Benefit of Agreement. The terms and provisions of this Security become a party to this Security Agreement pursuant to Section 5.14 of the Credit Agreement, and each Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Subsidiary of the Borrower that elects to become a party to this Security Agreement, shall become a Secured Parties and their respective successors and assigns (including all persons who become bound as a Subsidiary Grantor, with the same force and effect as if originally named as a Grantor herein, for all debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written its obligations under this Security Agreement or any interest herein, without the prior written consent of the supplement substantially in the form of Annex I hereto. The execution and delivery of any instrument Collateral Agent or as otherwise permitted by the Loan Documents. No sales of participations, assignments, adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral effect notwithstanding the addition of any new Grantor as a party to this Security Agreement. Agent and the other Secured Parties, hereunder. Section 7.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission Section 7.11. Survival of Representations. All representations and warranties of the of the Collateral Agent or any other Secured Party to exercise any right or remedy granted under this Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an Agreement. acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except as provided herein Section 7.12. Expenses; Indemnity. (including in Sections 4.2(d), and 4.6), no waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral (a) The Grantors shall reimburse the Collateral Agent for any and all reasonable and Agent with the concurrence or at the direction of the Lenders required under Section 9.08 of the Credit documented out-of-pocket expenses (including reasonable att Agreement and then only to the extent in such writing specifically set forth. Neither this Security reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement Collateral Agent) paid or incurred by the Collateral Agent in connection with the preparation, execution, or agreements in writing entered into by the Collateral Agent, Parent, the Borrower and the other Grantor delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any administration, collection, preservation or sale of the Collateral, in each case, in accordance with and subject consent required in accordance with Section 9.08 of the Credit Agreement. All rights and remedies to the limitations set forth in Section 9.05(a) of the Credit Agreement. Any and all costs and expenses contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne the Collateral Agent and the other Secured Parties until the Final Release Conditions have been satisfied. solely by the Grantors. Section 7.8. Limitation by Law; Severability of Provisions. All rights, remedies and (b) Each Grantor hereby agrees to indemnify the Indemnitees in accordance with and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof subject to the limitations set forth in Section 9.05(b) of the Credit Agreement. does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be Section 7.13. Headings. The title of and section headings in this Security Agreement limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable are for convenience of reference only, and shall not govern the interpretation of any of the terms and or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement provisions of this Security Agreement. that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the Section 7.14. Termination; Release. operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable. (a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and Section 7.9. Reinstatement. This Security Agreement shall remain in full force and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or successors, indorsees, transferees and assigns permitted under the Credit Agreement until the Termination reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor Date. assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and -23- -24- EU-DOCS\25892880.7 EU-DOCS\25892880.7 76852875_12 76852875_12

(b) A Grantor shall be released from its obligations hereunder if it ceases to be a Guarantor in accordance with Section 12 of the Facility Guaranty and Section 9.20 of the Credit Agreement.

(c) The security interest granted hereby in any Collateral shall be released to the extent provided in Section 9.20 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral permitted under the Credit Agreement to a Person that is not a Guarantor shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and security interest created hereby.

(d) In connection with any termination or release pursuant to the foregoing clause (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor's expense, all documents that such Grantor shall reasonably request to evidence such termination or release, subject to, the Collateral Agent's receipt of an Officer's Certificate delivered to the Collateral Agent in accordance with Section 9.20 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

Section 7.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.

Section 7.16. CHOICE OF LAW. **THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.**

Section 7.17. Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement against any Grantor or its properties in the courts of any jurisdiction if required to realize upon the Collateral as determined in good faith by the Person bringing such action or proceeding.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement in any New York State or Federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement excluding service of process by

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mail. Nothing in this Security Agreement will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

Section 7.18. WAIVER OF JURY TRIAL. **EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.18.**

Section 7.19. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Closing Date Intercreditor Agreement or any other additional Intercreditor Agreement. In the event of any conflict between the terms of any such Closing Date Intercreditor Agreement or any other additional Intercreditor Agreement and the terms of this Security Agreement, the terms of any such Closing Date Intercreditor Agreement or any other such additional Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Closing Date Intercreditor Agreement or any other additional Intercreditor Agreement.

Section 7.20. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

ARTICLE VIII
NOTICES

Section 8.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement.

Section 8.2. Change in Address for Notices. Each of the Grantors, the Collateral Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX
THE COLLATERAL AGENT

Section 9.1. Appointment. Deutsche Bank Trust Company Americas has been appointed Collateral Agent for the other Secured Parties hereunder pursuant to Article VIII of the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits of the Loan Documents, the other Secured Parties. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Credit

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Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood as such hereunder only on the express conditions contained in such Article VIII. Any successor Collateral that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests under this Agreement if it shall not have received such written instruction, advice or concurrence of the and benefits of the Collateral Agent hereunder. Administrative Agent, as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other Section 9.2. Resignation; Removal; Successors and Assigns. Written notice of parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. resignation by the Collateral Agent pursuant to Article VIII of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent [Signature Pages Follow] shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Article VIII of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Article VIII of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral A Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder. Section 9.3. Th . The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5.1 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 9.3, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 9.3. Each Secured Party, by its acceptance of the benefits hereof, agrees that any action taken by the Collateral Agent in accordance with the provisions of the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Secured Parties. Section 9.4. Extensions. The Collateral Agent shall be entitled, without further consent required from any other Secured Party, to grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Security Agreement or any other Loan Documents. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise -27- -28- EU-DOCS\25892880.7 EU-DOCS\25892880.7 76852875_12 76852875_12

EXHIBIT A

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Name	Jurisdiction of Organization
BidFair MergeRight Inc.	Delaware
BidFair Holdings Inc.	Delaware

77905783_4

EXHIBIT B

NOTICE ADDRESS FOR ALL GRANTORS, TO GRANTOR REPRESENTATIVE:

BidFair MergeRight Inc.
c/o Ken Lefkowitz
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Jean-Luc Berrebi

With a copy that shall not constitute notice to:

Michael Kazakevich
Michael.Kazakevich@ropesgray.com
+44-(0)7917-640894
Ropes & Gray LLP, 60 Ludgate Hill, 3rd floor, London,EC4M 7AW

Alexandru Mocanu
Alexandru.Mocanu@ropesgray.com
+44-(0)7546-458748
Ropes & Gray LLP, 60 Ludgate Hill, 3rd floor, London,EC4M 7AW

I. INFORMATION AND COLLATERAL LOCATIONS

Grantor	Address of Chief Executive Offices	County	Jurisdiction of Organization	Type of Organization	State Entity ID Number	Federal Employer Identification Number
BidFair MergeRight Inc.	Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004	NY	Delaware	Corporation	N/A	37-1947586
BidFair Holdings Inc.	Hughes Hubbard & Reed LLP One Battery Park Plazea New York, NY 10004	NY	Delaware	Corporation	N/A	61-1944740

II. LOCATIONS OF COLLATERAL:

In addition to the locations identified above, Collateral may also be located at the following premises:

N/A.

77905783_4

EXHIBIT C TANGIBLE CHATTEL PAPER III. LEASED COLLATERAL LOCATIONS None. N/A IV. BAILEE/WAREHOUSE COLLATERAL LOCATIONS N/A V. PRIOR NAMES N/A 77905783_4 77905783_4

EXHIBIT D-1 EXHIBIT D-2 U.S. REGISTERED INTELLECTUAL PROPERTY INTELLECTUAL PROPERTY REGISTERED IN COVERED JURISDICTIONS U.S. Registered Trademarks Registered Trademarks None. None. U.S. Registered Patents Registered Patents None. None. U.S. Registered Copyrights Registered Copyrights None None 77905783_4 77905783_4

EXHIBIT E

PLEDGED COLLATERAL

Entity Name	Type of Entity	Jurisdiction	Owner	Percentage Owned
BidFair MergeRight Inc.	Corporation	Delaware	BidFair Holdings Inc.	100%

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EXHIBIT F

(See Section 4.2 and 4.6 of Security Agreement)

AMENDMENT

This Amendment, dated ________________, ___ is delivered pursuant to [Section 4.2] [Section 4.6] of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned agrees that this Amendment may be attached to that certain Pledge and Security Agreement, dated as of October 2, 2019, between the undersigned, as the Grantors, and Deutsche Bank Trust Company Americas, as the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Security Agreement").

By:

Name:

Title:

H-1

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ANNEX I TO PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), dated as of October 2, 2019 by and among BIDFAIR HOLDINGS INC., a Delaware corporation ("Parent"); BIDFAIR MERGERIGHT INC., a Delaware corporation ("Merger Sub" which on the Closing Date was merged with, and into, SOTHEBY'S, a Delaware corporation (the "Company"), with the Company surviving such merger as the "Borrower"), the other Loan Parties signatory hereto as Grantors and any additional entities which become parties to this Security Agreement by executing a Security Agreement Supplement hereto in substantially the form hereof (such additional entities, together with such other Loan Parties, each a "Grantor", and collectively, the "Grantors"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Credit Agreement referred herein, the "Collateral Agent") for the benefit of the Secured Parties under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meanings given to it in the Security Agreement.

By its execution below, the undersigned, **[NAME OF NEW GRANTOR]**, a [_______________________] **[corporation]** **[partnership]** **[limited liability company]** (the "New Grantor") agrees to become, and does hereby become, a Grantor under the Security Agreement and agrees to be bound by such Security Agreement as if originally a party thereto. The New Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of the New Grantor's right, title and interest in and to the Collateral, whether now owned or hereafter acquired, to secure the prompt and complete payment and performance of the Obligations.

By its execution below, the New Grantor represents and warrants as to itself that all of the representations and warranties contained in the Security Agreement are true and correct in all respects as of the date hereof. The New Grantor represents and warrants that the supplements to the Exhibits to the Security Agreement attached hereto are true and correct in all respects and such supplements set forth all information required to be scheduled under the Security Agreement. The New Grantor shall take all steps necessary to perfect, in favor of the Collateral Agent, a first-priority security interest in and lien against the New Grantor's Collateral, including, without limitation, delivering all Collateral required to be delivered under the Security Agreement.

IN WITNESS WHEREOF, **[NAME OF NEW GRANTOR]**, a [_______________] **[corporation]** **[partnership]** **[limited liability company]** has executed and delivered this Annex I counterpart to the Security Agreement as of this __________ day of ___________, ____.

[NAME OF NEW GRANTOR]

By:
Name: ______________________________
Title: ______________________________

1

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ANNEX II TO PLEDGE AND SECURITY AGREEMENT

1

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[FORM OF]

CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES [TRADEMARKS] [PATENTS][COPYRIGHTS]

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES [TRADEMARKS] [PATENTS] [COPYRIGHTS] (as the same may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") dated as of [•], by and among [•] (each a "Grantor" and together the "Grantors"), to and in favor of Deutsche Bank Trust Company Americas for itself and as Collateral Agent for the Secured Parties (as defined in the Credit Agreement referenced below) (in such capacities, the "Grantee").

WHEREAS, the Grantor, the other Loan Parties, the Lenders, and the Grantee have entered into that certain Credit Agreement, dated as of [•] (as may be further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, the Grantor and certain other Loan Parties have entered into that certain Pledge and Security Agreement, dated as of [•] (as may be further amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"); and

WHEREAS, the Grantor owns the [Trademarks] [Patents] [Copyrights] listed on Exhibit A, which have been applied for[, issued by,] or registered with the [United States Patent and Trademark Office] [United States Copyright Office];

WHEREAS, pursuant to the Security Agreement, the Grantor pledged, assigned and granted to the Grantee a security interest in all of its right, title and interest in, to, and under its Intellectual Property, including its [Trademarks] [Patents] [Copyrights], and agreed to execute and deliver this Agreement for purposes of filing in the [United States Patent and Trademark Office] [United States Copyright Office].

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1) Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meaning given to them in the Credit Agreement, or if not defined therein, in the Security Agreement.

2) The Security Interest.

(a) This Agreement is made to secure the satisfactory performance and payment of the Obligations. Upon termination of the Security Agreement pursuant to its express terms, this Agreement shall automatically terminate and all rights the Grantee may have in, to or under the [Trademarks] [Patents] [Copyrights] shall automatically revert in full to the Grantor. Upon such termination, the Grantee shall promptly, execute, acknowledge, and deliver to the Grantor all reasonably requested instruments in writing and do such other acts as may be reasonably necessary to effect the release of (and evidence and record the release of) the Lien and security interest in the [Trademarks] [Patents] [Copyrights] acquired under the Security Agreement and this Agreement.

(b) The Grantor hereby pledges, assigns and grants to the Grantee, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of the Grantor's right, title and interest, to and under the [Trademarks] [Patents] [Copyrights] listed on Exhibit A, and, to the extent applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part,

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reissues, reexaminations, renewals and extensions of the foregoing, and all income, royalties, and proceeds at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such [Trademarks] [Patents] [Copyrights] throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all other rights accruing thereunder or pertaining thereto throughout the world (including all rights of priority and all rights to obtain any of the foregoing rights throughout the world).

(c) Notwithstanding anything to the contrary contained above, the security interest created by this Agreement shall not extend to Excluded Assets.

3) Grants, Rights, Remedies. This Agreement has been executed in conjunction with the security interest granted under the Security Agreement to the Grantee for the benefit of the Secured Parties. The rights and remedies of the Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Security Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any

77932633_1
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provisions of this Agreement are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern and control. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written. 4) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. 5) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this By: ______________________ Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of Name: this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually Title: executed counterpart of this Agreement. ******* By: ______________________ Name: Title: 77932633_1 EU-DOCS\26075250.277932633_2 Signature Page to Trademark Security Agreement 77932633_1 EU-DOCS\26075250.277932633_2

DEUTSCHE BANK TRUST COMPANY AMERICAS Exhibit A as Collateral Agent [Trademarks] [Patents] [Copyrights] By: Name: Title: 77932633_1 EU-DOCS\26075250.277932633_2 Signature Page to Trademark Security Agreement 77932633_1 EU-DOCS\26075250.277932633_2

Exhibit G
to the Credit Agreement

FORM OF PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned (the "***Borrower***"), hereby promises to pay to [__________________] or registered and permitted assigns (the "***Lender***"), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of [__________] in the installments referred to below.

The Borrower promises to pay interest on the unpaid principal amount of the Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement, dated as of [•], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "***Credit Agreement***"; the terms defined therein being used herein as therein defined), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders party thereto (the "***Lenders***"), and Deutsche Bank Trust Company Americas, as collateral agent (including any successor thereto, the "***Collateral Agent***").

Borrower shall make principal payments on this Note as set forth in Section 2.11 of the Credit Agreement.

All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the payment account of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the *per annum* rate set forth in the Credit Agreement.

This promissory note (this "***Note***") is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Facility Guaranty and is secured by the Collateral. Upon the occurrence and continuation of an Event of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in

77785246_6
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the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Notwithstanding the foregoing, the failure of the Lender to so evidence the Loan or to attach such schedules shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank]

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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE LOANS AND PAYMENTS WITH RESPECT THERETO WITH THE LAWS OF THE STATE OF NEW YORK. Amount of Outstanding NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN End of Principal or Principal OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT Tranche Type of Loan Amount of Interest Interest Paid Balance This Notation PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF Date of Loan Made Loan Made Period This Date Date Made By THE CREDIT AGREEMENT. SOTHEBY By: Name: Title: 77785246_6 77785246_6 EU-DOCS\26045402.3 EU-DOCS\26045402.3

Exhibit H-1
to the Credit Agreement

FORM OF NON-BANK TAX CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U S. Lenders That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder (as determined for U.S. federal income tax purposes) of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation (as determined for U.S. federal income tax purposes) related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NY\6783899.4
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[NAME OF LENDER]

By:___________________________________
Name:
Title:

Date: ________ __, 20[ ]

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Exhibit H-2
to the Credit Agreement

FORM OF NON-BANK TAX CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U S. Participants That Are Not Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

Pursuant to the provisions of Section 2.20(e) and 9.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder (as determined for U.S. federal income tax purposes) of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation (as determined for U.S. federal income tax purposes) related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:___________________________________
Name:
Title:

Date: ________ __, 20[ ]

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Exhibit H-3
to the Credit Agreement

FORM OF NON-BANK TAX CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

Pursuant to the provisions of Section 2.20(e) and 9.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder (as determined for U.S. federal income tax purposes) of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation (as determined for U.S. federal income tax purposes) related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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[NAME OF PARTICIPANT]

By:____________________________________
Name:
Title:

Date: ________ __, 20[ ]

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Exhibit H-4
to the Credit Agreement

FORM OF NON-BANK TAX CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships or Pass-Through Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the "***Credit Agreement***"), among BidFair MergeRight Inc., a Delaware corporation (which on the Closing Date shall be merged with, and into, Sotheby's, a Delaware corporation (the "***Company***"), with the Company surviving such merger as the "***Borrower***"), the Lenders from time to time parties thereto, the Administrative Agent for the Lenders and Deutsche Bank Trust Company Americas, as Collateral Agent.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder (as determined for U.S. federal income tax purposes) of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation (as determined for U.S. federal income tax purposes) related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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[NAME OF LENDER]

By:____________________________________
Name:
Title:
Date: ________ __, 20[ ]

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Exhibit I
to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [chief financial officer] of BidFair MergeRight Inc., a Delaware corporation (the **"Company"**).

2. Reference is made to the Credit Agreement, dated as of [•], 2019 (as it may be amended, restated, supplemented or otherwise modified, the **"Credit Agreement"**; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company as Borrower, the Lenders party thereto from time to time, BNP Paribas, as administrative agent (together with its permitted successors in such capacity, the "**Administrative Agent**") and Deutsche Bank Trust Company Americas, as Collateral Agent.

3. I have reviewed Section 3.20 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Company, that as of the date hereof, after giving effect to the Transactions on a pro forma basis, the Borrower is Solvent.

The foregoing certifications are made and delivered as of [•], 2019.

BidFair MergeRight Inc.,

By:________________________

Title: [Chief Financial Officer]

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Exhibit J Annex A to the Credit Agreement to the Compliance Certificate FORM OF COMPLIANCE CERTIFICATE33 [INSERT FINANCIAL STATEMENTS] THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS: 1. I am the [chief financial officer] of , (the ). 2. Reference is made to the Credit Agreement, dated as of October 2, 2019 (as amended, modified, supplemented or restated from time to time, the ; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company as Borrower, the Lenders party thereto from time to time, BNP Paribas, as administrative agent (together with its permitted successors in such capacity, the Administrative Agent ) and Deutsche Bank Trust Company Americas, as Collateral Agent. 3. I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Annex A. 4. The examination described in paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of any of the accounting periods covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event. The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made to Section 4.10(e) of Annex 1 of the Credit Agreement. By:________________________ Title: Chief Financial Officer 33 NTD: Pursuant to Section 4.05(e) of the Security Agreement, with respect to Copyrights, Trademarks or Patents filed, obtained or acquired after the Closing Date, on the date on which quarterly or annual financial statements are required to be delivered pursuant to Section 4.10 in Annex I of the Credit Agreement, the applicable Grantors (as defined in the Security Agreement) are required to deliver to the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent and suitable for filing in the Applicable IP Office the respective Confirmatory Grant for all material Copyrights, Trademarks, and Patents owned by such Grantor. 77785246_6 77785246_6 EU-DOCS\26045402.3 EU-DOCS\26045402.3

Annex B an Officer of the Company) or returned surplus assets of any to the Compliance Certificate Pension Plan; (c) any extraordinary, exceptional, unusual or nonrecurring gain, $ FOR THE FISCAL QUARTER ENDING loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance or any Consolidated Net Senior Secured Leverage Ratio means, as of any date of determination, the expenses, charges, reserves, gains or other costs related to the ratio of (A) Consolidated Net Senior Secured Leverage to (B) Pro Forma EBITDA34. Transactions; and, to the extent not otherwise included in this clause (c): recruiting, retention and relocation costs; signing bonuses and A. Consolidated Net Senior Secured Leverage related expenses and one-time compensation charges; curtailments 1. The aggregate outstanding Senior Secured Indebtedness of the $ or modifications to pension and post-retirement employee benefit Company and the Restricted Subsidiaries plans transaction and refinancing bonuses and special bonuses paid excluding in connection with dividends and distributions to equity holders; 2. Hedging Obligations $ start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses; costs, 3. any revolving Indebtedness Incurred pursuant to Section 4.04 of charges and expenses related to the start-up, pre-opening, opening, Annex I to the Credit Agreement in an amount not to exceed the closure, and/or consolidation of operations, offices and facilities; greater of (x) $75 million and (y) 33.3% Pro Forma EBITDA business optimization costs, charges or expenses; costs, charges and less expenses incurred in connection with new product design, 4. The aggregate amount of cash and Cash Equivalents of the $ development and introductions; costs and expenses incurred in Company and the Restricted Subsidiaries on a consolidated basis connection with intellectual property development and new systems Total (A.1 A.2 A.3 A.4) $ design; costs and expenses incurred in connection with implementation, replacement, development or upgrade of B. Pro Forma EBITDA35 operational, reporting and information technology systems and 1. The net income (loss) of the Company and the Restricted $ technology initiatives; any costs, expenses or charges relating to any Subsidiaries determined on a consolidated basis on the basis of governmental investigation or any litigation or other dispute GAAP; provided, however, that there will not be included: (including with any customer); costs and expenses in respect of warranty payments; or any fees, charges, losses, costs and expenses (a) subject to the limitations contained in clause (c) below, any $ incurred during such period, or any amortization thereof for such net income (loss) of any Person if such Person is not a Restricted period, in connection with or related to any acquisition, Restricted Payment, Investment, recapitalization, asset sale, issuance, any such Person for such period will be included in such incurrence, registration or repayment or modification of Consolidated Net Income up to the aggregate amount of cash or Indebtedness, issuance or offering of Capital Stock, refinancing Cash Equivalents actually distributed by such Person during such transaction or amendment, modification or waiver in respect of the period to the Company or a Restricted Subsidiary as a dividend or documentation relating to any such transaction and any charges or other distribution or return on investment non-recurring merger costs incurred during such period as a result (b) any net gain (or loss) realized upon the sale, abandonment or $ of any such transaction other disposition of any asset or disposed operations of the (d) the cumulative effect of a change in accounting principles; $ Company or any Restricted Subsidiary (including pursuant to any (e) any non-cash compensation charge or expense arising from $ sale/ leaseback transaction) which is not sold or otherwise disposed any grant of stock, stock options or other equity based awards and of in the ordinary course of business (as determined in good faith by any non-cash deemed finance charges in respect of any pension liabilities or other provisions; (f) all deferred financing costs written off and premiums paid or $ 34 For the most recently ended four full fiscal quarters for which internal financial statements of the Borrower are other expenses incurred directly in connection with any early available. extinguishment of Indebtedness and any net gain (loss) from any 35 NTD: For purposes of calculating the Financial Covenant and the definition of Applicable Revolving ro Forma write-off or forgiveness of Indebtedness; 77785246_6 77785246_6 EU-DOCS\26045402.3 EU-DOCS\26045402.3

(g) any unrealized gains or losses in respect of Hedging Obligations or other derivative instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations or other derivative instruments;	$[•]
(h) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;	$[•]
(i) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;	$[•]
(j) any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries;	$[•]
(k) any goodwill or other intangible asset impairment charge or write-off; and	$[•]
(l) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.	$[•]
2. **Consolidated Net Income** (B.1 +/- B.1(a) +/-B.1(b) +/- B.1(c) +/- B.1(d)+/- B.1(e)+/- B.1(f) +/- B.1(g)+/- B.1(h)+/- B.1(i)+/- B.1(j)+/- B.1(k)+/- B.1(l)), less the aggregate amount of lease payments during such period under the lease-back arrangements entered into in connection with the Permitted Sale and Leaseback Transactions (for the avoidance of doubt, for the purposes of this definition of Consolidated EBITDA, the treatment of such payments under GAAP shall be disregarded) *plus:*[36]	$[•]

(a)	Consolidated Interest Expense and Receivables Fees	$[•]
(b)	Consolidated Income Taxes	$[•]
(c)	consolidated depreciation expense	$[•]
(d)	consolidated amortization and impairment expense	$[•]
(e)	Parent Expenses of a Parent	$[•]
(f)	any expenses, charges or other costs related to any Equity	$[•]

[36] Only to the extent deducted in calculating such Consolidated Net Income.

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Offering (including of a Parent), Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by the Credit Agreement (whether or not successful) (including any such fees, expenses or charges related to the Transactions), in each case, as determined in good faith by the Company;	
(g) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking	$[•]
(h) the amount of management, monitoring, consultancy and advisory fees and related expenses paid in such period (or accruals relating to such fees and related expenses) to any Permitted Holder (whether directly or indirectly, through any Parent) to the extent permitted by Section 4.09 of Annex I; provided that any payments for such fees and related expense shall not be included in Consolidated EBITDA for any period to the extent they were accrued for in such period or any prior period and added back to Consolidated EBITDA in such period or any such prior period;	$[•]
(i) other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other non-cash items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (other than any non-cash items increasing such Consolidated Net Income pursuant to items B.1(a) through (l) above and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period);	$[•]
(j) (x) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), reduced by (y) any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of); and	
(k) to the extent not already otherwise included herein, adjustments and add-backs of the nature used in connection with the calculation	

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of "Pro Forma Adjusted EBITDA" included in the Offering Memorandum	
Consolidated EBITDA (B.2 +B.2(a) + B.2(b) + B.2(c) + B.2(d) + B.2(e) + B.2(f) + B.2(g) + B.2(h)) + B.2(i) + B.2(j) + B.2(k) adjusted as follows:	$[•]

(a) if since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business or otherwise ceases to be a Restricted Subsidiary (and is not a Restricted Subsidiary at the end of such period) (any such disposition, a "**Sale**") or if the transaction giving rise to the need to calculate Pro Forma EBITDA is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes "discontinued operations" in accordance with GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;	$[•]
(b) since the beginning of such period, a Parent, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business or a Person otherwise becomes a Restricted Subsidiary (and remains a Restricted Subsidiary at the end of such period) (any such Investment, acquisition or designation, a "Purchase"), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Pro forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and	$[•]
(c) since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (a) or (b) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Pro forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.	
Pro forma EBITDA[37] (B.3 +/-B.3(a) + B.3(b) +/-B.3(c)):	$[•]

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Consolidated Net Senior Secured Leverage Ratio = (A) / (B) **__:1.00**

[37] For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Leverage Ratio and Consolidated Net Senior Secured Leverage Ratio (a) whenever pro forma effect is to be given to any transaction (including, without limitation, transactions listed in clauses (a)-(c) hereof) or calculation hereunder or such other definitions, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Borrower or an Officer of the Issuer (including in respect of anticipated expense and cost reductions and synergies (other than revenue synergies)) (calculated on a pro forma basis as though such expense and cost reductions and synergies had been realized on the first day of the period for which Pro forma EBITDA is being determined and as though such cost savings, operating expense reductions and synergies were realized during the entirety of such period), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months).

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